As filed with the Securities and Exchange Commission on September 4, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

PHARMA TWO B LTD.
(Exact name of registrant as specified in its charter)

_____________________________

State of Israel	2834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

Pharma Two B Ltd.

12 Shaul Hamelech St.,

Kiryat Ono, 5565420,

Israel

+972-54-550-0804

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________

Pharma Two B, Inc.
14 Ridge Rd.
Cresskill, New Jersey, 07626
201-597-0013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies of all correspondence to:

Mike Rimon, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100	Mayan Katz, Esq. Marianne Sarrazin, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405	Jeffrey J. Fessler, Esq. Lindsay H. Ferguson, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Merger described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Pharma Two Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED SEPTEMBER 4, 2024

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF
HEPION PHARMACEUTICALS, INC.

_____________________________

PROSPECTUS FOR UP TO 7,504,902 ORDINARY SHARES
OF
PHARMA TWO B LTD.

_____________________________

The board of directors of Hepion Pharmaceuticals, Inc., a Delaware corporation (“Hepion”), has approved the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 19, 2024, by and among Hepion, Pharma Two B Ltd., a company organized under the laws of the State of Israel (“Pharma Two B”) and Pearl Merger Sub Inc., a Delaware corporation and indirect wholly-owned subsidiary of Pharma Two B (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Hepion, with Hepion surviving the merger (the “Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), Hepion will become an indirect wholly owned subsidiary of Pharma Two B, with the securityholders of Hepion becoming securityholders of Pharma Two B.

Prior to the effective time of the Merger (the “Effective Time”), (i) each ordinary A share, ordinary B share, and preferred share of Pharma Two B will be automatically converted into such number of Pharma Two B’s ordinary shares, par value 1.0 New Israeli Shekels (NIS) (each a “Pharma Two B Ordinary Share”) as determined in accordance with articles of association of Pharma Two B effective as of immediately prior to the Effective Time; (ii) each Pharma Two B ordinary share that is issued and outstanding immediately prior to the Effective Time will be split into approximately 78.34 Pharma Two B ordinary shares (the “Share Split”); and (iii) outstanding securities convertible into Pharma Two B ordinary shares shall be adjusted to give effect to the foregoing transactions and remain outstanding. The closing price for Hepion’s common stock on Nasdaq Stock Market, LLC (“Nasdaq”) was $1.05 per share on July 18, 2024, immediately prior to the execution of the Merger Agreement.

Pursuant to the Merger Agreement and immediately prior to the Share Split, at the Effective Time, any approximately 703.4 shares of common stock of Hepion, par value $0.0001 per share (“Hepion Common Stock”), outstanding immediately prior to the Effective Time will be exchanged for one Pharma Two B ordinary share.

Pursuant to the Merger Agreement and assuming the Share Split has been effected, at the Effective Time, approximately 8.98 each shares of Hepion Common Stock, outstanding immediately prior to the Effective Time will be exchanged for one Pharma Two B ordinary share.

Concurrently with the execution of the Merger Agreement, Pharma Two B and certain accredited investors (the “PIPE Investors”) entered into a series of securities purchase agreements (“Securities Purchase Agreements”), providing for the purchase by the PIPE Investors immediately after the Effective Time of an aggregate of 2,254,902 Pharma Two B ordinary shares (“PIPE Shares”) at a price per share of $5.10 together with the issuance of accompanying Series A warrants to purchase 2,254,902 Pharma Two B ordinary shares and accompanying Series B warrants to purchase 2,254,902 Pharma Two B ordinary shares, for gross proceeds of $11,500,000 (the “PIPE Investment”).

It is anticipated that, upon completion of the Merger, Hepion’s existing public stockholders will own approximately between 13% and 17% of the post-closing company’s fully diluted share capital and Pharma Two B’s existing securityholders will own approximately between 83% and 87% of the post-closing company’s fully diluted share capital. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. Immediately after the consummation of the PIPE Investment, it is anticipated that Hepion’s existing securityholders will own approximately 7.8% of the combined company, Pharma Two B’s existing securityholders will own approximately 44.5% of the combined company, and the PIPE Investors will own approximately 47.7% of the combined company, in each case on a fully-diluted basis. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement.

This proxy statement/prospectus covers the Pharma Two B ordinary shares issuable to the securityholders of Pharma Two B and Hepion as described above. Accordingly, Pharma Two B is registering the issuance of up to an aggregate of 7,504,902 Pharma Two B ordinary shares. This proxy statement/prospectus does not register the shares issuable in the PIPE Investment.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of Hepion stockholders scheduled to be held on            , 2024.

Although Pharma Two B is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Merger, Pharma Two B will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pharma Two B intends to apply for listing of the Pharma Two B ordinary shares on Nasdaq under the proposed symbol “PHTB”, to be effective at the consummation of the Merger. It is a condition of the consummation of the Transactions that the Pharma Two B ordinary shares are approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Merger, there can be no assurance that Pharma Two B’s securities will be listed on Nasdaq or that a viable and active trading market will develop. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties. See “Risk Factors” beginning on page 11 for more information.

Pharma Two B will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Pharma Two B will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pharma Two B’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pharma Two B will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides Hepion stockholders with detailed information about the Merger and other matters to be considered at the special meeting of Hepion stockholders. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 11 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2024, and is first being mailed to Hepion stockholders on or about            , 2024.

Notice of Special Meeting in lieu of Annual Meeting of Stockholders of Hepion Pharmaceuticals, Inc.
To Be Held on            , 2024

TO THE STOCKHOLDERS OF HEPION PHARMACEUTICALS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of annual meeting of stockholders of Hepion Pharmaceuticals, Inc., a Delaware corporation (“Hepion”), will be held at            a.m. Eastern Time, on            , 2024 (the “special meeting”).The special meeting will be a virtual meeting. You are cordially invited to attend and participate in the special meeting online by visiting https://annualgeneralmeetings.com/hepasp2024. The special meeting will be held for the following purposes:

1.      Proposal No. 1 — The Merger Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (“Merger Agreement”), dated July 19, 2024, by and among Hepion, Pharma Two B Ltd., a company organized under the laws of the State of Israel (“Pharma Two B”) and Pearl Merger Sub Inc., a Delaware corporation and indirect wholly-owned subsidiary of Pharma Two B (“Merger Sub”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the merger of Merger Sub with and into Hepion, with Hepion surviving the merger (the “Merger”) whereby Merger Sub will merge with and into Hepion, with Hepion surviving the merger as an indirect subsidiary of Pharma Two B (the “Merger Proposal”);

2.      Proposal No. 2 — The Adjournment Proposal — to consider and vote on any proposal to postpone or adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”).

Hepion also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, Hepion and Pharma Two B urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, HEPION AND PHARMA TWO B URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of common stock of Hepion, par value $0.0001 per share (“Hepion Common Stock”) at the close of business on             , 2024, (the “record date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Hepion’s board of directors has determined that each of the proposals listed is fair to and in the best interests of Hepion and its stockholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of Hepion’s board of directors, you should keep in mind that Hepion’s directors and officers may have interests in the Merger that conflict with, or are different from, your interests as a stockholder of Merger. See the section entitled “Proposal One — The Merger Proposal — Interests of Certain Persons in the Merger.”

The closing of the Merger is conditioned on approval of the Merger Proposal.

All of Hepion’s stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://annualgeneralmeetings.com/hepasp2024. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Hepion Common Stock on the record date, you may also cast your vote at the special meeting. If your Hepion Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of Hepion’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Hepion for inspection by its stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your Hepion Common Stock, please call Hepion’s proxy solicitor, Campaign Management:

Strategic Stockholder Advisor and Proxy Solicitation Agent
15 West 38th Street, Suite #747, New York, New York 10018

North American Toll-Free Phone:
1-855-246-4705
Email: info@campaign-mgmt.com
Call Collect Outside North America: +1 (212) 632-8422

This notice of special meeting is and the proxy statement/prospectus relating to the Merger will be available at https://annualgeneralmeetings.com/hepasp2024.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

John Brancaccio
Interim Chief Executive Officer and Interim Chief Financial Officer

            , 2024

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (“SEC”) by Pharma Two B, constitutes a prospectus of Pharma Two B under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pharma Two B ordinary shares to be issued (or reserve for issuance) to Hepion securityholders in connection with the Merger. This document also constitutes a proxy statement of Hepion under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of Hepion stockholders to consider and vote upon the proposals to adopt the Merger Agreement, to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Merger Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Pharma Two B” and the “Company” refer to Pharma Two B Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “Hepion” refer to Hepion Pharmaceuticals, Inc.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Pharma Two B’s industry and the regions in which it operates, including Pharma Two B’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which Pharma Two B believes to be reliable based upon its management’s knowledge of the industry Pharma Two B assumes liability for the accuracy and completeness of such information to the extent included in this proxy statement/prospectus. Such assumptions and estimates of Pharma Two B’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Pharma Two B’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that may be important to Hepion stockholders. Hepion stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Merger and the voting procedures for the special meeting.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Hepion and Pharma Two B have agreed to merge under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Hepion encourages its stockholders to read it in its entirety. Hepion’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for Merger Sub to be merged with and into Hepion with Hepion being the surviving corporation in the Merger and becoming an indirect subsidiary of Pharma Two B, and the other Transactions contemplated by the Merger Agreement. See the section entitled “Proposal One — The Merger Proposal.”

Q:     Are there any other matters being presented to stockholders at the meeting?

A:     In addition to voting on the Merger Proposal, the stockholders of Hepion will be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement.

Q:     Who can attend the special meeting?

A:     All Hepion stockholders of record at the close of business on            , 2024 (the “Record Date”), or their duly appointed proxies, may attend the special meeting.

Q:     What is the board of directors’ recommendation?

A:     Hepion’s board of directors recommends that you vote FOR the approval of the Merger Proposal.

Q:     What will happen to Hepion’s securities upon consummation of the Merger?

A:     Hepion shall cause all of its issued capital stock that is not in the form of Hepion Common Stock to be converted into shares of Hepion Common Stock in accordance with Hepion’s organizational documents, and shall further cause any convertible instruments, including but not limited to warrants, to be converted into shares of Hepion Common Stock. At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Hepion Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive such number of ordinary shares of Pharma Two B and shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Merger Consideration”). See “Risk Factors — Risks Related to the Combined Company” for more information.

Q:     Why is Hepion proposing the Merger?

A:     Hepion’s board of directors conducted a review of multiple strategic alternatives to identify paths to provide value to its stockholders. Hepion’s board of directors believes consummating the Merger with Pharma Two B presents an excellent opportunity for Hepion’s stockholders to become a part of a company poised to file an New Drug Application (an “NDA”) in a therapeutic area to treat Parkinson’s disease patients.

Q:    What is the Hepion private placement transaction and intercompany loan transaction with Pharma Two B?

A:     Concurrently with the execution of the Merger Agreement, Hepion entered into privately negotiated transactions in which Hepion sold $2.9 million in principal amount of non-convertible senior notes to qualified institutional investors. These notes are unsecured, interest-free, and were issued with an aggregate $400,000

v

original issue discount, and mature at the earlier of: (i) December 31, 2024; (ii) the closing of Merger; or (iii) the termination of Merger pursuant to terms of Merger Agreement. Hepion also loaned $600,000 of the proceeds to Pharma Two B through a non-convertible unsecured note that bears nominal interest and matures on the same terms as the notes issued in the private placement with qualified institutional investors, but which will be forgiven and cancelled upon consummation of the Merger. In connection with the purchase of the notes, the investors received 1,159,245 shares of Hepion Common Stock, or approximately 19.99% of Hepion’s outstanding common stock immediately prior to the issuance.

Q:     What is the “PIPE” transaction?

A:     On July 19, 2024, concurrently with the execution of the Merger Agreement, Pharma Two B and the PIPE Investors entered into a Securities Purchase Agreement, providing for the purchase by the PIPE Investors immediately after consummation of the Merger, of an aggregate of 2,254,902 Pharma Two B ordinary shares (or pre-funded warrants in lieu thereof) together with the issuance of 2,254,902 Series A warrants to purchase Pharma Two B ordinary shares and 2,254,902 Series B warrants to purchase Pharma Two B ordinary shares, after giving effect to a 78.34-for-one forward stock split of Pharma Two B’s ordinary shares that it intends to effect after consummation of the Merger, for an aggregate amount of $11,500,000. The closing of the PIPE Investment is conditioned upon the closing of the Merger as well as certain other conditions. The Series A warrants will have a 5-year term, and an exercise price of $6.00 per ordinary share (after giving effect to the Share Split). The Series B warrants will have a 2.5-year term, and an exercise price of $6.00 per ordinary share (after giving effect to the Share Split). The warrants will have customary anti-dilution adjustments as well as anti-dilution price protection and share adjustment features, subject to a floor price of 20% of the initial exercise price per share, as well as a cash true up feature, in each case subject to certain limitations. Pharma Two B has agreed to register for resale the shares (including shares underlying the warrants) to be issued in the concurrent private financing. The actual number of ordinary shares (or pre-funded warrants in lieu thereof) and shares underlying the accompany Series A warrants and Series B warrants to be issued in the PIPE Investment is not yet determinable and will depend on the actual number of ordinary shares issued and outstanding immediately following consummation of the Merger. However, it is anticipated that, upon completion of the Merger, Hepion’s existing securityholders will own approximately 7.8% of the combined company, Pharma Two B’s existing securityholders will own approximately 44.5% of the combined company, and the PIPE Investors will own approximately 47.7% of the combined company, in each case on a fully-diluted basis. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement.

Q:     Did Hepion’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:     Yes. Hepion’s board of directors obtained a fairness opinion from ValueScope Inc. (for more information see “The Merger Agreement — Summary of Opinion of ValueScope, Inc. as Financial Advisor to Hepion”).

Q:     Do I have appraisal rights if I object to the proposed Merger?

A:     In connection with the Merger, Hepion’s stockholders will have no appraisal rights under Delaware General Corporate Law because shares of Hepion Common Stock will remain listed on Nasdaq prior to the closing of the Merger, and, as a closing condition of the Merger, Pharma Two B’s ordinary shares will be approved for listing on Nasdaq concurrently with the closing of the Merger.

Q:     What happens if the Merger is not consummated?

A:     If Hepion does not complete the Merger with Pharma Two B for whatever reason, Hepion’s stockholders will not receive any consideration for their shares of Hepion Common Stock. Instead, Hepion will remain an independent public company and Hepion Common Stock will continue to be listed and traded separately on Nasdaq (subject to Hepion’s compliance with Nasdaq’s continued listing standards).

Q:     How do the officers and directors of Hepion intend to vote on the proposals?

A:     Hepion’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately            % of the outstanding Hepion Common Stock. These holders have agreed to vote their shares in favor of the Merger Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of Hepion Common Stock held by Hepion’s officers and directors, Hepion would need            shares, or approximately            %, of the            public shares to be voted in favor of the Merger Proposal and other proposal in order for them to be approved.

Q:     What interests do the current officers and directors of Hepion have in the Merger?

A:     In considering the recommendation of Hepion’s board of directors to vote in favor of the Merger, stockholders should be aware that, aside from their interests as stockholders, certain of Hepion’s directors and officers have interests in the Merger that are different from, or in addition to, those of other stockholders generally. Hepion’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, in recommending to stockholders that they approve the Merger and in agreeing to vote their shares in favor of the Merger. Stockholders should take these interests into account in deciding whether to approve the Merger. These interests include, among other things, the fact that:

i.       Each of Timothy Block and Michael Purcell will continue as directors of the combined company after the Effective Time, and, following the closing of the Merger, will be eligible to be compensated as a non-employee director of the combined company pursuant to the non-employee director compensation policy that will be in place following the Effective Time of the Merger; and

ii.      Pursuant to the Merger Agreement, Hepion’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

Q:     When do you expect the Merger to be completed?

A:     It is currently anticipated that the Merger will be consummated promptly following the Hepion special meeting, which is set for            , 2024. The closing of the Merger pursuant to the Merger Agreement (the “Closing”) is also subject to the approval of the holders of Pharma Two B ordinary shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to Closing of the Transactions.”

Q:     Who will be the executive officers and directors of the combined company and how are they being selected?

A:     Dan Teleman, the current Chief Executive Officer of Pharma Two B, will remain in place as Chief Executive Officer of the combined company. Mr. Teleman has served as Pharma Two B’s Chief Executive Officer since May 2023 and prior to his appointment he served as its President. Mr. Teleman brings over 20 years of experience in the biotechnology industry.

Shai Lankry will serve as the combined company’s Chief Financial Officer. Mr. Lankry previously served as Chief Financial Officer of Gamida Cell Ltd. (Nasdaq: GMDA) among other public companies.

According to the Merger Agreement, Pharma Two B has the right to appoint three of the combined company’s directors, in addition to the right to appoint two industry experts as directors, and Hepion has the right to appoint the remaining two directors. Pharma Two B’s three director designees are Dan Teleman, Jeffrey Berkowitz and Ron Cohen; the industry experts designated by Pharma Two B will be Gwen Melincoff and Edward Saltzman; and Hepion’s director designees will be Timothy Block and Michael Purcell. For additional information, please see the section titled “Management Following the Merger — Compensation of Directors and Executive Officers” below.

Q:     What do I need to do now?

A:     Hepion urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Merger will affect you as a stockholder and/or a warrant holder of Hepion. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     May I attend the special meeting and vote at the special meeting?

A:     Yes. You may attend the special meeting via a live interactive webcast on            , 2024, at            Eastern Time, by visiting the following website: https://annualgeneralmeetings.com/hepasp2024. Online check-in will begin at            , Eastern Time, and you should allow ample time for the check-in procedures. You will need the 16-digit control number included on your proxy card or voting instruction form that accompanied your proxy materials to participate in the special meeting (including voting your shares). If you lose your control number, you may join the special meeting as a guest, but you will not be able to vote. Hepion believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

Even if you plan to attend the special meeting, to ensure that your shares will be represented at the special meeting, please sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy previously submitted.

Q:     What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?

A:     If your shares are registered in your name with Hepion’s transfer agent, Pacific Stock Transfer Company, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by Hepion.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Q:     How do I vote?

A:     Stockholders of Record

For your convenience, record holders of Hepion Common Stock have three methods of voting:

1.      Vote by Internet.    The website address for Internet voting is on your proxy card.

2.      Vote by Mail.    Mark, date, sign and promptly mail the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.      Vote at special meeting.    You may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast.

Beneficial Owners of Shares Held in Street Name

For your convenience, beneficial owners of Hepion Common Stock have three methods of voting:

1.      Vote by Internet.    The website address for Internet voting is on your vote instruction form.

2.      Vote by Mail.    Mark, date, sign and promptly mail your vote instruction form (a postage-paid envelope is provided for mailing in the United States).

3.      Vote at special meeting.    Obtain a valid legal proxy from the organization that holds your shares and attend and vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast.

If you vote by Internet, please DO NOT mail your proxy card.

All shares entitled to vote and represented by a properly completed and executed proxy received before the special meeting and not revoked will be voted at the special meeting as instructed in a proxy delivered before the special meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as Hepion’s board of directors recommends on each of the enumerated proposals, with regard to any other matters that may be properly presented at the special meeting and on all matters incident to the conduct of the special meeting. If you are a record holder and desire to vote, you may deliver your properly completed proxy card prior to the special meeting, or you may virtually attend the special meeting and submit a ballot via the special meeting webcast. If you are a street name stockholder and wish to vote at the special meeting, you will need to obtain a proxy form from the institution that holds your shares. All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Secretary of Hepion, by delivering a properly completed, later-dated proxy card or by virtually attending the special meeting and submitting a ballot through the web portal during the special meeting webcast. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: 399 Thornall Street, First Floor, Edison, NJ 08837, Attention: Secretary, or by facsimile at 732-902-4100. Your most current proxy card or Internet proxy is the one that will be counted.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:     What constitutes a quorum for the special meeting?

A:     To carry on business at the special meeting, Hepion must have a quorum. A quorum is present when one-third (1/3) of the shares entitled to vote as of the Record Date, are represented in person or by proxy. Thus,            shares must be represented in person or by proxy to have a quorum at the special meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person virtually at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by Hepion are not considered outstanding or considered to be present at the special meeting. If there is not a quorum at the special meeting, either the chairperson of the special meeting or Hepion stockholders entitled to vote at the special meeting may adjourn the special meeting.

Q:     What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

A:     The vote required to approve the Merger Proposal assumes the presence of a quorum.

Proposal	Votes Required	Effects of Abstentions and Broker Non-Votes
The Merger Proposal	The affirmative vote of holders of a majority of the outstanding shares of Hepion stock.	Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.
The Adjournment Proposal	The affirmative vote of a majority of the voting power of the shares cast for or against this Proposal.	Abstentions and broker non-votes will have no effect.

Q:     How are votes counted?

A:     Votes will be counted by the inspector of election appointed for the special meeting, who will separately count with respect to the Merger Proposal votes “FOR” and “AGAINST,” abstentions and broker non-votes.

Q:     What is a broker non-vote?

A:     If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals, your broker will vote your shares as recommended by the Board. If you do not provide voting instructions, your shares will not be voted on any “non-routine” proposals. This is called a “broker non-vote.” All of the Proposals are “non-routine” matters and a bank, broker or other nominee will lack the authority to vote shares at its discretion on the Proposals. As a result, broker non-votes may exist in connection with the Proposals. Under Delaware law, broker non-votes are counted as shares present and entitled to vote at the special meeting for purposes of achieving quorum. Additionally, because the affirmative vote of a majority of the outstanding shares of Hepion stock is required to approve the Merger Proposal, a broker non-vote will have the effect of a vote against such matters.

Q:     What is an abstention?

A:     An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are counted as shares present and entitled to vote at the special meeting for purposes of achieving quorum.

Additionally, because the affirmative vote of a majority of the outstanding shares of Hepion Common Stock is required to approve the Merger Proposal, an abstention will have the effect of a vote against such matters.

Q:     Does my vote matter?

A:     Yes, your vote is very important. Hepion and Pharma Two B cannot complete the Merger without the approval of the Merger Proposal.

Q:     What happens if I fail to take any action with respect to the special meeting?

A:     If you fail to take any action with respect to the meeting and the Merger is approved by Hepion’s stockholders and consummated, you will become a shareholder of Pharma Two B.

If you fail to take any action with respect to the special meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of Hepion, as applicable.

Q:     What should I do with my share and/or warrant certificates?

A:     If the Merger is consummated, further instructions will be provided to you regarding how the exchange of Hepion Common Stock for Pharma Two B shares will be effected, if necessary.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Hepion Common Stock.

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Q:     Who can help answer my questions?

A:     If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Hepion’s proxy solicitor, Campaign Management, at:

Strategic Stockholder Advisor and Proxy Solicitation Agent

15 West 38th Street, Suite #747, New York, New York 10018

North American Toll-Free Phone:

1-855-246-4705

Email: info@campaign-mgmt.com

Call Collect Outside North America: +1 (212) 632-8422

You may also obtain additional information about Hepion from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”. If you have questions regarding the certification of your position or delivery of your stock, please contact: Hepion’s transfer agent, Pacific Stock Transfer at (702) 361-3033.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Merger Agreement, the Merger and the other matters being considered at the special meeting of Hepion stockholders. For additional information, see “Where You Can Find More Information” beginning on page 231. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Merger

Pharma Two B Ltd.

Pharma Two B is a late clinical-stage pharmaceutical company focused on developing innovative, value-added combination products of previously approved oral drugs to enhance current treatment options for neurological disorders.

Pharma Two B’s lead product candidate, P2B001, is a combined product designed to provide significant clinical benefits, improved safety through diminished side effects, and enhanced convenience and adherence for people with Parkinson’s disease (“Parkinson’s”). Parkinson’s is a progressive neurodegenerative disorder that impairs the brain’s ability to control movement and coordination, and it is one of the fastest-growing neurodegenerative disorders globally, particularly due to the world’s aging population. As of 2020, nearly one million people in the United States and more than 10 million worldwide, are estimated to be affected by Parkinson’s, according to the Parkinson’s Foundation (2020).

Current early Parkinson’s disease treatments, including Levodopa (“L-DOPA”), Dopamine Agonists (“DA”), and Monoamine Oxidase B Inhibitors (“MAO-B inhibitors”), often lead to debilitating side effects such as nausea, hallucinations, somnolence, and dyskinesia, which each significantly impact patient quality of life (AAAN 2022). Due to the progressive nature of Parkinson’s and the need to manage multiple symptoms, many patients require the use of several medications concurrently in order to achieve adequate symptom control (Mouchaileh 2020). However, certain research has indicated that this approach not only exacerbates side effects but also increases the treatment costs for patients, with monthly prescriptions ranging from $300 to $1,000. The need for treatment options that reduce side effects while also reducing costly multi-prescription treatments presents a significant market opportunity for innovative therapies that can provide effective symptom management with fewer side effects at lower costs.

To address the foregoing challenges presented by current Parkinson’s treatments, Pharma Two B has developed P2B001, a novel, once-a-day oral therapy, that has demonstrated clinical efficacy and safety, requires no titration and has a lower incidence of excessive daytime sleepiness, a commonly reported side effect among people with Parkinson’s, often caused by dopamine agonist treatment. Specifically, P2B001 is an extended-release (“ER”) capsule that combines a low-dose of DA, Pramipexole ER, with a low-dose of MAO-B inhibitor, Rasagiline ER. By administering both ER drugs in a single daily capsule, P2B001 has the potential to offer additive mechanisms of action that sustain treatment efficacy while minimizing side effects over an extended period.

Pharma Two B has successfully completed a Phase 3 clinical trial for P2B001 involving 544 Parkinson’s patients across 70 leading Parkinson’s centers in the United States, Europe, and Canada. This success builds on a positive Phase 2b study with 149 patients and earlier encouraging results from non-clinical studies. Data from both the Phase 2b and Phase 3 studies demonstrated that P2B001 achieved statistically significant and clinically meaningful outcomes while maintaining a positive safety profile with a low incidence of serious side effects. Following the completion of manufacturing process enhancement, Pharma Two B’s goal is to submit P2B001 for approval to the U.S. Food and Drug Administration (“FDA”) during the first half of 2026. If Pharma Two B is successful and receives the necessary regulatory approvals, it believes that its commercialization in the United States presents a lucrative market opportunity consisting of DAs and MAO-B inhibitors, representing approximately $2.4 billion by 2029.

Hepion Pharmaceuticals, Inc.

Hepion is a biopharmaceutical company headquartered in Edison, New Jersey, previously focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma (“HCC”) associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Hepion’s cyclophilin inhibitor, rencofilstat (formerly CRV431), was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

Hepion has completed a number of Phase 1 and Phase 2 clinical trials. In May 2023, Hepion announced that its Phase 2a study (“ALTITUDE-NASH”) met its primary endpoint by demonstrating improved liver function and was well tolerated after four months of treatment with once daily oral rencofilstat administered to NASH subjects with stage 3 or greater fibrosis. All additional secondary efficacy and safety endpoints were also met. These observations provide further evidence that builds on previous findings from a shorter 28-day Phase 2a (“AMBITION”) trial. Taken together, the AMBITION and ALTITUDE-NASH trials reinforced rencofilstat’s direct antifibrotic mode of action and increase Hepion’s confidence level that it anticipated observing fibrosis reductions in its 12-month Phase 2b (“ASCEND-NASH”) clinical trial.

In December 2023, Hepion’s board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. Additionally, Hepion initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, Hepion announced that it had begun wind-down activities in its ASCEND-NASH clinical trial.

Hepion is continuing efforts, to the extent that cash is available, to provide any value derived from rencofilstat to its stockholders.

Pearl Merger Sub, Inc.

Merger Sub is a newly formed Delaware corporation and an indirect subsidiary of Pharma Two B. Merger Sub was formed solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Merger.

The Merger Agreement (page 100)

The terms and conditions of the merger of Merger Sub with and into Hepion, with Hepion surviving the merger as a wholly owned subsidiary of Pharma Two B are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Merger Consideration

On the Closing Date (as defined in the Merger Agreement), subject to obtaining Pharma Two B’s shareholder approval and Hepion’s stockholder approval, immediately prior to the Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements (as defined in the Merger Agreement), the following actions shall take place or be effected: (A) Hepion shall cause all of its issued capital stock that is not in the form of Hepion Common Stock to be converted into shares of Hepion Common Stock in accordance with Hepion’s organizational documents, and shall further cause any convertible instruments, including but not limited to warrants, to be converted into shares of Hepion Common Stock; and (B) (i) each Ordinary A Share of Pharma Two B, nominal value NIS 1 (“Pharma Two B Ordinary A Share”), Ordinary B Share of Pharma Two B, nominal value NIS 1 (“Pharma Two B Ordinary B Share”), and each of the outstanding classes of Pharma Two B’s preferred shares (collectively, the “Pharma Two B Preferred Share”) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Pharma Two B’s ordinary shares per the terms of the Merger Agreement; (ii) the amended and restated articles of association of Pharma Two B shall be adopted and become effective (the “Pharma Two B Articles”); (iii) each of Pharma Two B’s ordinary shares, issued and outstanding immediately prior to the Effective Time (including each of Pharma Two B’s ordinary shares that are issued upon the conversion of Pharma Two B Ordinary A Shares, Pharma Two B Ordinary B Shares and Pharma Two B Preferred Shares pursuant to clause (i) above), shall be split in accordance with the Share Split; provided that no fraction of a Pharma Two B’s ordinary share will be issued by virtue of the Share Split, and each of Pharma Two B’s shareholders that would otherwise be so entitled to a fraction of Pharma Two B’s ordinary shares (after aggregating all fractional Pharma Two B’s ordinary shares that otherwise would be received by such Pharma Two B’s shareholder) shall instead be entitled to receive such number of Pharma Two B’s ordinary shares to which such Pharma Two B’s shareholder would otherwise be entitled, rounded to the nearest whole number; and (iv) any outstanding options and warrants of Pharma Two B issued and outstanding immediately prior to the Effective Time shall be adjusted immediately upon the Share Split to give effect to the foregoing transactions, provided that to the extent such adjustment would result in (x) a fraction of share being subject to any outstanding stock option or warrant, such share shall be rounded down to the nearest whole share or (y) the exercise price of an option being a fraction of a cent, the exercise price will be rounded up to the nearest whole cent.

At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Hepion Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive such ordinary shares of Pharma Two B and shall no longer be outstanding and shall automatically be canceled and shall cease to exist (the “Merger Consideration”).

Additionally, each share of common stock of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive one share of common stock of the combined company.

Agreements Entered Into in Connection with the Merger Agreement (page 110)

Hepion Securities Purchase Agreements

Concurrently with the Merger Agreement, on July 19, 2024, Hepion entered into a Securities Purchase Agreement (the “SPA”) with certain purchasers pursuant to which Hepion sold an aggregate of $2.9 million in principal amount of Hepion’s Original Issue Discount Senior Unsecured Nonconvertible Notes (the “Notes”). The Notes are due on the earlier of: (i) December 31, 2024, (ii) the date of the closing of the Merger Agreement, (iii) the date that the Merger Agreement is terminated pursuant to the terms of the Merger Agreement, or (iv) such earlier date as the Notes are required or permitted to be repaid as provided in the Note, as may be extended at the option of the holder of the Note as described in the Note.

Pursuant to the SPA, Hepion, in addition to the other closing deliverables, delivered to each purchaser (i) a Note with a principal amount equal to such purchaser’s subscription amount multiplied by 1.16, and (ii) a number of shares of Hepion Common Stock equal to 19.99% of the total outstanding shares of Hepion Common Stock, multiplied by such purchaser’s subscription amount, divided by $2,500,000. This resulted in the purchasers collectively receiving 1,159,245 shares of Hepion Common Stock. The SPA also contained customary representations, warranties, covenants and conditions to close.

Hepion Senior Unsecured Note

Hepion also loaned $600,000 of the proceeds from the sale of the Notes to Pharma Two B through a non-convertible unsecured promissory note that bears nominal interest and matures on the same terms as the Notes, but which will be forgiven and cancelled upon consummation of the Merger.

Hepion Registration Rights Agreement

On July 19, 2024, in connection with the Merger and the Transactions contemplated by the Merger Agreement and the SPA, Hepion entered into a Registration Rights Agreement (the “RRA”) with Pharma Two B and the purchasers identified therein pursuant to which Pharma Two B agreed to provide certain registration rights with respect to the shares of Hepion Common Stock issued by Hepion pursuant to the SPA.

Hepion Support Agreement

In connection with the execution of the Merger Agreement, certain stockholders of Hepion entered into support agreements with Hepion and Pharma Two B relating to the Merger covering approximately 0.025% of the outstanding shares of Hepion Common Stock, as of immediately prior to the signing of the Merger Agreement (the “Hepion Support Agreements”). The Hepion Support Agreements provide, among other things, that the stockholders party to the Hepion Support Agreements will vote all of the shares of Hepion Common Stock held by them in favor of the Merger and the other Transactions contemplated by the Merger Agreement.

Pharma Two B and Hepion Lock-Up Agreement

Subsequently to the execution of the Merger Agreement, Pharma Two B entered into a lock-up agreement (the “Lock-Up Agreement”) with certain shareholders of Pharma Two B and Hepion (each, a “Lock-Up Shareholder” and collectively, the “Lock-Up Shareholders”) that collectively hold 85% of Pharma Two B’s issued and outstanding share capital and 3% of Hepion, (collectively, the “Lock-Up Shares”). Pursuant to the Lock-Up Agreement, such Lock-Up Shareholders agreed not to transfer any of the Lock-Up Shares, except to certain permitted transferees, beginning at the Effective Time and continuing until 180 days following the Closing Date (as defined in the Merger Agreement).

The Adjournment Proposal

Hepion’s stockholders will vote on a proposal to adjourn the special meeting on a later date or dates or indefinitely, if necessary or convenient, to permit further solicitation and vote of proxies and if, based upon the tabulated vote at the time of the special meeting, there are insufficient votes to approve the Merger Proposal.

Date, Time and Place of Special Meeting of Hepion’s Stockholders

The special meeting will be held at            , Eastern time, on            , 2024, via live webcast at https://            , or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

Hepion stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned Hepion Common Stock at the close of business on the Record Date for the special meeting. Hepion’s stockholders will have one vote for each share of Hepion Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Hepion’s warrants do not have voting rights. On the Record Date, there were            shares of Hepion Common Stock outstanding.

Appraisal Rights

In connection with the Merger, Hepion’s stockholders will have no appraisal rights under the Delaware General Corporate Law because shares of Hepion Common Stock will remain listed on Nasdaq prior to the Closing, and, as a closing condition of the Merger, Pharma Two B’s ordinary shares will be approved for listing on Nasdaq concurrently with the closing of the Merger.

Hepion’s Board of Directors’ Reasons for the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, Hepion’s board of directors held numerous meetings, consulted with Hepion’s senior management, Hepion’s legal counsel and financial advisors, and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Hepion board of directors took into account other information presented to it during the process, and considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including the following:

i.       the financial condition and prospects of Hepion and the risks associated with continuing to operate Hepion on a stand-alone basis, including in light of:

a.      Hepion’s decision, announced in December 2023, to initiate a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape, and Hepion’s decision, announced in April 2024, to begin wind-down activities in its ASCEND-NASH trial while continuing to explore strategic alternatives;

b.      investor interest and value perception for possible further development of its programs, the product candidates’ efficacy and safety profiles, stage of development, regulatory agencies’ feedback regarding development pathways, and probability of success in relation to the requisite time and costs; and

c.      difficulties encountered in Hepion’s related business development efforts to license, sell or otherwise partner its assets that could result in meaningful new capital or shared future development costs.

ii.      Hepion’s board of directors and legal advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates and Hepion’s board of directors was of the view that no alternatives to the Merger (including remaining a standalone company, a liquidation or dissolution of Hepion to distribute any available cash, and alternative strategic transactions) were reasonably likely to create greater value to Hepion’s stockholders.

iii.     Hepion’s board of directors believe, after a thorough review of strategic alternatives, such as attempting to further advance the development of its internal programs, entering into a licensing, sale or other strategic agreement related to certain assets sufficient to fund operations, combining with other potential strategic transaction candidates, and discussions with Hepion’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Hepion stockholders than the potential value that might have resulted from other strategic alternatives available to Hepion.

iv.      Hepion’s board of directors believe that, as a result of arm’s length negotiations with Pharma Two B, Hepion and its representatives negotiated the highest exchange ratio achievable, and that the other terms of the Merger Agreement include the most favorable terms to Hepion in the aggregate that were achievable and are consistent with other similar transactions.

v.       Hepion’s board of directors believe that the $10.0 million enterprise value ascribed to Hepion would provide the existing Hepion stockholders significant value for Hepion’s public listing, and afford the Hepion stockholders a significant opportunity to participate in the potential growth of the combined company following the Merger at the negotiated exchange ratio.

vi.     Hepion’s board of directors evaluated, following a review with Hepion’s management and advisors of Pharma Two B’s current development and clinical trial plans, the likelihood that the combined company would possess sufficient cash resources at the closing of the Merger to fund development of Pharma Two B’s product candidates through upcoming value inflection points, including Pharma Two B’s anticipated filing of its NDA for P2B001 for early state Parkinson’s Disease.

Interests of Hepion’s Directors and Officers in the Merger

In considering the recommendation of Hepion’s board of directors with respect approving the Merger Proposal and the other matters to be acted upon by Hepion’s stockholders at the Hepion special meeting, Hepion’s stockholders should be aware that Hepion’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Hepion’s stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

i.       each of Timothy Block and Michael Purcell will continue as directors of the combined company after the Effective Time, and, following the closing of the Merger, will be eligible to be compensated as a non-employee director of the combined company pursuant to the non-employee director compensation policy in place following the Effective Time of the Merger; and

ii.      under the Merger Agreement, Hepion’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

Hepion’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that Hepion’s stockholders approve the Proposals to be presented to Hepion’s stockholders for consideration at the Hepion special meeting as contemplated by this proxy statement/prospectus.

Recommendation to Hepion Stockholders

Hepion’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Hepion and its stockholders and recommended that Hepion stockholders vote “FOR” the Merger Proposal, or “FOR” each the Adjournment Proposal if necessary.

Certain Material U.S. Federal Income Tax Considerations (page 194)

For a description of certain material U.S. federal income tax consequences of the Merger, the ownership and disposition of Pharma Two B ordinary shares, please see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 194.

Certain Material Israeli Tax Considerations (page 200)

For a description of certain material Israeli tax consequences of the ownership and disposition of Pharma Two B ordinary shares, please see “Certain Material Israeli Tax Considerations” beginning on page 200.

Anticipated Accounting Treatment

The Merger and PIPE Investment will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Hepion will be treated as the “accounting acquiree” and Pharma Two B as the “accounting acquirer” for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Pharma Two B issuing shares for the net assets of Hepion, followed by a recapitalization. The net assets of Hepion will be stated at historical cost, with no goodwill or other intangible assets recorded.

Comparison of Rights of Stockholders of Hepion and Shareholders of Pharma Two B (page 213)

If the Merger is successfully completed, holders of Hepion Common Stock will become holders of Pharma Two B ordinary shares and their rights as shareholders will be governed by the Pharma Two B Articles. There are also differences between the laws governing Hepion, a Delaware corporation, and Pharma Two B, an Israeli company. Please see “Comparison of Rights of Pharma Two B Shareholders and Hepion Stockholders” on page 213 for more information.

Emerging Growth Company

Following the Merger, the combined company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Pharma Two B ordinary shares were offered in exchange for Hepion Common Stock in connection with the Merger, (b) in which the combined company has total annual gross revenue of at least $1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters

The Merger is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Merger.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 11. Such risks include, but are not limited to:

Risks Related to the Merger

•        The Exchange Ratio is not adjustable based on the market price of Hepion Common Stock so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

•        The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

•        If Pharma Two B and Hepion complete the Merger, the combined company will need to raise additional capital by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the combined company’s shareholders or restrict the combined company’s operations.

•        Some Pharma Two B and Hepion officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

•        The market price of the combined company’s ordinary shares following the Merger may decline as a result of the Merger.

•        If the conditions to the Merger are not met, the Merger will not occur.

Risks Related to Pharma Two B

•        Pharma Two B has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future.

•        Pharma Two B has never generated any revenue from product sales and may never be profitable.

•        Pharma Two B will need to raise additional funding, which may not be available on acceptable terms, or at all.

•        Pharma Two B is dependent on the success of P2B001, and Pharma Two B cannot be certain that either will receive regulatory approval or be commercialized. Any failure to successfully develop, obtain regulatory approval for and commercialize P2B001, or any other future product candidates, independently or in cooperation with a third party collaborator, or the experience of significant delays in doing so, would compromise Pharma Two B’s ability to generate revenue and become profitable.

•        Even though Pharma Two B has completed its Phase 3 clinical trial for P2B001, it cannot predict when or if it will obtain regulatory approval to commercialize P2B001, or the approval may be for a more narrow indication than Pharma Two B expects.

•        Pharma Two B faces significant competition from other biotechnology and pharmaceutical companies and Pharma Two B’s operating results will suffer if Pharma Two B fails to compete effectively.

•        If Pharma Two B is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell P2B001 or Pharma Two B’s future product candidates, Pharma Two B may be unable to generate any revenues.

•        Pharma Two B expects to rely on third parties to conduct some or all aspects of its product manufacturing, and these third parties may not perform satisfactorily.

•        Pharma Two B faces potential product liability, and, if successful claims are brought against it, Pharma Two B may incur substantial liability and costs.

•        If Pharma Two B is unable to obtain or protect intellectual property rights related to its product candidates, Pharma Two B may not be able to obtain exclusivity for its product candidates or prevent others from developing similar competitive products.

•        Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect Pharma Two B’s business, results of operations and ability to raise additional funds.

•        Pharma Two B will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•        The market price of Pharma Two B Ordinary Shares may be highly volatile, and you may not be able to resell your shares at the purchase price.

Risks Related to Hepion

•        Hepion has incurred losses since inception, anticipates that it will incur continued losses for the foreseeable future indicating the possibility that it may not be able to operate in the future as a stand-alone company.

•        Hepion’s product candidate rencofilstat is in the early stages of development and its commercial viability remains subject to the successful outcome of current and future preclinical studies, clinical trials, regulatory approvals and the risks generally inherent in the development of a pharmaceutical product candidate. If Hepion is unable to successfully advance or develop its product candidate, its business will be materially harmed.

•        Hepion’s product candidate may exhibit undesirable side effects when used alone or in combination with other approved pharmaceutical products or investigational new drugs, which may delay or preclude further development or regulatory approval or limit their use if approved.

•        If the results of preclinical studies or clinical trials for Hepion’s product candidate are unfavorable or delayed, Hepion could be delayed or precluded from the further development or commercialization of Hepion’s product candidate.

•        If third party vendors upon whom Hepion intends to rely on to conduct Hepion’s preclinical studies or clinical trials do not perform or fail to comply with strict regulations, these studies or trials of Hepion’s product candidate may be delayed, terminated, or fail, or Hepion could incur significant additional expenses.

•        Hepion, and Hepion’s collaborators, must comply with extensive government regulations in order to advance Hepion’s product candidate through the development process and ultimately obtain and maintain marketing approval for Hepion’s products in the U.S. and abroad.

•        Hepion has limited experience in the development of small molecule product candidates and therefore may encounter difficulties developing Hepion’s product candidate or managing Hepion’s operations.

•        Hepion will require substantial additional funding which may not be available to it on acceptable terms, or at all. If Hepion fails to raise the necessary additional capital, Hepion may be unable to complete the development and commercialization of Hepion’s product candidates or continue Hepion’s development programs.

•        Hepion will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact Hepion’s business.

•        Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•        Delays in clinical testing could result in increased costs to Hepion and delay Hepion’s ability to generate revenue.

•        If Hepion fails to comply with healthcare regulations, Hepion could face substantial enforcement actions, including civil and criminal penalties.

•        If Hepion is unable to satisfy regulatory requirements, it may not be able to commercialize its product candidate.

•        Hepion currently has no sales and marketing organization.

•        If the manufacturers upon whom Hepion rely fails to produce Hepion’s product candidates, in the volumes that Hepion requires on a timely basis or fail to comply with stringent regulations applicable to pharmaceutical drug manufacturers, Hepion may face delays in the development and commercialization of its product candidate.

•        Hepion may not be able to manufacture its product candidates in commercial quantities, which would prevent it from commercializing its product candidates.

•        Guidelines and recommendations published by various organizations can impact the use of Hepion’s product.

•        If the Merger is not completed, Hepion will need to increase the size of its organization.

•        If Hepion fails to enter into collaborations, license agreements or other transactions with third parties to accelerate the development of its product candidate, Hepion will bear the risk of developmental failure.

•        If Hepion is unable to adequately protect or expand its intellectual property related to its current or future product candidates, its business prospects could be harmed.

•        Even if Hepion’s product candidate receives regulatory approval, it may still face future development and regulatory difficulties.

•        Healthcare reform measures and other recent legislative initiatives could adversely affect Hepion’s business.

•        Hepion’s clinical activities involve the handling of hazardous materials, and it must comply with environmental laws and regulations, which can be expensive and restrict how it does business.

•        If the Merger is not completed, Hepion’s common stock may be delisted if it fails to comply with continued listing standards.

Risks Related to the combined company

•        Future sales of shares by existing shareholders could cause the combined company share price to decline.

•        The ownership of the combined company ordinary shares will be initially highly concentrated, and may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company share price to decline.

•        The combined company’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of the combined company’s ordinary shares.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus you should carefully consider the material risks described below and those described in the section of this proxy statement/prospectus titled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” before deciding how to vote your shares. You should also read and consider the other information in this proxy statement/prospectus/information statement. Please see the sections titled “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Related to the Merger

The Exchange Ratio is not adjustable based on the market price of Hepion Common Stock so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The estimated Exchange Ratio (as defined in the Merger Agreement) calculation contained herein is based upon Pharma Two B’s and Hepion’s capitalization immediately prior to the Effective Time, and will be adjusted based on the amount of Hepion Net Cash (as defined in the Merger Agreement), the terms and net proceeds from the PIPE Investment, and changes in the capitalization of Pharma Two B or Hepion prior to the Closing as described in the section titled “The Merger — Merger Consideration and Adjustment” of this proxy statement/prospectus. Any changes in the market price of Hepion Common Stock before the completion of the Merger will not affect the number of shares Hepion’s securityholders will be entitled to receive (nor the number of shares Pharma Two B will be required to issue) pursuant to the Merger Agreement. The Merger Agreement does not include a price-based termination right. Because the Exchange Ratio does not adjust as a result of changes in the market value of Hepion Common Stock, for each one percentage point that the market value of Hepion Common Stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Hepion securityholders by Pharma Two B.

Based on Pharma Two B’s and Hepion’s capitalization as of July 19, 2024, the Exchange Ratio, assuming no split, is estimated to be equal to approximately 0.001. After applying this estimated exchange ratio and giving effect to the PIPE Investment, the Hepion stockholders as of immediately prior to the Merger are expected to own approximately 7.8% of the outstanding ordinary shares of the combined company on a fully-diluted basis, former Pharma Two B shareholders are expected to own approximately 44.5% of the outstanding ordinary shares of the combined company on a fully-diluted basis and the investors issued shares of Hepion Common Stock in the PIPE Investment are expected to own approximately 47.7% of the outstanding ordinary shares of the combined company on a fully-diluted basis, in each case, subject to certain assumptions, including but not limited to, that the sum of the Hepion Net Cash at Closing and the net proceeds from the PIPE Investment are at least $10.0 million. In the event such sum is below $10.0 million, the Exchange Ratio will be adjusted such that Hepion’s stockholders will own a smaller percentage of the combined company following the Merger.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either Pharma Two B or Hepion can refuse to complete the Merger if there is a material adverse change affecting the other party between July 19, 2024, the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a “material adverse effect” on Pharma Two B or Hepion, including:

•        any change in law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof;

•        any change in interest rates or economic, political, business or financial market conditions generally (including changes in credit, financial, commodities, securities or banking markets);

•        any change generally affecting any of the industries in which Pharma Two B and its subsidiaries or Hepion operates or the economy as a whole;

•        the announcement or the execution of the Merger Agreement, the pendency of the transactions contemplated therein, or the performance of the Merger Agreement, including, with respect to Pharma Two B and its subsidiaries or Hepion, losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with Pharma Two B and its subsidiaries or Hepion

•        any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; and

•        any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions.

If adverse changes occur and Pharma Two B and Hepion still complete the Merger, the combined company’s share price may suffer. This in turn may reduce the value of the Merger to the shareholders of Pharma Two B, Hepion or both.

If Pharma Two B and Hepion complete the Merger, the combined company will need to raise additional capital by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the combined company’s shareholders or restrict the combined company’s operations.

On July 19, 2024, Pharma Two B entered into the Securities Purchase Agreement with certain investors, including existing investors of Pharma Two B, pursuant to which the investors agreed to purchase, in the aggregate, $11.5 million in shares of the combined company ordinary shares. This is referred to as the PIPE Investment in this proxy statement/prospectus. The closing of the PIPE Investment is conditioned upon the closing of the Merger, as well as certain other conditions such that the ordinary shares of the combined company issued in the PIPE Investment will result in dilution to all securityholders of the combined company (i.e., both former Hepion securityholders and Pharma Two B securityholders). The PIPE Investment is more fully described under the section titled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 110 of this proxy statement/prospectus.

Even if the PIPE Investment closes as expected, the combined company will need to raise additional capital in the future. Additional financing may not be available to the combined company when it is needed or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders holders of the combined company, including former Hepion securityholders, Pharma Two B securityholders and purchasers in the PIPE Investment. It is also possible that the terms of any new equity securities may have preferences over the combined company’s ordinary shares. Any debt financing into which the combined company enters may involve covenants that restrict operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to grant liens, pay dividends, redeem its shares or make investments. In addition, if the combined company raises additional funds through licensing arrangements, the terms of such arrangements may not be favorable to the combined company.

Some Pharma Two B and Hepion officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of Pharma Two B and Hepion participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, continued service as an officer or director of the combined company, severance benefits, continued indemnification and the potential ability to sell an increased number of ordinary shares of the combined company in accordance with Rule 144 under the Securities Act. For additional information, please see the section titled “Management Following the Merger — Compensation of Directors and Executive Officers” below.

These interests, among others, may influence the officers and directors of Hepion and Pharma Two B to support or approve the Merger. For more information concerning the interests of Hepion and Pharma Two B executive officers and directors, see the sections titled “The Merger — Interests of the Hepion Directors and Executive Officers in the Merger” and “The Merger — Interests of the Pharma Two B Directors and Executive Officers in the Merger” in this proxy statement/prospectus.

The market price of the combined company’s ordinary shares following the Merger may decline as a result of the Merger.

The market price of the combined company’s ordinary shares may decline as a result of the Merger for a number of reasons including if:

•        investors react negatively to the prospects of the combined company’s business and prospects from the Merger;

•        the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

Pharma Two B’s shareholders and Hepion’s stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Pharma Two B’s shareholders and Hepion’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Hepion and Pharma Two B’s securityholders generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.

After the completion of the Merger, the current Hepion stockholders and Pharma Two B shareholders will generally own a smaller percentage of the combined company than their ownership of their respective companies prior to the Merger. Immediately after the Merger and after giving effect to the PIPE Investment, Hepion’s stockholders as of immediately prior to the Merger are expected to own approximately 7.8% of the outstanding ordinary shares of the combined company on a fully-diluted basis, former Pharma Two B shareholders are expected to own approximately 44.5% of the outstanding ordinary shares of the combined company on a fully-diluted basis and the investors issued shares of Hepion Common Stock in the PIPE Investment are expected to own approximately 47.7% of the outstanding ordinary shares of the combined company on a fully-diluted basis, in each case, subject to certain assumptions, including but not limited to, that the sum of the Hepion Net Cash at Closing and the net proceeds from the PIPE Investment are at least $10.0 million. In the event such sum is below $10.0 million, the Exchange Ratio will be adjusted such that Hepion’s stockholders will own a smaller percentage of the combined company following the Merger.

During the pendency of the Merger, Pharma Two B and Hepion may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Pharma Two B and Hepion to make acquisitions or dispositions or complete other transactions that are not in the ordinary course of business, subject to certain exceptions, pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating, knowingly encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Pharma Two B and Hepion from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when, among other things, such party’s board of directors determines in good faith that an unsolicited acquisition proposal constitutes or would reasonably be expected to result in, a superior offer and that failure to cooperate with the proponent of the proposal would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of such party under applicable law.

Because the lack of a public market for Pharma Two B shares makes it difficult to know the fair market value of Pharma Two B, the stockholders of Hepion may receive consideration in the Merger that is less than the fair market value of the Pharma Two B shares.

The outstanding share capital of Pharma Two B is privately held and is currently not traded in any public market. Although Pharma Two B intends to apply to list its shares on Nasdaq in connection with the Closing, the lack of a public market makes it extremely difficult to determine the current fair market value of Pharma Two B. Because the percentage of Pharma Two B equity to be issued to Hepion stockholders was determined based on negotiations between the parties, it is possible that the value of the Pharma Two B Ordinary Shares to be received by Hepion securityholders will be less than the fair market value of Hepion. Alternatively, Pharma Two B may pay more than the aggregate fair market value for Hepion.

The combined company will incur significant transaction costs as a result of the Merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant operating expenses that cannot be accurately estimated at this time. Actual transaction costs may substantially exceed Pharma Two B and Hepion’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the shareholders of Pharma Two B and the stockholders of Hepion, there are additional specified conditions that must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus. Pharma Two B and Hepion cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Pharma Two B and Hepion each may lose some or all of the intended benefits of the Merger.

Pharma Two B and Hepion may become involved in litigation in connection with the Merger, which could divert the attention of Pharma Two B and Hepion management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Litigation frequently follows the announcement of certain significant business transactions, such as a business combination transaction. Pharma Two B and Hepion may become involved in additional matters in connection with the Merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Pharma Two B, Hepion and the combined company. At present Pharma Two B is unable to estimate potential losses, if any, related to any future lawsuit.

Risks Related to Pharma Two B

Unless the context indicates or suggests otherwise, reference to “it”, “its”, “their”, and “Pharma Two B” in this section refers to Pharma Two B Ltd. and its consolidated subsidiaries.

Risks Related to Pharma Two B’s Capital Requirements, Finances and Operations if the Merger is Not Completed

Pharma Two B has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future.

Pharma Two B is a late-clinical stage pharmaceutical company and has not yet generated any regular revenue streams. Pharma Two B has incurred losses in each year since its inception in 2007, including net profit of $4.3 million for the year ended December 31, 2023 and net profit of $3.5 million for the six months ended June 30, 2024. As of June 30, 2024, Pharma Two B had an accumulated deficit of $61.6 million.

Historically, Pharma Two B has devoted most of its financial resources to research and development, including its clinical development of P2B001. To date, Pharma Two B has financed its operations primarily through the sale of equity securities. The amount of Pharma Two B’s future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations or governmental grants. Pharma Two B has never successfully commercialized any product candidate. Pharma Two B’s current sole product candidate, P2B001 has completed Phase 3 clinical trials and Pharma Two B anticipates filing an NDA for P2B001 in the first half of 2026. Even if Pharma Two B obtains regulatory approval for P2B001, Pharma Two B’s future revenues will depend upon the size of any markets in which such product receives approval, and Pharma Two B’s ability to achieve sufficient market acceptance, reimbursement from third-party payers and adequate market share for P2B001 (or any other approved product) in those markets.

Pharma Two B expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. Pharma Two B anticipates that its expenses will increase substantially if and as it:

•        conducts its research, preclinical, and clinical development activities for any future product candidates;

•        seeks regulatory and marketing approvals for P2B001 and any future product candidate if such candidate successfully completes clinical trials;

•        further develops the manufacturing process for P2B001 using a third-party manufacturer;

•        changes or adds additional manufacturers or suppliers;

•        establishes a sales, marketing and distribution infrastructure to commercialize P2B001, if approved, and any other product for which Pharma Two B may obtain marketing approval;

•        seeks to identify and validate additional product candidates, if any;

•        acquires or in-licenses other product candidates and technologies;

•        makes milestone or other payments under any in-license or other intellectual property related agreements from any licensing arrangements Pharma Two B may enter into the future;

•        maintains, protects and expands its intellectual property portfolio;

•        attracts and retains skilled personnel;

•        creates additional infrastructure to support its operations as a public company; and

•        experiences any delays or encounter issues with any of the above.

The net losses Pharma Two B incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of Pharma Two B’s results of operations may not be a good indication of its future performance. In any particular quarter or quarters, Pharma Two B’s operating results could be below the expectations of securities analysts or investors, which could cause its share price to decline.

Pharma Two B has never generated any revenue from product sales and may never be profitable.

Pharma Two B’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaboration partners, to successfully complete the development of, obtain the regulatory approvals of, and commercialize a product candidate. P2B001 is Pharma Two B’s sole product candidate under development. Pharma Two B does not anticipate generating revenues from product sales in the near future, if ever. Pharma Two B’s ability to generate future revenues from product sales depends heavily on its success in:

•        obtaining regulatory and marketing approvals for P2B001 or any future product candidate for which Pharma Two B completes successful clinical trials;

•        developing a sustainable, scalable, reproducible, and transferable manufacturing process for P2B001 and any future product candidate;

•        establishing and maintaining supply and manufacturing relationships with third parties that can provide products and services adequate, in amount and quality, to support clinical development and the market demand for a product candidate, if approved;

•        launching and commercializing P2B001 and any other product candidate for which Pharma Two B obtains regulatory and marketing approval, either by collaborating with a partner or, if launched independently, by establishing a sales, marketing and distribution infrastructure;

•        obtaining market acceptance of any product candidate that receives regulatory approval as a viable treatment options;

•        addressing any competing technological and market developments;

•        implementing additional internal systems and infrastructure, as needed;

•        identifying and validating new product candidates;

•        negotiating favorable terms in any collaboration, licensing or other arrangements into which Pharma Two B may enter;

•        maintaining, protecting and expanding its portfolio of intellectual property rights, including patents, trade secrets and know-how; and

•        attracting, hiring and retaining qualified personnel.

Even if P2B001 or any future product candidates are approved for commercial sale, Pharma Two B anticipates incurring significant costs associated with commercializing any approved product candidate. Pharma Two B’s expenses could increase beyond expectations if Pharma Two B is required by the FDA, the European Medicines Agency (“EMA”), or other regulatory agencies, domestic or foreign, to perform clinical and other studies in addition to those that Pharma Two B has already completed. Even if Pharma Two B is able to generate revenues from the sale of any approved product, Pharma Two B may not become profitable and may need to obtain additional funding to continue operations.

Pharma Two B will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Pharma Two B to delay, limit its ability to seek regulatory approval for P2B001 or commercialize P2B001 if approved, as well as limit its other operations.

Developing and commercializing pharmaceutical products is expensive and tends to increase substantially in connection with any expanded activities, particularly when engaging in initial launch of a product candidate following regulatory approval.

As of June 30, 2024, Pharma Two B’s cash and cash equivalents, restricted cash, and short-term bank deposits were $1.4 million. Pharma Two B estimates that the balance of cash, cash equivalents, restricted cash, and short-term bank deposits will not be sufficient to fund its operations for at least 12 months from the date of this filing. In addition, Pharma Two B’s operating plan may change as a result of many factors including Pharma Two B’s ability to consummate the Merger and PIPE Investment, and Pharma Two B may need to seek additional funds sooner than planned through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, even if Pharma Two B can complete the Merger and PIPE Investment, Pharma Two B will require additional capital to obtain regulatory approval for P2B001 and to commercialize and market P2B001 if approved, in addition to any other research and development efforts for any other future product candidates. Raising funds in the current economic environment may present additional challenges. Worldwide macroeconomic turmoil, including more recent activities in the Middle East, may have long-term lasting effects on Pharma Two B’s ability to raise capital, as well as any future hostilities or global pandemics, many of which are difficult for Pharma Two B to predict at this time. Even if Pharma Two B believes it has sufficient funds for its current or potential future operating plans, Pharma Two B may seek additional capital if market conditions are favorable or if it has specific strategic considerations.

Any additional fundraising efforts may divert Pharma Two B’s management from day-to-day activities, which may compromise Pharma Two B’s ability to develop and commercialize P2B001 and any future any product candidate. In addition, Pharma Two B cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of Pharma Two B’s shareholders, and the issuance of additional securities, whether equity or debt, by it, or the possibility of such issuance, may cause the market price of Pharma Two B Ordinary Shares to decline. The sale of additional equity or convertible securities would dilute all of Pharma Two B’s shareholders. The incurrence of indebtedness would result in increased fixed payment obligations, and Pharma Two B may be required to agree to certain restrictive covenants such as limitations on Pharma Two B’s ability to incur additional debt, limitations on Pharma Two B’s ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Pharma Two B could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would be desirable, and Pharma Two B may be required to relinquish rights to its technology or product candidate or otherwise agree to terms unfavorable to it.

If Pharma Two B is unable to obtain funding on a timely basis, Pharma Two B may be required to significantly curtail, delay or discontinue its research or development program or the commercialization of any product candidate, and Pharma Two B may be unable to expand its operations or otherwise capitalize on its business opportunities, as desired. Pharma Two B may also need to curtail or cease operations.

Risks Related to the Discovery and Development of Pharma Two B’s Product Candidate

Pharma Two B is dependent on the success of P2B001, and Pharma Two B cannot be certain that either will receive regulatory approval or be commercialized. Any failure to successfully develop, obtain regulatory approval for and commercialize P2B001, or any other future product candidates, independently or in cooperation with a third party collaborator, or the experience of significant delays in doing so, would compromise Pharma Two B’s ability to generate revenue and become profitable.

Pharma Two B has spent time, money and effort on the development of its sole product candidate P2B001. To date, Pharma Two B has not received regulatory approval for P2B001 or any other product candidate. Positive results obtained during a Phase 3 clinical trial does not guarantee that regulatory approvals will be obtained.

Pharma Two B’s ability to generate product revenue from P2B001 or any product candidate depends heavily on the successful development and commercialization of such product candidate, which, in turn, depends on several factors, including the following:

•        successfully enrolling and completing any future trials that may be required for P2B001 or any future product candidates;

•        Pharma Two B’s ability to raise additional funding sufficient to conduct future clinical trials and commercialization of a product candidate, if approved;

•        demonstrating that P2B001 and any future product candidates are safe and effective at a sufficient level of statistical or clinical significance and otherwise obtaining marketing approvals from regulatory authorities;

•        manufacturing in large scale and qualifying such processes in compliance with the regulatory requirements for clinical and commercial supply;

•        establishing successful manufacturing arrangements with third-party manufacturers that are compliant with current good manufacturing practice (“cGMP”) requirements to ensure adequate supply;

•        establishing successful sales and marketing arrangements;

•        maintaining an acceptable safety and efficacy profile for Pharma Two B’s product candidates;

•        the availability of coverage and reimbursement to patients from healthcare payers for P2B001 and any future product candidates, if approved; and

•        other risks described in these “Risk Factors.”

Pharma Two B may encounter substantial delays in any future clinical trials or Pharma Two B may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of a product candidate, Pharma Two B must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate in humans. Clinical testing is expensive, time-consuming and uncertain as to outcome. Pharma Two B cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all, and that the trial will result in a positive outcome. Although Pharma Two B has successfully completed its Phase 3 clinical trial of P2B001, Pharma Two B cannot guarantee that it will receive regulatory approval.

Any inability to successfully complete preclinical and clinical development could result in additional costs to Pharma Two B or impair its ability to generate revenue from product sales. In addition, if Pharma Two B makes manufacturing or formulation changes to P2B001 (or any other product candidate), Pharma Two B may need to conduct additional studies to bridge its modified product candidates to earlier versions. Clinical trial delays could also shorten any periods during which Pharma Two B may have the exclusive right to commercialize P2B001 or any other product candidate or allow its competitors to bring products to market before it does, which could impair Pharma Two B’s ability to successfully commercialize P2B001, if approved, or any other approved product.

If there are safety concerns or adverse events associated with P2B001 or any other product candidate, Pharma Two B may:

•        fail to obtain, or be delayed in obtaining, marketing approval;

•        obtain approval for indications or patient populations that are not as broad as intended or desired;

•        obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•        need to change the way the product is administered;

•        be unable to compete with other approved products;

•        be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•        have regulatory authorities withdraw their approval of the product or impose restrictions on its distribution or use in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) or modified REMS;

•        be subject to the addition of labeling statements, such as warnings or contraindications;

•        be sued; or

•        experience damage to its reputation.

Any of these events could prevent Pharma Two B from achieving or maintaining market acceptance of P2B001, if approved, or any other approved product and impair its ability to commercialize P2B001 or any other approved product.

Side effects may occur following treatment with P2B001 or any other product candidate, which could make it more difficult to receive regulatory approval.

Treatment with a product candidate may cause side effects or adverse events. Additionally, a product candidate could potentially cause other unforeseen adverse events that it cannot predict. Experiencing side effects and adverse events could make it more difficult to achieve regulatory approval, if at all, or could negatively impact the market acceptance, if approved.

Success in early and prior clinical trials may not be indicative of results obtained in later trials.

There is a high failure rate for drugs and biologics proceeding through clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later stage clinical trials even after achieving promising results in earlier stage and prior clinical trials. The results of nonclinical and preclinical studies and clinical trials may not be predictive of the results of later-stage clinical trials, and interim results of a clinical trial do not necessarily predict final results. The results of preclinical studies and clinical trials in one set of patients or disease indications may not be predictive of those obtained in another. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures and timing of such procedures as set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and the rate of dropout among clinical trial participants, among other factors. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through nonclinical studies and initial clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

The results from Pharma Two B’s clinical trials may not be sufficiently robust to support the submission for marketing approval for its product candidate. Before Pharma Two B submits any product candidate for marketing approval, the FDA and the European Medicines Agency (“EMA”) may require it to conduct additional clinical trials or evaluate subjects for an additional follow-up period.

It is possible that, even though Pharma Two B has achieved favorable results in its Phase 3 clinical trial, the FDA or the EMA may require it to conduct additional clinical trials, possibly involving a larger sample size or a different clinical trial design, particularly if the FDA or the EMA does not find the results from Pharma Two B’s completed clinical trials to be sufficiently persuasive to support an NDA. For example, achieving statistical significance is no guarantee of approval if there is no clinically meaningful benefit.

It is also possible that the FDA or the EMA may not consider the results of Pharma Two B’s clinical trials to be sufficient for approval of its product candidate for its target indications. If the FDA or the EMA requires additional studies for any reason, Pharma Two B would incur increased costs and delays in the marketing approval process, which may require it to expend more resources than it has available. In addition, it is possible that the FDA and the EMA may have divergent opinions on the elements necessary for a successful NDA or Marketing Authorisation Application, which is the equivalent of an NDA, which may cause it to alter its development, regulatory or commercialization strategies.

Even though Pharma Two B has completed its Phase 3 clinical trial for P2B001, it cannot predict when or if it will obtain regulatory approval to commercialize P2B001, or the approval may be for a more narrow indication than Pharma Two B expects.

Pharma Two B cannot commercialize P2B001 or any future product until the appropriate regulatory authorities have reviewed and approved the product. Even though Pharma Two B has completed its Phase 3 clinical trial, the regulatory agencies may not complete their review processes in a timely manner, or Pharma Two B may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval, or if the FDA is unable to conduct a timely inspection of Pharma Two B’s third party manufacturing facility. In addition, Pharma Two B may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory agencies also may approve a treatment candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of Pharma Two B’s treatment candidates.

If the FDA does not conclude that P2B001 satisfies the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of P2B001 or any of Pharma Two B’s future product candidates under Section 505(b)(2) are not as expected, the approval pathway for P2B001 and any future product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

Pharma Two B intends to seek FDA approval through the 505(b)(2) regulatory pathway for P2B001. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the U.S. federal Food, Drug and Cosmetic Act (“FDCA”). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant. If the FDA does not allow Pharma Two B to pursue the 505(b)(2) regulatory pathway for P2B001 as anticipated, Pharma Two B may need to conduct additional non-clinical and/or clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for P2B001 would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than P2B001, which could materially adversely impact Pharma Two B’s competitive position and prospects. Even if Pharma Two B is allowed to pursue the 505(b)(2) regulatory pathway for P2B001 or any future product candidate, Pharma Two B cannot assure you that it will receive the requisite or timely approvals for commercialization of such product candidate.

Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years some pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2) to allow reliance on the FDA’s prior findings of safety and effectiveness. If the FDA changes its interpretation of Section 505(b)(2), or if the FDA’s interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any Section 505(b)(2) application that Pharma Two B submits. In addition, Pharma Two B expects that its competitors will file citizens’ petitions with the FDA in an attempt to persuade the FDA that P2B001, or the clinical studies that support its approval, contain deficiencies. Such actions by competitors could delay or even prevent the FDA from approving any NDA that Pharma Two B submits under Section 505(b)(2).

Moreover, the FDA recently adopted an interpretation of the three-year exclusivity provisions whereby a 505(b)(2) application can be blocked by exclusivity even if does not rely on the previously approved drug that has exclusivity (or any safety or effectiveness information regarding that drug). Under the FDA’s new interpretation, approval may be blocked by exclusivity awarded to a previously-approved drug product that shares certain innovative features with P2B001, even if Pharma Two B’s 505(b)(2) application does not identify the previously-approved drug product as a listed drug or rely upon any of its safety or efficacy data. Any failure to obtain regulatory approval of P2B001 or any future product candidates would significantly limit Pharma Two B’s ability to generate sufficient revenues, and any failure to obtain such approval for all of the indications and labeling claims Pharma Two B deems desirable could reduce potential revenues.

An NDA submitted under Section 505(b)(2) subjects Pharma Two B to the risk that it may be subject to a patent infringement lawsuit that would delay or prevent the review or approval of P2B001.

The 505(b)(2) application would enable Pharma Two B to reference published literature or the FDA’s previous findings of safety and effectiveness for the branded reference drug. For NDAs submitted under Section 505(b)(2) of the FDCA, the patent certification and related provisions of the Hatch-Waxman Act apply. In accordance with Hatch-Waxman Act, in seeking approval for a drug through such an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (“ANDA”). An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct or submit results of pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that either: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid or unenforceable, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. Under the Hatch-Waxman Act, the holder of patents that the 505(b)(2) application references may file a patent infringement lawsuit after receiving notice of the Paragraph IV certification. Filing of a patent infringement lawsuit against the filer of the 505(b)(2) applicant within 45 days of the patent owner’s receipt of notice triggers a one-time, automatic, 30-month stay of the FDA’s ability to approve the 505(b)(2) NDA, unless patent litigation is resolved in favor of the Paragraph IV filer or the patent expires before that time. Accordingly, Pharma Two B may invest a significant amount of time and expense in the development of one or more product candidates, including P2B001, only to be subject to significant delay and patent litigation before such product candidates may be commercialized, if at all.

In addition, a 505(b)(2) application will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity listed in the Orange Book for the referenced product has expired. The FDA may also require Pharma Two B to perform one or more additional clinical studies or measurements to support the change from the branded reference drug, which could be time-consuming and could substantially delay Pharma Two B’s achievement of regulatory approvals for such product candidates. The FDA may also reject Pharma Two B’s future 505(b)(2) submissions and require Pharma Two B to file such submissions under Section 505(b)(1) of the FDCA, which would require Pharma Two B to provide extensive data to establish safety and effectiveness of the drug for the proposed use and could cause delay and be considerably more expensive and time-consuming. These factors, among others, may limit Pharma Two B’s ability to successfully commercialize P2B001 or any future product candidates.

Companies that produce branded reference drugs routinely bring litigation against ANDA or 505(b)(2) applicants that seek regulatory approval to manufacture and market generic and reformulated forms of their branded products. These companies often allege patent infringement or other violations of intellectual property rights as the basis for filing suit against an ANDA or 505(b)(2) applicant. Likewise, patent holders may bring patent infringement suits against companies that are currently marketing and selling their approved generic or reformulated products. Litigation to enforce or defend intellectual property rights is often complex and often involves significant expense and could delay or prevent introduction or sale of P2B001 or any future product candidates. If patents are held to be valid and infringed by a Pharma Two B product candidate in a particular jurisdiction, Pharma Two B would, unless it could obtain a license from the patent holder, be required to cease selling in that jurisdiction and may need to relinquish or destroy existing stock in that jurisdiction. There may also be situations where Pharma Two B uses its business judgment and decide to market and sell its approved products, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts, which is known as an “at-risk launch.” The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement may include, among other things, damages measured by the profits lost by the patent owner and not necessarily by the profits earned by the infringer. In the case of a willful infringement, the definition of which is subjective, such damages may be increased up to three times. Moreover, because of the discount pricing typically involved with bioequivalent and, to a lesser extent, 505(b)(2) products, patented branded products generally realize a substantially higher profit margin than bioequivalent and, to a lesser extent, 505(b)(2) products, resulting in disproportionate damages compared to any profits earned by the infringer. An adverse decision in patent litigation could have a material adverse effect on Pharma Two B’s business, financial position and results of operations and could cause the market value of its ordinary shares to decline.

If the FDA does not conclude that P2B001 satisfies the requirements for the combination drugs (21 CFR 300.50) guideline, the FDA may require Pharma Two B to conduct additional clinical studies.

According to FDA guidelines for combination drugs (21 CFR 300.50), a clinical study should demonstrate the contribution of each component to the combination product’s efficacy. The FDA may not agree that Pharma Two B’s Phase 3 trial results show the contribution of each drug component to the combination product. The FDA’s policy in administering the new-drug, antibiotic, and other regulatory provisions of the Federal Food, Drug, and Cosmetic Act regarding fixed combination dosage form prescription drugs for humans is as follows:

(a)     Two or more drugs may be combined in a single dosage form when each component makes a contribution to the claimed effects and the dosage of each component (amount, frequency, duration) is such that the combination is safe and effective for a significant patient population requiring such concurrent therapy as defined in the labeling for the drug. Special cases of this general rule are where a component is added:

(1)    To enhance the safety or effectiveness of the principal active component; and

(2)    To minimize the potential for abuse of the principal active component.

(b)    If a combination drug presently the subject of an approved new-drug application has not been recognized as effective by the Commissioner of Food and Drugs based on his evaluation of the appropriate National Academy of Sciences-National Research Council panel report, or if substantial evidence of effectiveness has not otherwise been presented for it, then formulation, labeling, or dosage changes may be proposed and any resulting formulation may meet the appropriate criteria listed in paragraph (a) of this section.

(c)     A fixed-combination prescription drug for humans that has been determined to be effective for labeled indications by the Food and Drug Administration, based on evaluation of the NAS-NRC report on the combination, is considered to be in compliance with the requirements of this section.

If the FDA does not conclude that P2B001 is clinically meaningful based on the study design conducted, the FDA may require additional clinical studies due to concerns with the design of the existing clinical studies in which additional comparator arms and a placebo arm have been recommended. The adequacy of the clinical program’s approach, its justification, and the data will be a matter of review of the NDA submission.

Even if Pharma Two B obtains regulatory approval for a product candidate, its product will remain subject to regulatory scrutiny.

Even if Pharma Two B obtains regulatory approval in a jurisdiction, the regulatory authority may still impose significant restrictions on the indicated uses or marketing of its product candidate or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. The FDA may also impose a REMS, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product sponsors and their manufacturers and manufacturing facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and other regulatory requirements, such as product tracking and tracing. If Pharma Two B or a regulatory agency discover previously unknown problems with a product such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If Pharma Two B fails to comply with applicable regulatory requirements following approval of any product candidate, a regulatory agency may:

•        issue a warning letter asserting that Pharma Two B is in violation of the law;

•        seek an injunction or impose civil or criminal penalties or monetary fines;

•        suspend or withdraw regulatory approval or suspend or revoke a license;

•        suspend any ongoing clinical trials;

•        impose restrictions on the marketing or manufacturing of Pharma Two B’s product;

•        seize Pharma Two B’s product; or

•        refuse to allow Pharma Two B to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require Pharma Two B to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Pharma Two B’s ability to commercialize its product candidate and generate revenues.

Pharma Two B has only limited experience in regulatory affairs and intends to rely on consultants and other third parties for regulatory matters, which may affect its ability or the time Pharma Two B requires to obtain necessary regulatory approvals.

Pharma Two B has limited experience in filing and prosecuting the applications necessary to gain regulatory approvals for investigational product candidates. Pharma Two B intends to rely on independent consultants for purposes of its regulatory compliance and product development and approvals in the United States and elsewhere. Any failure by Pharma Two B’s consultants to properly advise it regarding, or properly perform tasks related to, regulatory compliance requirements could compromise Pharma Two B’s ability to develop and seek regulatory approval of its product candidate.

Pharma Two B faces significant competition from other biotechnology and pharmaceutical companies and Pharma Two B’s operating results will suffer if Pharma Two B fails to compete effectively.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Pharma Two B’s competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Pharma Two B will also compete directly with companies that focus on 505(b)(2) and generic drugs, and companies dedicating their resources to novel forms of therapies for these indications. Many of these competitors are attempting to develop products for Pharma Two B’s target indication. Pharma Two B faces the risk that its competitors will develop a competing product using the same 505(b)(2) pathway that it intends to pursue. Pharma Two B’s potential competitors also include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of Pharma Two B’s competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly as they develop novel approaches to treating disease indication that P2B001 is also focused on treating. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel therapeutics or to in-license novel therapeutics that could make P2B001 or any future product candidates that Pharma Two B develops obsolete. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in Pharma Two B’s competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Pharma Two B’s competitors, either alone or with collaboration partners, may succeed in developing, acquiring or licensing on an exclusive basis drug products that are more effective, safer, more easily commercialized or less costly than P2B001 or Pharma Two B’s future product candidates or may develop proprietary technologies or secure patent protection that Pharma Two B may need for the development of Pharma Two B’s products. Pharma Two B believes the key competitive factors that will affect the development and commercial success of Pharma Two B’s product candidates are efficacy, safety, tolerability, reliability, convenience of use, price and reimbursement.

Even if Pharma Two B obtains regulatory approval of P2B001 or any future drug products, the availability and price of Pharma Two B’s competitors’ products could limit the demand and the price Pharma Two B is able to charge for Pharma Two B’s product candidates. Pharma Two B may not be able to implement Pharma Two B’s business plan if the acceptance of P2B001 or any future product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to Pharma Two B’s product candidates, or if physicians switch to other new drug products or choose to reserve Pharma Two B’s product candidates for use in limited circumstances.

If Pharma Two B is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell P2B001 or Pharma Two B’s future product candidates, Pharma Two B may be unable to generate any revenues.

Pharma Two B currently does not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, Pharma Two B must build its sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. With respect to future programs, Pharma Two B may rely completely on an alliance partner for sales and marketing. In addition, Pharma Two B may enter into strategic alliances with third parties to commercialize other product candidates, if approved, including in markets outside of the United States or for other large markets that are beyond Pharma Two B’s resources. Although Pharma Two B intends to establish a sales organization if Pharma Two B is able to obtain approval to market P2B001 or any future product candidates, Pharma Two B will also consider the option to enter into strategic alliances for current and future product candidates in the United States if commercialization requirements exceed Pharma Two B’s available resources. This will reduce the revenue generated from the sales of these products.

Any future strategic alliance partners may not dedicate sufficient resources to the commercialization of Pharma Two B’s product candidates, if approved, or may otherwise fail in their commercialization due to factors beyond Pharma Two B’s control. If Pharma Two B is unable to establish effective alliances to enable the sale of P2B001 or any future product candidates, if approved, to healthcare professionals and in geographical regions, including the United States, that will not be covered by Pharma Two B’s own marketing and sales force, or if Pharma Two B’s potential future strategic alliance partners do not successfully commercialize the product candidates that may be approved, Pharma Two B’s ability to generate revenues from product sales will be adversely affected.

If Pharma Two B is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, Pharma Two B may not be able to generate sufficient product revenue and may not become profitable. Pharma Two B will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, Pharma Two B may be unable to compete successfully against these more established companies.

If Pharma Two B obtains approval to commercialize P2B001 or any future approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect Pharma Two B’s business.

If Pharma Two B obtains approval to commercialize P2B001 or any future approved products outside of the United States, Pharma Two B expects that Pharma Two B will be subject to additional risks related to entering into international business relationships, including:

•        different regulatory requirements for drug approvals in foreign countries;

•        differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

•        reduced protection for intellectual property rights;

•        unexpected changes in tariffs, trade barriers and regulatory requirements;

•        economic weakness, including inflation, or political instability in particular foreign economies and markets;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        foreign taxes, including withholding of payroll taxes;

•        foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•        workforce uncertainty in countries where labor unrest is more common than in the United States;

•        production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•        business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Risks Related to Pharma Two B’s Reliance on Third Parties

Pharma Two B expects to rely on third parties to conduct some or all aspects of its product manufacturing, and these third parties may not perform satisfactorily.

Pharma Two B does not expect to independently conduct all aspects of its product manufacturing. Pharma Two B currently relies, and expects to continue to rely, on third parties with respect to these items.

Reliance on third-party manufacturers entails risks to which Pharma Two B would not be subject if it manufactured P2B001 or any other product candidate itself, including:

•        the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

•        reduced control as a result of using third-party manufacturers for all aspects of manufacturing activities and third party suppliers of all active and inactive ingredients and packaging materials;

•        termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to Pharma Two B;

•        disruptions to the operations of Pharma Two B’s third-party manufacturers or suppliers caused by conditions unrelated to Pharma Two B’s business or operations, including the bankruptcy of the manufacturer or supplier; and

•        disruptions to the operations of Pharma Two B’s third-party manufacturing process due to equipment failure and malfunction, experienced technician turnover, and any unexplained process failures.

Any of these events could lead to clinical trial delays or failure to obtain regulatory approval, or impact Pharma Two B’s ability to successfully commercialize P2B001 or any other future products. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

Furthermore, Pharma Two B will rely on a service provider for traceability of the marketed product to track and trace the movement of pharmaceutical products throughout the supply chain. Traceability can help to identify and remove counterfeit and substandard medications from the supply chain. One common technology is serialization, which involves assigning a unique identification number to each unit of medication. Serialized numbers can then be used to track and trace the medication throughout the supply chain. Failure of the service provider to trace the marketed product may result in counterfeit and substandard medications.

Pharma Two B and its contract development and manufacturing organizations (“CDMOs”) are subject to significant regulation with respect to manufacturing. The manufacturing facilities on which Pharma Two B relies may not continue to meet regulatory requirements and have limited capacity.

Pharma Two B currently has relationships with a limited number of suppliers for the manufacturing of its product candidate. Each supplier may require licenses to manufacture components of Pharma Two B’s product candidate or to utilize certain processes for the manufacture of Pharma Two B’s product candidate. If such components or licenses are not owned by the supplier or in the public domain, Pharma Two B may be unable to transfer or sublicense the intellectual property rights Pharma Two B may have with respect to such activities.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including Pharma Two B’s existing contract manufacturers for Pharma Two B’s product candidate, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP requirements. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants, or to inadvertent changes in the properties or stability of Pharma Two B’s product candidate that may not be detectable in final product testing. Pharma Two B or its contract manufacturers must supply all necessary documentation in support of an NDA on a timely basis and must adhere to the FDA’s cGMP regulations enforced by the FDA through its facilities inspection program. Information requests from the FDA or failure to meet FDA requirements can result in delays in clinical trials and any future commercial supply.

The facilities and controls of some or all of Pharma Two B’s third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of Pharma Two B’s product candidate or any of Pharma Two B’s other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of Pharma Two B’s product candidate or Pharma Two B’s other potential products or the associated controls for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA or other regulatory authority approval of the product candidate will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, audit Pharma Two B’s manufacturing facilities or those of Pharma Two B’s third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or Pharma Two B’s product specifications, or if a violation of applicable regulations, including a failure to comply with the product specifications, occurs independent of such an inspection or audit, Pharma Two B or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for Pharma Two B or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility.

If Pharma Two B or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product, or revocation of a pre-existing approval.

If any manufacturer with whom Pharma Two B contracts fails to perform its obligations, Pharma Two B may be forced to manufacture the materials itself, for which it may not have the capabilities or resources, or enter into an agreement with a different manufacturer, which it may not be able to do on reasonable terms, if at all. In either scenario, Pharma Two B’s clinical trial supply could be delayed significantly as it establishes alternative supply sources. In some cases, the technical skills required to manufacture Pharma Two B’s product or product candidate may be unique or proprietary to the original manufacturer and Pharma Two B may have difficulty, or there may be contractual restrictions prohibiting it from, transferring such skills to a back-up or alternate supplier, or Pharma Two B may be unable to transfer such skills at all. In addition, if Pharma Two B is required to change manufacturers for any reason, Pharma Two B will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. Pharma Two B will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce Pharma Two B’s product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new manufacturer could negatively affect Pharma Two B’s ability to develop a product candidate or commercialize a product in a timely manner or within budget. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that Pharma Two B conduct bridging studies between Pharma Two B’s prior clinical supply used in its clinical trial and that of any new manufacturer. Pharma Two B may be unsuccessful in demonstrating the comparability of clinical supplies, which could require the conducting of additional clinical trials. Additionally, if Pharma Two B’s product candidate receives regulatory approval and supply from a manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified through an NDA supplement, which could result in further delay. The regulatory agencies may also require comparability studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in Pharma Two B’s desired clinical and commercial timelines.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, supplier delays, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP requirements, lot consistency and timely availability of raw materials. Even if Pharma Two B obtains marketing approval for any product candidate or any future product candidates, there is no assurance that Pharma Two B or its manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If Pharma Two B or its manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, Pharma Two B’s development and commercialization efforts would be impaired, which would have an adverse effect on Pharma Two B’s business, financial condition, results of operations and growth prospects.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of a product candidate, cause Pharma Two B to incur higher costs and prevent it from commercializing its product successfully. Furthermore, if Pharma Two B’s suppliers fail to meet contractual requirements, and Pharma Two B is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, its clinical trials and potential commercialization may be delayed or Pharma Two B could lose potential revenue.

Pharma Two B has relied, and expects to continue to rely, on third parties to conduct, supervise and monitor Pharma Two B’s clinical trials, and if these third parties perform in an unsatisfactory manner, it may harm Pharma Two B’s business.

Pharma Two B has relied, and expects to continue to rely, on CROs and clinical trial sites, including clinical investigators, to ensure Pharma Two B’s clinical trials are conducted properly and on time. While Pharma Two B will have agreements governing their activities, it will have limited influence over their actual performance. Pharma Two B will control only some aspects of its CROs’ activities. Nevertheless, Pharma Two B will be responsible for ensuring that each of its future clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific requirements and standards, and Pharma Two B’s reliance on the CROs does not relieve Pharma Two B of its regulatory responsibilities.

Pharma Two B and its CROs are required to comply with the FDA’s GCP requirements for conducting, recording and reporting the results of clinical trials to assure that the data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these GCP requirements through periodic inspections of study sponsors, principal investigators and clinical trial sites. If Pharma Two B or its CROs fail to comply with applicable GCP requirements, the clinical data generated in Pharma Two B’s clinical trials may be deemed unreliable and the FDA may require Pharma Two B to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that Pharma Two B’s clinical trials did not comply with GCP requirements. In addition, Pharma Two B’s clinical trials will require a sufficient number of test subjects to evaluate the safety and effectiveness of a product candidate. Recruitment in rare diseases may be challenging and require the performance of trials in a significant number of sites, which may be harder to monitor. Accordingly, if Pharma Two B’s CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, Pharma Two B may be required to repeat such clinical trials, which would result in significant additional costs and delay the regulatory approval process.

Pharma Two B’s CROs are not Pharma Two B’s employees, and Pharma Two B is therefore unable to directly monitor whether or not they devote sufficient time and resources to Pharma Two B’s clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including parties developing potentially competitive products, for whom they may also be conducting clinical trials or other drug development activities that could harm Pharma Two B’s competitive position. If Pharma Two B’s CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Pharma Two B’s clinical protocols or regulatory requirements, or for any other reason, Pharma Two B’s clinical trials may be extended, delayed or terminated, and Pharma Two B may not be able to obtain regulatory approval for, or successfully commercialize its product candidates. As a result, the commercial prospects for Pharma Two B’s product candidate would be harmed, Pharma Two B’s costs could increase, and Pharma Two B’s ability to generate revenues could be delayed.

Pharma Two B also expects to rely on other third parties to package, store and distribute its product candidate for any clinical trials that it may conduct. Any performance failure on the part of Pharma Two B’s packaging company and distributors could delay clinical development or marketing approval of its product candidate or commercialization of Pharma Two B’s product candidate, if approved, producing additional losses and depriving Pharma Two B of potential product revenue. Pharma Two B also relies on third parties to blind the packaging of the clinical products to assure neither the subject, clinical staff, physician, or sponsor are aware of the content of the clinical drug product. Failure of the blinding of the packaging or distribution may make the results of the clinical study unacceptable for registration and will be a matter for review by the FDA.

Pharma Two B’s reliance on third parties requires Pharma Two B to share its trade secrets, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.

Because Pharma Two B relies on third parties to manufacture its product candidate, and because Pharma Two B collaborates with various organizations on the advancement of its technology, Pharma Two B must, at times, share trade secrets with them. Pharma Two B seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose Pharma Two B’s confidential information, such as trade secrets. Despite these contractual provisions, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by potential competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that Pharma Two B’s proprietary position is based, in part, on Pharma Two B’s know-how and trade secrets, discovery by a third party of Pharma Two B’s trade secrets or other unauthorized use or disclosure would impair Pharma Two B’s intellectual property rights and protections in any product candidate.

In addition, these agreements typically restrict the ability of Pharma Two B’s collaborators, advisors, employees and consultants to publish data potentially relating to Pharma Two B’s trade secrets. Pharma Two B’s academic collaborators typically have rights to publish data, provided that Pharma Two B is notified in advance and may delay publication for a specified time in order to secure Pharma Two B’s intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by Pharma Two B, although in some cases Pharma Two B may share these rights with other parties. Despite Pharma Two B’s efforts to protect its trade secrets, Pharma Two B’s competitors may discover Pharma Two B’s trade secrets, either through breach of these agreements, independent development or publication of information including Pharma Two B’s trade secrets in cases where Pharma Two B does not have proprietary or otherwise protected rights at the time of publication.

Risks Related to Pharma Two B’s Business Operations

Pharma Two B’s future success depends on its ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

Pharma Two B is highly dependent on the principal members of its executive team, including Dan Teleman, Pharma Two B’s chief executive officer, the loss of whose services may adversely impact the achievement of Pharma Two B’s objectives. While Pharma Two B has entered into employment agreements with each of its named executive officers, any of them could leave Pharma Two B’s employment at any time, as all of Pharma Two B’s employees are “at will” employees. Recruiting and retaining other qualified employees, consultants and advisors for Pharma Two B’s business, including scientific and technical personnel, will also be critical to Pharma Two B’s success. There is currently a shortage of skilled executives in Pharma Two B’s industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. Pharma Two B may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets and greater financial resources than it. In addition, failure to succeed in commercializing P2B0001 or in future preclinical studies or clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive, key employee, consultant or advisor may impede the progress of Pharma Two B’s research, development and strategic objectives.

Pharma Two B’s collaborations with outside scientists and consultants may be subject to restriction and change.

Pharma Two B works with medical experts, chemists, biologists and other scientists at academic and other institutions, and consultants who assist Pharma Two B in its research, development and regulatory efforts. In addition, these scientists and consultants have provided, and Pharma Two B expects that they will continue to provide, valuable advice regarding Pharma Two B’s product candidate and regulatory approval processes. These scientists and consultants are not Pharma Two B’s employees and may have other commitments that would limit their future availability to Pharma Two B. If a conflict of interest arises between their work for Pharma Two B and their work for another entity, Pharma Two B may lose their services. In addition, Pharma Two B is limited in its ability to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of Pharma Two B’s clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in Pharma Two B’s clinical trials could be restricted or eliminated.

Pharma Two B’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

Pharma Two B is exposed to the risk of fraud or other misconduct by its employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to Pharma Two B. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to Pharma Two B’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Pharma Two B takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Pharma Two B from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Pharma Two B, and Pharma Two B is not successful in defending itself or asserting its rights, those actions could have a significant impact on Pharma Two B’s business, including the imposition of significant fines or other sanctions.

Pharma Two B faces potential product liability, and, if successful claims are brought against it, Pharma Two B may incur substantial liability and costs. If the use of Pharma Two B’s product candidate harms patients, or is perceived to harm patients even when such harm is unrelated to Pharma Two B’s product candidate, Pharma Two B’s regulatory approvals could be revoked or otherwise negatively impacted and Pharma Two B could be subject to costly and damaging product liability claims.

The use of Pharma Two B’s product candidates in clinical trials and the sale of any products for which Pharma Two B obtains marketing approval exposes Pharma Two B to the risk of product liability claims. Product liability claims might be brought against Pharma Two B by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with Pharma Two B’s product candidate. There is a risk that Pharma Two B’s product candidate may induce adverse events. If Pharma Two B cannot successfully defend against product liability claims, it could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•        impairment of Pharma Two B’s business reputation;

•        withdrawal of clinical trial participants;

•        costs due to related litigation;

•        distraction of management’s attention from Pharma Two B’s primary business;

•        substantial monetary awards to patients or other claimants;

•        the inability to commercialize a product candidate;

•        decreased demand for a product candidate, if approved for commercial sale; and

•        impairment of Pharma Two B’s ability to obtain product liability insurance coverage.

Pharma Two B carries combined public and products liability (including human clinical trials extension) insurance. Pharma Two B believes its product liability insurance coverage is sufficient in light of its current status; however, Pharma Two B may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect it against losses due to liability. If Pharma Two B obtains marketing approval for any product candidate, it intends to expand its insurance coverage to include the sale of commercial products, but Pharma Two B may not be able to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs or medical treatments that had unanticipated adverse effects. A successful product liability claim or series of claims brought against Pharma Two B could cause its share price to decline and, if judgments exceed Pharma Two B’s insurance coverage, could materially and adversely affect Pharma Two B’s financial position.

During the course of treatment, patients may suffer adverse events, including death, for reasons that may be related to Pharma Two B’s product candidates. Such events could subject Pharma Two B to costly litigation, require Pharma Two B to pay substantial amounts of money to injured patients, delay, negatively impact or end Pharma Two B’s opportunity to receive or maintain regulatory approval to market its products, or require Pharma Two B to suspend or abandon its commercialization efforts. Even in a circumstance in which Pharma Two B does not believe that an adverse event is related to its product candidate, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may harm Pharma Two B’s reputation, delay its regulatory approval process, limit the type of regulatory approvals Pharma Two B’s product candidates receive or maintain, and compromise the market acceptance of any of its product candidates that receive regulatory approval. As a result of these factors, a product liability claim, even if successfully defended, could hurt Pharma Two B’s business and impair its ability to generate revenue.

Pharma Two B may use its financial and human resources to pursue a particular research program or product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because Pharma Two B has very limited resources, it may forego or delay pursuit of opportunities for P2B001 or for any other product candidates or for indications that later prove to have greater commercial potential. Pharma Two B’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Pharma Two B’s spending on current and future research and development for product candidates may not yield any commercially viable products. If Pharma Two B does not accurately evaluate the commercial potential or target market for a particular product candidate, Pharma Two B may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for Pharma Two B to retain sole development and commercialization rights to such product candidate, or Pharma Two B may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a collaboration arrangement.

Pharma Two B will incur significant increased costs as a result of operating as a public company, and its management will be required to devote substantial time to new compliance initiatives.

As a public company, Pharma Two B will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which Pharma Two B operates its business in ways it cannot currently anticipate. Pharma Two B’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Pharma Two B’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Pharma Two B expects these rules and regulations, as well as the increase in the number of class actions and other securities litigation filed against publicly traded life sciences companies, to make it more difficult and more expensive for Pharma Two B to obtain director and officer liability insurance. Pharma Two B cannot accurately predict or estimate at this time the amount of additional costs it may incur as a public company under both U.S. and Israeli laws.

Pharma Two B is eligible to be treated as an “emerging growth company,” and Pharma Two B cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Pharma Two B Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pharma Two B, including growth prospects, because Pharma Two B may rely on these reduced disclosure requirements.

Pharma Two B qualifies as an emerging growth company within the meaning of the Securities Act, and if Pharma Two B takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Pharma Two B’s securities less attractive to investors and may make it more difficult to compare Pharma Two B’s performance with other public companies.

Pharma Two B is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Pharma Two B intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

Pharma Two B will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) five (5) years following the effectiveness of this registration statement on Form F-4, (b) in which Pharma Two B has total annual gross revenue of at least $1.235 billion or (c) in which Pharma Two B is deemed to be a large accelerated filer, which means the market value of Pharma Two B Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of its prior second fiscal quarter, and (ii) the date on which has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

For as long as Pharma Two B continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and to the extent Pharma Two B no longer qualifies as a “foreign private issuer,” reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. After Pharma Two B no longer qualifies as an emerging growth company, Pharma Two B may still qualify as a “foreign private issuer,” which allows Pharma Two B to take advantage of some of the same exemptions from disclosure requirements. As a result, its shareholders may not have access to certain information that they may deem important.

Pharma Two B cannot predict if investors will find Pharma Two B Ordinary Shares less attractive because it may rely on these exemptions. If some investors find Pharma Two B Ordinary Shares less attractive as a result, there may be a less active trading market for Pharma Two B Ordinary Shares and the price of Pharma Two B Ordinary Shares may be more volatile. Further, there is no guarantee that the exemptions available to Pharma Two B under the JOBS Act will result in significant savings. To the extent that Pharma Two B chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Pharma Two B’s financial condition.

Pharma Two B is subject to foreign currency exchange risk, and fluctuations between the U.S. dollar and the NIS, the Euro and other non-U.S. currencies may negatively affect Pharma Two B’s earnings and results of operations.

Pharma Two B operates in a number of different currencies. While the dollar is Pharma Two B’s functional and reporting currency and investments in Pharma Two B’s share capital have been denominated in dollars, Pharma Two B’s financial results may be adversely affected by fluctuations in currency exchange rates as a significant portion of its operating expenses, including its salary-related and manufacturing expenses, are denominated in the NIS.

Pharma Two B is exposed to the risks that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of Pharma Two B’s operations in Israel would increase and Pharma Two B’s dollar-denominated results of operations would be adversely affected. Pharma Two B cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the dollar. Market volatility and currency fluctuations may limit Pharma Two B’s ability to cost-effectively hedge against its foreign currency exposure and, in addition, its ability to hedge its exposure to currency fluctuations in certain emerging markets may be limited. Hedging strategies may not eliminate

Pharma Two B’s exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as devotion of management time, external costs to implement the strategies and potential accounting implications. Foreign currency fluctuations, independent of the performance of Pharma Two B’s underlying business, could lead to materially adverse results or could lead to positive results that are not repeated in future periods.

Under applicable employment laws, Pharma Two B may not be able to enforce covenants not to compete.

Pharma Two B generally enters into non-competition agreements with its employees. These agreements prohibit Pharma Two B’s employees, if they cease working for Pharma Two B, from competing directly with Pharma Two B or working for its competitors or clients for a limited period. Pharma Two B may be unable to enforce these agreements under the laws of the jurisdictions in which its employees work and it may be difficult for Pharma Two B to restrict its competitors from benefitting from the expertise its former employees or consultants developed while working for Pharma Two B. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer, which have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property.

Pharma Two B’s internal information technology systems, or those of its third-party CROs, contractors, consultants or others who process sensitive information on Pharma Two B’s behalf, may fail or suffer security incidents, loss or leakage of data and other compromises, any of which could result in a material disruption of Pharma Two B’s product candidate’s development program, compromise sensitive information related to Pharma Two B’s business or prevent Pharma Two B from accessing such information, expose Pharma Two B to liability or otherwise adversely affect Pharma Two B’s business.

In the ordinary course of its business, Pharma Two B may collect, store and transmit confidential information, including intellectual property, proprietary business information and personal information (including health information). It is critical that Pharma Two B does so in a secure manner to maintain the confidentiality, integrity and availability of such information. Pharma Two B also has outsourced certain of its operations to third parties, and as a result Pharma Two B manages a number of third parties who have access to its information. Despite the implementation of security measures, Pharma Two B’s internal computer systems, and those of its CROs and other third parties on which Pharma Two B relies, are vulnerable to damage from computer viruses, unauthorized access, cyberattacks by sophisticated nation-state and nation-state supported actors or by malicious third parties (including the deployment of harmful malware (such as malicious code, viruses and worms), natural disasters, global pandemics, fire, terrorism, war and telecommunication and electrical failures, fraudulent activity, as well as security incidents from inadvertent or intentional actions (such as error or theft) by Pharma Two B’s employees, contractors, consultants, business partners, and/or other third parties, phishing attacks, ransomware, denial-of-service attacks, social engineering schemes and other means that affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise Pharma Two B’s system infrastructure as well as lead to unauthorized access, disclosure or acquisition of information. Cyberattacks are increasing in their frequency, sophistication and intensity. The techniques used to sabotage or to obtain unauthorized access to Pharma Two B’s information technology systems or those upon whom Pharma Two B relies on to process its information change frequently, and Pharma Two B may be unable to anticipate such techniques or implement adequate preventative measures or to stop security incidents in all instances. The recovery systems, security protocols, network protection mechanisms and other security measures that Pharma Two B has integrated into its information technology systems, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss.

Significant disruptions of Pharma Two B’s information technology systems or security incidents could adversely affect its business operations and/or result in the loss, misappropriation, and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information including health information), and could result in financial, legal, business and reputational harm to Pharma Two B. If such disruptions were to occur and cause interruptions in Pharma Two B’s operations, it could result in a material disruption of Pharma Two B’s product development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in Pharma Two B’s regulatory approval efforts and significantly increase Pharma Two B’s costs to recover or reproduce the data. To the extent that any disruption or security incident results in a loss of, or damage to, Pharma Two B’s data or applications, or inappropriate disclosure of confidential or proprietary information, Pharma Two B could incur liability and the further development of its future product candidates could be delayed.

Pharma Two B may also be required to comply with laws, regulations, rules, industry standards, and other legal obligations that require it to maintain the security of personal data. Pharma Two B may also have contractual and other legal obligations to notify collaborators, its clinical trial participants, or other relevant stakeholders of security incidents. Failure to prevent or mitigate cyberattacks could result in unauthorized access to data, including personal data. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. Such disclosures are costly, could lead to negative publicity, may cause Pharma Two B’s collaborators or other relevant stakeholders to lose confidence in the effectiveness of Pharma Two B’s security measures and require it to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. In addition, the costs to respond to a cybersecurity event or to mitigate any identified security vulnerabilities could be significant, including costs for remediating the effects of such an event, paying a ransom, restoring data from backups, and conducting data analysis to determine what data may have been affected by the breach. In addition, Pharma Two B’s efforts to contain or remediate a security incident or any vulnerability exploited to cause an incident may be unsuccessful, and efforts and any related failures to contain or remediate them could result in interruptions, delays, harm to Pharma Two B’s reputation, and increases to Pharma Two B’s insurance coverage.

In addition, litigation resulting from security breaches may adversely affect Pharma Two B’s business. Unauthorized access to Pharma Two B’s information technology systems could result in litigation with Pharma Two B’s collaborators, its clinical trial participants, or other relevant stakeholders. These proceedings could force Pharma Two B to spend money in defense or settlement, divert management’s time and attention, increase Pharma Two B’s costs of doing business, or adversely affect Pharma Two B’s reputation. Pharma Two B could be required to fundamentally change its business activities and practices in response to such litigation, which could have an adverse effect on its business. If a security breach were to occur and the confidentiality, integrity or availability of Pharma Two B’s data or the data of its collaborators were disrupted, Pharma Two B could incur significant liability, which could negatively affect Pharma Two B’s business and damage its reputation.

Furthermore, Pharma Two B may not have adequate insurance coverage or otherwise protect it from, or adequately mitigate, liabilities or damages. The successful assertion of one or more large claims against Pharma Two B that exceeds its available insurance coverage, or results in changes to Pharma Two B’s insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on Pharma Two B’s business. In addition, Pharma Two B cannot be sure that its existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that Pharma Two B’s insurers will not deny coverage as to any future claim.

In the event Pharma Two B decides to conduct clinical studies or continue to enroll subjects in its ongoing or future clinical trials, Pharma Two B may be subject to additional privacy restrictions. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Economic Area, or EEA, including personal health data, is subject to the EU General Data Protection Regulation, or GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR may increase Pharma Two B’s responsibility and liability with respect to personal data that it processes where such processing is subject to the GDPR, and Pharma Two B may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR will be a rigorous and time-intensive process that may increase Pharma Two B’s cost of doing business or require it to change its business practices, and despite those efforts, there is a risk that Pharma Two B may be subject to fines and penalties, litigation, and reputational harm in connection with its European activities. Further, the United Kingdom’s decision to leave the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom and transfers of personal data to the UK and from the UK to both the EEA and countries outside the UK/EEA. For the time being, transfers of personal data from the EU to the UK are covered by an adequacy decision of the EU Commission, and the UK has recently implemented its own regime for safeguarding transfers from the UK to countries outside the UK/EEA which sit alongside the new EU safeguards which were brought in during 2021. However, both the adequacy decision and the UK regime remain vulnerable to withdrawal or legal challenge. Further both the new UK and EU personal data transfer regimes remain relatively untested and therefore impose risk that a transfer of personal data and/or its subsequent processing would be held unlawful and give rise to liabilities from administrative fines and/or damages claims from data subjects.

Future relationships with customers and third-party payors as well as certain of Pharma Two B’s business operations may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If Pharma Two B is unable to comply, or has not fully complied, with such laws, Pharma Two B could face criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

If Pharma Two B obtains FDA approval for P2B001 or any of Pharma Two B’s future product candidates and begins commercializing those products in the United States, Pharma Two B’s operations may be directly, or indirectly through Pharma Two B’s customers, further subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, Pharma Two B’s proposed sales, marketing and education programs. In addition, Pharma Two B may be subject to patient privacy regulation by the federal government and by the U.S. states and foreign jurisdictions in which Pharma Two B conducts its business. The healthcare laws and regulations that may affect Pharma Two B’s ability to operate include:

•        The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. Remuneration has been interpreted broadly to include anything of value. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and those activities may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor. A conviction for violation of the Anti-Kickback Statute requires mandatory exclusion from participation in federal healthcare programs. This statute has been applied to arrangements between pharmaceutical manufacturers and those in a position to purchase products or refer others, including prescribers, patients, purchasers and formulary managers. In addition, the ACA amended the Social Security Act to provide that the U.S. government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act penalties for which are described below.

•        Federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which imposes criminal or civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment to the federal government, including Medicare or Medicaid, that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Liability under the False Claims Act is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $5,500 to $11,000 per false claim or statement ($12,537 to $25,076 per false claim or statement for penalties assessed after May 9, 2022, for violations occurring after November 2, 2015).

•        The civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

•        HIPAA, which imposes civil and criminal penalties for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare.

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which imposes certain requirements on certain types of individuals and entities, such as healthcare providers, health plans and healthcare clearing houses, known as “covered entities,” as well as their “business associates,” independent contractors or agents of covered entities that receive or obtain individually identifiable health information in connection with providing a service on behalf of a covered entity, relating to the privacy, security and transmission of individually identifiable health information.

•        The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, physicians and teaching hospitals, and further requires applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members. These reporting obligations have extended, such that beginning January 1, 2022, companies must also report payments and transfers of value provided to non-physician providers and other types of healthcare professionals such as physician assistants and nurse practitioners. Failure to submit timely, accurately and completely the required information for all covered payments, transfers of value and ownership or investment interests may result in civil monetary penalties. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

•        Many state and foreign law equivalents of each of the above federal laws, such as: anti-kickback and false claims laws, which may apply to items or services reimbursed by any third party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In addition, the European Union has established its own data security and privacy legal framework, including but not limited to Directive 95/46/EC. The European General Data Protection Regulation contains new provisions specifically directed at the processing of health information, higher sanctions and extra-territoriality measures intended to bring non-European Union companies under the regulation.

If Pharma Two B’s operations are found to be in violation of any of the laws described above or any other governmental regulations or laws that apply, Pharma Two B may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, possible exclusion from Medicare, Medicaid and other government healthcare programs, additional reporting requirements and/or oversight, particularly if Pharma Two B becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of Pharma Two B’s operations, any of which could adversely affect Pharma Two B’s ability to operate Pharma Two B’s business and Pharma Two B’s results of operations.

Recent and future healthcare legislation may further impact Pharma Two B’s business operations.

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect Pharma Two B’s ability to sell P2B001 or any future products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

Pharma Two B expects that healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that Pharma Two B receives for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors.

Pharma Two B cannot predict what healthcare reform initiatives may be adopted in the future. Further federal, state and foreign legislative and regulatory developments are likely, and Pharma Two B expects ongoing initiatives to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from P2B001 or any future product candidates that Pharma Two B may successfully develop and for which Pharma Two B may obtain regulatory approval and may affect Pharma Two B’s overall financial condition and ability to develop product candidates.

Business disruptions could seriously harm Pharma Two B’s future revenue and financial condition and increase costs and expenses.

Pharma Two B’s operations, and those of CROs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which Pharma Two B is predominantly self-insured. The occurrence of any of these business disruptions could seriously harm Pharma Two B’s operations and financial condition and increase Pharma Two B’s costs and expenses.

Pharma Two B’s corporate headquarters are located near Tel Aviv, Israel, an area that has recently been prone to hostilities in the Middle East, including terrorist attacks and attempted air strikes and bombings. These and other disasters, including natural disasters could severely disrupt Pharma Two B’s operations, and have a material adverse effect on Pharma Two B’s business, results of operations, financial condition and prospects. If a disaster (natural or otherwise), power outage or other event occurred that prevented Pharma Two B from using all or a significant portion of Pharma Two B’s headquarters, that damaged critical infrastructure, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Pharma Two B to continue Pharma Two B’s business for a substantial period of time. Any disaster recovery and business continuity plans Pharma Two B has in place may prove inadequate in the event of a serious disaster or similar event. Pharma Two B may incur substantial expenses as a result of the limited nature of Pharma Two B’s disaster recovery and business continuity plans, which, could have a material adverse effect on Pharma Two B’s business.

Pharma Two B may face future business disruption and related risks resulting from a pandemic, epidemic or outbreak of an infectious disease, any of which could have a material adverse effect on Pharma Two B’s business.

The development of Pharma Two B’s drug candidates could be disrupted and materially adversely affected in the future by a pandemic, epidemic or outbreak of an infectious disease like the outbreak of COVID-19.

Measures adopted to slow the spread of COVID-19 adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and led to an economic downturn across many global economies. There can be no assurance that Pharma Two B’s operations, including the development of P2B001 or any future drug candidates, will not be disrupted and materially adversely affected in the future by a pandemic, or an epidemic or outbreak of an infectious disease.

The impact of an epidemic or infectious disease outbreak may result in the future inability of Pharma Two B’s suppliers to deliver components or raw materials on a timely basis or materially and adversely affect Pharma Two B’s collaborators and out-license partners’ ability to perform and advance preclinical studies and clinical trials. In addition, clinical sites and hospitals may have staffing challenges. Such events may result in a period of business and manufacturing disruption, the slowing of the enrollment for and conduct of clinical trials, and in reduced operations, any of which could materially affect Pharma Two B’s business, financial condition and results of operations. The extent to which an epidemic or outbreak of an infectious disease impacts Pharma Two B’s business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning new mutations or variants of the coronavirus, the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Pharma Two B has obtained statistical data, market data and other industry data and forecasts used throughout this report from market research, publicly available information and industry publications, which Pharma Two B believes are reliable but have not been verified by any third party.

This report contains estimates, projections and other information concerning Pharma Two B’s industry, business and the markets for the P2B001 and any future drug candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. Pharma Two B obtained the industry, market and similar data set forth in this report from its internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, Pharma Two B does not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While Pharma Two B believes its internal research is reliable, such research has not been verified by any third party.

Risks Related to Pharma Two B’s Intellectual Property

If Pharma Two B is unable to obtain or protect intellectual property rights related to its product candidates, Pharma Two B may not be able to obtain exclusivity for its product candidates or prevent others from developing similar competitive products.

Pharma Two B relies upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to its product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that Pharma Two B owns or in-licenses may fail to result in issued patents with claims that cover its product candidates in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to Pharma Two B’s patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover Pharma Two B’s product candidates, third parties may challenge their validity, enforceability or scope, which may result in the patent claims being narrowed or invalidated. Furthermore, even if they are unchallenged, Pharma Two B’s patents and patent applications may not adequately protect Pharma Two B’s intellectual property, provide exclusivity for Pharma Two B’s product candidates or prevent others from designing around Pharma Two B’s claims. Any of these outcomes could impair Pharma Two B’s ability to prevent competition from third parties and materially affect its operations and financial condition.

If the patent applications Pharma Two B holds with respect to its product candidates fail to issue, if the breadth or strength of its patent protection is threatened, or if its patent portfolio fails to provide meaningful exclusivity for Pharma Two B’s product candidates, it could dissuade companies from collaborating with Pharma Two B to develop product candidates and threaten Pharma Two B’s ability to commercialize future products. Several patent applications covering Pharma Two B’s product candidates have been filed recently. Pharma Two B cannot offer any assurances about which, if any, applications will issue as patents, the breadth of any such issued patent claims or whether any issued claims will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to Pharma Two B could deprive it of rights necessary for the successful commercialization of any product candidates that Pharma Two B may develop. Further, if Pharma Two B encounters delays in regulatory approvals, the period of time during which it could market a product candidate under patent protection could be reduced. Because patent applications in the

United States and most other countries are confidential for a period of time after filing, and some remain so until issued, Pharma Two B cannot be certain that it or its licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of Pharma Two B’s applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Pharma Two B’s product candidates are obtained, once the patent life has expired for a product, Pharma Two B may be open to competition from generic medications. This risk is material in light of the length of the development process of Pharma Two B’s products and lifespan of Pharma Two B’s current patent portfolio.

In addition to the protection afforded by patents, Pharma Two B relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that it elects not to patent, processes for which patents are difficult to enforce and any other elements of Pharma Two B’s product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. Pharma Two B seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors and contractors. Pharma Two B also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. Security measures may be breached, and Pharma Two B may not have adequate remedies for any breach. In addition, Pharma Two B’s trade secrets may otherwise become known or be independently discovered by competitors. Although Pharma Two B expects all of its employees and consultants to assign their inventions to Pharma Two B, and all of Pharma Two B’s employees, consultants, advisors and any third parties who have access to Pharma Two B’s proprietary know-how, information or technology to enter into confidentiality agreements, Pharma Two B cannot provide any assurances that all such agreements have been duly executed or that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of Pharma Two B’s trade secrets could impair Pharma Two B’s competitive position and may have a material adverse effect on its business. Additionally, if the steps taken to maintain Pharma Two B’s trade secrets are deemed inadequate, Pharma Two B may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover Pharma Two B’s trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that Pharma Two B may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, Pharma Two B may encounter significant problems in protecting and defending its intellectual property both in the United States and abroad. If Pharma Two B is unable to prevent material disclosure of the non-patented intellectual property related to its technologies to third parties, and there is no guarantee that Pharma Two B will have any such enforceable trade secret protection, Pharma Two B may not be able to establish or maintain a competitive advantage in its market.

Third-party claims of intellectual property infringement may prevent or delay Pharma Two B’s development and commercialization efforts.

Pharma Two B’s commercial success depends in part on its avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the U.S. Patent and Trademark Office (“U.S. PTO”) and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Pharma Two B is pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Pharma Two B’s product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that Pharma Two B is employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Pharma Two B’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that Pharma Two B’s product candidates may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of Pharma Two B’s technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of Pharma Two B’s product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block Pharma Two B’s ability to commercialize such product candidate unless Pharma Two B obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of Pharma Two B’s formulations, processes for manufacture or methods of use, the holders of any such patents may be able to block Pharma Two B’s ability to develop and commercialize the applicable product candidate unless Pharma Two B obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against Pharma Two B may obtain injunctive or other equitable relief, which could effectively block Pharma Two B’s ability to further develop and commercialize one or more of its product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Pharma Two B’s business. In the event of a successful claim of infringement against it, Pharma Two B may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Pharma Two B may not be successful in obtaining or maintaining necessary rights to pharmaceutical product components and processes for its development pipeline through acquisitions and in-licenses.

Presently Pharma Two B has rights to the intellectual property, primarily under patents that Pharma Two B owns, to develop P2B001 and any of its future product candidates. Because P2B001 and any future product candidates may require the use of proprietary rights held by third parties, the growth of its business may depend in part on its ability to acquire, in-license or use these proprietary rights. In addition, Pharma Two B’s product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. Pharma Two B may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that Pharma Two B identifies. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Pharma Two B may consider attractive. These established companies may have a competitive advantage over Pharma Two B due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Pharma Two B to be a competitor may be unwilling to assign or license rights to it. Pharma Two B also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment.

Pharma Two B may enter into license agreements with third parties, and if it fails to comply with its obligations in such agreements under which it licenses intellectual property rights from third parties or otherwise experiences disruptions to its business relationships with its licensors, Pharma Two B could lose license rights that are important to its business.

Pharma Two B may need to obtain licenses from third parties to advance its research or allow commercialization of its product candidates, and Pharma Two B has done so from time to time. Pharma Two B may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, Pharma Two B may be required to expend significant time and resources to develop or license replacement technology. If Pharma Two B is unable to do so, it may be unable to develop or commercialize the affected product candidates.

In many cases, patent prosecution of Pharma Two B’s in-licensed technology is controlled solely by the licensor. If Pharma Two B’s licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property Pharma Two B licenses from them, Pharma Two B could lose its rights to the intellectual property or its exclusivity with respect to those rights, and its competitors could market competing products using the intellectual property. In some cases, Pharma Two B controls the prosecution of patents resulting from licensed technology. In the event Pharma Two B breaches any of its obligations related to such prosecution, Pharma Two B may incur significant liability to its licensing partners. Licensing of intellectual property is of critical importance to Pharma Two B’s business and involves complex legal, business and scientific issues and is complicated by the rapid pace of scientific discovery in Pharma Two B’s industry. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        the extent to which Pharma Two B’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        the sublicensing of patent and other rights under any collaboration relationships Pharma Two B might enter into in the future;

•        Pharma Two B’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Pharma Two B’s licensors and Pharma Two B and its partners; and

•        the priority of invention of patented technology.

If disputes over intellectual property that Pharma Two B has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, Pharma Two B may be unable to successfully develop and commercialize the affected product candidates.

Pharma Two B may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Pharma Two B’s patents or the patents of its licensors. To counter infringement or unauthorized use, Pharma Two B may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Pharma Two B’s or its licensors is not valid, is unenforceable or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that Pharma Two B’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Pharma Two B’s patents at risk of being invalidated or interpreted narrowly and could put Pharma Two B’s patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by Pharma Two B may be necessary to determine the priority of inventions with respect to Pharma Two B’s patents or patent applications or those of its licensors. An unfavorable outcome could require Pharma Two B to cease using the related technology or to attempt to license rights to it from the prevailing party. Pharma Two B’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. Pharma Two B’s defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract Pharma Two B’s management and other employees. Pharma Two B may not be able to prevent, alone or with its licensors, misappropriation of Pharma Two B’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Pharma Two B’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the trading price of Pharma Two B Ordinary Shares.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of Pharma Two B’s patent applications and the enforcement or defense of its issued patents.

Patent reform legislation continues to increase the uncertainties and costs surrounding the prosecution of Pharma Two B’s patent applications and the enforcement or defense of its issued patents. The Leahy-Smith Act introduced a number of significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted and patent litigation is conducted. The U.S. PTO continues to develop regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated therewith, in particular, the inter partes review proceedings. It remains to be seen what impact the Leahy-Smith Act will have on the operation of Pharma Two B’s business. However, its implementation increases the uncertainties and costs surrounding the prosecution of Pharma Two B’s patent applications and the enforcement or defense of Pharma Two B’s issued patents, all of which could have a material adverse effect on Pharma Two B’s business and financial condition.

Pharma Two B may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Certain of Pharma Two B’s key employees and personnel are or were previously employed at universities, medical institutions or other biotechnology or pharmaceutical companies, including Pharma Two B’s competitors or potential competitors.

Although Pharma Two B tries to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for Pharma Two B, Pharma Two B may be subject to claims that Pharma Two B or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of Pharma Two B’s employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If Pharma Two B fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if Pharma Two B is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Furthermore, universities or medical institutions who employ some of Pharma Two B’s key employees and personnel in parallel to their engagement by Pharma Two B may claim that intellectual property developed by such person is owned by the respective academic or medical institution under the respective institution intellectual property policy or applicable law.

Pharma Two B may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect its business.

A significant portion of Pharma Two B’s intellectual property has been developed by its employees in the course of their employment for Pharma Two B. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. Recent decisions by the Committee (which have been upheld by the Israeli Supreme Court on appeal) have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the Committee has not yet determined the method for calculating this remuneration nor the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. Pharma Two B generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to Pharma Two B all rights to any inventions created in the scope of their employment or engagement with it. Although Pharma Two B’s employees have agreed to assign to Pharma Two B service invention rights, Pharma Two B may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Pharma Two B could be required to pay additional remuneration or royalties to its current or former employees, or be forced to litigate such claims, which could negatively affect Pharma Two B’s business.

Pharma Two B may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Pharma Two B may be subject to claims that former employees, collaborators or other third parties have an ownership interest in its patents or other intellectual property. Pharma Two B may have, in the future, ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing its product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Pharma Two B fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Pharma Two B’s business. Even if Pharma Two B is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining Pharma Two B’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Pharma Two B’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications will be due to be paid to the U.S. PTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The U.S. PTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

Issued patents covering Pharma Two B’s product candidates could be found invalid or unenforceable if challenged in court. Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Pharma Two B’s ability to protect its products.

As is the case with other biotechnology companies, Pharma Two B’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in some situations. In addition to increasing uncertainty with regard to Pharma Two B’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Pharma Two B’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future.

Pharma Two B may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Pharma Two B’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Pharma Two B may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Potential competitors may use Pharma Two B’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Pharma Two B has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Pharma Two B’s product candidates, if approved, and Pharma Two B’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Pharma Two B to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Pharma Two B’s patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put Pharma Two B’s patents at risk of being invalidated or interpreted narrowly and Pharma Two B’s patent applications at risk of not issuing and could provoke third parties to assert claims against it. Pharma Two B may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Pharma Two B’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Pharma Two B develops or licenses.

Risks Related to Ownership of Pharma Two B Ordinary Shares

The market price of Pharma Two B Ordinary Shares may be highly volatile, and you may not be able to resell your shares at the purchase price.

An active trading market for Pharma Two B Ordinary Shares may not develop. You may not be able to sell your shares quickly or at the market price if trading in Pharma Two B Ordinary Shares is not active.

Pharma Two B’s share price could be subject to wide fluctuations in response to a variety of factors, including the following:

•        adverse results or delays in commercialization of P2B001, or future preclinical studies or clinical trials, and resulting changes in Pharma Two B’s clinical development programs;

•        reports of adverse events in other similar products or clinical trials of such products;

•        inability to obtain additional funding or funding on acceptable terms or such time as it would be required;

•        any delay in filing an IND for P2B001 or any future product candidate and any adverse development or perceived adverse development with respect to the FDA’s review of that IND;

•        failure to develop successfully and commercialize a product candidate for the proposed indications and future product candidates for other indications or new candidates;

•        failure to maintain Pharma Two B’s licensing arrangements or enter into strategic collaborations;

•        failure by Pharma Two B or its licensors and strategic collaboration partners to prosecute, maintain or enforce Pharma Two B’s intellectual property rights;

•        changes in laws or regulations applicable to future products;

•        inability or delay in scaling up Pharma Two B’s manufacturing capabilities, inability to obtain adequate product supply for a product candidate or the inability to do so at acceptable prices;

•        adverse regulatory decisions, including by the IIA under the Research Law;

•        introduction of new products, services or technologies by Pharma Two B’s competitors;

•        failure to meet or exceed the estimates, expectations, and projections of the investment community and Pharma Two B’s shareholders;

•        the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•        announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Pharma Two B or Pharma Two B’s competitors;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and Pharma Two B’s ability to obtain patent protection for its technologies;

•        additions or departures of key scientific or management personnel;

•        significant lawsuits, including patent or shareholder litigation;

•        changes in the market valuations of similar companies;

•        general economic and market conditions and overall fluctuations in the U.S. equity market;

•        any identified material weakness in Pharma Two B’s internal control over financial reporting;

•        changes in Nasdaq listing of Pharma Two B’s shares;

•        recommendations of equity analysts covering Pharma Two B’s shares;

•        the outcome of Pharma Two B’s strategic processes;

•        sales of Pharma Two B Ordinary Shares by Pharma Two B or its shareholders in the future; and

•        trading volume of Pharma Two B Ordinary Shares.

In addition, companies trading in the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of Pharma Two B Ordinary Shares, regardless of Pharma Two B’s actual operating performance.

Pharma Two B’s principal shareholders and management own a significant percentage of its shares and will be able to exert significant control over matters subject to shareholder approval.

As of July 31, 2024, to the best of Pharma Two B’s information, its executive officers, key management, directors, 5% shareholders and their affiliates beneficially owned approximately 76% of Pharma Two B’s voting shares. Therefore, these shareholders have the ability to influence Pharma Two B through their ownership positions. These shareholders may be able to determine all matters requiring shareholder approval. For example, these shareholders, if they were to act together, may be able to control elections of directors, amendments of Pharma Two B’s organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for Pharma Two B Ordinary Shares that you may believe are in your best interest as one of Pharma Two B’s shareholders.

Future sales and issuances of Pharma Two B Ordinary Shares or rights to purchase Pharma Two B Ordinary Shares, including pursuant to Pharma Two B’s equity incentive plans, could result in additional dilution of the percentage ownership of Pharma Two B’s shareholders and could cause its share price to fall.

Additional capital will be needed in the future to continue Pharma Two B’s planned operations. To the extent Pharma Two B raises additional capital by issuing equity securities, its shareholders may experience substantial dilution. Pharma Two B may sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner Pharma Two B determines from time to time. If Pharma Two B sells ordinary shares, convertible securities or other equity securities in one or more transactions, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to Pharma Two B’s existing shareholders, and new investors could gain rights superior to Pharma Two B’s existing shareholders.

Pharma Two B also has equity plans that provide for the grant of share options and other equity-based awards to Pharma Two B’s employees, directors and consultants, and has issued warrants. The exercise of any of these options and warrants would result in additional share issuances and may be dilutive. As these securities will be registered, many will be available for resale into the public market. Sales of a substantial number of shares of Pharma Two B Ordinary Shares by its existing shareholders in the public market, or the perception that these sales might occur, could depress the market price of Pharma Two B Ordinary Shares and could impair its ability to raise capital through the sale of additional equity securities. Pharma Two B is unable to predict the effect that such sales may have on the prevailing market price of Pharma Two B Ordinary Shares.

Pharma Two B could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for Pharma Two B because pharmaceutical companies have experienced significant share price volatility in recent years. If Pharma Two B faces any such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm Pharma Two B’s business.

Pharma Two B does not intend to pay dividends on Pharma Two B Ordinary Shares in the foreseeable future, so any returns will be limited to the value of its shares.

Pharma Two B has never declared or paid any cash dividends on its share capital. Pharma Two B currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the appreciation of their shares. In addition, Israeli law limits Pharma Two B’s ability to declare and pay dividends and may subject Pharma Two B’s dividends to Israeli withholding taxes. Furthermore, Pharma Two B’s payment of dividends (out of tax-exempt income) may retroactively subject it to certain Israeli corporate income taxes, to which Pharma Two B would not otherwise be subject.

If equity research analysts do not publish research reports about Pharma Two B’s business or if they issue unfavorable commentary or downgrade Pharma Two B Ordinary Shares, the price of Pharma Two B Ordinary Shares could decline.

The trading market for Pharma Two B Ordinary Shares relies in part on the research and reports that equity research analysts publish about Pharma Two B and its business. The price of Pharma Two B Ordinary Shares could decline if it does not obtain research analyst coverage, or one or more securities analysts downgrade the Pharma Two B Ordinary Shares, or if those analysts issue other unfavorable commentary or expectations that Pharma Two B is unable to meet or cease publishing reports about Pharma Two B or its business.

Pharma Two B’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on Pharma Two B’s business and share price.

As a privately held company, Pharma Two B is not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. Commencing with Pharma Two B’s Annual Report on Form 20-F for the fiscal year that the Merger is completed, Pharma Two B’s management will be required to report on the effectiveness of its internal control over financial reporting. The rules governing the standards that must be met for Pharma Two B’s management to assess Pharma Two B’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Pharma Two B cannot assure you that there will not be material weaknesses in Pharma Two B’s internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit Pharma Two B’s ability to accurately report its financial condition, results of operations or cash flows. If Pharma Two B is unable to conclude that its internal control over financial reporting is effective, or if Pharma Two B’s independent registered public accounting firm determines Pharma Two B has a material weakness in Pharma Two B’s internal control over financial reporting once that firm begins its Section 404 reviews if Pharma Two B transitions to an accelerated filer, investors may lose confidence in the accuracy and completeness of Pharma Two B’s financial reports, the market price of Pharma Two B’s ordinary shares could decline, and Pharma Two B could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in Pharma Two B’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict Pharma Two B’s future access to the capital markets.

Risks Related to Pharma Two B’s Incorporation and Operations in Israel

Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect Pharma Two B’s business, its results of operations and its ability to raise additional funds.

Pharma Two B is incorporated under the laws of the State of Israel, and many of its directors, officers and employees, operate from its offices that are located in Kiryat Ono, Israel. In addition, a number of Pharma Two B’s officers and directors are residents of Israel. Accordingly, Pharma Two B’s business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of

Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on Pharma Two B’s business and operations and on Israel’s economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, which may have a material adverse effect on Pharma Two B and its ability to effectively conduct its operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. The absence of employees of Pharma Two B’s Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect Pharma Two B’s ability to deliver or provide products and services to customers.

Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon also launched missile, rocket and shooting attacks against Israeli military sites, troops and Israeli towns in northern Israel. In response to these attacked, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks. Following the assassination of senior members of Hezbollah and Hamas, Hezbollah and Iran have threatened direct retaliation against Israel. The nature, timing and targets of the potential retaliation are unknown and will not be known if and until the retaliation occurs. In the event that Pharma Two B’s facilities are damaged as a result of hostile actions, or hostilities otherwise disrupt Pharma Two B’s ongoing operations, its ability to deliver or provide products and services in a timely manner to meet its contractual obligations towards customers and vendors could be materially and adversely affected. Pharma Two B’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, Pharma Two B cannot assure you that such government coverage will be maintained or that it will sufficiently cover its potential damages. Any losses or damages incurred by Pharma Two B could have a material adverse effect on its business.

In addition, some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continue or increase. These restrictions may materially limit Pharma Two B’s ability to sell its products and provide its services to companies and customers in these countries. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods and services. Such efforts, particularly if they become more widespread, may materially and adversely impact Pharma Two B’s ability to sell and provide its products and services outside of Israel.

Furthermore, following Hamas’ attack on Israel and Israel’s security cabinet declaration of war against Hamas, the Houthi movement, which controls parts of Yemen, launched a number of attacks on marine vessels traversing the Red Sea, which marine vessels were thought to either be in route towards Israel or to be partly owned by Israeli businessmen. The Red Sea is a vital maritime route for international trade traveling to or from Israel. As a result of such disruptions, Pharma Two B may experience in the future delays in supplier deliveries, extended lead times, and increased cost of freight, increased insurance costs, purchased materials and manufacturing labor costs. The risk of ongoing supply disruptions may further result in delayed deliveries of Pharma Two B’s products.

In August of 2024, Fitch downgraded Israel’s Long-Term Foreign-Currency Issuer Default Rating to ‘A’ from ‘A+’. While Pharma Two B cannot directly point to negative consequences of this downgrade, if further downgrades from ratings agencies were to follow such downgrades may negatively affect Pharma Two B’s business or its ability to conduct business.

Prior to the Hamas attack in October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets and other changes in macroeconomic conditions. The risk of such negative developments has increased in light of the recent Hamas attacks and the war against Hamas declared by Israel, regardless of the proposed changes to the judicial system and the related debate. To the extent that any of these negative developments do occur, they may have an adverse effect on Pharma Two B’s business, its results of operations and its ability to raise additional funds, if deemed necessary by its management and board of directors.

Pharma Two B may become subject to claims for remuneration or royalties for assigned service invention rights by Pharma Two B’s employees, which could result in litigation and adversely affect Pharma Two B’s business.

A significant portion of Pharma Two B’s intellectual property has been developed by its employees in the course of their employment by Pharma Two B. Under the Israeli Patents Law, 5727-1967 (the “Patents Law”), inventions conceived by an employee during and as a result of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent an agreement between the employee and employer providing otherwise. The Patents Law also provides that if there is no agreement between an employer and an employee determining whether the employee is entitled to receive consideration for service inventions and on what terms, this will be determined by the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patents Law. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patents Law. Although Pharma Two B generally enters into agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created during and as a result of their employment with Pharma Two B, Pharma Two B may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Pharma Two B could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such monetary claims (which will not affect Pharma Two B’s proprietary rights), which could negatively affect its business.

Certain tax benefits that may be available to Pharma Two B, if obtained by Pharma Two B, would require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase Pharma Two B’s costs and taxes.

Pharma Two B may be eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, referred to as the Investment Law. If Pharma Two B obtains tax benefits under the “Preferred Technological Enterprises” regime then, in order to remain eligible for such tax benefits, it will need to continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, Pharma Two B’s Israeli taxable income may be subject to Israeli corporate tax rates of 23% in 2018 and thereafter. Additionally, if Pharma Two B increases its activities outside of Israel through acquisitions, for example, its activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations.”

It may be difficult to enforce a U.S. judgment against Pharma Two B, its officers and directors and the Israeli experts named in this proxy statement/prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on Pharma Two B’s officers and directors and these experts.

Most of Pharma Two B’s directors or officers are not residents of the United States and most of their and Pharma Two B’s assets are located outside the United States. Service of process upon Pharma Two B or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Pharma Two B or its non-U.S. directors and executive officers may be difficult to obtain within the United States. Pharma Two B have been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Pharma Two B or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Pharma Two B or its non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if (among other things) it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, or if it was obtained by fraud or in absence of due process, or if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, at the time the foreign action was brought. For more information, see “Enforceability of Civil Liabilities.”

Your rights and responsibilities as a shareholder of Pharma Two B will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Pharma Two B is incorporated under Israeli law. The rights and responsibilities of holders of the Pharma Two B ordinary shares are governed by the Pharma Two B Articles and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in Pharma Two B, or has other powers toward Pharma Two B has a duty of fairness toward it. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

If Pharma Two B or any of its subsidiaries are characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Pharma Two B and its subsidiaries, there is a risk that Pharma Two B may be treated as a PFIC for the taxable year that includes the Merger and for future taxable years. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Pharma Two B cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Pharma Two B or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Pharma Two B’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of Pharma Two B’s income or composition of Pharma Two B or any of its subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether Pharma Two B is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Pharma Two B is a PFIC for any taxable year, a U.S. Holder of Pharma Two B ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders of Pharma Two B ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to Pharma Two B and the ownership of Pharma Two B ordinary shares.

If a U.S. Holder is treated as owning at least 10% of the Pharma Two B ordinary shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Pharma Two B ordinary shares, such person may be treated as a “United States shareholder” with respect to Pharma Two B, or any of its subsidiaries, if Pharma Two B or such subsidiary is a “controlled foreign corporation.” If Pharma Two B has one or more U.S. subsidiaries (such as Hepion), certain of Pharma Two B’s non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether Pharma Two B is treated as a controlled foreign corporation.

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. Pharma Two B cannot provide any assurances that it will assist U.S. Holders in determining whether Pharma Two B or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Pharma Two B, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes.

The Pharma Two B Articles provide that unless Pharma Two B consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between Pharma Two B and its shareholders under the Companies Law and the Israeli Securities Law.

The competent courts of Tel Aviv, Israel shall, unless Pharma Two B consents otherwise in writing, be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pharma Two B, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Pharma Two B to Pharma Two B or Pharma Two B’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”). This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pharma Two B Articles will not relieve Pharma Two B of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of Pharma Two B will not be deemed to have waived Pharma Two B’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholders ability to bring a claim in a judicial forum of its choosing for disputes with Pharma Two B or its directors or other employees which may discourage lawsuits against Pharma Two B, its directors, officers and employees.

Certain U.S. shareholders may be subject to adverse tax consequences if Pharma Two B is characterized as “Controlled Foreign Corporation.”

Each “Ten Percent Shareholder” in a non-U.S. corporation that is classified as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income” and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a U.S. person

(as defined by the Code), who owns or is considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation. The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain.

Pharma Two B does not believe that it was a CFC for the taxable year ended December 31, 2023, or that Pharma Two B is currently a CFC. It is possible, however, that a shareholder treated as a U.S. person for U.S. federal income tax purposes will acquire, directly or indirectly, enough shares to be treated as a Ten Percent Shareholder after application of the constructive ownership rules and, together with any other Ten Percent Shareholders of the company, cause Pharma Two B to be treated as a CFC for U.S. federal income tax purposes. Pharma Two B believes that certain of its shareholders are Ten Percent Shareholders for U.S. federal income tax purposes. Holders should consult their own tax advisors with respect to the potential adverse U.S. federal income tax consequences of becoming a Ten Percent Shareholder in a CFC.

Pharma Two B is expected to be classified as a PFIC in the current taxable year, and its U.S. shareholders may suffer adverse tax consequences as a result.

Generally, if, for any taxable year, at least 75% of Pharma Two B’s gross income is passive income, or at least 50% of the value of Pharma Two B’s assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, Pharma Two B would be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties, which are received from unrelated parties in connection with the active conduct of a trade or business. If Pharma Two B is characterized as a PFIC, Pharma Two B’s U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of Pharma Two B Ordinary Shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on Pharma Two B Ordinary Shares by individuals who are U.S. Holders, and having interest charges apply to distributions by Pharma Two B and the proceeds of share sales.

Because PFIC status depends on the composition of Pharma Two B’s income and the composition and value of its assets (which may be determined in part by reference to the market value of Pharma Two B Ordinary Shares, which may be volatile) from time to time, there can be no assurance that Pharma Two B will not be considered a PFIC for any taxable year. Pharma Two B is not expected to be a PFIC for its 2022 or 2023 taxable year and Pharma Two B is expected to be a PFIC for the current taxable year. However, the determination of whether Pharma Two B is a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. As Pharma Two B’s PFIC status depends on the composition of its income and the composition and value of its assets (which may be determined in part by reference to the market value of Pharma Two B Ordinary Shares, which may be volatile) between the start and end of Pharma Two B’s current taxable year (which should end on the day immediately preceding the yet to be determined closing date of the Merger), Pharma Two B cannot conclusively determine its current PFIC status until after the closing date of the Merger and there can be no assurance that Pharma Two B’s determination of its PFIC status set forth above will not be challenged by the IRS.

Risks Related to Hepion

Risks Related to Hepion’s Capital Requirements, Finances and Operations if the Merger is Not Completed

Hepion has incurred losses since inception, anticipates that it will incur continued losses for the foreseeable future indicating the possibility that it may not be able to operate in the future as a stand-alone company.

For the years ended December 31, 2023 and 2022, Hepion had an accumulated deficit of $224.6 million, and $175.7 million, respectively. Hepion expects to incur significant and increasing operating losses for the next several years as it expands its research and development efforts, continue its clinical trials, acquire or license technologies, advance other product candidates into clinical development, complete clinical trials, seek regulatory approval and, if Hepion receives FDA approval, commercialize its products. In November 2020 and February 2021, Hepion raised net proceeds of approximately $31.6 million and $82.1 million, respectively, to fund its future operations. In October 2023 and February 2024, Hepion raised in gross proceeds $5.0 million and $2.0 million, respectively, through the sale of common stock and warrants.

Hepion’s ability to raise additional funds is contingent upon, among other factors, the sale of the shares of Hepion Common Stock or obtaining alternate financing. Hepion cannot provide any assurance that it will be able to raise additional capital if the Merger is not completed. If Hepion is unable to secure additional capital, Hepion may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays in Hepion’s clinical and regulatory efforts, which is critical to the realization of Hepion’s business plan.

Hepion’s product candidate rencofilstat is in the early stages of development and its commercial viability remains subject to the successful outcome of current and future preclinical studies, clinical trials, regulatory approvals and the risks generally inherent in the development of a pharmaceutical product candidate. If Hepion is unable to successfully advance or develop Hepion’s product candidate, its business will be materially harmed.

In the near-term, failure to successfully advance the development of Hepion’s product candidates may have a material adverse effect on Hepion. To date, Hepion has not successfully developed or commercially marketed, distributed or sold any product candidate. The success of Hepion’s business depends primarily upon its ability to successfully advance the development of its product candidates through preclinical studies and clinical trials, have these product candidates approved for sale by the FDA or regulatory authorities in other countries, and ultimately have these product candidates successfully commercialized by Hepion or a strategic partner. Hepion cannot assure you that the results of Hepion’s ongoing preclinical studies or clinical trials will support or justify the continued development of its product candidates, or that it will receive approval from the FDA, or similar regulatory authorities in other countries, to advance the development of its product candidates.

Hepion’s product candidates must satisfy rigorous regulatory standards of safety and efficacy before Hepion can advance or complete their clinical development, or they can be approved for sale. To satisfy these standards, Hepion must engage in expensive and lengthy preclinical studies and clinical trials, develop acceptable manufacturing processes, and obtain regulatory approval of its product candidates. Despite these efforts, Hepion’s product candidates may not:

•        offer therapeutic or other medical benefits over existing drugs or other product candidates in development to treat the same patient population;

•        be proven to be safe and effective in current and future preclinical studies or clinical trials;

•        have the desired effects;

•        be free from undesirable or unexpected effects;

•        meet applicable regulatory standards;

•        be capable of being formulated and manufactured in commercially suitable quantities and at an acceptable cost; or

•        be successfully commercialized by Hepion or by collaborators.

Even if Hepion demonstrates favorable results in preclinical studies and early-stage clinical trials, Hepion cannot assure you that the results of late-stage clinical trials will be favorable enough to support the continued development of its product candidates. Several companies in the pharmaceutical and biopharmaceutical industries have experienced significant delays, setbacks and failures in all stages of development, including late-stage clinical trials, even after achieving promising results in preclinical testing or early-stage clinical trials. Accordingly, results from completed preclinical studies and early-stage clinical trials of Hepion’s product candidates may not be predictive of the results it may obtain in later-stage trials. Furthermore, even if the data collected from preclinical studies and clinical trials involving Hepion’s product candidates demonstrate a satisfactory safety and efficacy profile, such results may not be sufficient to support the submission of a New Drug Application, or NDA or a biologics license application, or BLA to obtain regulatory approval from the FDA in the U.S., or other similar regulatory agencies in other jurisdictions, which is required to market and sell the product.

Hepion’s product candidates will require significant additional research and development efforts, the commitment of substantial financial resources, and regulatory approvals prior to advancing into further clinical development or being commercialized by Hepion or collaborators. Hepion cannot assure you that its product candidates will successfully progress through the drug development process or will result in commercially viable products. Hepion does not expect its product candidates to be commercialized by Hepion or collaborators for at least several years.

Hepion’s product candidate may exhibit undesirable side effects when used alone or in combination with other approved pharmaceutical products or investigational new drugs, which may delay or preclude further development or regulatory approval or limit their use if approved.

Throughout the drug development process, Hepion must continually demonstrate the safety and tolerability of its product candidate to obtain regulatory approval to further advance clinical development or to market them. Even if Hepion’s product candidate demonstrates biologic activity and clinical efficacy, any unacceptable adverse side effects or toxicities, when administered alone or in the presence of other pharmaceutical products, which can arise at any stage of development, may outweigh potential benefits. In preclinical studies and clinical trials were conducted to date, Hepion’s product candidate has demonstrated an acceptable safety profile, although these studies and trials have involved a small number of subjects or patients over a limited period of time. Hepion may observe adverse or significant adverse events or drug-drug interactions in future preclinical studies or clinical trial candidates, which could result in the delay or termination of development, prevent regulatory approval, or limit market acceptance if ultimately approved.

If the results of preclinical studies or clinical trials for Hepion’s product candidate, including those that are subject to existing or future license or collaboration agreements, are unfavorable or delayed, Hepion could be delayed or precluded from the further development or commercialization of Hepion’s product candidate, which could materially harm Hepion’s business.

In order to further advance the development of, and ultimately receive regulatory approval to sell, Hepion’s product candidate, Hepion must conduct extensive preclinical studies and clinical trials to demonstrate Hepion’s safety and efficacy to the satisfaction of the FDA or similar regulatory authorities in other countries, as the case may be. Preclinical studies and clinical trials are expensive, complex, can take many years to complete, and have highly uncertain outcomes. Delays, setbacks, or failures can occur at any time, or in any phase of preclinical or clinical testing, and can result from concerns about safety or toxicity, a lack of demonstrated efficacy or superior efficacy over other similar products that have been approved for sale or are in more advanced stages of development, poor study or trial design, and issues related to the formulation or manufacturing process of the materials used to conduct the trials. The results of prior preclinical studies or clinical trials are not necessarily predictive of the results Hepion may observe in later stage clinical trials. In many cases, product candidates in clinical development may fail to show desired safety and efficacy characteristics despite having favorably demonstrated such characteristics in preclinical studies or earlier stage clinical trials.

In addition, Hepion may experience numerous unforeseen events during, or as a result of, preclinical studies and the clinical trial process, which could delay or impede Hepion’s ability to advance the development of, receive regulatory approval for, or commercialize Hepion’s product candidate, including, but not limited to:

•        communications with the FDA, or similar regulatory authorities in different countries, regarding the scope or design of a trial or trials;

•        regulatory authorities (including an Institutional Review Board or Ethical Committee) or IRB or EC, not authorizing Hepion to commence or conduct a clinical trial at a prospective trial site;

•        enrollment in Hepion’s clinical trials being delayed, or proceeding at a slower pace than Hepion expected, because Hepion has difficulty recruiting patients or participants dropping out of Hepion’s clinical trials at a higher rate than Hepion anticipated;

•        Hepion’s third-party contractors, upon whom Hepion relies for conducting preclinical studies, clinical trials and manufacturing of Hepion’s trial materials, may fail to comply with regulatory requirements or meet their contractual obligations to Hepion in a timely manner;

•        having to suspend or ultimately terminate Hepion’s clinical trials if participants are being exposed to unacceptable health or safety risks;

•        IRBs, ECs or regulators requiring that Hepion hold, suspend or terminate Hepion’s preclinical studies and clinical trials for various reasons, including non-compliance with regulatory requirements; and

•        the supply or quality of drug material necessary to conduct Hepion’s preclinical studies or clinical trials being insufficient, inadequate or unavailable.

Even if the data collected from preclinical studies or clinical trials involving Hepion’s product candidate demonstrate a satisfactory safety and efficacy profile, such results may not be sufficient to support the submission of an NDA or BLA to obtain regulatory approval from the FDA in the U.S., or other similar foreign regulatory authorities in foreign jurisdictions, which is required to market and sell the product.

If third party vendors upon whom Hepion intends to rely on to conduct Hepion’s preclinical studies or clinical trials do not perform or fail to comply with strict regulations, these studies or trials of Hepion’s product candidate may be delayed, terminated, or fail, or Hepion could incur significant additional expenses, which could materially harm Hepion’s business.

Hepion has limited resources dedicated to designing, conducting and managing preclinical studies and clinical trials. Hepion intends to rely on third parties, including clinical research organizations, consultants and principal investigators, to assist Hepion in designing, managing, monitoring and conducting Hepion’s preclinical studies and clinical trials. Hepion intends to rely on these vendors and individuals to perform many facets of the drug development process, including certain preclinical studies, the recruitment of sites and patients for participation in Hepion’s clinical trials, maintenance of good relations with the clinical sites, and ensuring that these sites are conducting Hepion’s trials in compliance with the trial protocol, including safety monitoring and applicable regulations. If these third parties fail to perform satisfactorily, or do not adequately fulfill their obligations under the terms of Hepion’s agreements with them, Hepion may not be able to enter into alternative arrangements without undue delay or additional expenditures, and therefore the preclinical studies and clinical trials of Hepion’s product candidate may be delayed or prove unsuccessful. Further, the FDA, or other similar foreign regulatory authorities, may inspect some of the clinical sites participating in Hepion’s clinical trials in the U.S., or Hepion’s third-party vendors’ sites, to determine if Hepion’s clinical trials are being conducted according to Good Clinical Practices or GCPs. If Hepion or the FDA determine that Hepion’s third-party vendors are not in compliance with, or have not conducted Hepion’s clinical trials according to, applicable regulations Hepion may be forced to delay, repeat or terminate such clinical trials.

Hepion has limited capacity for recruiting and managing clinical trials, which could impair Hepion’s timing to initiate or complete clinical trials of Hepion’s product candidate and materially harm Hepion’s business.

Hepion has limited capacity to recruit and manage the clinical trials necessary to obtain FDA approval or approval by other regulatory authorities. By contrast, larger pharmaceutical and bio-pharmaceutical companies often have substantial staff with extensive experience in conducting clinical trials with multiple product candidates across multiple indications. In addition, they may have greater financial resources to compete for the same clinical investigators and patients that Hepion is attempting to recruit for Hepion’s clinical trials.

If approved and commercialized, rencofilstat intends to compete with numerous therapies for the treatment of NASH that are currently in development. To Hepion’s knowledge, other potential competitors are in both later and earlier stages of development. If potential competitors are successful in completing drug development for their product candidates and obtain approval from the FDA, they could limit the demand for rencofilstat.

As a result, Hepion may be at a competitive disadvantage that could delay the initiation, recruitment, timing, completion of Hepion’s clinical trials and obtaining regulatory approvals, if at all, for Hepion’s product candidate.

Hepion, and Hepion’s collaborators, must comply with extensive government regulations in order to advance Hepion’s product candidate through the development process and ultimately obtain and maintain marketing approval for Hepion’s products in the U.S. and abroad.

The product candidate that Hepion, or Hepion’s collaborators, are developing require regulatory approval to advance through clinical development and to ultimately be marketed and sold and are subject to extensive and rigorous domestic and foreign government regulation. In the U.S., the FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical and biopharmaceutical products.

Hepion’s product candidate is also subject to similar regulation by foreign governments to the extent Hepion seeks to develop or market them in those countries. Hepion, or Hepion’s collaborators, must provide the FDA and foreign regulatory authorities, if applicable, with preclinical and clinical data, as well as data supporting an acceptable manufacturing process, that appropriately demonstrate Hepion’s product candidates’ safety and efficacy before they can be approved for the targeted indications. Hepion’s product candidate has not been approved for sale in the U.S. or any foreign market, and Hepion cannot predict whether Hepion or Hepion’s collaborators will obtain regulatory approval for any product candidate Hepion is developing or plan to develop. The regulatory review and approval process can take many years, is dependent upon the type, complexity, novelty of, and medical need for the product candidate, requires the expenditure of substantial resources, and involves post-marketing surveillance and vigilance and ongoing requirements for post-marketing studies or Phase 4 clinical trials. In addition, Hepion or Hepion’s collaborators may encounter delays in, or fail to gain, regulatory approval for Hepion’s product candidate based upon additional governmental regulation resulting from future legislative, administrative action or changes in FDA’s or other similar foreign regulatory authorities’ policy or interpretation during the period of product development. Delays or failures in obtaining regulatory approval to advance Hepion’s product candidate through clinical development, and ultimately commercialize them, may:

•        adversely impact Hepion’s ability to raise sufficient capital to fund the development of Hepion’s product candidate;

•        adversely affect Hepion’s ability to further develop or commercialize Hepion’s product candidate;

•        diminish any competitive advantages that Hepion or Hepion’s collaborators may have or attain; and

•        adversely affect the receipt of potential milestone payments and royalties from the sale of Hepion’s products or product revenues.

Furthermore, any regulatory approvals, if granted, may later be withdrawn. If Hepion or Hepion’s collaborators fail to comply with applicable regulatory requirements at any time, or if post-approval safety concerns arise, Hepion or Hepion’s collaborators may be subject to restrictions or a number of actions, including:

•        delays, suspension or termination of clinical trials related to Hepion’s products;

•        refusal by regulatory authorities to review pending applications or supplements to approved applications;

•        product recalls or seizures;

•        suspension of manufacturing;

•        withdrawals of previously approved marketing applications; and

•        fines, civil penalties and criminal prosecutions.

Additionally, at any time Hepion or Hepion’s collaborators may voluntarily suspend or terminate the preclinical or clinical development of a product candidate, or withdraw any approved product from the market if Hepion believes that it may pose an unacceptable safety risk to patients, or if the product candidate or approved product no longer meets Hepion’s business objectives. The ability to develop or market a pharmaceutical product outside of the U.S. is contingent upon receiving appropriate authorization from the respective foreign regulatory authorities. Foreign regulatory approval processes typically include many, if not all, of the risks and requirements associated with the FDA regulatory process for drug development and may include additional risks.

Hepion has limited experience in the development of small molecule product candidates and therefore may encounter difficulties developing Hepion’s product candidate or managing Hepion’s operations in the future.

Hepion’s product candidate, rencofilstat is a chemical compound, also referred to as small molecules. Hepion has limited experience in the discovery, development and manufacturing of these small molecule antiviral compounds. In order to successfully develop these product candidates, Hepion must continuously supplement Hepion’s research, clinical development, regulatory, medicinal chemistry, virology and manufacturing capabilities through the addition of key employees, consultants or third-party contractors to provide certain capabilities and skill sets that Hepion does not possess.

Furthermore, Hepion has adopted an operating model that largely relies on the outsourcing of several responsibilities and key activities to third-party consultants, and contract research and manufacturing organizations in order to advance the development of Hepion’s product candidate. Therefore, Hepion’s success depends in part on Hepion’s ability to retain highly qualified key management personnel, and directors to develop, implement and execute Hepion’s business strategy, operate Hepion and oversee the activities of Hepion’s consultants and contractors, as well as academic and corporate advisors or consultants to assist it in this regard. Hepion is currently highly dependent upon the efforts of Hepion’s management team. In order to develop Hepion’s product candidate, Hepion need to retain or attract certain personnel, consultants or advisors with experience in the drug development activities of small molecules that include a number of disciplines, including research and development, clinical trials, medical matters, government regulation of pharmaceuticals, manufacturing, formulation and chemistry, business development, accounting, finance, regulatory affairs, human resources and information systems.

Hepion’s success depends in part on Hepion’s continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on Hepion’s ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. The competition for qualified personnel in the biotechnology and pharmaceuticals field is intense. Hepion will need to hire additional personnel as Hepion expands Hepion’s clinical development and commercial activities. While Hepion has not had difficulties recruiting qualified individuals, to date, Hepion may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies. In December 2023, the board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. This plan includes the reduction of personnel in the first quarter of 2024.

Hepion will require substantial additional funding which may not be available to it on acceptable terms, or at all. If Hepion fails to raise the necessary additional capital, Hepion may be unable to complete the development and commercialization of Hepion’s product candidates or continue Hepion’s development programs.

Hepion expects to significantly increase Hepion’s spending to advance the preclinical and clinical development of Hepion’s product candidates and launch and commercialize any product candidate for which Hepion receives regulatory approval, including building Hepion’s own commercial organizations to address certain markets. Hepion will require additional capital for the further development and commercialization of Hepion’s product candidates, as well as to fund Hepion’s other operating expenses and capital expenditures.

Hepion cannot be certain that additional funding will be available on acceptable terms, or at all. If Hepion is unable to raise additional capital in sufficient amounts or on terms acceptable to Hepion, Hepion may have to significantly delay, scale back or discontinue the development or commercialization of Hepion’s product candidate. Hepion may also seek collaborators for one or more of Hepion’s current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm Hepion’s business, financial condition and prospects.

Hepion’s future capital requirements will depend on many factors, including:

•        the progress of the development of Hepion’s product candidates;

•        the number of product candidates Hepion pursues;

•        the time and costs involved in obtaining regulatory approvals;

•        the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•        Hepion’s plans to establish sales, marketing and/or manufacturing capabilities;

•        the effect of competing technological and market developments;

•        the terms and timing of any collaborative, licensing and other arrangements that Hepion may establish;

•        general market conditions for offerings from biopharmaceutical companies;

•        Hepion’s ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization; and

•        Hepion’s revenues, if any, from successful development and commercialization of Hepion’s product candidates.

In order to carry out Hepion’s business plan and implement Hepion’s strategy, Hepion anticipates that Hepion will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. Hepion cannot be sure that any additional funding, if needed, will be available on terms favorable to it or at all. Furthermore, any additional equity or equity-related financing may be dilutive to Hepion’s stockholders, and debt or equity financing, if available, may subject it to restrictive covenants and significant interest costs. If Hepion obtains funding through a strategic collaboration or licensing arrangement, Hepion may be required to relinquish Hepion’s rights to certain of Hepion’s product candidate or marketing territories. Hepion’s inability to raise capital when needed would harm Hepion’s business, financial condition and results of operations, and could cause Hepion’s stock price to decline or require that Hepion wind down Hepion’s operations altogether.

Hepion will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact Hepion’s business.

A pharmaceutical product cannot be marketed in the U.S. or other countries until Hepion has completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names Hepion intend to use for Hepion’s product candidate will require approval from the FDA regardless of whether Hepion has secured a formal trademark registration from the U.S. Patent and Trademark Office, or the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if the FDA believes the name inappropriately implies medical claims. If the FDA objects to any of Hepion’s proposed product brand names, Hepion may be required to adopt an alternative brand name for Hepion’s product candidate. If Hepion adopt an alternative brand name, Hepion will lose the benefit of Hepion’s existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Hepion may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit Hepion’s ability to commercialize Hepion’s product candidate.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Hepion’s product candidate may not prove to be safe and efficacious in clinical trials and may not meet all the applicable regulatory requirements needed to receive regulatory approval. In order to receive regulatory approval for the commercialization of Hepion’s product candidate, Hepion must conduct, at Hepion’s own expense, extensive preclinical testing and clinical trials to demonstrate safety and efficacy of Hepion’s product candidate for the intended indication of use. Clinical testing is expensive, can take many years to complete, if at all, and its outcome is uncertain. Failure can occur at any time during the clinical trial process.

The results of preclinical studies and early clinical trials of new drugs do not necessarily predict the results of later-stage clinical trials. The design of Hepion’s clinical trials is based on many assumptions about the expected effects of Hepion’s product candidate, and if those assumptions are incorrect, it may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of an early clinical trial. Product candidates in later stages of clinical trials may fail to show safety and efficacy sufficient to support intended use claims despite having progressed through initial clinical testing. The data collected from clinical trials of Hepion’s product candidate may not be sufficient to support the filing of an NDA or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, Hepion cannot determine if or when Hepion will have an approved product for commercialization or achieve sales or profits.

Delays in clinical testing could result in increased costs to Hepion and delay Hepion’s ability to generate revenue.

Hepion may experience delays in clinical testing of Hepion’s product candidate. Hepion does not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a clinical trial, in securing clinical trial agreements with prospective sites with acceptable terms, in obtaining institutional review board approval to conduct a clinical trial at a prospective site, in recruiting patients to participate in a clinical trial, or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, competing clinical trials and new drugs approved for the conditions Hepion is investigating. Clinical investigators will need to decide whether to offer their patients enrollment in clinical trials of Hepion’s product candidate versus treating these patients with commercially available drugs that have established safety and efficacy profiles. Any delays in completing Hepion’s clinical trials will increase Hepion’s costs, slow down Hepion’s product development, timeliness and approval process and delay Hepion’s ability to generate revenue.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if Hepion is ultimately unable to obtain regulatory approval for Hepion’s product candidate, Hepion’s business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Hepion has not obtained regulatory approval for any product candidate, and it is possible that Hepion’s existing product candidate or any product candidate Hepion may seek to develop in the future will ever obtain regulatory approval.

Hepion’s product candidate could fail to receive regulatory approval for many reasons, including the following:

•        the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Hepion’s clinical trials;

•        Hepion may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•        the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•        the FDA or comparable foreign regulatory authorities may disagree with Hepion’s interpretation of data from preclinical studies or clinical trials;

•        the data collected from clinical trials of Hepion’s product candidate may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•        the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which Hepion contracts for clinical and commercial supplies;

•        the FDA or comparable foreign regulatory authorities may fail to approve the companion diagnostics Hepion contemplates developing with partners; and

•        the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Hepion’s clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in Hepion’s failing to obtain regulatory approval to market Hepion’s product candidate, which would significantly harm Hepion’s business, results of operations and prospects.

In addition, even if Hepion were to obtain approval, regulatory authorities may approve Hepion’s product candidate for fewer or more limited indications than Hepion requests, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Hepion’s product candidate.

Hepion has not previously submitted a biologics license application, or BLA, or a New Drug Application, or NDA, to the FDA, or similar drug approval filings to comparable foreign authorities, for Hepion’s product candidate, and Hepion cannot be certain that Hepion’s product candidate will be successful in clinical trials or receive regulatory approval. Further, Hepion’s product candidate may not receive regulatory approval even if they are successful in clinical trials. If Hepion does not receive regulatory approvals for Hepion’s product candidate, Hepion may not be able to continue Hepion’s operations. Even if Hepion successfully obtains regulatory approvals to market Hepion’s product candidate, Hepion’s revenues will be dependent, in part, upon Hepion’s collaborators’ ability to obtain regulatory approval of the companion diagnostics to be used with Hepion’s product candidate, as well as the size of the markets in the territories for which Hepion gains regulatory approval and have commercial rights. If the markets for patients that Hepion is targeting for Hepion’s product candidate are not as significant as Hepion estimates, Hepion may not generate significant revenues from sales of such products, if approved.

Hepion may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of Hepion’s product candidate.

Hepion’s clinical trials may be suspended at any time for a number of reasons. For example, Hepion may voluntarily suspend or terminate Hepion’s clinical trials if at any time Hepion believes that they present an unacceptable risk to the clinical trial patients. In addition, the FDA or other regulatory agencies may order the temporary or permanent discontinuation of Hepion’s clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any of Hepion’s product candidate to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of Hepion’s product candidate and could result in the FDA or other regulatory authorities denying further development or approval of Hepion’s product candidate for any or all targeted indications. Ultimately, Hepion’s product candidate may prove to be unsafe for human use. Moreover, Hepion could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in Hepion’s clinical trials.

If Hepion fails to comply with healthcare regulations, Hepion could face substantial enforcement actions, including civil and criminal penalties and Hepion’s business, operations and financial condition could be adversely affected.

As a developer of pharmaceuticals, even though Hepion does not intend to make referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse, false claims and patients’ privacy rights are and will be applicable to Hepion’s business. Hepion could be subject to healthcare fraud and abuse laws and patient privacy laws of both the federal government and the states in which Hepion conducts Hepion’s business. The laws include:

•        the federal healthcare program anti-kickback law, which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•        federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent, and which may apply to entities like Hepion which provide coding and billing information to customers;

•        the federal Health Insurance Portability and Accountability Act of 1996, which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

•        the Federal Food, Drug, and Cosmetic Act, which among other things, strictly regulates drug manufacturing and product marketing, prohibits manufacturers from marketing drug products for off-label use and regulates the distribution of drug samples; and

•        state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

If Hepion’s operations are found to be in violation of any of the laws described above or any governmental regulations that apply to us, Hepion may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of Hepion’s operations. Any penalties, damages, fines, curtailment or restructuring of Hepion’s operations could adversely affect Hepion’s ability to operate Hepion’s business and Hepion’s financial results. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against Hepion for violation of these laws, even if Hepion successfully defends against it, could cause Hepion to incur significant legal expenses and divert management’s attention from the operation of Hepion’s business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

If Hepion is unable to satisfy regulatory requirements, Hepion may not be able to commercialize Hepion’s product candidate.

Hepion needs FDA approval prior to marketing Hepion’s product candidate in the United States. If Hepion fails to obtain FDA approval to market Hepion’s product candidate, Hepion will be unable to sell Hepion’s product candidate in the United States and Hepion will not generate any revenue.

The FDA’s review and approval process, including among other things, evaluation of preclinical studies and clinical trials of a product candidate as well as the manufacturing process and facility, is lengthy, expensive and uncertain. To receive approval, Hepion must, among other things, demonstrate with substantial evidence from well-designed and well-controlled pre-clinical testing and clinical trials that the product candidate is both safe and effective for each indication for which approval is sought. Satisfaction of these requirements typically takes several years, and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. Hepion cannot predict if or when Hepion will submit an NDA for approval for Hepion’s product candidate currently under development. Any approvals Hepion may obtain may not cover all the clinical indications for which Hepion is seeking approval or may contain significant limitations on the conditions of use.

The FDA has substantial discretion in the NDA review process and may either refuse to file Hepion’s NDA for substantive review or may decide that Hepion’s data is insufficient to support approval of Hepion’s product candidate for the claimed intended uses. Following any regulatory approval of Hepion’s product candidate, Hepion will be subject to continuing regulatory obligations such as safety reporting, required and additional post marketing obligations, and regulatory oversight of promotion and marketing. Even if Hepion receives regulatory approvals, the FDA may subsequently seek to withdraw approval of Hepion’s NDA if Hepion determines that new data or a reevaluation of existing data show the product is unsafe for use under the conditions of use upon the basis of which the NDA was approved or based on new evidence of adverse effects or adverse clinical experience, or upon other new information. If the FDA does not file or approve Hepion’s NDA or withdraws approval of Hepion’s NDA, the FDA may require that Hepion conduct additional clinical trials, preclinical or manufacturing studies and submit that data before it will reconsider Hepion’s application. Depending on the extent of these or any other requested studies, approval of any applications that Hepion submits may be delayed by several years, may require Hepion to expend more resources than it has available, or may never be obtained at all.

Hepion will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of Hepion’s products to the extent Hepion seeks regulatory approval to develop and market Hepion’s product candidate in a foreign jurisdiction. As of the date hereof Hepion has not identified any foreign jurisdictions which Hepion intends to seek approval from.

Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to marketing the product in those countries. The approval process varies, and the time needed to secure approval in any region such as the European Union or in a country with an independent review procedure may be longer or shorter than that required for FDA approval. Hepion cannot assure you that clinical trials conducted in one country will be accepted by other countries or that an approval in one country or region will result in approval elsewhere.

If Hepion’s product candidate is unable to compete effectively with marketed drugs targeting similar indications as Hepion’s product candidate, Hepion’s commercial opportunity will be reduced or eliminated.

Hepion faces competition generally from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Many of Hepion’s competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Hepion does. Small or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Hepion’s commercial opportunity will be reduced or eliminated if Hepion’s competitors develop and commercialize any drugs that are safer, more effective, have fewer side effects or are less expensive than Hepion’s product candidate. These potential competitors compete with Hepion in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient enrollment for clinical trials, as well as in acquiring technologies and technology licenses complementary to Hepion’s programs or advantageous to Hepion’s business.

If approved and commercialized, rencofilstat intends to compete with at numerous therapies for the treatment of NASH that are currently in development. To Hepion’s knowledge, other potential competitors are in both later and earlier stages of development. If potential competitors are successful in completing drug development for their product candidates and obtain approval from the FDA, they could limit the demand for rencofilstat.

Hepion expects that Hepion’s ability to compete effectively will depend upon Hepion’s ability to:

•        successfully identify and develop key points of product differentiations from currently available therapies;

•        successfully and rapidly complete clinical trials and submit for and obtain all requisite regulatory approvals in a cost-effective manner;

•        maintain a proprietary position for Hepion’s products and manufacturing processes and other related product technology;

•        attract and retain key personnel;

•        develop relationships with physicians prescribing these products; and

•        build an adequate sales and marketing infrastructure for Hepion’s product candidate.

Because Hepion will be competing against significantly larger companies with established track records, Hepion will have to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, Hepion’s products, if approved, are competitive with other products. If Hepion is unable to compete effectively and differentiate Hepion’s products from other marketed shingles drugs, Hepion may never generate meaningful revenue.

Hepion currently has no sales and marketing organization. If Hepion is unable to establish a direct sales force in the United States to promote Hepion’s products, the commercial opportunity for Hepion’s products may be diminished.

Hepion currently have no sales and marketing organization. Hepion will incur significant additional expenses and commit significant additional management resources to establish Hepion’s sales force. Hepion may not be able to establish these capabilities despite these additional expenditures. Hepion will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire and train sales and marketing personnel. If Hepion elects to rely on third parties to sell Hepion’s product candidate in the United States, Hepion may receive less revenue than if Hepion sold Hepion’s products directly. In addition, although Hepion would intend to use due diligence in monitoring their activities, Hepion may have little or no control over the sales efforts of those third parties. In the event Hepion is unable to develop Hepion’s own sales force or collaborate with a third party to sell Hepion’s product candidate, Hepion may not be able to commercialize Hepion’s product candidate which would negatively impact Hepion’s ability to generate revenue.

Hepion may need others to market and commercialize Hepion’s product candidate in international markets.

In the future, if appropriate regulatory approvals are obtained, Hepion may commercialize Hepion’s product candidate in international markets. However, Hepion has not decided how to commercialize Hepion’s product candidates in those markets. Hepion may decide to build Hepion’s own sales force or sell Hepion’s products through third parties. If Hepion decides to sell Hepion’s product candidates in international markets through a third party, Hepion may not be able to enter into any marketing arrangements on favorable terms or at all. In addition, these arrangements could result in lower levels of income to Hepion than if it marketed its product candidates entirely on its own. If Hepion is unable to enter into a marketing arrangement for Hepion’s product candidates in international markets, Hepion may not be able to develop an effective international sales force to successfully commercialize those products in international markets. If Hepion fails to enter into marketing arrangements for Hepion’s products and are unable to develop an effective international sales force, Hepion’s ability to generate revenue would be limited.

If the manufacturers upon whom Hepion rely fails to produce Hepion’s product candidates, in the volumes that Hepion requires on a timely basis or fail to comply with stringent regulations applicable to pharmaceutical drug manufacturers, Hepion may face delays in the development and commercialization of Hepion’s product candidate.

Hepion does not currently possess internal manufacturing capacity. Hepion plans to utilize the services of contract manufacturers to manufacture Hepion’s clinical supplies. Any curtailment in the availability of rencofilstat, however, could result in production or other delays with consequent adverse effects on us. In addition, because regulatory authorities must generally approve raw material sources for pharmaceutical products, changes in raw material suppliers may result in production delays or higher raw material costs.

Hepion continues to pursue active pharmaceutical ingredients, or API, and drug product supply agreements with other manufacturers. Hepion may be required to agree to minimum volume requirements, exclusivity arrangements or other restrictions with the contract manufacturers. Hepion may not be able to enter into long-term agreements on commercially reasonable terms, or at all. If Hepion changes or adds manufacturers, the FDA and comparable foreign regulators may require approval of the changes. Approval of these changes could require new testing by the manufacturer and compliance inspections to ensure the manufacturer is conforming to all applicable laws and regulations and good manufacturing practices or GMP. In addition, the new manufacturers would have to be educated in or independently develop the processes necessary to produce Hepion’s product candidate.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products may encounter difficulties in production, particularly in scaling up production. These problems include difficulties with production costs and yields, quality control, including stability of the product and quality assurance testing, shortages of qualified personnel, as well as compliance with federal, state and foreign regulations. In addition, any delay or interruption in the supply of clinical trial supplies could delay the completion of Hepion’s clinical trials, increase the costs associated with conducting Hepion’s clinical trials and, depending upon the period of delay, require it to commence new clinical trials at significant additional expense or to terminate a clinical trial.

Hepion is responsible for ensuring that each of Hepion’s contract manufacturers comply with the GMP requirements of the FDA and other regulatory authorities from which Hepion seeks to obtain product approval. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. The approval process for NDAs includes a review of the manufacturer’s compliance with GMP requirements. Hepion is responsible for regularly assessing a contract manufacturer’s compliance with GMP requirements through record reviews and periodic audits and for ensuring that the contract manufacturer takes responsibility and corrective action for any identified deviations. Manufacturers Hepion’s product candidates may be unable to comply with these GMP requirements and with other FDA and foreign regulatory requirements, if any.

While Hepion will oversee compliance by Hepion’s contract manufacturers, ultimately, Hepion will not have control over Hepion’s manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety Hepion’s product candidates is compromised due to a manufacturers’ failure to adhere to applicable laws or for other reasons, Hepion may not be able to obtain regulatory approval for or successfully commercialize Hepion’s product candidates, and Hepion may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of Hepion’s product candidates, entail higher costs or result in Hepion being unable to effectively commercialize its product candidates. Furthermore, if Hepion’s manufacturers fail to deliver the required commercial quantities on a timely basis and at commercially reasonable prices, Hepion may be unable to meet demand for any approved products and would lose potential revenues.

Hepion may not be able to manufacture Hepion’s product candidates in commercial quantities, which would prevent it from commercializing its product candidates.

To date, Hepion’s product candidates have been manufactured in small quantities for preclinical studies and clinical trials. If Hepion or any of Hepion’s product candidates are approved by the FDA or comparable regulatory authorities in other countries for commercial sale, Hepion will need to manufacture such product candidates in larger quantities. Hepion may not be able to successfully increase the manufacturing capacity for Hepion’s product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If Hepion is unable to successfully increase the manufacturing capacity for a product candidate, the clinical trials as well as the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in supply. Hepion’s product candidates require precise, high-quality manufacturing. Hepion’s failure to achieve and maintain these high-quality manufacturing standards in collaboration with Hepion’s third-party manufacturers, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could harm Hepion’s business, financial condition and results of operations.

Materials necessary to manufacture Hepion’s product candidates may not be available on commercially reasonable terms, or at all, which may delay the development and commercialization of Hepion’s product candidates.

Hepion relies on the third-party manufacturers of Hepion’s product candidates to purchase from third-party suppliers the materials necessary to produce bulk APIs, and product candidates for Hepion’s clinical trials, and Hepion will rely on such manufacturers to purchase such materials to produce the APIs and finished products for any commercial distribution of Hepion’s products if Hepion obtains marketing approval. Suppliers may not sell these materials to Hepion’s manufacturers at the time they need them in order to meet Hepion’s required delivery schedule or on commercially reasonable terms, if at all. Hepion does not have any control over the process or timing of the acquisition of these materials by Hepion’s manufacturers. Moreover, Hepion currently does not have any agreements to produce these materials. If Hepion’s manufacturers are unable to obtain these materials for Hepion’s clinical trials, testing of the affected product candidates would be delayed, which may significantly impact Hepion’s ability to develop the product candidates. If Hepion or Hepion’s manufacturers are unable to purchase these materials after regulatory approval has been obtained for one of Hepion’s products, the commercial launch of such product would be delayed or there would be a shortage in supply of such product, which would harm Hepion’s ability to generate revenues from such product and achieve or sustain profitability.

Hepion’s product candidates, if approved for sale, may not gain acceptance among physicians, patients and the medical community, thereby limiting Hepion’s potential to generate revenues.

If any of Hepion’s product candidates is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product by physicians, healthcare professionals and third-party payers and Hepion’s profitability and growth will depend on several factors, including:

•        demonstration of safety and efficacy;

•        changes in the practice guidelines and the standard of care for the targeted indication;

•        relative convenience and ease of administration;

•        the prevalence and severity of any adverse side effects;

•        budget impact of adoption of Hepion’s product on relevant drug formularies and the availability, cost and potential advantages of alternative treatments, including less expensive generic drugs;

•        pricing, reimbursement and cost effectiveness, which may be subject to regulatory control;

•        effectiveness of Hepion’s or any of Hepion’s partners’ sales and marketing strategies;

•        the product labeling or product insert required by the FDA or regulatory authority in other countries; and

•        the availability of adequate third-party insurance coverage or reimbursement.

If any product candidates that Hepion develops does not provide a treatment regimen that is as beneficial as, or is perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that product candidates, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance. Hepion’s ability to effectively promote and sell any approved products will also depend on pricing and cost-effectiveness, including Hepion’s ability to produce a product at a competitive price and Hepion’s ability to obtain sufficient third-party coverage or reimbursement. If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, patients and third-party payers, Hepion’s ability to generate revenues from that product would be substantially reduced. In addition, Hepion’s efforts to educate the medical community and third-party payers on the benefits of Hepion’s product candidates may require significant resources, may be constrained by FDA rules and policies on product promotion, and may never be successful.

Guidelines and recommendations published by various organizations can impact the use of Hepion’s product.

Government agencies promulgate regulations and guidelines directly applicable to Hepion and to Hepion’s product. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines suggesting the reduced use of Hepion’s products or the use of competitive or alternative products that are followed by patients and health care providers could result in decreased use of Hepion’s proposed product.

If third-party contract manufacturers upon whom Hepion relies to formulate and manufacture Hepion’s product candidate do not perform, fail to manufacture according to Hepion’s specifications or fail to comply with strict regulations, Hepion’s preclinical studies or clinical trials could be adversely affected and the development of Hepion’s product candidates could be delayed or terminated or Hepion could incur significant additional expenses.

Hepion does not own or operate any manufacturing facilities. Hepion intends to rely on third-party contractors, at least for the foreseeable future, to formulate and manufacture these preclinical and clinical materials. Hepion’s reliance on third-party contract manufacturers expose Hepion to a number of risks, any of which could delay or prevent the completion of Hepion’s preclinical studies or clinical trials, or the regulatory approval or commercialization of Hepion’s product candidate, result in higher costs, or deprive Hepion of potential product revenues. Some of these risks include:

•        Hepion’s third-party contractors failing to develop an acceptable formulation to support later-stage clinical trials for, or the commercialization of, Hepion’s product candidate;

•        Hepion’s contract manufacturers failing to manufacture Hepion’s product candidates according to their own standards, Hepion’s specifications, cGMPs, or otherwise manufacturing material that Hepion or the FDA may deem to be unsuitable in Hepion’s clinical trials;

•        Hepion’s contract manufacturers being unable to increase the scale of, increase the capacity for, or reformulate the form of Hepion’s product candidates. Hepion may experience a shortage in supply, or the cost to manufacture Hepion’s products may increase to the point where it adversely affects the cost of Hepion’s product candidate. Hepion cannot assure you that Hepion’s contract manufacturers will be able to manufacture Hepion’s products at a suitable scale, or Hepion will be able to find alternative manufacturers acceptable to it that can do so;

•        Hepion’s contract manufacturers placing a priority on the manufacture of their own products, or other customers’ products;

•        Hepion’s contract manufacturers failing to perform as agreed or not remain in the contract manufacturing business; and

•        Hepion’s contract manufacturers’ plants being closed as a result of regulatory sanctions or a natural disaster.

Manufacturers of pharmaceutical products are subject to ongoing periodic inspections by the FDA, the U.S. Drug Enforcement Administration (“DEA”) and corresponding state and foreign agencies to ensure strict compliance with FDA-mandated current good marketing practices or cGMPs, other government regulations and corresponding foreign standards. While Hepion is obligated to audit their performance, Hepion does not have control over Hepion’s third-party contract manufacturers’ compliance with these regulations and standards. Failure by Hepion’s third-party manufacturers, or us, to comply with applicable regulations could result in sanctions being imposed on or the drug manufacturer from the production of other third-party products. These sanctions may include fines, injunctions, civil penalties, failure of the government to grant pre-market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect Hepion’s business.

In the event that Hepion needs to change Hepion’s third-party contract manufacturers, Hepion’s preclinical studies, clinical trials or the commercialization of Hepion’s product candidate could be delayed, adversely affected or terminated, or such a change may result in significantly higher costs.

Due to regulatory restrictions inherent in an IND, NDA or BLA, various steps in the manufacture of Hepion’s product candidate may need to be sole-sourced. In accordance with cGMPs, changing manufacturers may require the re-validation of manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing Hepion’s current or future contract manufacturers may be difficult for Hepion and could be costly, which could result in Hepion’s inability to manufacture Hepion’s product candidate for an extended period of time and therefore a delay in the development of Hepion’s product candidate. Further, in order to maintain Hepion’s development time lines in the event of a change in Hepion’s third-party contract manufacturer, Hepion may incur significantly higher costs to manufacture Hepion’s product candidate.

Hepion’s industry is highly competitive and subject to rapid technological changes. As a result, Hepion may be unable to compete successfully or develop innovative products, which could harm Hepion’s business.

Hepion’s industry is highly competitive and characterized by rapid technological change. Key competitive factors in Hepion’s industry include, among others, the ability to successfully advance the development of a product candidate through preclinical and clinical trials; the efficacy, toxicological, safety, resistance or cross-resistance, and dosing profile of a product or product candidate; the timing and scope of regulatory approvals, if ever achieved; reimbursement rates for and the average selling price of competing products and pharmaceutical products in general; the availability of raw materials and qualified contract manufacturing and manufacturing capacity; manufacturing costs; establishing and maintaining intellectual property and patent rights and their protection; and sales and marketing capabilities. If ultimately approved, rencofilstat or any other products candidate Hepion may develop, would compete against existing therapies or other product candidate in various stages of clinical development that Hepion believes may potentially become available in the future.

Developing a pharmaceutical product candidate is a highly competitive, expensive and risky activity with a long business cycle. Many organizations, including the large pharmaceutical and biopharmaceutical companies that have existing products on the market or in clinical development that could compete with Hepion’s product candidate have substantially more resources than Hepion has, and much greater capabilities and experience than Hepion has in research and discovery, designing and conducting preclinical studies and clinical trials, operating in a highly regulated environment, manufacturing drug substances and drug products, and marketing and sales. Hepion’s competitors may be more successful than Hepion is in obtaining FDA or other regulatory approvals for their product candidates and achieving broad market acceptance once they are approved. Hepion’s competitors’ drugs or product candidates may be more effective, have fewer negative side effects, be more convenient to administer, have a more favorable resistance profile, or be more effectively marketed and sold than any drug Hepion, or Hepion’s potential collaborators, may develop or commercialize. New drugs or classes of drugs from competitors may render Hepion’s product candidate obsolete or non-competitive before Hepion is able to successfully develop them or, if approved, before Hepion can recover the expenses of developing and commercializing them. Hepion anticipate that Hepion or Hepion’s collaborators will face intense and increasing competition as new drugs and drug classes enter the market and advanced technologies or new drug targets become available. If Hepion’s product candidate does not demonstrate any competitive advantages over existing drugs, new drugs or product candidate, Hepion or Hepion’s future collaborators may terminate the development or commercialization of Hepion’s product candidate at any time.

Hepion anticipate that Hepion’s product candidate if successfully developed and approved, will compete directly or indirectly with existing drugs, some of which are generic. Generic drugs are drugs whose patent protection has expired, and generally have an average selling price substantially lower than drugs protected by intellectual property rights. Unless a patented drug can differentiate itself from a generic drug in a meaningful manner, the existence of generic competition in any indication may impose significant pricing pressure on competing patented drugs.

Hepion also faces, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biopharmaceutical companies, and for attracting investigators and clinical sites capable of conducting Hepion’s preclinical studies and clinical trials. These competitors, either alone or with their collaborators, may succeed in developing technologies or products that are safer, more effective, less expensive or easier to administer than ours. Accordingly, Hepion’s competitors may succeed in obtaining FDA or other regulatory approvals for their product candidates more rapidly than Hepion can. Companies that can complete clinical trials, obtain required regulatory approvals and commercialize their products before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that could delay the ability of competitors to market certain products. Hepion cannot assure you that product candidates resulting from Hepion’s research and development efforts, or from joint efforts with Hepion’s collaborators, will be able to compete successfully with Hepion’s competitors’ existing products or products under development.

Hepion does not currently have any internal drug discovery capabilities, and therefore Hepion is dependent on in-licensing or acquiring development programs from third parties in order to obtain additional product candidates.

If in the future Hepion decides to further expand Hepion’s pipeline, Hepion will be dependent on in-licensing or acquiring product candidates as Hepion does not have significant internal discovery capabilities at this time. Accordingly, in order to generate and expand Hepion’s development pipeline, Hepion has relied, and will continue to rely, on obtaining discoveries, new technologies, intellectual property and product candidates from third parties through sponsored research, in-licensing arrangements or acquisitions. Hepion may face substantial competition from other biotechnology and pharmaceutical companies, many of which may have greater resources then Hepion has, in obtaining these in-licensing, sponsored research or acquisition opportunities. Additional in-licensing or acquisition opportunities may not be available to Hepion on terms it finds acceptable, if at all. In-licensed compounds that appear promising in research or in preclinical studies may fail to progress into further preclinical studies or clinical trials.

If the Merger is not completed, Hepion will need to increase the size of its organization.

Hepion is a small company with only three employees as of June 30, 2024. In December 2023, Hepion’s board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs, which included a reduction in force. To continue Hepion’s clinical trials and commercialize its product candidates, it will need to expand its employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Hepion’s future financial performance and its ability to commercialize its product candidate and to compete effectively will depend, in part, on its ability to manage any future growth effectively. To that end, Hepion must be able to:

•        manage development efforts effectively;

•        manage Hepion’s clinical trials effectively;

•        integrate additional management, administrative, manufacturing and sales and marketing personnel;

•        maintain sufficient administrative, accounting and management information systems and controls; and

•        hire and train additional qualified personnel.

Hepion may not be able to accomplish these tasks, and its failure to accomplish any of them could harm Hepion’s financial results and impact its ability to achieve development milestones.

If a product liability claim is successfully brought against Hepion for uninsured liabilities, or such claim exceeds Hepion’s insurance coverage, Hepion could be forced to pay substantial damage awards that could materially harm Hepion’s business.

The use of any of Hepion’s existing or future product candidate in clinical trials and the sale of any approved pharmaceutical products may expose it to significant product liability claims. Hepion currently has product liability insurance coverage for Hepion’s clinical trials in the amount of $10.0 million. Such insurance coverage may not protect Hepion against any or all the product liability claims that may be brought against it in the future. Hepion may not be able to acquire or maintain adequate product liability insurance coverage at a commercially reasonable cost or in sufficient amounts or scope to protect it against potential losses. In the event a product liability claim is brought against us, Hepion may be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against it. In the event Hepion’s product candidate is approved for sale by the FDA and commercialized, Hepion may need to substantially increase the amount of Hepion’s product liability coverage. Defending any product liability claim or claims could require Hepion to expend significant financial and managerial resources, which could have an adverse effect on Hepion’s business.

If Hepion’s use of hazardous materials results in contamination or injury, Hepion could suffer significant financial loss.

Hepion’s research activities, through third parties, involve the controlled use of certain hazardous materials and medical waste. Notwithstanding the regulations controlling the use and disposal of these materials, as well as the safety procedures Hepion undertakes, Hepion cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge or exposure, Hepion may be held liable for any resulting damages, which may exceed Hepion’s financial resources and have an adverse effect on Hepion’s business.

Hepion’s operations could be disrupted if Hepion’s information systems fail, if Hepion is unsuccessful in implementing necessary upgrades or if Hepion is subject to cyber-attacks.

Hepion’s business depends on the efficient and uninterrupted operation of Hepion’s computer and communications systems and networks, hardware and software systems and Hepion’s other information technology. Hepion collects and maintains information, which includes confidential and proprietary information as well as personal information regarding Hepion’s collaborators and employees, in digital form. Data maintained in digital form is subject to risk of malware, computer viruses, computer hacking, acts of data theft, phishing, other cyber-attacks and employee error or malfeasance, which are increasing in frequency and sophistication. In July 2019, one of Hepion’s employees was victim to a phishing incident, to which Hepion has taken certain actions in response to and to which Hepion does not anticipate significant disruption to Hepion’s business or future prospects. Despite Hepion’s efforts to monitor and safeguard Hepion’s systems to prevent data compromise, the possibility of data compromise cannot be eliminated entirely, and risks associated with intrusion, tampering, and theft remain. In addition, Hepion may not have sufficient insurance coverage with respect to system failures or cyber-attacks. A failure of Hepion’s systems, or an inability to successfully expand the capacity of these systems, or an inability to successfully integrate new technologies into Hepion’s existing systems could have a material adverse effect on Hepion’s business, results of operations, financial condition, and cash flows.

Business disruptions could seriously harm future revenue and financial condition and increase Hepion’s costs and expenses.

Hepion’s operations, and those of Hepion’s third-party manufacturers, CROs and other contractors and consultants, could be subject to pandemics, earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which Hepion is predominantly self-insured. The occurrence of any of these business disruptions could seriously harm Hepion’s operations and financial condition and increase Hepion’s costs and expenses.

If a natural disaster, power outage or other event occurred that prevented Hepion from using all or a significant portion of Hepion’s headquarters, that damaged critical infrastructure, such as the manufacturing facilities of Hepion’s third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Hepion to continue its business for a substantial period of time. Any disaster recovery and business continuity plans Hepion has in place may prove inadequate in the event of a serious disaster or similar event. Hepion may incur substantial expenses as a result of the limited nature of Hepion’s disaster recovery and business continuity plans, which, could have a material adverse effect on Hepion’s business.

The occurrence of regional epidemics or a global pandemic, have had and may continue to have an adverse effect on how Hepion and Hepion’s CROs, CMOs, and other contractors, consultants and third parties are operating Hepion’s businesses and Hepion’s operating results. Hepion’s operations have also been and may in the future be negatively affected by a range of external factors related to the pandemic that are not within Hepion’s control, including the emergence and spread of more transmissible variants. The extent to which global pandemics, such as the COVID-19 pandemic, impact Hepion’s financial condition or results of operations will depend on factors such as the duration and scope of the pandemic, as well as whether there is a material impact on the businesses of Hepion’s CROs, CMOs, and other contractors, consultants and third parties. To the extent that the pandemic harms Hepion’s business and results of operations, many of the other risks described in this Part I, Item 1A of this report may be heightened.

In addition, Hepion relies on a third-party manufacturer to manufacture API for Hepion’s product candidate. Any disruption in production or inability of Hepion’s manufacturer to produce or ship adequate quantities to meet Hepion’s needs, whether as a result of a natural disaster or other causes (such as the COVID-19 pandemic), could impair Hepion’s ability to operate Hepion’s business on a day-to-day basis and to continue Hepion’s research and development of Hepion’s product candidate. In addition, Hepion is exposed to the possibility of product supply disruption and increased costs in the event of changes in the policies of the United States or political unrest in areas in which Hepion does business. Any recall of the manufacturing lots or similar action regarding Hepion’s API used in clinical trials could delay the trials or detract from the integrity of the trial data and its potential use in future regulatory filings. In addition, manufacturing interruptions or failure to comply with regulatory requirements by any of these manufacturers could significantly delay clinical development of potential products and reduce third-party or clinical researcher interest and support of proposed trials. These interruptions or failures could also impede commercialization of Hepion’s product candidate and impair Hepion’s competitive position.

Hepion’s approach to the discovery and development of product candidates based on AI-POWR™ is novel and unproven, and Hepion does not know whether Hepion will be able to develop any products of commercial value.

Hepion intends to leverage AI-POWR™ to potentially identify novel indications for rencofilstat and possibly identify new targets and new drug molecules to broaden Hepion’s pipeline for patients whose diseases have not been adequately addressed to date by other approaches and to design and conduct efficient clinical trials with a higher likelihood of success. While Hepion believes that applying AI-POWR™ to create medicines for defined patient populations may potentially enable drug research and clinical development that is more efficient than conventional drug research and development, Hepion’s approach is both novel and unproven. Because Hepion’s approach is both novel and unproven, the cost and time needed to develop Hepion’s product candidate is difficult to predict, and Hepion’s efforts may not result in the discovery and development of commercially viable medicines. Hepion may also be incorrect about the effects of Hepion’s product candidate on the diseases of Hepion’s defined patient populations, which may limit the utility of Hepion’s approach or the perception of the utility of Hepion’s approach. Furthermore, Hepion’s estimate of Hepion’s defined patient populations available for study and treatment may be lower than expected, which could adversely affect Hepion’s ability to conduct clinical trials and may also adversely affect the size of any market for medicines Hepion may successfully commercialize. Hepion’s approach may not result in time savings, higher success rates or reduced costs as Hepion expects it to, and if not, Hepion may not attract collaborators or develop new drugs as quickly or cost effectively as expected and therefore Hepion may not be able to commercialize Hepion’s approach as originally expected.

AI-POWR™ may fail to help Hepion discover and/or develop additional potential product candidates.

Any drug discovery that Hepion is conducting using AI-POWR™ may not be successful in identifying compounds that have commercial value or therapeutic utility. AI-POWR™ may initially show promise in identifying potential product candidates, yet fail to yield viable product candidates for clinical development or commercialization for a number of reasons, including:

•        research programs to identify new product candidates will require substantial technical, financial and human resources, and Hepion may be unsuccessful in Hepion’s efforts to identify new product candidates. If Hepion is unable to identify suitable additional compounds for preclinical and clinical development, Hepion’s ability to develop product candidates and obtain product revenues in future periods could be compromised, which could result in significant harm to Hepion’s financial position and adversely impact Hepion’s stock price;

•        compounds found through AI-POWR™ may not demonstrate efficacy, safety or tolerability;

•        potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to receive marketing approval and achieve market acceptance;

•        competitors may develop alternative therapies that render Hepion’s potential product candidates non-competitive or less attractive; or

•        a potential product candidate may not be capable of being produced at an acceptable cost.

Risks Relating to the Commercialization of Hepion’s Product Candidate.

Hepion may delay or terminate the development of Hepion’s product candidate at any time if Hepion believes the perceived market or commercial opportunity does not justify further investment, which could materially harm Hepion’s business.

Even though the results of preclinical studies and clinical trials that Hepion has conducted or may conduct in the future may support further development of Hepion’s product candidate, Hepion may delay, suspend or terminate the future development of Hepion’s product candidate at any time for strategic, business, financial or other reasons, including the determination or belief that the emerging profile of the product candidate is such that it may not receive FDA approval, gain meaningful market acceptance, generate a significant return to shareholders, or otherwise provide any competitive advantages in its intended indication or market.

If Hepion fails to enter into collaborations, license agreements or other transactions with third parties to accelerate the development of Hepion’s product candidate, Hepion will bear the risk of developmental failure.

Hepion plans to seek out-licensing opportunities as a way to accelerate the development of Hepion’s product candidate. There is no guarantee that Hepion will enter into a future transaction on favorable terms, or at all, or that discussions will initiate or progress on Hepion’s desired timelines. Completing transactions of this nature is difficult and time-consuming. Potentially interested parties may decline to re-engage or may terminate discussions based upon their assessment of Hepion’s competitive, financial, regulatory or intellectual property position or for any other reason. Furthermore, Hepion may choose to defer consummating a transaction relating to Hepion’s product candidate until additional clinical data are obtained. If Hepion decides to not actively pursue a transaction until Hepion has additional clinical data, Hepion and Hepion’s stockholders will bear the risk that Hepion’s product candidate fails prior to any future transaction.

If Hepion fails to enter into or maintain collaborations or other sales, marketing and distribution arrangements with third parties to commercialize Hepion’s product candidate, or otherwise fail to establish marketing and sales capabilities, Hepion may not be able to successfully commercialize Hepion’s products.

Hepion currently has no infrastructure to support the commercialization of Hepion’s product candidate, and have little, if any, experience in the commercialization of pharmaceutical products. Therefore, if Hepion’s product candidate is successfully developed and ultimately approved for sale, Hepion’s future profitability will depend largely on Hepion’s ability to access or develop suitable marketing and sales capabilities. Hepion anticipates that Hepion will need to establish relationships with other companies, through license and collaborations agreements, to commercialize Hepion’s product candidate in the U.S. and in other countries around the world. To the extent that Hepion enters into these license and collaboration agreements, or marketing and sales arrangements with other companies to sell, promote or market Hepion’s products in the U.S. or abroad, Hepion’s product revenues, which may be in the form of indirect revenue, a royalty, or a split of profits, will depend largely on their efforts, which may not be successful. In the event Hepion develops a sales force and marketing capabilities, this may result in us incurring significant costs before the time that Hepion may generate any significant product revenues. Hepion may not be able to attract and retain qualified third parties or marketing or sales personnel or be able to establish marketing capabilities or an effective sales force.

If government and third-party payers fail to provide adequate reimbursement or coverage for Hepion’s products or those Hepion develops through collaborations, Hepion’s revenues and potential for profitability will be harmed.

In the U.S. and most foreign markets, Hepion’s product revenues, and therefore the inherent value of Hepion’s product candidate, will depend largely upon the reimbursement rates established by third-party payers for such product candidate or products. Such third-party payers include government health administration authorities, managed-care organizations, private health insurers and other similar organizations. These third-party payers are increasingly challenging the price and examining the cost effectiveness of medical products, services and pharmaceuticals. In addition, significant uncertainty exists as to the reimbursement status, if any, of newly approved drugs or pharmaceutical products. Further, the comparative effectiveness of new compounds over existing therapies and the assessment of other non-clinical outcomes are increasingly being considered in the decision by these payers to establish reimbursement rates. Hepion may also need to conduct post-marketing clinical trials in order to demonstrate the cost-effectiveness of Hepion’s products. Such studies may require Hepion to commit a significant amount of management time and financial resources. Hepion cannot assure you that any products Hepion successfully develop will be reimbursed in part, or at all, by any third-party payers in any countries.

Domestic and foreign governments continue to propose legislation designed to expand the coverage, yet reduce the cost, of healthcare, including pharmaceutical drugs. In some foreign markets, governmental agencies control prescription drugs’ pricing and profitability. In the U.S. significant changes in federal health care policy have been recently approved and will mostly likely result in reduced reimbursement rates in the future. Hepion expects that there will continue to be federal and state proposals to implement more governmental control over reimbursement rates of pharmaceutical products. In addition, Hepion expects that increasing emphasis on managed care and government intervention in the U.S. healthcare system will continue to put downward pressure on the pricing of pharmaceutical products domestically. Cost control initiatives could decrease the price that Hepion receive for Hepion’s product candidate that may be approved for sale in the future, which would limit Hepion’s revenues and profitability. Accordingly, legislation and regulations affecting the pricing of pharmaceutical products may change before Hepion’s product candidate is approved for sale, which could further limit or eliminate reimbursement rates for Hepion’s product candidate.

If any product candidate that Hepion develops independently or through collaborations is approved but does not gain meaningful acceptance in its intended market, Hepion is not likely to generate significant revenues or become profitable.

Even if Hepion’s product candidate is successfully developed and Hepion or a collaborator obtain the requisite regulatory approvals to commercialize it in the future, it may not gain market acceptance or utilization among physicians, patients or third-party payers. The degree of market acceptance that Hepion’s product candidate may achieve will depend on several factors, including:

•        the therapeutic efficacy or perceived benefit of the product relative to existing therapies, if they exist;

•        the timing of market approval and existing market for competitive drugs;

•        the level of reimbursement provided by payers to cover the cost of the product to patients;

•        the net cost of the product to the user or payer;

•        the convenience and ease of administration of Hepion’s product;

•        the product’s potential advantages over existing or alternative therapies;

•        the actual or perceived safety of similar classes of products;

•        the actual or perceived existence, prevalence and severity of negative side effects;

•        the effectiveness of sales, marketing and distribution capabilities; and

•        the scope of the product label approved by the FDA.

There can be no assurance that physicians will choose to prescribe or administer Hepion’s product, if approved, to the intended patient population. If Hepion’s product does not achieve meaningful market acceptance, or if the market for Hepion’s product proves to be smaller than anticipated, Hepion may not generate significant revenues or ever become profitable.

Even if Hepion or a collaborator achieve market acceptance for Hepion’s product, Hepion may experience downward pricing pressure on the price of Hepion’s product due to social or political pressure to lower the cost of drugs, which would reduce Hepion’s revenue and future profitability.

Pressure from social activist groups and future government regulations, whose goal it is to reduce the cost of drugs, particularly in less developed nations, also may put downward pressure on the price of drugs, which could result in downward pressure on the prices of Hepion’s product in the future.

Hepion may be unable to successfully develop a product candidate that is the subject of collaboration if Hepion’s collaborator does not perform, terminates Hepion’s agreement, or delays the development of Hepion’s product candidate.

Hepion expects to continue to enter into and rely on license and collaboration agreements or other business arrangements with third parties to further develop and/or commercialize Hepion’s existing and future product candidates. Such collaborators or partners may not perform as agreed upon or anticipated, fail to comply with strict regulations, or elect to delay or terminate their efforts in developing or commercializing Hepion’s product candidates even though Hepion has met Hepion’s obligations under the arrangement. For example, if an existing or future collaborator does not devote sufficient time and resources to Hepion’s collaboration arrangement, Hepion may not realize the full potential benefits of the arrangement, and Hepion’s results of operations may be adversely affected.

A majority of the potential revenue from existing and future collaborations will likely consist of contingent payments, such as payments for achieving development or regulatory milestones and royalties payable on the sales of approved products. The milestone and royalty revenues that Hepion may receive under these collaborations will depend primarily upon Hepion’s collaborator’s ability to successfully develop and commercialize Hepion’s product candidate. In addition, Hepion’s collaborators may decide to enter into arrangements with third parties to commercialize products developed under Hepion’s existing or future collaborations using Hepion’s technologies, which could reduce the milestone and royalty revenue that Hepion may receive, if any. In many cases, Hepion will not be directly involved in the development or commercialization of Hepion’s product candidate and, accordingly, will depend entirely on Hepion’s collaborators. Hepion’s collaboration partners may fail to develop or effectively commercialize Hepion’s product candidates because they:

•        do not allocate the necessary resources due to internal constraints, such as limited personnel with the requisite scientific expertise, limited capital resources, or the belief that other product candidates or other internal programs may have a higher likelihood of obtaining regulatory approval or may potentially generate a greater return on investment;

•        do not have sufficient resources necessary to fully support the product candidates through clinical development, regulatory approval and commercialization;

•        are unable to obtain the necessary regulatory approvals; or

•        may re-evaluate the importance and their support for developing Hepion’s product candidate pipeline due to a change in management, business operations or financial strategy.

In addition, a collaborator may decide to pursue the development of a competitive product candidate developed outside of Hepion’s collaboration with them. Conflicts may also arise if there is a dispute about the progress of, or other activities related to, the clinical development or commercialization of a product candidate, the achievement and payment of a milestone amount, the ownership of intellectual property that is developed during the course of the collaborative arrangement, or other licensing agreement terms. If a collaboration partner fails to develop or effectively commercialize Hepion’s product candidate for any of these reasons, Hepion may not be able to replace them with another partner willing to develop and commercialize Hepion’s product candidate under similar terms, if at all. Similarly, Hepion may disagree with a collaborator as to which party owns newly or jointly developed intellectual property. Should an agreement be revised or terminated as a result of a dispute and before Hepion has realized the anticipated benefits of the collaboration, Hepion may not be able to obtain certain development support or revenues that Hepion anticipated receiving. Hepion may also be unable to obtain, on terms acceptable to us, a license from such collaboration partner to any of its intellectual property that may be necessary or useful for it to continue to develop and commercialize the product candidate.

Risks Related to Hepion’s Intellectual Property

If Hepion is unable to adequately protect or expand its intellectual property related to its current or future product candidates, its business prospects could be harmed.

Hepion’s success, competitive position and future revenues will depend in part on its ability to obtain and maintain patent protection for its product candidates, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties.

Hepion will be able to protect its proprietary intellectual property rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent position of pharmaceutical and biopharmaceutical companies involves complex legal and factual questions, and, therefore, Hepion cannot predict with certainty whether it will be able to ultimately enforce its patents or proprietary rights. Therefore, any issued patents that Hepion owns or otherwise has intellectual property rights to may be challenged, invalidated or circumvented, and may not provide Hepion with the protection against competitors that it anticipates. The degree of future protection for Hepion’s proprietary intellectual property rights is uncertain because issued patents and other legal means afford only limited protection and may not adequately protect its rights or permit it to gain or keep its competitive advantage. Hepion’s future patent position will be influenced by the following factors:

•        Hepion or its licensors may not have been the first to discover the inventions covered by each of Hepion’s or its’ licensors’ pending patent applications and issued patents, and Hepion may have to engage in expensive and protracted interference proceedings to determine priority of invention;

•        Hepion’s or its’ licensors’ pending patent applications may not result in issued patents;

•        Hepion’s or its’ licensors’ issued patents may not provide a basis for commercially viable products, may not provide Hepion with any competitive advantages, or may be challenged by third parties; and

•        third parties may develop intellectual property around Hepion’s or its’ licensors’ patent claims to design competitive intellectual property and ultimately product candidates that fall outside the scope of Hepion’s or its’ licensors’ patents.

Because of the extensive time required for the development, testing and regulatory review and approval of a product candidate, it is possible that before Hepion’s product candidate can be approved for sale and commercialized, Hepion’s relevant patent rights may expire, or such patent rights may remain in force for only a short period following approval and commercialization. Patent expiration could adversely affect Hepion’s ability to protect future product development and, consequently, Hepion’s operating results and financial position. Also, patent rights may not provide Hepion with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect Hepion’s intellectual property rights to the same extent as do the laws of the U.S. and those countries may lack adequate rules and procedures for defending Hepion’s intellectual property rights. For example, Hepion may not be able to prevent a third party from infringing its patents in a country that does not recognize or enforce patent rights, or that imposes compulsory licenses on or restricts the prices of life-saving drugs. Changes in either patent laws or in interpretations of patent laws in the U.S. and other countries may diminish the value of Hepion’s intellectual property.

Hepion may not develop or obtain rights to products or processes that are patentable. Even if Hepion or its licensors do obtain patents, such patents may not adequately protect the products or technologies it owns or has licensed, or otherwise be limited in scope. In addition, Hepion may not have total control over the patent prosecution of subject matter that it licenses from others. Accordingly, Hepion may be unable to exercise the same degree of control over this intellectual property as it would over its own. Others may challenge, seek to invalidate, infringe or circumvent any pending or issued patents Hepion owns or licenses, and rights Hepion receives under those issued patents may not provide competitive advantages to it. Hepion cannot assure you as to the degree of protection that will be afforded by any of its issued or pending patents, or those licensed by it.

If a third-party claims Hepion is infringing on its intellectual property rights, Hepion could incur significant expenses, or be prevented from further developing or commercializing its product candidate.

Hepion’s success will also depend on its ability to operate without infringing the patents and other proprietary intellectual property rights of third parties. This is generally referred to as having the “freedom to operate”. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property claims, United States Patent and Trademark Office, or USPTO, interference proceedings and related legal and administrative proceedings, both in the U.S. and internationally, involve complex legal and factual questions. As a result, such proceedings are lengthy, costly and time-consuming and their outcome is highly uncertain. Hepion may become involved in protracted and expensive litigation in order to determine the enforceability, scope and validity of the proprietary rights of others, or to determine whether it has the freedom to operate with respect to the intellectual property rights of others.

Patent applications in the U.S. are, in most cases, maintained in secrecy until approximately 18 months after the patent application is filed. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to products similar to Hepion’s product candidate may have already been filed by others without Hepion’s knowledge. In the event that a third party has also filed a patent application covering Hepion’s product candidate or other claims, Hepion may have to participate in an adversarial proceeding, known as an interference proceeding in the USPT office, or similar proceedings in other countries to determine the priority of invention. In the event an infringement claim is brought against Hepion, Hepion may be required to pay substantial legal fees and other expenses to defend such a claim and, if Hepion is unsuccessful in defending the claim, Hepion may be prevented from pursuing the development and commercialization of a product candidate and may be subject to injunctions and/or damage awards.

In the future, the USPTO or a foreign patent office may grant patent rights to Hepion’s product candidate or other claims to third parties. Subject to the issuance of these future patents, the claims of which will be unknown until issued, Hepion may need to obtain a license or sublicense to these rights in order to have the appropriate freedom to further develop or commercialize them. Any required licenses may not be available to Hepion on acceptable terms, if at all. If Hepion needs to obtain such licenses or sublicenses, but is unable to do so, it could encounter delays in the development of its product candidate, or be prevented from developing, manufacturing and commercializing its product candidate at all. If it is determined that Hepion has infringed an issued patent and does not have the freedom to operate, it could be subject to injunctions, and/or compelled to pay significant damages, including punitive damages. In cases where Hepion has in-licensed intellectual property, its failure to comply with the terms and conditions of such agreements could harm its business.

It is becoming common for third parties to challenge patent claims on any successful product candidate or approved drug. If Hepion or its collaborators become involved in any patent litigation, interference or other legal proceedings, Hepion could incur substantial expense, and the efforts of its technical and management personnel will be significantly diverted. A negative outcome of such litigation or proceedings may expose Hepion to the loss of its proprietary position or to significant liabilities or require Hepion to seek licenses that may not be available from third parties on commercially acceptable terms, if at all. Hepion may be restricted or prevented from developing, manufacturing and selling its product candidates in the event of an adverse determination in a judicial or administrative proceeding, or if Hepion fails to obtain necessary licenses.

Hepion cannot be sure that any patents will be issued or that patents licensed to it will be issued from any of its patent applications or, should any patents issue, that Hepion will be provided with adequate protection against potentially competitive products. Furthermore, Hepion cannot be sure that patents issued or licensed to it will be of any commercial value, or that private parties or competitors will not successfully challenge these patents or circumvent Hepion’s patent position in the U.S. or abroad. In the absence of adequate patent protection, Hepion’s business may be adversely affected by competitors who develop comparable technology or products.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect Hepion’s intellectual property.

Hepion relies on trade secrets to protect its technology, especially where Hepion does not believe patent protection is obtainable, or prior to Hepion filing patent applications on inventions it may make from time to time. However, trade secrets are difficult to protect. In order to protect Hepion’s proprietary technology and processes, Hepion also rely in part on confidentiality and intellectual property assignment agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to Hepion of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover Hepion’s trade secrets and proprietary information, and in such case, Hepion could not assert any trade secret rights against such party. Enforcing a claim that a third-party illegally obtained and is using Hepion’s trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of Hepion’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect Hepion’s competitive business position.

Hepion’s Risks Related to Government Regulation

Even if Hepion’s product candidate receives regulatory approval, it may still face future development and regulatory difficulties.

Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or impose ongoing requirements for potentially costly post-approval studies. Hepion’s product candidates would also be subject to ongoing FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping and submission of safety and other post-market information. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with GMP regulations. If Hepion or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product or the manufacturer, including requiring withdrawal of the product from the market or suspension of manufacturing. If Hepion, Hepion’s product candidate or the manufacturing facilities for Hepion’s product candidate fail to comply with applicable regulatory requirements, a regulatory agency may:

•        issue warning letters;

•        impose civil or criminal penalties;

•        suspend regulatory approval;

•        suspend any ongoing clinical trials;

•        refuse to approve pending applications or supplements to applications filed by Hepion;

•        impose restrictions on operations, including costly new manufacturing requirements;

•        seize or detain products or request Hepion to initiate a product recall; or

•        pursue and obtain an injunction.

Even if Hepion’s product candidate receives regulatory approval in the United States, Hepion may never receive approval to commercialize it outside of the United States.

In the future, Hepion may seek to commercialize its product candidate in foreign countries outside of the United States. In order to market any products outside of the United States, Hepion must establish and comply with numerous and varying regulatory requirements of other jurisdictions regarding safety and efficacy. Approval procedures vary among jurisdictions and can involve product testing and administrative review periods different from, and greater than, those in the United States. The time required to obtain approval in other jurisdictions might differ from that required to obtain FDA approval. The regulatory approval process in other jurisdictions may include all the risks detailed above regarding FDA approval in the United States as well as other risks. Regulatory approval in one jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory processes in others. Failure to obtain regulatory approvals in other jurisdictions or any delay or setback in obtaining such approvals could have the same adverse effects detailed above regarding FDA approval in the United States. As described above, such effects include the risks that Hepion’s product candidates may not be approved for all indications for use included in proposed labeling or for any indications at all, which could limit the uses of Hepion’s product candidate and have an adverse effect on Hepion’s products’ commercial potential or require costly post-marketing studies.

Hepion intends to rely on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Hepion may not be able to seek or obtain regulatory approval for or commercialize its product candidate.

Hepion intends to enter into agreements with third-party contract research organizations, or CROs, under which it will delegate to the CROs the responsibility to coordinate and monitor the conduct of its clinical trials and to manage data for its clinical programs. Hepion, its CROs and its clinical sites are required to comply with current Good Clinical Practices, or cGCPs, regulations and guidelines issued by the FDA and by similar governmental authorities in other countries where Hepion is conducting clinical trials. Hepion has an ongoing obligation to monitor the activities conducted by its CROs and at Hepion’s clinical sites to confirm compliance with these requirements. In the future, if Hepion, its CROs or its clinical sites fail to comply with applicable GCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA may require Hepion to perform additional clinical trials before approving its marketing applications. In addition, Hepion’s clinical trials must be conducted with product produced under cGMP regulations and will require a large number of test subjects. Hepion’s failure to comply with these regulations may require Hepion to repeat clinical trials, which would delay the regulatory approval process.

If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to Hepion’s clinical protocols, regulatory requirements or for other reasons, Hepion’s clinical trials may be extended, delayed or terminated, and Hepion may not be able to obtain regulatory approval for or successfully commercialize its product candidate. As a result, Hepion’s financial results and the commercial prospects for Hepion’s product candidate would be harmed, its costs could increase, and its ability to generate revenue could be delayed.

Reimbursement may not be available for Hepion’s product candidate, which would impede sales.

Market acceptance and sales of Hepion’s product candidate may depend on coverage and reimbursement policies and health care reform measures. Decisions about formulary coverage as well as levels at which government authorities and third-party payers, such as private health insurers and health maintenance organizations, reimburse patients for the price they pay for Hepion’s products as well as levels at which these payers pay directly for its products, where applicable, could affect whether it is able to commercialize these products. Hepion cannot be sure that reimbursement will be available for any of these products. Also, Hepion cannot be sure that coverage or reimbursement amounts will not reduce the demand for, or the price of, its products. Hepion has not commenced efforts to have its product candidate reimbursed by government or third-party payers. If coverage and reimbursement are not available or are available only at limited levels, Hepion may not be able to commercialize its products.

In recent years, officials have made numerous proposals to change the health care system in the United States. These proposals include measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control. If Hepion’s products are or become subject to government regulation that limits or prohibits payment for its products, or that subjects the price of its products to governmental control, Hepion may not be able to generate revenue, attain profitability or commercialize its products.

As a result of legislative proposals and the trend towards managed health care in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also impose strict prior authorization requirements and/or refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payers will reimburse patients for their use of newly-approved drugs, which in turn will put pressure on the pricing of drugs.

Healthcare reform measures and other recent legislative initiatives could adversely affect Hepion’s business.

The business and financial condition of pharmaceutical and biotechnology companies are affected by the efforts of governmental and third-party payors to contain or reduce the costs of health care and to lower drug prices. In the United States, comprehensive health care reform legislation has been enacted by the Federal government and Hepion expects that there will continue to be a number of federal and state proposals to implement government control over the pricing of prescription pharmaceuticals. In addition, increasing emphasis on reducing the cost of health care in the United States will continue to put pressure on the pricing and reimbursement of prescription pharmaceuticals. Moreover, in some foreign jurisdictions, pricing of prescription pharmaceuticals is already subject to government control. Additionally, other federal and state legislation impose obligations on manufacturers of pharmaceutical products, among others, related to product tracking and tracing. Among the requirements of this legislation, manufacturers are required to provide certain information regarding the drug product provided to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding distribution of the drug product. Further, under this legislation, manufacturers will have drug product investigation, quarantine, disposition, notification and purchaser license verification responsibilities related to counterfeit, diverted, stolen and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

Additionally, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, was signed into law, which was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the health industry and impose additional health policy reforms. Among the provisions of the ACA of importance to Hepion drug products and potential drug candidates are:

•        an annual, nondeductible fee on any entity that manufactures, or imports, specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•        an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

•        a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•        extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•        expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•        a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

•        expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

•        a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

There have been executive legal and political challenges to certain aspects of the ACA. For example, on June 17, 2021 the United States Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form.

Further, prior to the United States Supreme Court ruling, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the ACA.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and, due to subsequent legislative amendments to the statute, including the Infrastructure Investment and Jobs Act, will remain in effect through 2031, except for a temporary suspension from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequestration. The American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, increased the statute of limitations period for the government to recover overpayments to providers from 3 to 5 years.

Additional changes that may affect Hepion’s business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, which ended the use of the statutory formula, also referred to as the Sustainable Growth Rate, for clinician payment and established a quality payment incentive program, also referred to as the Quality Payment Program. This program provides clinicians with two ways to participate, including through the Advanced Alternative Payment Models, or APMs, and the Merit-based Incentive Payment System, or MIPS. In November 2019, the Centers for Medicare & Medicaid Services, or CMS, issued a final rule finalizing the changes to the Quality Payment Program. At this time, it remains unclear how the introduction of the Quality Payment Program will impact overall physician reimbursement.

Also, there has been heightened governmental scrutiny recently over pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that attempted to implement several of the administration’s proposals. As a result, the FDA concurrently released a final rule and guidance in September 2020 providing pathways for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the United States Department of Health and Human Services, or HHS, finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2023 to January 1, 2026. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed by the Biden administration until January 1, 2023. On November 20, 2020, CMS issued an interim final rule implementing President Trump’s Most Favored Nation executive order, which would tie Medicare Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries. As a result of litigation challenging the Most Favored Nation model, on December 27, 2021, CMS published a final rule that rescinds the Most Favored Nation interim final rule. In July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue to advance these principles. No legislation or administrative actions have been finalized to implement these principles. In addition, Congress is considering drug pricing as part of other reform measures. It is unclear whether these or similar policy initiatives will be implemented in the future. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Hepion expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that Hepion receives for any approved product. In particular, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Hepion from being able to generate revenue, attain sustained profitability or commercialize its drugs, particularly since the majority of its current revenue is derived from federal healthcare programs, including Medicare and Medicaid.

Hepion is currently unable to predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what effect recently enacted federal legislation or any such additional legislation or regulation would have on its business. The pendency or approval of such proposals or reforms could result in a decrease in Hepion’s stock price or limit its ability to raise capital or to enter into collaboration agreements for the further development and commercialization of Hepion’s product.

Hepion’s clinical activities involve the handling of hazardous materials, and it must comply with environmental laws and regulations, which can be expensive and restrict how it does business.

Hepion’s clinical activities involve the controlled storage, use and disposal of hazardous materials. Hepion is subject to federal, state, city and local environmental, health and safety laws and regulations governing, among other matters, the use, manufacture, storage, handling and disposal of these hazardous materials. Hepion cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or if Hepion fails to comply with such laws and regulations, local, city, state or federal authorities may curtail the use of these materials and interrupt Hepion’s business operations or impose sanctions, such as fines, and Hepion could be held liable for any resulting damages or liabilities. Hepion does not currently maintain hazardous materials insurance coverage.

Risks Related to Ownership of Hepion Common Stock

If the Merger is not completed, Hepion’s common stock may be delisted if it fails to comply with continued listing standards.

If Hepion fails to meet any of the continued listing standards of The Nasdaq Capital Market, its common stock could be delisted from The Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:

•        a $1.00 minimum closing bid price;

•        stockholders’ equity of $2.5 million;

•        500,000 shares of publicly-held common stock with a market value of at least $1 million;

•        300 round-lot stockholders; and

•        compliance with Nasdaq’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority.

If Hepion fails to comply with Nasdaq’s continued listing standards, Hepion may be delisted and its common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board, or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of Hepion’s common stock could depress its stock price, substantially limit liquidity of Hepion’s common stock and materially adversely affect its ability to raise capital on terms acceptable to it, or at all. Finally, delisting of Hepion’s common stock could result in its common stock becoming a “penny stock” under the Exchange Act.

If Hepion fails to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures in the future, or, if Hepion discovers additional material weaknesses and other deficiencies in its internal control and accounting procedures, Hepion’s stock price could decline significantly and raising capital could be more difficult.

If Hepion fails to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures in the future, or, if Hepion discovers material weaknesses and other deficiencies in its internal control and accounting procedures, Hepion’s stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessment of the effectiveness of Hepion’s internal control over financial reporting. As of December 31, 2023, Hepion’s management has determined that Hepion had material weaknesses in its control environment and in the period end financial close and reporting process. If additional material weaknesses or significant deficiencies are discovered or if Hepion otherwise fails to achieve and maintain the adequacy of its internal control, Hepion may not be able to ensure that it can conclude on an ongoing basis that Hepion has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for Hepion to produce reliable financial reports and are important to helping prevent financial fraud. If Hepion cannot provide reliable financial reports or prevent fraud, Hepion’s business and operating results could be harmed, investors could lose confidence in Hepion’s reported financial information, and the trading price of Hepion Common Stock could drop significantly.

Certain provisions in Hepion’s certificate of incorporation and by-laws, and of Delaware law, may prevent or delay an acquisition of Hepion, which could decrease the trading price of Hepion’s common stock.

Hepion’s certificate of incorporation, by-laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with Hepion’s board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•        the inability of Hepion’s stockholders to call a special meeting;

•        rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•        the right of Hepion’s board to issue preferred stock without stockholder approval;

•        the ability of Hepion’s directors, and not stockholders, to fill vacancies on Hepion’s board of directors.

Delaware law also imposes some restrictions on mergers and other business combinations between Hepion and any holder of 15% or more of Hepion’s outstanding common stock.

Hepion believes these provisions will protect Hepion’s stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Hepion’s board of directors and by providing Hepion’s board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Hepion immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that Hepion’s board of directors determines is not in the best interests of Hepion and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Future sales and issuances of Hepion’s common stock or rights to purchase common stock pursuant to Hepion’s equity incentive plan could result in additional dilution of the percentage ownership of Hepion’s stockholders and could cause Hepion’s share price to fall.

Hepion expects that significant additional capital will be needed in the future to continue Hepion’s planned operations, including expanding research and development, funding clinical trials, purchasing of capital equipment, hiring new personnel, commercializing its products, and continuing activities as an operating public company. To the extent Hepion raises additional capital by issuing equity securities, Hepion’s stockholders may experience substantial dilution. Hepion may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner Hepion determines from time to time. If Hepion sells common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to Hepion’s existing stockholders, and new investors could gain rights superior to Hepion’s existing stockholders.

Hepion may be at risk of securities class action litigation.

Hepion may be at risk of securities class action litigation. This risk is especially relevant for Hepion due to its dependence on positive clinical trial outcomes and regulatory approvals of rencofilstat. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If Hepion faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm Hepion’s business and results in a decline in the market price of Hepion’s common stock.

If securities or industry analysts do not publish research or reports about Hepion’s business, or if they change their recommendations regarding Hepion’s stock adversely, Hepion’s stock price and trading volume could decline.

The trading market for Hepion’s common stock will be influenced by the research and reports that industry or securities analysts publish about Hepion or its business. Hepion does not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of Hepion, the trading price of Hepion’s stock would likely decrease. Even if Hepion does obtain analyst coverage, if one or more of the analysts who cover Hepion downgrade its stock, Hepion’s stock price would likely decline. If one or more of these analysts cease coverage of Hepion or fail to regularly publish reports on Hepion, it could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

Hepion presently does not intend to pay cash dividends on its common stock.

Hepion expects that no cash dividends will be paid on the common stock in the foreseeable future. While Hepion’s dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of Hepion’s business.

Risks Related to the Combined Company

In determining whether you should approve the Merger and other matters related to the Merger, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors — Risks Related to the Merger,” “Risk Factors — Risks Related to Pharma Two B” and “Risk Factors — Risks Related to Hepion,” which will also apply to the combined company.

Risks Related to Ownership of Ordinary Shares of the Combined Company

Future sales of shares by existing shareholders could cause the combined company share price to decline.

If existing shareholders of Pharma Two B and Hepion sell, or indicate an intention to sell, substantial amounts of the combined company’s ordinary shares in the public market after the post-Merger legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the ordinary shares of the combined company could decline. Based on shares outstanding as of July 31, 2024 and shares expected to be issued upon completion of the Merger, the combined company is expected to have a total of approximately 5.4 million ordinary shares issued and outstanding immediately following the completion of the Merger. Approximately 1.0 million of such ordinary shares will be freely tradable, without restriction, in the public market. Approximately 4.4 of such ordinary shares will be held by directors, executive officers of the combined company and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, ordinary shares that are subject to outstanding options of Pharma Two B will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined company ordinary shares could decline.

The ownership of the combined company ordinary shares will be initially highly concentrated, and may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company share price to decline. Furthermore, five of the combined company’s anticipated directors will be appointed by Pharma Two B pursuant to the terms of the Merger Agreement.

Executive officers, directors of the combined company and their affiliates are expected to beneficially own or control approximately 95% of the outstanding ordinary shares of the combined company following the completion of the Merger (after giving effect to the exercise of all outstanding vested and unvested options and warrants). Furthermore, five of the combined company’s anticipated directors will be appointed by Pharma Two B pursuant to the terms of the Merger Agreement. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of the combined company, impede a merger, consolidation, takeover or other business combination involving the combined company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the combined company’s business, even if such a change of control would benefit the other shareholders of the combined company. The significant concentration of share ownership may adversely affect the trading price of the combined company’s ordinary shares due to investors’ perception that conflicts of interest may exist or arise.

The combined company’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of the combined company’s ordinary shares.

If, after listing, the combined company fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the combined company’s ordinary shares. Such a delisting would likely have a negative effect on the price of the combined company’s ordinary shares and would impair your ability to sell or purchase the combined company’s ordinary shares when you wish to do so. In the event of a delisting, the combined company can provide no assurance that any action taken by the combined company to restore compliance with listing requirements would allow the combined company’s ordinary shares to become listed again, stabilize the market price or improve the liquidity of the combined company’s ordinary shares, prevent the combined company’s ordinary shares from dropping below Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Risks Related to the Combined Company

The combined company’s articles of association and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Pharma Two B’s ordinary shares.

Certain provisions of Israeli law and Pharma Two B’s articles effective upon the closing of the Merger could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Pharma Two B or for Pharam Two B’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Pharma Two B’s ordinary shares. Among other things:

•        Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

•        Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•        Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•        the articles effective upon the close of the Merger divide the Pharma Two B directors into three classes, each of which is elected once every three years;

•        the Pharma Two B articles effective upon the close of the Merger generally require a vote of the holders of a majority of the Pharma Two B outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering the Pharma Two B board of directors to determine the size of the board, the provision dividing the Pharma Two B directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require Pharma Two B to include a matter on the agenda for a general meeting of the shareholders and the provisions relating to the election and removal of members of the Pharma Two B board of directors and empowering the Pharma Two B board of directors to fill vacancies on the board, require a vote of the holders of 65% of the Pharma Two B outstanding ordinary shares entitled to vote at a general meeting;

•        the Pharma Two B articles effective upon the closing of the Merger do not permit a director to be removed except by a vote of the holders of at least 65% of the Pharma Two B outstanding shares entitled to vote at a general meeting of shareholders; and

•        the Pharma Two B articles effective upon the closing of the Merger provide that director vacancies may be filled by the Pharma Two Bboard of directors.

Furthermore, under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Law for the Encouragement of Research and Development in Industry 5744-1984), and the regulations and guidelines promulgated thereunder, or the Innovation Law, to which Pharma Two Bis subject due to its receipt of grants from the Israel Innovation Authority, or IIA (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS), a recipient of IIA grants such as Pharma Two B must report to the IIA regarding any change of control of the company or regarding any change in the holding of the means of control of the company which results in any non-Israeli citizen or entity becoming an “interested party”, as defined in the Innovation Law, in the company, and in the latter event, the non-Israeli citizen or entity will be required to execute an undertaking in favor of IIA, in a form prescribed by IIA, acknowledging the restrictions imposed by such law and agreeing to abide by its terms.

Further, Israeli tax considerations may make potential transactions undesirable to Pharma Two Bor to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See the section titled “Certain Material Israeli Tax Considerations — Taxation of Pharma Two B shareholders.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Pharma Two B’s, Hepion’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Pharma Two B’s or Hepion’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One — The Merger Proposal — Hepion’s Board of Directors’ Reasons for the Merger and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Merger between Pharma Two B and Hepion.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        the Exchange Ratio is not adjustable based on the market price of Hepion Common Stock so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•        the Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes;

•        if Pharma Two B and Hepion complete the Merger, the combined company will need to raise additional capital by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the combined company’s shareholders or restrict the combined company’s operations;

•        some Pharma Two B and Hepion officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests;

•        the market price of the combined company’s ordinary shares following the Merger may decline as a result of the Merger;

•        if the conditions to the Merger are not met, the Merger will not occur;

•        Pharma Two B has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future;

•        Pharma Two B has never generated any revenue from product sales and may never be profitable;

•        Pharma Two B will need to raise additional funding, which may not be available on acceptable terms, or at all;

•        Pharma Two B is dependent on the success of P2B001, and Pharma Two B cannot be certain that either will receive regulatory approval or be commercialized. Any failure to successfully develop, obtain regulatory approval for and commercialize P2B001, or any other future product candidates, independently or in cooperation with a third party collaborator, or the experience of significant delays in doing so, would compromise Pharma Two B’s ability to generate revenue and become profitable;

•        even though Pharma Two B has completed its Phase 3 clinical trial for P2B001, it cannot predict when or if it will obtain regulatory approval to commercialize P2B001, or the approval may be for a more narrow indication than Pharma Two B expects;

•        Pharma Two B faces significant competition from other biotechnology and pharmaceutical companies and Pharma Two B’s operating results will suffer if Pharma Two B fails to compete effectively;

•        if Pharma Two B is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell P2B001 or Pharma Two B’s future product candidates, Pharma Two B may be unable to generate any revenues;

•        Pharma Two B expects to rely on third parties to conduct some or all aspects of its product manufacturing, and these third parties may not perform satisfactorily;

•        Pharma Two B faces potential product liability, and, if successful claims are brought against it, Pharma Two B may incur substantial liability and costs;

•        if Pharma Two B is unable to obtain or protect intellectual property rights related to its product candidates, Pharma Two B may not be able to obtain exclusivity for its product candidates or prevent others from developing similar competitive products;

•        conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect Pharma Two B’s business, results of operations and ability to raise additional funds;

•        Pharma Two B will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company;

•        the market price of Pharma Two B Ordinary Shares may be highly volatile, and you may not be able to resell your shares at the purchase price;

•        future sales of shares by existing shareholders could cause the combined company share price to decline;

•        the ownership of the combined company ordinary shares will be initially highly concentrated, and may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company share price to decline;

•        the combined company’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of the combined company’s ordinary shares.

In addition, the Transactions are subject to the satisfaction of the conditions to the completion of the Merger set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Merger does not close, and risks that the proposed Merger disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Pharma Two B.

Pharma Two B and Hepion caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Pharma Two B nor Hepion undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Pharma Two B or Hepion will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Merger, in Hepion’s public filings with the SEC or, upon and following the consummation of the Merger, in Pharma Two B’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 231. Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Pharma Two B’s management, which in turn are based upon Pharma Two B’s Management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Pharma Two B is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Pharma Two B’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

SPECIAL MEETING OF HEPION STOCKHOLDERS

General

Hepion is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of Hepion stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of Hepion’s Stockholders

The special meeting will be held on            , 2024, at            a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://            and following the instructions set forth on your proxy card.

Purpose of the Hepion Special Meeting

At the special meeting, Hepion is asking its stockholders:

1.      Proposal No. 1 — The Merger Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Merger whereby Merger Sub, will merge with and into Hepion, with Hepion surviving the merger as an indirect subsidiary of Pharma Two B;

2.      Proposal No. 2 — The Adjournment Proposal — to consider and vote on any proposal to postpone or adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting;

Recommendation of Hepion’s Board of Directors

Hepion’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Hepion and its stockholders and recommended that Hepion stockholders vote “FOR” the Merger Proposal, “FOR” and “FOR” the Adjournment Proposal, if necessary.

Record Date; Persons Entitled to Vote

All stockholders of record at the close of business on             , 2024, the Record Date, or their duly appointed proxies, may attend the special meeting.

Quorum

A quorum is the minimum number of shares or (holders of shares) required to be present at the special meeting for it to be properly held under Hepion’s by-laws and the DGCL. A quorum is present when one-third (1/3) of the shares entitled to vote as of the Record Date, are represented in person or by proxy (including shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock). Thus,         shares must be represented in person or by proxy to have a quorum at the special meeting. Hepion stockholders’ shares will be counted towards the quorum only Hepion stockholders submit a valid proxy (or one is submitted on such stockholders behalf by the stockholder’s broker, bank or other nominee) or if such Hepion stockholder votes in person virtually at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by Hepion are not considered outstanding or considered to be present at the special meeting. If there is not a quorum at the special meeting, either the chairperson of the special meeting or Hepion stockholders entitled to vote at the special meeting may adjourn the special meeting.

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Proposal	Votes Required	Effects of Abstentions and Broker Non-Votes
The Merger Proposal	The affirmative vote of holders of a majority of the outstanding shares of Hepion stock.	Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.
The Adjournment Proposal	The affirmative vote of a majority of the voting power of the shares cast for or against this Proposal.	Abstentions and broker non-votes will have no effect.

Voting Your Shares

Stockholders of Record

For your convenience, record holders of Hepion Common Stock have three methods of voting:

1.      Vote by Internet.    The website address for Internet voting is on your proxy card.

2.      Vote by mail.    Mark, date, sign and promptly mail the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.      Vote at special meeting.    You may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast.

Beneficial Owners of Shares Held in Street Name

For your convenience, beneficial owners of Hepion Common Stock have three methods of voting:

1.      Vote by Internet.    The website address for Internet voting is on your vote instruction form.

2.      Vote by mail.    Mark, date, sign and promptly mail your vote instruction form (a postage-paid envelope is provided for mailing in the United States).

3.      Vote at special meeting.    Obtain a valid legal proxy from the organization that holds your shares and attend and vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast.

If you vote by Internet, please DO NOT mail your proxy card.

All shares entitled to vote and represented by a properly completed and executed proxy received before the special meeting and not revoked will be voted at the special meeting as instructed in a proxy delivered before the special meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the Hepion board of directors recommends on each of the enumerated proposals, with regard to any other matters that may be properly presented at the special meeting and on all matters incident to the conduct of the special meeting. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card by virtually attending the special meeting and submitting a ballot via the special meeting webcast. If you are a street name stockholder and wish to vote at the special meeting, you will need to obtain a proxy form from the institution that holds your shares. All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Revoking Your Proxy

You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Secretary of Hepion, by delivering a properly completed, later-dated proxy card or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: 399 Thornall Street, First Floor, Edison, NJ 08837, Attention: Secretary, or by facsimile at 732-902-4100. Your most current proxy card or Internet proxy is the one that will be counted.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are an Hepion stockholder and have any questions about how to vote or direct a vote in respect of your shares of Hepion Common Stock, you may call         , Hepion’s proxy solicitor, Campaign Management, at:

Strategic Stockholder Advisor and Proxy Solicitation Agent

15 West 38th Street, Suite #747, New York, New York 10018

North American Toll-Free Phone:

1-855-246-4705

Email: info@campaign-mgmt.com

Call Collect Outside North America: +1 (212) 632-8422

Appraisal Rights

In connection with the Merger, Hepion’s stockholders will have no appraisal rights under Delaware General Corporate Law because shares of Hepion’s common stock will remain listed on the Nasdaq prior to the closing of the Merger, and, as a closing condition of the Merger, Pharma Two B’s ordinary shares will be approved for listing on Nasdaq concurrently with the closing of the Merger.

Proxy Solicitation Costs

Hepion is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Hepion and its directors, officers and employees may also solicit proxies online. Hepion will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Hepion will bear the cost of the solicitation.

Hepion has hired Campaign Management to assist in the proxy solicitation process. Hepion will pay Campaign Management a fee of $13,000, plus disbursements.

Hepion will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Hepion will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, Hepion’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of Hepion’s Officers and Directors in the Transactions

In considering the recommendation of Hepion’s board of directors to vote in favor of the Merger Proposal and the other Proposals, stockholders should keep in mind that Hepion’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Hepion’s stockholders generally. In particular:

i.       Each of Timothy Block and Michael Purcell will continue as directors of the combined company after the Effective Time, and, following the closing of the Merger, will be eligible to be compensated as a non-employee director of the combined company pursuant to the non-employee director compensation policy that will be in place following the Effective Time of the Merger.

ii.      Pursuant to the Merger Agreement, Hepion’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

Purchases of Hepion Common Stock

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Hepion or its securities and subject to certain other conditions and procedures, Hepion’s officers and directors, Pharma Two B, Pharma Two B shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Hepion Common Stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Merger where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Hepion Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by Hepion officers and directors, Pharma Two B, Pharma Two B shareholders or any of their respective affiliates. Hepion will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE — THE MERGER PROPOSAL

The following is a discussion of the proposed Merger and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A Hepion stockholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Merger.

General

Transaction Structure

The Merger Agreement provides for the merger of Merger Sub with and into Hepion, with Hepion surviving the merger as an indirect subsidiary of Pharma Two B.

Pro Forma Capitalization

The pro forma equity valuation of the combined company upon consummation of the Transactions is estimated to be approximately $47.1 million. It is anticipated that, upon completion of the Merger, Hepion’s existing securityholders will own approximately 7.8% of the combined company, Pharma Two B’s existing securityholders will own approximately 44.5% of the combined company, and the PIPE Investors will own approximately 47.7% of the combined company, in each case on a fully-diluted basis.

Merger Consideration

On the Closing Date (as defined in the Merger Agreement), subject to obtaining Pharma Two B’s shareholder approval and Hepion stockholder approval, immediately prior to the Effective Time (as defined below) and prior to the consummation of any of the transactions contemplated by the PIPE Agreements (as defined in the Merger Agreement), the following actions shall take place or be effected: (A) Hepion shall cause all of its issued capital stock which is not in the form of Hepion Common Stock to be converted into shares of Hepion Common Stock in accordance with Hepion’s organizational documents, and shall further cause any convertible instruments, including but not limited to warrants, to be converted into shares of Hepion Common Stock; and (B) (i) each Pharma Two B Ordinary A Share, Pharma Two B Ordinary B Share, and each of the outstanding Pharma Two B Preferred Shares that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Pharma Two B’s ordinary shares per the terms of the Merger Agreement; (ii) the Pharma Two B Articles shall be adopted and become effective; (iii) each of Pharma Two B’s ordinary shares, issued and outstanding immediately prior to the Effective Time (including each of Pharma Two B’s ordinary shares that are issued upon the conversion of Pharma Two B Ordinary A Shares, Pharma Two B Ordinary B Shares and Pharma Two B Preferred Shares pursuant to clause (i) above), shall be split into such number of Pharma Two B’s ordinary shares as shall be necessary for purposes of the Closing and the initial listing of Pharma Two B’s ordinary shares on Nasdaq; provided that no fraction of a Pharma Two B’s ordinary share will be issued by virtue of the Share Split, and each of Pharma Two B’s shareholders that would otherwise be so entitled to a fraction of Pharma Two B’s ordinary shares (after aggregating all fractional Pharma Two B’s ordinary shares that otherwise would be received by such Pharma Two B’s shareholder) shall instead be entitled to receive such number of Pharma Two B’s ordinary shares to which such Pharma Two B’s shareholder would otherwise be entitled, rounded to the nearest whole number; and (iv) any outstanding options and warrants of Pharma Two B issued and outstanding immediately prior to the Effective Time shall be adjusted immediately upon the Share Split to give effect to the foregoing transactions, provided that to the extent such adjustment would result in (x) a fraction of share being subject to any outstanding stock option or warrant, such share shall be rounded down to the nearest whole share or (y) the exercise price of an option being a fraction of a cent, the exercise price will be rounded up to the nearest whole cent.

At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Hepion Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive such ordinary shares of Pharma Two B and shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

Additionally, each share of common stock of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive one share of Hepion Common Stock.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Hepion board of directors, its committees, its representatives or other parties, or of or among the Pharma Two B Board, its committees, its representatives or other parties.

The Hepion board of directors regularly evaluates Hepion’s strategic direction and ongoing business plans with a view toward strengthening Hepion’s business and enhancing stockholder value. As such, on December 7, 2023, Hepion announced a restructuring program and initiation of a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value. Hepion announced that potential strategic alternatives that may be considered by Hepion as part of restructuring process included an acquisition, merger, reverse merger, other business combination, sale of assets, licensing, and other strategic transactions.

On January 3, 2024, Dr. Gary Jacob, Mr. John Brancaccio, Hepion’s Executive Chairman, Anand Reddi, Dr. Timothy Block and Dr. Kaouthar Lbiati, constituting all of the then members of Hepion’s board of directors, met via teleconference. Also participating in the meeting, by invitation of the board of directors, were Jeffrey Fessler from Sheppard Mullin Richter & Hampton LLP (“Sheppard”), outside legal counsel to Hepion, and Mr. John Cavan, interim Chief Executive Officer and Chief Financial Officer of Hepion. At this meeting, Dr. Jacob updated the Hepion board of directors on possible merger candidates.

On February 15, 2024, Dr. Jacob, Mr. Brancaccio, Dr. Block and Dr. Lbiati of the Hepion board of directors met and discussed one of the potential merger candidates and the potential merger process in general. Also participating in this meeting, by invitation of the Hepion board of directors, were Mr. Fessler from Sheppard and Mr. Cavan.

On February 16, 2024, Mr. Brancaccio, Dr. Block and Dr. Lbiati.of the Hepion board of directors met again and discussed the advantages and disadvantages of merging with five potential of eight total merger candidates, including Pharma 2 B. Also participating in this meeting, by invitation of the Hepion board of directors, were Mr. Fessler from Sheppard and Mr. Cavan. All eight of the potential merger candidates were companies in the life sciences industry.

Between February 16, 2024 and February 27, 2024, the board of directors informally discussed all eight of the potential merger candidates. During this time, Mr. Brancaccio also had discussions with the merger candidates.

On February 27, 2024, Mr. Brancaccio, updated the Hepion board of directors on the status of negotiations with the potential merger candidates. Mr. Brancaccio, Dr. Block and Dr. Lbiati were the directors present at this meeting, Mr. Fessler from Sheppard and Mr. Cavan, also participated in this meeting at the invitation of the Hepion board of directors.

Between February 27, 2024 and March 7, 2024, Mr. Brancaccio, had conversations with six of the eight potential candidates. Mr. Brancaccio was contacted by one merger candidate that informed Mr. Brancaccio that that company no longer desired to engage in conversations with Hepion. Mr. Brancaccio contacted six other potential candidates to inform them that the Hepion board of directors determined to pursue negotiations with another candidate. Hepion’s board of directors terminated discussions with these six merger candidates because (i) one of the company’s technology was unattractive, (ii) one company had insufficient cash to complete a transaction, (iii) one company’s technology was not attractive and it had no cash available for a transaction and (iv) three of the companies did not present the right opportunity.

On March 8, 2024, A.G.P/Alliance Global Partners, LLC (“AGP”), financial advisor to Hepion, provided the Hepion board of directors with a draft letter of intent from Pharma Two B dated March 7, 2024. AGP and the Hepion board of directors had an extensive discussion with respect to the merger opportunity with Pharma Two B. All of the then serving members of the Hepion board of directors were present at this meeting. This draft letter of intent provided that the structure of the proposed transaction would be a reverse triangular merger, business combination, or some combination where Pharma Two B would continue as the surviving entity upon closing of the Merger. It also provided that Hepion derived an assumed valuation range of $50.00 to $60.00 million for Pharma Two B and discussed that in addition to the Merger, there would be a concurrent financing to raise $10 million, to be structured as a PIPE and effected at or immediately after the closing of the Merger. The draft letter of intent also provided that the equity split of the surviving company would be 85% for Pharma Two B’s current shareholders and 15% for Hepion’s current stockholders.

On March 14, 2024, AGP again met with all of the members of the Hepion board of directors and discussed the terms of a counter offer to Pharma Two B. Also participating in the meeting, by invitation of the board, were Mr. Fessler from Sheppard and Mr. Cavan, interim Chief Executive Officer and Chief Financial Officer of Hepion. The board of directors discussed asking for two board seats for Hepion, that all cash in Hepion would remain with Hepion to fund development and an ultimate equity split of 75% to Pharma Two B and 25% to Hepion. Representatives from AGP explained that the 85%/15% equity split proposed by Pharma 2 B was because Hepion was only offering a NASDAQ listing, with no cash or relevant assets, and that as such, the split that would work best was 85%/15%. Members of the Board asked about 80% and 20% equity split between Pharma Two B’s current shareholders and Hepion’s current stockholders, respectively, and the AGP representatives reiterated that market for a transaction of this size and scope without cash or applicable assets was 85/15 and not 80/20 and that Pharma 2 B was prepared to offer Hepion the market split. The Hepion board of directors agreed on the terms of the counter offer and instructed Mr. Brancaccio to make the counteroffer to Pharma Two B.

On March 27, 2024, the Hepion board of directors held an in-person meeting at which all of the members of the Hepion board of directors and Mr. Fessler of Sheppard where present to discuss the latest offer received from Pharma Two B on March 26, 2024 which included a request for two seats on the board of the Surviving Company.

The Hepion board of directors agreed to Pharma Two B’s offer and Hepion and Pharma Two B negotiated the terms of the Letter of Intent. The negotiated letter of intent provided the board of directors of the combined company shall be comprised of seven (7) board seats, as follows: three (3) board seat nominations shall be allocated to Pharma Two B, two (2) board seat nominations shall be allocated to Hepion, and Pharma Two B will have the right to nominate the remaining two (2) board seats to external industry experts. The final letter of intent provided that the equity split of the surviving company would be 85% for Pharma Two B’s current shareholders and 15% for Hepion’s current stockholders Further, the final letter of intent provided that, at the closing of the Merger, each outstanding share of Pharma Two B’s capital stock will be converted into shares (or right to receive shares) of Hepion common stock based on an exchange ratio to be fixed in the definitive Merger Agreement based on the aggregate intended percentage ownership, which was described the Hepion equity value being $10 million, the Pharma 2 B equity value being $56.667 million and the pro-forma valuation being $70 million. The pro-forma ownership split of the surviving company would be 15% for the Hepion shareholders and 85% for the Pharma 2 B shareholders.

On April 1, 2024, Hepion and Pharma Two B executed the Letter of Intent.

In early April, Pharma Two B engaged Goodwin Procter LLP (“Goodwin”) as its U.S. legal counsel, and on April 17, 2024, representatives from Meitar, Pharma Two B’s Israeli counsel (“Meitar”), Sheppard and Goodwin attended an organizational call.

On April 18, 2024, representatives from Meitar, Sheppard and Goodwin attended a conference call to discuss tax structuring issues. From then and until the beginning of May 2024, the parties continued to discuss tax structuring matters, specific deal terms and developed a proposed merger structure for the transaction.

On May 2, 2024, Mr. Brancaccio, Dr. Block, and Dr. Lbiati of the Hepion board of directors met via telephone conference where Mr. Brancaccio explained the alternative tax structure proposed by Meitar and Pharma Two B. Mr. Fessler of Sheppard and Mr. Cavan were also present at this meeting.

On May 3, 2024, Sheppard distributed a due diligence request list to Meitar and Goodwin.

Beginning May 7, 2024 through the end of the month, representatives of Hepion, Sheppard, Meitar, Pharma Two B and Goodwin discussed possible tax issues and transaction structure with PwC, the independent registered accountants for Pharma Two B.

On May 30, 2024, Mr. Brancaccio, Dr. Block, Michael Purcell and Dr. Lbiati of the Hepion board of directors met via Zoom conference for a regular meeting of the Hepion board of directors. Mr. Cavan also attended the meeting at the invitation of the Hepion board of directors. During this meeting, Mr. Brancaccio provided an update on the potential merger transaction and the status of the PIPE financing.

On June 7, 2024, Meitar distributed the initial draft of the Merger Agreement to Sheppard and Goodwin.

On June 10, 2024, representatives from Hepion, Sheppard, Pharma Two B, Meitar and Goodwin attended a conference call to discuss status and preliminary comments to the Merger Agreement, status of the PIPE Agreements, press release and steps to signing Merger Agreement and PIPE Agreements.

On June 11, 2024, Mr. Brancaccio, Dr. Block, Mr. Purcell and Dr. Lbiati of the Hepion board of directors met via Zoom conference and discussed the status of the potential merger transaction with Pharma Two B.

On June 12, 2024, Sheppard contacted Lipa Meir on behalf of Hepion to discuss engagement of Lipa Meir to review the Israeli provisions of the transaction documents.

Also on June 12, 2024, Sheppard distributed a revised draft of Merger Agreement to Meitar and Goodwin.

Also on June 12, 2024, Hepion engaged ValueScope Inc. (“ValueScope”), to provide a fairness opinion to Hepion’s board of directors opining on whether the specific terms of a proposed transaction are fair from a financial point of view to the stockholders of Hepion. The Hepion board of directors had determined that Hepion had no prior relationship with ValueScope and that there were no conflicts with the engagement of ValueScope.

On June 13, 2024, Meitar distributed initial drafts of the Investors’ Rights Agreement and Amended and Restated Articles of Association of the Surviving Company to Sheppard for review and discussion.

On June 14, 2024, Meitar distributed an initial draft of Pharma Two B’s schedule of exceptions to the Merger Agreement.

On June 17, 2024, representatives from Meitar, Goodwin, Sheppard, Hepion and Pharma Two B attended all hands call to discuss comments to the Merger Agreement, PIPE Agreements, exchange ratio calculation to be included in the Merger Agreement and the draft of the press release announcing execution of the Merger Agreement.

On June 18, 2024, at the direction of the Hepion board of directors, Hepion executed an engagement letter with Lipa Meir engaging Lipa Meir to assist Hepion with the Israeli law aspects of the Transaction.

On June 19, 2024, Meitar distributed a revised draft of Merger Agreement to representatives of Hepion, Sheppard Mullin, Goodwin, Meitar and Pharma Two B.

On June 21, 2024, Sheppard distributed a draft of Hepion’s schedule of exceptions to the Merger Agreement to Meitar and Goodwin.

On June 24, 2024, Sheppard distributed revised draft of the Merger Agreement to Meitar and Goodwin.

On June 25, 2024, Sheppard distributed comments to Pharma Two B’s schedule of exceptions to the Merger Agreement to Meitar and Goodwin.

On July 1, 2024, Sullivan & Worcester LLP, counsel to the financial advisors, distributed drafts of the PIPE Agreements, (including the Securities Purchase Agreement, the Registration Rights Agreement, the Form of Series A Warrant, the Form of Series B Warrant and the Form of Pre-Funded Warrant) to the working group.

On July 2, 2024, representatives from Hepion, Sheppard, Pharma Two B, Meitar, Goodwin and Lipa Meir attended a conference call to discuss open issues in the Merger Agreement, PIPE Agreements, press release and signing checklist.

On July 3, 2024, Hepion, Sheppard, Meitar and Goodwin received and reviewed an initial draft of the press release provided by AGP.

Also on July 3, 2024, Meitar distributed a revised draft of the Merger Agreement to Sheppard and Lipa Meir for review and comment and Goodwin distributed comments to PIPE Agreements to working group.

On July 6, 2024, Sullivan & Worcester LLP distributed revised drafts of the PIPE Agreements (Securities Purchase Agreement, Registration Rights Agreement, Form of Series A Warrant, Form of Series B Warrant and Form of Pre-Funded Warrant) to the working group for review and comment.

On July 7, 2024, AGP distributed a revised draft of press release and an initial draft of the exchange ratio calculation to the working group.

On July 8, 2024, Meitar distributed comments to Hepion’s schedule of exceptions to Sheppard and Laidlaw & Company (UK) LTD, financial advisor to Pharma Two B, distributed a draft of investor presentation slides to the working group.

Also on July 8, 2024, Hepion and Sheppard distributed comments to the press release to the working group.

On July 9, 2024, Meitar distributed a revised draft of Pharma Two B’s schedule of exceptions and changes to the PIPE Agreements to the working group.

Also on July 9, 2024, Sullivan & Worcester LLP distributed revised drafts of the PIPE Agreements and Hepion’s private placement documents to the working group.

On July 9, 2024, Sheppard distributed draft of intercompany promissory note to Goodwin. Goodwin and Sheppard discussed terms and changes to the intercompany promissory note.

On July 10, 2024, representatives from Hepion, Sheppard, Pharma Two B, Meitar, Goodwin attended an all hands call to discuss open issues in the Merger Agreement and PIPE Agreements.

Also on July 10, 2024, Goodwin distributed comments to the intercompany promissory note to Sheppard and Sheppard distributed comments to the Investors’ Rights Agreement and the Amended and Restated Articles of Association of the Surviving Company to Meitar and Goodwin.

On July 11, 2024, Meitar distributed comments to the Amended and Restated Articles of Association of the Surviving Company to Sheppard and Lipa Meir and distributed comments to the Merger Agreement to Sheppard, Lipa Meir, and Goodwin.

Also on July 11, 2024, Sheppard distributed a revised draft of Hepion’s schedule of exceptions to the Merger Agreement to Meitar and Goodwin.

From July 11 through July 15, 2024, all parties finalized the Merger Agreement, schedules and press release.

On July 14, 2024, Goodwin distributed comments to the PIPE Agreements to the working group.

On July 15, 2024, AGP distributed a revised draft of the exchange ratio calculation exhibit to Hepion, Sheppard, Pharma Two B, Meitar and Goodwin and the parties discussed.

Also on July 15, 2024, the Hepion board of directors approved the Merger Agreement and the Hepion private placement documents via a unanimous written consent. Specifically, the Hepion board of directors approved and authorized the form, terms and provisions of the Merger Agreement and all attachments, exhibits, and schedules thereto. The Hepion board of directors also authorized and directed the Chief Executive Officer of Hepion to execute, deliver and perform, in the name and on behalf of Hepion, the Merger Agreement, and such other documents, agreements and instruments contemplated thereby and relating thereto, in each case with such changes, deletions, additions and alterations thereon or thereto, whether substantial or insubstantial, as he may, in his discretion, determine to be necessary, advisable or proper to carry out the transactions contemplated thereby. Further, the Hepion board of directors approved that upon consummation of the Merger, at the Effective Time (as defined in the Merger Agreement), (1) each share of common stock of Hepion that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive such ordinary shares of Pharma Two B and shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and (2) each share of common stock, par value $0.01 per share, of Merger Sub, that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive one share of common stock Hepion. The unanimous board consent also authorized and approved the form, terms and provisions of the Securities Purchase Agreement and all attachments, and exhibits thereto, and authorized and directed Hepion’s Chief Executive Officer to execute, deliver and perform, in the name and on behalf of Hepion, the Securities Purchase Agreement, and such other documents, agreements and instruments contemplated thereby and relating thereto, in each case with such changes, deletions, additions and alterations thereon or thereto, whether substantial or insubstantial, as he may, in his discretion, determine to be necessary, advisable or proper to carry out the transactions contemplated thereby.

From July 15 through July 16, 2024, Hepion, Sheppard, Pharma Two B, Meitar and Goodwin finalized the investor presentation.

On July 16, 2024, Goodwin distributed comments to the PIPE Agreements to the working group and the parties worked to finalize the PIPE Agreements.

Also on July 16, 2024, Sheppard, Lipa Meir and Meitar finalized the draft of the Investor Rights Agreement.

Further on July 16, 2024, Hepion, Sheppard, Pharma Two B, Meitar, Goodwin and Lipa Meir finalized the Merger Agreement and Sheppard distributed the execution version to the working group for final review and sign-off. Mr. Brancaccio distributed the final version of the Merger Agreement to each member of the Hepion board of directors for their review and final sign-off. As there were no substantive changes to the Merger Agreement since the approval by unanimous written consent on July 15, 2024, the members of the Hepion board of directors approved this draft as the final version.

On July 17, 2024, Sullivan & Worcester LLP distributed revised draft of the PIPE Agreements and the Hepion private placement documents to the working group and all parties worked to finalize these agreements.

From July 17 through July 20, 2024, all parties conferred regarding changes to press release and Sheppard and Goodwin finalized the Form 8-K announcing entry into the Merger Agreement and transaction documents.

From July 18 through July 20, 2024, all parties worked to finalize the PIPE Agreements and Hepion private placement documents.

On July 19, 2024, ValueScope presented to the Hepion board of directors and discussed its analysis used in delivering the fairness opinion. Also on July 19, 2024, ValueScope delivered the fairness opinion to Hepion’s board of directors.

On July 19, 2024, Hepion and Pharma Two B executed the Merger Agreement, the PIPE Agreements and Hepion private placement documents.

On July 22, 2024, Hepion filed its Form 8-K announcing signing of Merger Agreement, PIPE Agreements and Hepion private placement documents.

Hepion’s Board of Directors’ Reasons for the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, Hepion’s board of directors held numerous meetings, consulted with Hepion’s senior management, Hepion’s legal counsel and financial advisors, and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Hepion board of directors took into account other information presented to it during the process, and considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including the following:

i.       the financial condition and prospects of Hepion and the risks associated with continuing to operate Hepion on a stand-alone basis, including in light of:

a.      Hepion’s decision, announced in December 2023, to initiate a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape, and Hepion’s decision, announced in April 2024, to begin wind-down activities in its ASCEND-NASH trial while continuing to explore strategic alternatives;

b.      investor interest and value perception for possible further development of its programs, the product candidates’ efficacy and safety profiles, stage of development, regulatory agencies’ feedback regarding development pathways, and probability of success in relation to the requisite time and costs; and

c.      difficulties encountered in Hepion’s related business development efforts to license, sell or otherwise partner its assets that could result in meaningful new capital or shared future development costs.

ii.      Hepion’s board of directors and legal advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates and Hepion’s board of directors was of the view that no alternatives to the Merger (including remaining a standalone company, a liquidation or dissolution of Hepion to distribute any available cash, and alternative strategic transactions) were reasonably likely to create greater value to Hepion’s stockholders.

iii.     Hepion’s board of directors believes, after a thorough review of strategic alternatives, such as attempting to further advance the development of its internal programs, entering into a licensing, sale or other strategic agreement related to certain assets sufficient to fund operations, combining with other potential strategic transaction candidates, and discussions with Hepion’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Hepion stockholders than the potential value that might have resulted from other strategic alternatives available to Hepion.

iv.      Hepion’s board of directors believe that, as a result of arm’s length negotiations with Pharma Two B, Hepion and its representatives negotiated the highest exchange ratio achievable, and that the other terms of the Merger Agreement include the most favorable terms to Hepion in the aggregate that were achievable and are consistent with other similar transactions.

v.       Hepion’s board of directors believes that the $10.0 million enterprise value ascribed to Hepion would provide the existing Hepion stockholders significant value for Hepion’s public listing, and afford the Hepion stockholders a significant opportunity to participate in the potential growth of the combined company following the Merger at the negotiated exchange ratio.

vi.     Hepion’s board of directors evaluated, following a review with Hepion’s management and advisors of Pharma Two B’s current development and clinical trial plans, the likelihood that the combined company would possess sufficient cash resources at the closing of the Merger to fund development of Pharma Two B’s product candidates through upcoming value inflection points, including Pharma Two B’s anticipated filing of its NDA for P2B001 for early state Parkinson’s Disease.

Interests of Certain Persons in the Merger.

In considering the recommendation of Hepion’s board of directors with respect to approving the Merger Proposal and the other matters to be acted upon by Hepion’s stockholders at the Hepion special meeting, Hepion’s stockholders should be aware that Hepion’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Hepion’s stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

i.       each of Timothy Block and Michael Purcell will continue as directors of the combined company after the Effective Time, and, following the closing of the Merger, will be eligible to be compensated as a non-employee director of the combined company pursuant to the non-employee director compensation policy in place following the Effective Time of the Merger; and

ii.      under the Merger Agreement, Hepion’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

Hepion’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that Hepion’s stockholders approve the Proposals to be presented to Hepion’s stockholders for consideration at the Hepion special meeting as contemplated by this proxy statement/prospectus.

Regulatory Matters

The Merger is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Merger.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of Hepion stock entitled to vote thereon is required to approve the Merger Proposal.

Recommendation of Hepion’s Board of Directors

HEPION’S BOARD OF DIRECTORS RECOMMENDS THAT THE HEPION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

No Appraisal Rights

In connection with the Merger, Hepion’s stockholders will have no appraisal rights under Delaware General Corporate Law because shares of Hepion’s common stock will remain listed on the Nasdaq prior to the closing of the Merger, and, as a closing condition of the Merger, Pharma Two B’s ordinary shares will be approved for listing on Nasdaq concurrently with the closing of the Merger.

Resale of Pharma Two B Ordinary Shares

The Pharma Two B ordinary shares to be issued in connection with the Merger will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Hepion immediately prior to the Effective Time or an “affiliate” of Pharma Two B following the Merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Pharma Two B or Hepion (as appropriate) and may include the executive officers, directors and significant shareholders of Pharma Two B or Hepion (as appropriate).

Stock Exchange Listing of Pharma Two B Ordinary Shares

Pharma Two B will use commercially reasonable efforts to cause, prior to the Effective Time, the Pharma Two B ordinary shares issuable pursuant to the Merger Agreement to be approved for listing on Nasdaq under the symbol “PHTB,” subject to official notice of issuance. Approval of the listing on Nasdaq of the Pharma Two B ordinary shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Merger.

Delisting and Deregistration of Hepion Securities

If the Merger is completed, all Hepion securities will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Following the consummation of the Merger, Pharma Two B expects to be a “foreign private issuer” under SEC rules. Consequently, upon consummation of the Merger, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2024 with the SEC by April 30, 2025. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in Israel or that is distributed or required to be distributed by the combined company to its shareholders.

Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Pharma Two B ordinary shares.

Given the substantial number of Pharma Two B ordinary shares that Pharma Two B will issue in the Merger to Hepion stockholders who are U.S. residents and the prospective, increased U.S.-oriented profile of the combined company’s officers and directors, assets and business administration, it is possible that the combined company will lose its status as a foreign private issuer after the Merger, potentially as soon as December 31, 2025. If that happens, the combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2025, (the final business day of the second fiscal quarter in 2025) to determine whether the combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the end of 2025. If it no longer meets the definition of a “foreign private issuer” as of that test date, the combined company will begin to be required to file an annual report on Form 10-K for the year ending December 31, 2025, a quarterly report on Form 10-Q for the quarter ending March 31, 2026 and current reports on Form 8-K after January 1, 2026, among other SEC filing requirements applicable to domestic issuers.

Despite its initial exemption due to its foreign private issuer status, Pharma Two B, and following the consummation of the Merger, the combined company, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Following the Merger the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which the combined company has total annual gross revenue of at least $1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Hepion’s board of directors to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement Proposal at the time of the special meeting. In no event will Hepion solicit proxies to adjourn the special meeting. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One — The Merger Proposal — Interests of Certain Persons in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, Hepion’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Merger would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Hepion Common Stock present and entitled to vote at the special meeting. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Recommendation

HEPION’S BOARD OF DIRECTORS RECOMMENDS THAT HEPION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSALS.

THE MERGER AGREEMENT

For a discussion of the Merger structure and Merger Consideration provisions of the Merger Agreement, see the section entitled “Proposal One — The Merger Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Hepion stockholders are encouraged to read the Merger Agreement in its entirety for a more complete understanding of the Merger.

The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding Hepion, Pharma Two B or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The Merger Agreement contains representations and warranties that Pharma Two B and Merger Sub, on the one hand, and Hepion, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential schedules of exception exchanged by the parties in connection with signing the Merger Agreement. While Pharma Two B and Hepion do not believe that these schedules of exception contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the schedules of exception do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Pharma Two B or Hepion, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Pharma Two B, Merger Sub and Hepion and are modified by the schedules of exception.

Closing and Effective Time of the Transactions

The Closing will take place on the date that the satisfaction or waiver of the conditions set forth in the Merger Agreement and summarized below under the subsection entitled “The Merger Agreement — Conditions to Closing of the Transactions,” unless Hepion and Pharma Two B agree in writing to another place, time or date. The Merger is expected to be consummated promptly after the special meeting of Hepion’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of Hepion relating, among other things, to:

•        corporate organization and qualification;

•        the authorization, delivery and enforceability of the Merger Agreement and the transactions therein;

•        governmental approvals;

•        no conflicts;

•        litigation and proceedings;

•        brokers’ fees;

•        SEC filings and consolidated financial statements;

•        internal controls;

•        compliance with the Sarbanes-Oxley Act;

•        absence of undisclosed liabilities;

•        compliance with laws;

•        taxes;

•        capitalization;

•        Nasdaq listing;

•        material contracts;

•        transactions with related parties;

•        Investment Company Act;

•        absence of certain changes; and

•        non-Israeli residency.

The Merger Agreement contains representations and warranties of Pharma Two B and Merger Sub relating, among other things, to:

•        corporate organization and qualification;

•        subsidiaries;

•        the authorization, delivery and enforceability of the Merger Agreement and the transactions therein

•        governmental approvals;

•        no conflicts;

•        capitalization;

•        financial statements;

•        absence of certain changes;

•        absence of undisclosed liabilities;

•        litigation and proceedings;

•        compliance with laws;

•        material contracts;

•        employee benefits;

•        labor matters;

•        taxes;

•        insurance;

•        real property;

•        environmental matters;

•        intellectual property;

•        information technology security;

•        environmental matters;

•        healthcare matters

•        brokers’ fees;

•        transactions with related parties;

•        international trade;

•        investment company act; and

•        product liability.

Covenants

The parties have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable, the transactions contemplated by the Merger Agreement.

Pharma Two B has also agreed to, except as (i) expressly contemplated by the Merger Agreement or the Transaction Agreements, (ii) consented to in writing by Hepion (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as required by applicable law, use reasonable best efforts to conduct and operate its business in the ordinary course of business through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms.

Hepion and Pharma Two B have agreed that, except as (i) expressly contemplated by the Merger Agreement or the Transaction Documents, (ii) consented to in writing by Hepion (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as required by applicable law, and subject to certain disclosed exceptions, neither Pharma Two B nor its subsidiaries will take the following actions, among others, during the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms:

•        change or amend its organizational documents in any material respect;

•        make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Pharma Two B either to Pharma Two B or any other wholly owned subsidiaries of Pharma Two B;

•        except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any material contract, or any material lease;

•        issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of Pharma Two B or any of its subsidiaries;

•        sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by Pharma Two B in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of intellectual property, (iv) as already contracted by Pharma Two B or any of its subsidiaries, or (v) transactions among Pharma Two B and its subsidiaries or among its subsidiaries;

•        settle any pending or threatened action, if such settlement would require payment by Pharma Two B or any subsidiary thereof in an amount greater than $1,000,000, or admit criminal wrongdoing;

•        except required by the terms of any existing Pharma Two B benefit plan or under applicable Law, (i) promise award, amend, terminate or grant any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment, award or arrangement to any officer-level Pharma Two B employee, (ii) take any action to increase or accelerate any compensation or benefits, or the funding of any compensation or benefits, payable or to become payable to any Pharma Two B employee; (iii) hire, terminate or promote any employee, except in the ordinary course of business with respect to employees whose base salary is less than $100,000; (iv) establish, adopt, enter into, amend or terminate any material Pharma Two B benefit plan or any contract that would be a material Pharma Two B benefit plan if it were in existence as of the date of the Merger Agreement, or (v) provide loans to any individual service provider of Pharma Two B;

•        make any loans or advance any money or other property to any person, except for (A) advances in the ordinary course of business to employees, officers or directors of Pharma Two B or any of its subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of Pharma Two B or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of Pharma Two B or any of its subsidiaries in the ordinary course of business and (D) advances or other payments among Pharma Two B and its subsidiaries;

•        redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of Pharma Two B any of its subsidiaries other than transactions among Pharma Two B and its subsidiaries or among the subsidiaries of Pharma Two B;

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of Pharma Two B or any of its subsidiaries;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pharma Two B or its subsidiaries;

•        other than in the ordinary course of business or as required by applicable laws, make, change or revoke any material tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to taxes, file any material tax return in a manner materially inconsistent with past practice, settle or compromise any material tax claim or tax liability, enter into any material closing agreement with respect to any tax, or surrender any right to claim a material refund of taxes, in each case, if such action would be reasonably expected to have an adverse and disproportionate impact on Hepion and its equity holders (as compared to the impact of such actions on Pharma Two B and its equityholders prior to the Merger);

•        incur, create or assume any indebtedness for borrowed money in excess of $1,000,000, other than (x) ordinary course trade payables, (y) between Pharma Two B and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under Pharma Two B’s and subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof;

•        other than in the ordinary course of business, enter into any agreement that materially restricts the ability of Pharma Two B or its subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of Pharma Two B or its subsidiaries to enter into a new line of business or enter into any new line of business;

•        make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Pharma Two B’s annual capital expenditures budget for periods following the date of the Merger Agreement, made available to Hepion;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

•        enter into any contract to do any action prohibited above.

Hepion and Pharma Two B have agreed that, except as (i) otherwise required under the Merger Agreement, (ii) consented to in writing by Pharma Two B, or (iii) required by applicable law, and subject to certain disclosed exceptions, Hepion will not take the following actions, among others, during the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms:

•        change, amend, restate, supplement or otherwise modify any of its organizational documents;

•        (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of Hepion; (B) split, combine or reclassify any equity securities of Hepion; or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of Hepion;

•        except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any contract or any lease;

•        issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of Pharma Two B or any of its subsidiaries;

•        (A) merge, consolidate, combine or amalgamate Hepion with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•        make, change or revoke any material tax election, adopt, change or revoke any material accounting method with respect to taxes, settle or compromise any material tax claim or tax liability, enter into any material closing agreement with respect to any tax, file any material tax return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of taxes, in each case, if such action would be reasonably expected to materially increase the present or future tax liability of Hepion, Pharma Two B or any of its subsidiaries;

•        enter into, renew or amend in any respect, any transaction or contract with a Hepion related party (including any agreement or arrangements related to transaction bonuses or similar payments, however effected or whenever paid);

•        waive, release, compromise, settle or satisfy any pending or threatened material claim or action or compromise or settle any liability;

•        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness; provided that, subject to and without limiting anything contained in the Merger Agreement however Hepion shall not be prevented from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in an aggregate amount not to exceed $1,000,000;

•        except for extensions of currently outstanding Hepion options issued to Hepion board members, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities;

•        engage in any activities or business, other than activities or business (A) in connection with or incident or related to Hepion’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, the Merger Agreement, any transaction agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

•        enter into any settlement, conciliation or similar contract that would impose non-monetary obligations on Hepion or any of its affiliates (or Pharma Two B or any of its subsidiaries after the closing);

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Hepion or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Hepion or resolve to approve any of the foregoing;

•        change Hepion’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•        (A) enter into any Contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, or (B) incur any liabilities or obligations in connection with the Merger Agreement or the Transactions other than as set forth on Schedule 7.02(a)(xv) of the Merger Agreement;

During the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms, Hepion shall comply with, and continue performing under, as applicable, Hepion’s organizational documents, the Transaction Agreements and all other agreements or contracts to which Hepion is party.

The Merger Agreement also contains additional covenants of the parties, including, among other matters:

•        notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Merger Agreement, any Transaction Agreement or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•        keeping certain information confidential in accordance with the existing non-disclosure agreements;

•        making relevant public announcements;

•        affording reasonable access to Hepion or Pharma Two B, as applicable, of the other’s properties, books records and appropriate employees;

•        Pharma Two B using reasonable best effort to accomplish the approval of the Pharma Two B ordinary shares for listing on the Nasdaq;

•        the indemnification of Hepion’s directors and officers;

•        Section 16 of the Exchange Act matters;

•        Hepion’s board recommendation;

•        matters regarding the special meeting of Hepion stockholders and the special meeting of Pharma Two B shareholders;

•        tax matters.

In addition, Hepion and Pharma Two B agreed that Hepion and Pharma Two B will prepare and mutually agree upon, and Pharma Two B will file with the SEC, this registration statement/proxy statement on Form F-4 relating to the Merger.

Conditions to Closing of the Transactions

Each party’s obligation to complete the Transactions is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Transactions of various conditions, which include, in addition to other customary closing conditions, the following:

Mutual Conditions:

•        no law or governmental order by any governmental authority of competent jurisdiction is in force and effect which, in either case, enjoins, prohibits, or makes illegal the consummation of the Merger;

•        the receipt of the required approval by the holders of Hepion Common Stock, as determined in accordance with applicable law and Hepion’s organizational documents (the “Hepion Stockholder Approval”);

•        the receipt of the required approval of the holders of Pharma Two B ordinary shares, as determined in accordance with applicable law and the organizational documents of Pharma Two B (the “Pharma Two B Shareholder Approval”);

•        the Pharma Two B ordinary shares to be issued pursuant to the Merger Agreement in connection with the Closing being approved for listing upon the Closing on the Nasdaq, subject to official notice of issuance thereof;

•        this registration statement becoming effective, and no stop order with respect to this registration being in effect;

•        The Securities Purchase Agreement in respect of the PIPE Financing shall be in full force and effect and shall provide for cash proceeds of not less than $10,000,000 (ten million) to be received by Pharma Two B in connection with the consummation of the transactions contemplated by such share purchase agreement immediately after the Effective Time;

•        The Parties shall take all necessary action so that immediately after the Effective Time, the post-Closing board of directors of Pharma Two B shall be comprised of seven directors; whereby (a) Pharma Two B shall have the right to designate (i) three members to the Post-Closing Company Board and (ii) two industry experts that shall qualify as independent directors (as defined under Nasdaq listing rules); and (b) Hepion shall have the right to designate two members to the Post-Closing Company Board (the “Hepion Designees”); provided further, and notwithstanding the foregoing, in the event that the A&R AOA includes for a classified board of directors, the Hepion Designees shall be classified as Class III directors (or such class that shall provide the Hepion Designees to be subject to re-election to the Post-Closing Company Board the maximum term following the Closing) and

•        The Company shall file a notice with the Israel Innovation Authority (the “IIA”) in accordance with applicable Law and obtain the approval of the IIA to consummate the Transactions.

The conditions to each of the parties’ collective respective obligations to consummate the Merger are for the benefit of the parties together and may be waived only by both parties together in whole or in part to the extent permitted by applicable law or organizational documents if such waiver is made in writing and executed by both parties.

Other Conditions to the Obligations of Hepion

The obligations of Hepion to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver (in whole or in part) of the following additional conditions:

•        representations and warranties of Pharma Two B regarding the organization of Pharma Two B, the authority of Pharma Two B to, among other things, execute and deliver the Merger Agreement and each of the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated thereby and brokers’ fees (the “Specified Representations”) being true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•        each of the representations and warranties set forth in Article IV of the Merger Agreement (other than the Specified Representations and the representations and warranties regarding Pharma Two B’s capitalization and the absence of a material adverse effect) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect;

•        the representations regarding Pharma Two B’s capitalization being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made;

•        the representations regarding the absence of a material adverse effect being true and correct as of the Closing Date as though then made;

•        Pharma Two B having performed in all material respects the covenants and agreements required to be performed pursuant to the Merger Agreement as of or prior to the Closing;

•        no Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing;

•        Pharma Two B having delivered a certificate to Hepion dated as of the Closing Date confirming that the conditions set forth in the first six bullets have been fulfilled; and

•        The Lock-Up Agreements being in full force and effect as of the Effective Time.

The conditions above to Hepion’s obligations to consummate the Transactions are for the sole benefit of Hepion and may be waived by Hepion in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by Hepion, which is the party against whom the waiver is to be effective.

Other Conditions to the Obligations of the Pharma Two B Parties

The obligations of each of Pharma Two B and Merger Sub (together, the “Pharma Two B Parties”) to consummate the Transactions are subject to the satisfaction or, if legally permitted, waiver (in whole or in part), by Pharma Two B of the following additional conditions:

•        each of the representations and warranties of Hepion contained in the Merger Agreement (other than the representations and warranties of Hepion regarding the organization of Hepion), the authority of Hepion to, among other things, execute and deliver the Merger Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, and brokers’ fees (collectively, the “Specified Hepion Representations”) being true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•        each of the Specified Hepion Representations being true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•        the representations regarding Hepion’s capitalization being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made;

•        Hepion having performed in all material respects the covenants and agreements required to be performed pursuant to the Merger Agreement as of or prior to the Closing;

•        no Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing;

•        Hepion having delivered to Pharma Two B a certificate signed by an officer of Hepion, dated as of the Closing, to the effect that the conditions set forth in the first five bullets have been fulfilled;

•        the Lock-Up Agreements being in full force and effect as of the Effective Time;

•        the amount of (a) Hepion Net Cash on Hepion’s balance sheet as of immediately prior to Closing and (b) cash proceeds to be received from the PIPE Financing (following expenses related to the Transactions), shall be at least $10,000,000;

•        Hepion having delivered to Pharma Two B a certificate signed by an officer of Hepion, dated as of the Closing, to the effect that the conditions set forth in the first five bullets have been fulfilled;

•        Hepion shall have caused all Hepion Preferred Stock to have converted into shares of Hepion Common Stock in accordance with the terms of Hepion’s organizational documents.

Termination

The Merger Agreement may be validly terminated under certain customary and limited circumstances prior to the Closing, including, among others, the following:

•        by the mutual written agreement of Hepion and Pharma Two B:

•        by either Hepion or Pharma Two B;

•        if any law or governmental order (other than a temporary restraining order) is in effect that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and that in the case of a governmental order, such governmental is final and non-appealable;

•        if the merger of Merger Sub with and into Hepion has not been consummated by 11:59 p.m., New York City time, on October 17, 2024 (the “Termination Date”); provided however, that if the SEC has not declared this registration statement/proxy statement effective on or prior to October 17, 2024, the Termination Date shall be automatically extended to January 15, 2025; provided, further, that the right to terminate the Merger Agreement under this provision will not be available to any party whose breach of the Merger Agreement caused or resulted in the failure of the Transactions to be consummated by the Termination Date;

•        if Hepion failed to obtain the Hepion Stockholder Approval upon vote taken thereon at a duly convened Hepion Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof);

•        if, at Pharma Two B’s special meeting of its shareholders (including any adjournments thereof), the Company Transaction Proposals (as defined in the Merger Agreement) are not duly adopted by the Company Shareholders by the requisite vote under applicable Law and the organizational documents of Pharma Two B;

•        by Pharma Two B:

•        if Hepion has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) of the Merger Agreement, to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Hepion before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from Pharma Two B of such breach or failure to perform;

•        if Hepion breaches its obligations under section 8.02(b) of the Merger Agreement;

•        by Hepion:

•        if Pharma Two B or Merger Sub has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) therein, to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Pharma Two B or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from Hepion of such breach or failure to perform: provided that Hepion shall not have the right to terminate the Merger Agreement pursuant to Section 10.01(d) of the Merger Agreement if it is then in material breach of any of its representations, warranties, covenants or other agreements therein.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, each party will bear its own expenses incurred in connection with the Merger Agreement and the Transactions, whether or not such transaction has been consummated, including all fees of its legal counsel, financial advisors and accountants.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the parties thereto in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Governing Law

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the Transactions, will be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Hepion Securities Purchase Agreements

Concurrently with the Merger Agreement, on July 19, 2024, Hepion entered into a Securities Purchase Agreement (the “SPA”) with certain purchasers pursuant to which Hepion sold an aggregate of $2.9 million in principal amount of Hepion’s Original Issue Discount Senior Unsecured Nonconvertible Notes (the “Notes”). The Notes are due on the earlier of: (i) December 31, 2024, (ii) the date of the closing of the Merger Agreement, (iii) the date that the Merger Agreement is terminated pursuant to the terms of the Merger Agreement, or (iv) such earlier date as the Notes are required or permitted to be repaid as provided in the Note, as may be extended at the option of the holder of the Note as described in the Note.

Pursuant to the SPA, Hepion, in addition to the other closing deliverables, delivered to each purchaser (i) a Note with a principal amount equal to such purchaser’s subscription amount multiplied by 1.16, and (ii) a number of shares of Hepion Common Stock equal to 19.99% of the total outstanding shares of Hepion Common Stock, multiplied by such purchaser’s subscription amount, divided by $2,500,000. This resulted in the purchasers collectively receiving 1,159,245 shares of Hepion Common Stock. The SPA also contained customary representations, warranties, covenants and conditions to close.

Hepion Senior Unsecured Note

Hepion also loaned $600,000 of the proceeds from the sale of the Notes to Pharma Two B through a non-convertible unsecured promissory note that bears nominal interest and matures on the same terms as the Notes, but which will be forgiven and cancelled upon consummation of the Merger.

Hepion Registration Rights Agreement

On July 19, 2024, in connection with the Merger and the Transactions contemplated by the Merger Agreement and the SPA, Hepion entered into a Registration Rights Agreement (the “RRA”) with Pharma Two B and the purchasers identified therein pursuant to which Pharma Two B agreed to provide certain registration rights with respect to the shares of Hepion common stock issued by Hepion pursuant to the SPA.

Hepion Support Agreement

In connection with the execution of the Merger Agreement, certain stockholders of Hepion entered into support agreements with Hepion and Pharma Two B relating to the Merger covering approximately 0.025% of the outstanding shares of Hepion Common Stock, as of immediately prior to the signing of the Merger Agreement (the “Hepion Support Agreements”). The Hepion Support Agreements provide, among other things, that the stockholders party to the Hepion Support Agreements will vote all of the shares of Hepion Common Stock held by them in favor of the Merger and the other Transactions contemplated by the Merger Agreement.

Pharma Two B and Hepion Lock-Up Agreement

Subsequently to the execution of the Merger Agreement, Pharma Two B entered into a Lock-Up Agreement with certain Lock-Up Shareholders that collectively hold 85% of Pharma Two B’s issued and outstanding share capital (on a fully diluted basis) and 3% of Hepion, on a fully diluted basis. Pursuant to the Lock-Up Agreement, such Lock-Up Shareholders agreed not to transfer any of the Lock-Up Shares, except to certain permitted transferees, beginning at the Effective Time and continuing until 180 days following the Closing Date (as defined in the Merger Agreement.

Summary of Opinion of ValueScope, Inc. as Financial Advisor to Hepion

Overview

On June 12, 2024, ValueScope Inc. (“ValueScope”) was retained by Hepion to provide its opinion as to the fairness, from a financial point of view, to the stockholders of Hepion regarding the Merger. On July 19, 2024, ValueScope rendered its opinion to Hepion’s board of directors to the effect that, as of June 30, 2024, the Merger Consideration to be received by the Hepion stockholders in the Merger was fair, from a financial point of view, to the Hepion stockholders as of June 30, 2024 (the “Valuation Date”).

This summary of ValueScope’s opinion is qualified and should be read in conjunction with the full text of ValueScope’s opinion, which is included as Annex D of this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ValueScope. However, neither ValueScope’s opinion nor this summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to Hepion’s board of directors, Hepion, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

ValueScope’s opinion was only one of many factors considered by Hepion’s board of directors in evaluating the Merger. Neither ValueScope’s opinion nor its analyses were determinative of the Merger Consideration or of the views of Hepion’s board of directors or management with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiations between Hepion and Pharma 2 B, and the decision to enter into the Merger Agreement was solely that of Hepion’s board of directors.

ValueScope received professional fees of $85,000, subject to hourly fees for material revisions for rendering its opinion, no portion of which was contingent upon the completion of the Merger. In addition, Hepion’s board of directors agreed to indemnify ValueScope and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion.

Procedures

ValueScope’s analyses relied upon, but were not necessarily limited to, the following procedures:

•        A review of the draft of the Merger Agreement dated July 11, 2024.

•        A review of publicly available business and financial information relating to Pharma Two B and Hepion.

•        A review of the Letter of Intent dated April 1, 2024.

•        A review of Pharma Two B’s investor presentation dated February 2024.

•        Review of a March 2022 presentation relating to P2B001’s revenue forecast and business opportunity as conducted by L.E.K. Consulting LLP.

•        A review of Pharma Two B’s financial statements (including audited financial statements for years ending December 31, 2021 and December 31, 2022, and unaudited financial statements for the interim periods ending September 30, 2022 and September 30, 2023).

•        A review of information relating to Pharm Two B’s industry and market research.

•        An interview with members of Pharma Two B’s management.

•        Discussions with Hepion’s management.

An application of appropriate valuation techniques and procedures, including the income, market, and liquidation valuation approaches.

Assumptions

ValueScope relied upon and assumed, without independent verification, the accuracy and completeness of all data, materials and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. ValueScope relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Pharma Two B or Hepion since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to ValueScope that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by ValueScope materially incomplete or materially misleading.

ValueScope relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Pharma Two B or Hepion, or otherwise have an effect on the Merger, Pharma Two B or Hepion or any expected benefits of the Merger that would be material to its analyses or opinion. In addition, ValueScope relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above. ValueScope did not make an independent evaluation or appraisal of Pharma Two B’s or Hepion’s assets and liabilities.

Conditions and Work Scope

ValueScope’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to ValueScope as of, the date of the June 30, 2024 valuation date.

ValueScope was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of Hepion, Pharma Two B or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger Agreement, (c) advise Hepion’s board of directors, Hepion or any other party with respect to alternatives to the Merger, or (d) identify, introduce to Hepion’s board of directors, Hepion or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Merger.

ValueScope’s opinion was furnished for the use of Hepion’s board of directors in its continued evaluation of the Merger. ValueScope’s opinion was not intended to be, and did not constitute, a recommendation to Hepion’s board of directors, Hepion, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

ValueScope was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of Hepion’s board of directors, Hepion, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), including, without limitation, any related transaction, (iii) the fairness of any portion or aspect of the Merger (other than the Merger Consideration) to the holders of any class of securities, creditors or other constituencies of Hepion, or to any other party, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for Hepion or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of Hepion’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Hepion’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Hepion, whether Hepion should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger or the likelihood of obtaining such financing, (vii) the solvency, creditworthiness or fair value of Hepion, Pharma Two B or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, ValueScope did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. ValueScope assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, ValueScope assumed, with Hepion’s consent, that there were no undisclosed or contingent liabilities relating to legal, regulatory, environmental, accounting, insurance, tax or other similar matters with respect to Hepion, Pharma Two B and the Merger or otherwise.

In performing its analyses, ValueScope considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in ValueScope’s analyses for comparative purposes is identical to Pharma Two B, and an evaluation of the results of those analyses is not entirely mathematical. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Hepion or Pharma Two B. Much of the information used in, and accordingly the results of, ValueScope’s analyses are inherently subject to substantial uncertainty.

In performing its analysis, ValueScope assumed, with Hepion’s consent, that the assumed pre-money valuation of Pharma Two B was $40 million and the valuation of Hepion was $10 million, of which the full amount, less net cash, will be contributed to the combined company upon completion of the Merger. ValueScope also assumed that Hepion’s share consideration shall not reflect more than 17% and not less than 13% of the fully diluted share capital of the surviving company. In the event Hepion’s consideration falls outside of the stated share consideration range, the exchange ratio shall be adjusted, as necessary, to result in a percentage of 17% or 13%.

Financial Analysis

In preparing its fairness opinion, ValueScope performed a variety of analyses, including those described below. The summary of ValueScope’s analyses is not a complete description of the analyses underlying ValueScope’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither ValueScope’s opinion nor its underlying analyses is readily susceptible to summary description. ValueScope arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor.

Market Capitalization Method

ValueScope considered and applied the market and liquidation (net asset value) approaches to derive an opinion of value for Hepion. ValueScope assumed that based on discussions with Hepion’s management, the liquidation premise of value would yield negligible shareholder value due to certain payables including a $3.7 million payable to manufacturing supplier that may be negotiated with a $700,000 discount, a $3.0 million payable to a clinical trials vendor, and a lease payoff, among other expenses Hepion expects to incur. Therefore, ValueScope relied upon the current market capitalization of Hepion given by the public markets under the efficient market hypothesis.

ValueScope considered that a public company’s market capitalization can be an indicator of shareholder value when evaluating the total market value of the company’s outstanding shares. Market capitalization is calculated by multiplying the share price by the number of outstanding shares to derive an equity valuation. This is a widely used metric for investors to gauge a company’s size and relative value compared to other publicly traded companies. ValueScope observed a market capitalization of approximately $5.6 million as of June 30, 2024. This market capitalization exceeding the expected net asset value is likely supported by investors perceiving residual shareholder value, given that the company is pursuing a strategic restructuring plan.

Based on ValueScope’s analysis of the available valuation methodologies, ValueScope chose to apply the market capitalization method as the reference point for the concluded fairness of the Transaction.

Income Approach

ValueScope noted that the income and market approaches are most appropriate when conducting a valuation of a going-concern. Due to the state of Pharma Two B and the limited and unique exclusivity period of Paxroya, ValueScope concluded that the market approach would not provide a meaningful estimate of value. Therefore, ValueScope relied on the income approach to determine the intrinsic value of Pharma Two B.

The income approach estimates the fair market value of a company based on the earnings, cash flow, and dividend-paying capacity of Pharma Two B. The approach evaluates the present worth of the future economic benefits that accrue to the investors in a business. These benefits are discounted to present value at a rate of return that is commensurate with Pharma Two B’s risk. This present value determines the fair market value of a business.

ValueScope developed a multi-stage discounted cash flow (DCF) model to arrive at Pharma Two B’s market value of invested capital (MVIC) as of the Valuation Date. The first DCF stage (the “Development Phase”) projects the cash flow the business is expected to produce over the period prior to final FDA approval and commercialization of Paxroya. The Development Phase was projected to end on December 31, 2026, and its income approach analysis was conducted on a minority and marketable basis. The valuation conclusion from the second DCF stage (the “Commercialization Phase”) represents the risk-adjusted expected company sale proceeds to be received at the end of the Development Phase upon successful FDA approval. The Commercialization Phase DCF is comprised of the projected cash flows beginning at the commercialization of the Paxroya drug, and its income approach analysis was conducted on a controlling and marketable basis. For both DCFs, ValueScope discounted each discrete cash flow at a rate that reflects the risk of receiving that amount at the time anticipated in the projection.

To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value using an appropriate discount rate. Total outstanding debt, if any, is then subtracted from the MVIC to arrive at the equity value.

Comparable Public Companies

In ValueScope’s selection of the comparable public companies, ValueScope researched and analyzed specialty and large pharmaceutical companies with a focus or product relating to Parkinson’s disease. The publicly traded companies selected from these industries comprehensively represent a similar business profile as Pharma Two B. ValueScope reviewed the following public companies: Amneal Pharmaceuticals, Inc., Merck & Co., Inc., Supernus Pharmaceuticals, Inc., AstraZeneca plc, Alector, Inc., Noro Nordisk A/S, AbbVie Inc., Annovis Bio, Inc., Cerevel Therapeutics Holdings, Inc., and Biogen Inc.

Five of the guideline public companies are specialty pharmaceutical companies and five are heavily diversified large pharmaceutical companies with a broad offering range of therapy drugs. However, each of these large companies has either material market share or therapies in the pipeline that would be used to treat Parkinson’s disease. All ten companies have similar suppliers and products and face similar business and economic risks relative to Pharma Two B.

Conclusion

ValueScope’s analysis concluded that the fair market value of the consideration to be received by Hepion’s stockholders exceeds the value per share of Hepion common stock. ValueScope based its opinion on the assumption that Hepion will receive 15% of the pre-money combined company valuation. Based upon ValueScope’s analysis, it is ValueScope’s opinion that the Merger is “fair” to the stockholders of Hepion from a financial perspective.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, ValueScope has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

INFORMATION ABOUT THE COMPANIES

Hepion Pharmaceuticals, Inc.

Hepion was incorporated under the laws of the State of Delaware in May 2013. Hepion’s principal executive offices are located at 399 Thornall Street, First Floor, Edison, New Jersey. Hepion’s telephone number is (732) 902-4000.

Pharma Two B Ltd.

Pharma Two B was incorporated under the laws of the State of Israel on March 26, 2007. Its principal executive offices are located at 12 Shaul Hamelech St., Kiryat Ono, 5565420, Israel, and its telephone number is +972 54-550-0804.

Pearl Merger Sub, Inc.

Merger Sub is a newly formed Delaware corporation and an indirect subsidiary of Pharma Two B. Merger Sub was formed solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Merger.

HEPION’S BUSINESS

Hepion is a biopharmaceutical company focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma (“HCC”) associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Hepion’s cyclophilin inhibitor, rencofilstat (formerly CRV431), was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

NASH is the form of liver disease that is triggered by what has come to be known as the “Western diet”, characterized especially by high-fat, high-sugar, and processed foods. Among the effects of a prolonged Western diet is fat accumulation in liver cells (steatosis) which is described as NAFLD and can predispose cells to injury. NAFLD may evolve into NASH when the fatty liver begins to progress through stages of cell injury, inflammation, fibrosis, and carcinogenesis. People who develop NASH typically have additional predisposing conditions such as diabetes and hypertension, but the exact biochemical events that trigger and maintain the progression are not well known. Many people in the early stages of disease do not have significant clinical symptoms and therefore are unaware that they have it. Once NASH is diagnosed, it is a major health concern as the liver often becomes fibrotic and puts individuals at increased risk of developing cirrhosis and other complications. Individuals with advanced liver fibrosis have a significantly higher risk of developing liver cancer, although cancer may also arise in some patients before significant hepatitis or fibrosis. NASH is increasing worldwide at an alarming rate due to the spread of the Western diet, obesity, and other related conditions. Approximately 4-5% of the global population is estimated to have NASH, including the USA, and NASH is quickly becoming the most common reason for individuals requiring a liver transplant in the USA. Considering the serious outcomes linked to advancing NASH, the economic and social burden of the disease is enormous. There are no simple blood tests to diagnose or track the progression of NASH, and currently there are no drugs that are specifically approved to treat the disease.

Rencofilstat is a compound that binds and inhibits the function of a specific class of isomerase enzymes called cyclophilins that regulate protein folding, in addition to other activities. Many closely related isoforms of cyclophilins exist in humans. Cyclophilins A, B, and D are the best characterized cyclophilin isoforms. Inhibition of cyclophilins has been shown in scientific literature to have therapeutic effects in a variety of experimental models, including liver disease models.

Hepion has completed a number of Phase 1 and Phase 2 clinical trials. In May 2023, Hepion announced that its Phase 2a study (“ALTITUDE-NASH”) met its primary endpoint by demonstrating improved liver function and was well tolerated after four months of treatment with once daily oral rencofilstat administered to NASH subjects with stage 3 or greater fibrosis. All additional secondary efficacy and safety endpoints were also met. These observations provide further evidence that builds on previous findings from a shorter 28-day Phase 2a (“AMBITION”) trial. Taken together, the AMBITION and ALTITUDE-NASH trials reinforced rencofilstat’s direct antifibrotic mode of action and increased Hepion’s confidence level that it anticipated observing fibrosis reductions in its 12-month Phase 2b (“ASCEND-NASH”) clinical trial.

In June 2023, Hepion announced that the Data and Safety Monitoring Board (“DSMB”) met to review the current data for the ASCEND-NASH 2b study and issued a “study may proceed without modification” clearance.

In December 2023, Hepion’s board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. Additionally, Hepion initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, Hepion announced that it has begun wind-down activities in its ASCEND-NASH clinical trial.

PHARMA TWO B’S BUSINESS

In this section “we,” “us” and “our” refer to Pharma Two B.

Pharma Two B is a late clinical-stage pharmaceutical company focused on developing innovative, value-added combination products of previously approved oral drugs to enhance current treatment options for neurological disorders.

Pharma Two B’s lead (and sole) product candidate, P2B001, is a combined product designed to provide significant clinical benefits, improved safety through diminished side effects, and enhanced convenience and adherence for people with Parkinson’s disease (“Parkinson’s”). Parkinson’s is a progressive neurodegenerative disorder that impairs the brain’s ability to control movement and coordination, and it is one of the fastest-growing neurodegenerative disorders globally, particularly due to the world’s aging population. As of 2020, nearly one million people in the United States and more than 10 million worldwide, are estimated to be affected by Parkinson’s, according to the Parkinson’s Foundation (2020).

Current early Parkinson’s disease treatments, including Levodopa (“L-DOPA”), Dopamine Agonists (“DA”), and Monoamine Oxidase B Inhibitors (“MAO-B inhibitors”), often lead to debilitating side effects such as nausea, hallucinations, somnolence, and dyskinesia, which each significantly impact patient quality of life. Due to the progressive nature of Parkinson’s and the need to manage multiple symptoms, many patients require the use of several medications concurrently in order to achieve adequate symptom control. However, certain research has indicated that this approach not only exacerbates side effects but also increases the treatment costs for patients, with monthly prescriptions ranging from $300 to $1,000. The need for treatment options that reduce side effects while also reducing costly multi-prescription treatments presents a significant market opportunity for innovative therapies that can provide effective symptom management with fewer side effects at lower costs.

To address the foregoing challenges presented by current Parkinson’s treatments, Pharma Two B has developed P2B001, a novel, once-a-day oral therapy, that has demonstrated clinical activity with an improved tolerability profile, requires no titration and has a lower incidence of excessive daytime sleepiness, a commonly reported side effect among people with Parkinson’s, often caused by dopamine agonist treatment. Specifically, P2B001 is an extended-release (“ER”) capsule that combines a low-dose of DA, Pramipexole ER, with a low-dose of MAO-B inhibitor, Rasagiline ER. By administering both ER drugs in a single daily capsule, P2B001 has the potential to offer additive mechanisms of action that sustain treatment efficacy while minimizing side effects over an extended period.

Pharma Two B has successfully completed a Phase 3 trial for P2B001 involving 544 Parkinson’s patients across 70 leading Parkinson’s centers in the United States, Europe, and Canada. This success builds on a positive Phase 2b trial with 149 patients and earlier encouraging results from non-clinical studies. Data from both the Phase 2b and Phase 3 trials demonstrated that P2B001 achieved statistically significant and clinically meaningful outcomes while maintaining a positive safety profile with a low incidence of serious side effects. Following the completion of manufacturing process enhancement, Pharma Two B’s goal is to submit P2B001 for approval to the U.S. Food and Drug Administration (“FDA”) during the first half of 2026. If Pharma Two B is successful and receives the necessary regulatory approvals, it believes that its commercialization in the United States presents a lucrative market opportunity consisting of DAs and MAO-B inhibitors, representing approximately $2.4 billion by 2029.

Pharma Two B’s Business Strategy

Pharma Two B is focused on developing and commercializing value-added combination drugs that enhance patient quality of life by addressing unmet clinical needs including efficacy, safety, and convenience more effectively than current medications available separately. Specifically, Pharma Two B believes that combining two medications, with different mechanisms of action, into a single capsule may enhance the potential of synergistic effect, resulting in a more cost-effective, safer, and more convenient therapy for Parkinson’s patients.

Levodopa, for instance, is typically considered the first-line drug for the management of Parkinson’s motor symptoms. Despite Levodopa’s superior efficacy in reducing the motor symptoms of Parkinson’s disease, its risk to induce motor complications requires consideration of the pros and cons of initiating treatment with levodopa-sparing strategies. Pharma Two B’s strategy for commercializing P2P001, a low-dose, ER formulations of pramipexole and rasagiline (0.6 mg and 0.75 mg respectively, both components at low doses are not individually available on the market), relies on its potential to provide clinically meaningful efficacy and a better tolerability profile compared to higher dosage dopamine agonist monotherapy, while maintaining the advantage of lower motor complication risk than Levodopa.

Both components of P2B001 have a large evidence base supporting their clinical efficacy. Whereas pramipexole provides the stronger symptomatic effect of the two, its use is limited by the development of dose-related adverse events. Therefore, the P2B001 ER-pramipexole component dose is limited to 0.6 mg/day. Whereas rasagiline has a safety profile similar to placebo, its use as monotherapy is often short-lived because of mild efficacy in the face of a progressive disease. The combination of pramipexole and rasagiline was chosen for clinical development because they are thought to act in potentially complementary mechanisms.

Central to Pharma Two B’s strategy to attract widespread market appeal is the potential ability of a once-daily mode of administration — from both the perspective of convenience and adherence. Given its once-daily formulation, lack of titration and favorable side effect profile, P2B001 may be an attractive option for newly diagnosed patients, who often resist the idea of having to take their medication at least three times a day.

We believe that combining two well-known and FDA-approved drugs into a single therapy offers several significant advantages, and specifically underscores Pharma Two B’s strategy to penetrate the market for Parkinson’s therapies. This strategy allows us to utilize the FDA’s 505(b)(2) regulatory pathway, which shortens the approval process by enabling us to rely partially on data from trials not originally conducted by Pharma Two B. Through the 505(b)(2) pathway, Pharma Two B can significantly shorten the development timeline, reduce the development risks inherent in new drug research, and save on costs.

To ensure regulatory compliance and demonstrate the clinical value of P2B001, Pharma Two B has held multiple meetings with the FDA, including meetings with respect to Pharma Two B’s pre-Investigational New Drug Application (“IND”), IND, the completion of our Phase 2 trial, and Pre-New Drug Application (NDA).

Development of Pharma Two B’s Lead Product Candidate

Current Treatment Options

Parkinson’s is a chronic, age-related, progressive neurodegenerative disorder, primarily characterized by motor symptoms such as bradykinesia (slowness of movement), rigidity, resting tremor, and postural instability. These cardinal motor symptoms result from the degeneration of dopaminergic neurons, leading to a significant decline in dopamine levels within the brain, which is essential for coordinating smooth and controlled movements.

L-DOPA remains the cornerstone of Parkinson’s disease treatment due to its superior efficacy in alleviating motor symptoms. Administered in combination with carbidopa to inhibit peripheral conversion of L-DOPA to dopamine, it maximizes dopamine availability in the brain. Typically, practitioners begin patients on 25/100 mg carbidopa/levodopa, which are administered three times daily. As the disease progresses, the medications are titrated to a maximum of approximately 25/100 mg eight times daily.

While administering L-DOPA delivers relief in treating the motor symptoms of Parkinson’s, such relief is often offset by the side effect risk of motor complications, including “on/off” fluctuations (i.e., times during the day with good or poor motor control) and dyskinesia. The studies have demonstrated that typically within 2 – 5 years, up to 50% of patients upon increasing doses of L-DOPA may experience some degree of motor complications, and between 80 to 100% of Parkinson’s patients will develop motor complications after 10 years of dopaminergic therapy.

The research has further demonstrated that these side effects are dose-dependent and that the higher the dose of Levodopa, the greater the risk of developing these issues (Parkinson’s Foundation). The need for increasing doses over time to maintain symptom control further contributes to the likelihood of experiencing these motor complications.

Due to the long-term complications identified in such studies relating to the use of L-DOPA at heightened doses, clinical strategies often aim to delay its initiation or minimize its dose to extend its therapeutic window and mitigate the risk of L-DOPA induced motor complications.

As an alternative to early introduction of L-DOPA, for young newly diagnosed patients, practitioners will prescribe MAO-B inhibitors (e.g., rasagiline) or dopamine agonists (e.g., pramipexole). Specifically, according to a 2019 report by Kalilani et al., for newly diagnosed patients with Parkinson’s disease in the United States, approximately 8.2% were prescribed rasagiline, and 4.6% were prescribed pramipexole. These agents can effectively manage early-stage Parkinson’s symptoms and postpone the need for L-DOPA. However, they are not without drawbacks. Specifically, dopamine agonists are associated with a higher incidence of side effects, including nausea, excessive daytime sleepiness, orthostatic hypotension (OH), and impulse control disorders (ICDs). Certain studies have linked this particular side effect with certain negative behaviors including pathological gambling and hypersexuality. In addition, rasagiline, though generally well-tolerated from a side-effect standpoint, offers less robust symptomatic control compared to dopamine agonists.

In addition to the treatment options described above, practitioners have also implemented the strategy called “sparing dose” of L-DOPA via combination therapy. This approach combines low-dose L-DOPA with other agents, such as dopamine agonists or MAO-B inhibitors, in an effort to reduce L-DOPA-induced complications. The data suggests that such an approach has been implemented in a high degree of Medicare Parkinson’s patients in the United States. Specifically, approximately 40% of United States Medicare patients were on two or more anti-Parkinson drugs between 2007 and 2010. This strategy allows for effective symptom control while reducing the total L-DOPA dose, thereby lowering the risk of dyskinesias and “on/off” fluctuations. According to their research, IQVIA found that approximately 1,700 Parkinson’s patients per year fill prescriptions for the combination of pramipexole and rasagiline.

Building upon the research that the simultaneous use of multiple medications is an effective method of treatment, P2B001 aims to address critical gaps in Parkinson’s disease treatment by offering a combination medication developed for early Parkinson’s disease management. In particular, P2B001 combines low doses of pramipexole and rasagiline into a single ER capsule, in an effort to deliver comparable efficacy to higher doses of pramipexole while significantly reducing the associated side effects. This combination may potentially offer the synergistic benefits of both drugs, providing effective symptom control with a lower incidence of adverse effects.

P2B001

To address the limitations of current treatments, Pharma Two B investigated the efficacy of combining low doses of pramipexole and rasagiline in an ER capsule. Pharma Two B’s goal was to provide clinically meaningful efficacy with good tolerability. This research began with non-clinical studies and subsequently progressed through Phase 2b and Phase 3 clinical trials.

In order to formulate Pharma Two B’s theory, that combining two products with complementing different mechanisms of action in low doses can have synergistic effects, for the development of P2B001’s ER capsules, Pharma Two B conducted early development animal studies, including two toxin-induced rodent models of Parkinson’s. The studies demonstrated that low doses of pramipexole and rasagiline produced greater than additive effects, when compared with the individual drugs alone with respect to behavioral effects and levels of striatal dopamine.

Thereafter, Pharma Two B developed and refined a capsule that delivers a once daily combined low doses of pramipexole ER, a dopamine agonist, and rasagiline ER, a monoamine oxidase (MAO-B) inhibitor, for the treatment of Parkinson’s. In developing P2B001, in lieu of the typical higher individual doses of both pramipexole 1.5 to 4.5mg and rasagiline 1.0mg, respectively, Pharma Two B chose a low dose of each drug, 0.6 mg and 0.75 mg, respectively.

Pharma Two B’s Phase 2b trial in humans was performed to assess the safety and efficacy of P2B001, at two different doses, versus placebos (Study P2B001-001) and its Phase 3 trial (P2B001-003) was performed to compare the combination to its individual components (primary objective) as well as to titrated, optimized doses of commercially available pramipexole ER (secondary objective). For additional information about Pharma Two B’s clinical trials, please see “Description of the Pivotal Studies” later in this section.

Pharma Two B is also considering, as part of a life cycle management strategy, additional studies to demonstrate that P2B001 may be added to low-dose Levodopa in more advanced patients.

Pharma Two B believes that the P2B001 ER Capsule offers a novel approach to the treatment of early Parkinson’s in that it would be:

•        a new low-dose regimen of the two drugs, below currently marketed therapeutic doses (pramipexole 1.5-4.5 mg/day and rasagiline 1 mg as monotherapy) that provides efficacy comparable to higher doses of the more potent drug, pramipexole, while limiting known adverse effects of its approved higher doses.

•        a fixed low-dose combination of pramipexole and rasagiline that would not need titration because of the low doses employed.

•        an ER formulation of both pramipexole and rasagiline combined in a single capsule that enables release of both drugs throughout the day, allowing for a longer duration of combined action and permitting once a day dosing.

•        a treatment approach that may delay the need for L-DOPA, possibly reduce the dose of L-DOPA used and therefore lower the risk of developing motor complications.

If approved by the FDA, Pharma Two B believes that P2B001 has the potential to provide clinically meaningful efficacy, resolution of symptoms of Parkinson’s, without causing intolerable side effects, with a simple once daily dosage and no titration. P2B001 was proven in clinical studies to improve the quality of life of the patient as part of the resolution of symptoms, especially important for early Parkinson’s patients who still lead active lifestyles.

P2B001 Market Opportunity

P2B001 aims to capitalize on a significant market opportunity in the treatment of Parkinson’s, particularly in addressing the unmet needs of newly diagnosed and early-stage patients. The combination of pramipexole and rasagiline in a single ER capsule aims to provide effective symptom control with a lower risk of side effects compared to higher doses of pramipexole alone.

We have identified four key market drivers for P2B001:

1.      Growing Prevalence of Parkinson’s Disease and Aging Population

Parkinson’s is becoming increasingly prevalent, particularly as the global population ages. In the United States alone, nearly 1 million people are currently living with Parkinson’s, and this number is projected to reach 1.2 million by 2030. Worldwide, it is estimated that over 10 million people are currently living with Parkinson’s disease, and this number is expected to rise as the global population continues to age The global market for Parkinson’s treatments is projected to grow significantly, from approximately $4.6 billion in 2022 to nearly $12 billion by 2030, with a compound annual growth rate of 12.1%. The U.S. market size was valued at approximately $2.5 billion in 2020 and is expected to grow to $6.7 billion by 2030, underscoring the substantial market opportunity for innovative treatments like P2B001.

2.      Newly Diagnosed and Early-Stage Patients

Approximately 90,000 new cases of Parkinson’s are diagnosed in the U.S. each year, which reports have indicated reflect a steep increase as compared to previously recorded data. This growing incidence highlights the continually increasing need for optimal treatments, particularly for newly diagnosed and early-stage patients.

3.      Combination Therapy Trends

There is an emerging trend toward the use of combination therapies in chronic disease management, including Parkinson’s disease. Combination therapies can offer synergistic benefits and improve patient adherence, which is critical for managing long-term conditions like Parkinson’s. The combination of pramipexole and rasagiline could be particularly useful in the early stages of Parkinson’s, where maintaining motor control without escalating Levodopa doses is critical. A study conducted by Stowe et al. (2010), which compared the effects of dopamine agonists and MAO-B inhibitors, provides clinical evidence that supports the efficacy and safety of these combinations. It allows clinicians to tailor treatment to the needs of the patient, balancing efficacy and side effects more effectively than monotherapy with higher doses of a single drug. Moreover, clinical guidelines, such as those from the American Academy of Neurology (“AAN”) and the European Federation of Neurological Societies (“EFNS”), recommend considering the addition of a dopamine agonist or an MAO-B inhibitor to Levodopa therapy in patients experiencing motor fluctuations. They suggest combining Levodopa with either dopamine agonists or MAO-B inhibitors to enhance therapeutic effects and improve patient outcomes.

4.      Side Effects of Current Treatments

Current Parkinson’s treatments, particularly high doses of pramipexole and other dopamine agonists, are associated with a range of side effects, including nausea, excessive daytime sleepiness, orthostatic hypotension (“OH”), and impulse control disorders (“ICDs”) such as pathological gambling and hypersexuality. These side effects can significantly impact a patient’s quality of life and may limit the use of these medications. In a Phase 3 trial, P2B001 demonstrated significantly less daytime sleepiness and a lower numerical incidence of dopaminergic adverse events (“AEs”) compared with pramipexole ER, while showing comparable efficacy to pramipexole ER titrated to an optimal dose (3.2 mg/day).

P2B001’s Market Potential

We believe that P2B001, with its combination of pramipexole and rasagiline in a single ER capsule, is well-positioned to capture a significant share of this growing market. It has the potential to offer comparable efficacy to higher doses of pramipexole but with a reduced risk of side effects, making it an attractive option for both newly diagnosed and early-stage Parkinson’s patients.

Competitive Landscape for P2B001

The Parkinson’s disease treatment market is highly competitive, with several established therapies and new entrants aiming to address the growing needs of patients. All current Parkinson’s treatments are symptomatic therapies, with key classes including dopamine replacement therapies (e.g., L-Dopa), dopamine agonists (“DAs”), and MAO-B inhibitors. Disease-modifying (“DM”) agents, considered the “holy grail” of Parkinson’s treatment, are not yet approved, with only two assets currently in Phase 3 trials (Memantine & Exenatide). Physicians expect DM agents to be used in combination with symptomatic therapies such as MAO-B inhibitors and DAs.

Levodopa-Based Therapies

•        Sinemet (Carbidopa/Levodopa) by Merck:    Considered the gold standard for Parkinson’s treatment, Sinemet is widely used for its potent efficacy in managing motor symptoms. However, its long-term use is associated with motor complications, such as dyskinesia and “on-off” fluctuations.

•        Rytary (Extended-Release Carbidopa/Levodopa) by Amneal:    This ER formulation offers more consistent symptom control but still carries the risk of motor complications over time.

•        Stalevo (Carbidopa/Levodopa/Entacapone) by Orion:    This combination therapy adds Entacapone, a COMT inhibitor, to prolong the effects of Levodopa, yet it is still prone to the motor complications associated with Levodopa.

Dopamine Agonists

•        Mirapex (Pramipexole) by Boehringer Ingelheim:    A commonly prescribed dopamine agonist, Mirapex is effective but associated with side effects such as somnolence, orthostatic hypotension, and impulse control disorders.

•        Requip (Ropinirole) by GlaxoSmithKline:    Similar to pramipexole, Ropinirole is another dopamine agonist used in Parkinson’s treatment, facing similar challenges with side effects.

•        Neupro (Rotigotine) by UCB Pharma:    A dopamine agonist delivered via a transdermal patch, providing continuous symptom control, but with systemic side effects similar to other dopamine agonists, including drowsiness and compulsive behaviors.

MAO-B Inhibitors

•        Azilect (Rasagiline) by Teva:    Rasagiline is well-tolerated but has limited efficacy in managing early-stage Parkinson’s symptoms.

•        Eldepryl (Selegiline) by Somerset:    An MAO-B inhibitor that helps prolong the effects of Levodopa by preventing dopamine degradation, but with risks of insomnia and other stimulant-like side effects due to its amphetamine-like metabolites.

•        Xadago (Safinamide) by Newron Pharmaceuticals:    An MAO-B inhibitor that also modulates glutamate release, used as an add-on treatment to Levodopa.

Pharma Two B focused on the dopamine agonist and MAO-B inhibitor classes in assessing the Parkinson’s competitive landscape, targeting early-stage patients. Current DAs and MAO-B inhibitors are prescribed in two main capacities (based on third-party physician surveys):

•        First-line therapies to delay reaching high L-Dopa doses too quickly, which are associated with wearing-off and dyskinesia, and/or when symptoms are relatively mild.

•        Moderate-stage patients as an adjunct to L-Dopa to avoid increasing L-Dopa dose too quickly and reduce “OFF” episodes.

P2B001’s main pipeline competitor in symptomatic therapy is Tavapadon, which is an investigational dopamine D1/D5 receptor partial agonist developed by Cerevel Therapeutics. Tavapadon has been studied in several clinical trials for its efficacy in treating Parkinson’s disease. Recently, Cerevel announced positive results for Tavapadon in a Phase 3 adjunctive trial to Levodopa; however, Tavapadon’s emerging clinical profile includes potential adverse events, similar class efficacy, and an extended 14-week titration period that could increase the risk of discontinuation. Results from the Phase 3 monotherapy trials are expected in the second half of 2024. In the TEMPO-3 Phase 3 trial data, common adverse events such as nausea, headache, somnolence (drowsiness), tremor, and dizziness were observed.

P2B001 Market Positioning

P2B001 is positioned to meet the growing needs of the population of Parkinson’s patients who seek effective symptom management with fewer side effects, making it a compelling first-line therapy in one pill with no titration needed. P2B001’s innovative formulation, demonstrated in Phase 3 multicenter clinical trials, offers comparable therapeutic benefits to higher doses of pramipexole but with a notably improved safety profile, particularly in terms of reduced excessive daytime sleepiness and a lower incidence of dopaminergic side effects such as somnolence, orthostatic hypotension (OH), hallucinations, and constipation. By addressing the limitations of existing therapies, particularly in terms of safety and tolerability, it is Pharma Two B’s belief that P2B001 could become a preferred option for both patients and healthcare providers in managing early-stage Parkinson’s disease.

Pharma Two B’s Pipeline and Development Timeline

Beyond its use as an initial therapy in early Parkinson’s, Pharma Two B believes that P2B001 will be worth investigating as an adjunct to Levodopa in patients experiencing motor fluctuations. Both components have been shown to reduce motor fluctuations as adjunct therapies at higher doses, and their combined use at low doses might offer clinically meaningful benefits with improved safety in this indication as well.

Later studies may also include an assessment of whether P2B001 can also provide better symptom control in more advanced, Levodopa-treated patients with motor complications. Pharma Two B expects that future studies may include an evaluation of the following:

•        Levodopa dose-sparing effect of adjunct therapy with P2B001, or reducing the need for Levodopa which may decrease motor complications.

•        Increased “on” time without dyskinesias.

Pharma Two B’s ability to advance its planned trials will depend on its ability to raise sufficient capital to support the aforementioned trials.

Non-Clinical Development

The non-clinical and clinical pharmacology, safety pharmacology, metabolism, and toxicology of both pramipexole and rasagiline have been characterized both in the labeling of approved products and in information available in the public domain. The approved labeling for Azilect and Mirapex ER establish the safety and efficacy of rasagiline and pramipexole for use in the Parkinson’s disease population and both drugs have widespread use. Both Pramipexole and rasagiline were chosen because they were proven to be effective in Parkinson’s but each has a therapeutic deficit that could be enhanced by way of a combination with another drug. Pramipexole is highly effective but less tolerated in therapeutic doses. Rasagiline is well tolerated but only mildly effective

The therapeutic strategy of P2B001 ER Capsules is to build upon the history of combining drugs acting through different mechanisms to optimize therapeutic benefit. Pramipexole dihydrochloride’s and rasagiline mesylate’s safety is well established, Therefore, no repeated dose toxicity studies of the combination were considered necessary to support this NDA.

We intend to rely primarily on labeling for Mirapex ER (NDA 022421) and Azilect (NDA 021641) to support the non-clinical pharmacology of pramipexole dihydrochloride and rasagiline mesylate. As noted in product labeling, pramipexole is a non-ergot dopamine agonist with high relative in vitro specificity and full intrinsic activity at the D subfamily of dopamine receptors, binding with higher affinity to D3 than to D2 or D4 receptor subtypes. Rasagiline is a selective, irreversible MAO-B inhibitor. Both drugs are indicated for the treatment of Parkinson’s disease, and it is estimated that a number (i.e., 1,600-1,700 per year) of Parkinson’s patients currently use these products in combination.

The following table lists the non-clinical studies conducted by us as part of the research and development of P2B001and as support of the therapeutic strategy.

The combination has been evaluated using two toxin-induced rodent models of Parkinson’s disease: the 1-methyl-4-phenyl-1,2,3,6-tetrahydropyridine (“MPTP”) mouse model and the 6-hydroxy dopamine (“6OHDA”) rat model. When the combination of pramipexole and rasagiline were administered by intraperitoneal injection together at doses that individually produce only small changes in striatal dopamine levels in MPTP-lesioned animals, greater than additive recovery of dopamine levels was observed (Studies PHB-004-EF, PHB-020-EF and PHB008-EF). Further, when the combination was administered as a continuous infusion, the magnitude of the effect was greater than when drugs were administered together as bolus injections (Study PHB-007-EF). Behavioral indices of striatal dopamine function in MPTP-treated mice showed efficacy of the anti-Parkinsonian drugs in restoring motor function but limited ability to distinguish between treatments. However, L-DOPA-induced contralateral turning and the stepping test in the 6-OHDA-lesioned rat model showed greater than additive changes when rasagiline and pramipexole were administered in combination (Studies PHB-018-EF and PHB-019-EF). In Summary, the slow-release formulation in which both pramipexole and rasagiline in PB2001 are released continuously throughout the day showed enhanced motor benefits in comparison to a combination of the immediate-release formulations of the same drugs in the same doses. These initial studies formed the basis for the development of P2B001 ER Capsules with its low-dose, formulation of the combination of pramipexole and rasagiline for use in the early Parkinson’s disease population. Based on the improved results with slow-release formulations in the animal studies, Pharma Two B chose to formulate both pramipexole and rasagiline as ER products, allowing for concurrent simultaneous activity throughout the day.

Table 1: List of Non-clinical Studies Conducted with Pramipexole Dihydrochloride and Rasagiline Mesylate

Study Type	Brief Description	Method of Administration	Dose (mg/kg/day)	GLP	Study No.
Primary Pharmacodynamics	In mouse MPTP model of Parkinson’s disease, comparison of single and combined drugs on: • striatal DA level, • rotarod performance, • open field locomotor activity	Intraperitoneal injection	Saline P: 0.5, 1.0 R: 0.05, 0.1 Combined (P/R): 0.5/0.05, 1.0/0.1	No	PHB-004-EF
	In mouse MPTP model of Parkinson’s disease, comparison of various doses of combined drugs and aminoindan on: • striatal DA level, • rotarod performance, • open field locomotor activity	Intraperitoneal injection	Saline, Combined (P/R): 0.25/0.2, 0.5/0.2, 0.7/0.2, 0.1/0.1 Aminoindan: 0.4	No	PHB-005-EF
	In mouse MPTP model of Parkinson’s disease, comparison of: 1) single and combined drugs, 2) combined drugs by injection and infusion on: striatal DA level	Intraperitoneal injection	Saline P: 0.7 R: 0.2 Combined (P/R): 0.7/0.2	No	PHB-006-EF
	In mouse MPTP model of Parkinson’s disease, comparison of single and combined drugs on: • striatal DA level	Intraperitoneal injection	Saline P: 0.5, 0.7 R: 0.12, 0.15 Combined (P/R): 0.5/0.12, 0.5/0.15, 0.7/0.12 0.7/0.15	No	PHB-008-EF
	In mouse MPTP model of Parkinson’s disease, comparison of single and combined drugs on: • striatal DA level	Intraperitoneal injection	Saline P: 0.075, 0.1, 0.12 R: 0.15 Combined (P/R): 0.075/0.15, 0.1/0.15, 0.12/0.15	No	PHB-020-EF

	In mouse MPTP model of Parkinson’s disease, comparison of various doses of combined drugs by injection and infusion on: • striatal DA level	Intraperitoneal injection Intraperitoneal infusion	Saline, Combined (P/R): 0.5/0.1, 0.5/0.12, 0.5/0.15 Saline, Combined (P/R): 0.5/0.1, 0.5/0.12, 0.5/0.15	No	PHB-007-EF
	In rat 6-OHDA model of Parkinson’s disease, comparison of two doses of combined drugs on: • vibrissae-forelimb placing test • L-DOPA and amphetamine-induced turning	Intraperitoneal infusion	Saline, Combined (P/R): 0.5/0.12, 1.0/0.24	No	PHB-013-EF

Study Type	Brief Description	Method of Administration	Dose (mg/kg/day)	GLP	Study No.

In rat 6-OHDA model of Parkinson’s disease, comparison of: 1) single and combined drugs, 2) combined drugs by injection and infusion on:

•   vibrissae-forelimb placing test

•   L-DOPA and amphetamine-induced turning

		Intraperitoneal injection	P: 0.5 R: 0.12 Combined (P/R): 0.5/0.12	No	PHB-018-EF
		Intraperitoneal infusion	Saline, P: 0.5 R: 0.12 Combined (P/R): 0.5/0.12

In rat 6-OHDA model of Parkinson’s disease, comparison of single and combined drugs on:

•   stepping test

•   adhesive removal test

•   staircase test

•   open field test

•   rotarod

•   L-DOPA, apomorphine, and amphetamine-induced turning

		Intraperitoneal infusion	Saline, P: 0.25, 0.4 R: 0.12 Combined (P/R): 0.25/0.12, 0.4/0.12	No	PHB-019-EF
Toxicology	Dose range-finding for embryofetal development in rabbits	Oral gavage	Saline, Combined (P/R): 0.2/0.25, 10/12.5, 15/18.75, 30/37.5	No	N5192
	Embryofetal development in rabbits	Oral gavage	Saline, P: 6.0 R: 7.5 Combined (P/R): 0.6/0.75, 2.0/2.5 6.0/7.5	Yes	G20332

Due to the limited number of women who develop Parkinson’s during their childbearing years and limited data on the safety of the combination in this subset of patients, the FDA requested embryofetal developmental toxicity in animals to support the safety of the combination in pregnant females. As per the request of the FDA, only an embryofetal developmental toxicity study of the combination will be needed for submission to assess the effects of the combination on the developing fetus (Study G20332). Doses selected based on a dose range-finding study (Study N5192) were compared both to vehicle and to the individual drugs administered alone. Based on the results of the study the maternal no-adverse-effect-level (“NOAEL”) is considered to be a combined dose of 0.2 mg/kg/day of pramipexole dihydrochloride and 0.25 mg/kg/day of rasagiline mesylate. The embryofetal NOAEL was higher: 2.0 mg/kg/day of pramipexole dihydrochloride and 2.5 mg/kg/day of rasagiline mesylate. This NOAEL provides a safety margin ≥60-fold for adverse developmental effects at the proposed P2B001 ER Capsules dose (Table 2).

Table 2: Comparison of Human Exposures at Steady State with Exposures at Rabbit Embryofetal Developmental NOAELs

Effect	Analyte	Rabbit GD 19 Mean AUCinf (ng•h/mL)[a]	Human Steady State Mean AUCinf (ng•h/mL)[b]	Fold Safety Margin
Maternal NOAEL (0.2/2.5 mg/kg/day)	Pramipexole	217	24.902	8.7
	Rasagiline	59.9	4.743	12.6
Embryofetal NOAEL (2.0/2.5 mg/kg/day)	Pramipexole	1720	24.902	69.1
	Rasagiline	310	4.743	65.4

Therefore, based on the non-clinical data, P2B001 ER Capsules’ combination of pramipexole dihydrochloride and rasagiline mesylate may be expected to show better-than-expected efficacy than the individual component drugs when administered separately at the doses found in P2B001.

Clinical Development

The P2B001 ER Capsules Drug Product is an ER, fixed-dose combination product containing 0.6 mg pramipexole/0.75 mg rasagiline.

Note that throughout this sub-section (Clinical Development) the dose “0.6 mg pramipexole” refers to 0.6 mg pramipexole dihydrochloride and the dose “0.75 mg rasagiline” refers to 0.75 mg rasagiline free base.

The P2B001 clinical development program included one pilot pharmacokinetic study, three pharmacokinetic studies with the final formulation (food effect, steady state and comparison to the listed drugs), and two pivotal clinical trials, a Phase 2b trial and a Phase 3 trial. Two bioequivalence studies were conducted when manufacturing was transferred to different sites.

Table 2: Clinical Development Program for P2B001 ER Capsules

Study No.	Intent	Design	Treatment Groups	Results
Phase 1 in Healthy Volunteers
10/10	Comparison of bioavailability of a pilot formulation of P2B001 with Mirapex ER and Azilect	A single-dose, 4-way, 4-period, randomized crossover fasted study N=20	P2B001 pilot formulation (0.75 mg pramipexole/ 1 mg rasagiline; Nesher solutions)	Cmax and AUC for pramipexole and rasagiline in P2B001 did not exceed that of the marketed products when administered at the same dose.
Mirapex ER (0.75 mg)
Azilect (1 mg)
Mirapex ER (0.75 mg) dosed with Azilect (1 mg)
P2B001-002a	Food effect study and bridging between Phase 2b batch (Catalent Schorndorf) and Phase 3 batch (Catalent Somerset)	A single-dose, 3-way, 3-period, randomized, crossover fed and fasting study N=24	P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Somerset; fasting)

No food effect was observed. The peak and overall absorption of pramipexole, and overall absorption of rasagiline were comparable. The overall absorption is the most critical parameter for a controlled release product. The Cmax of rasagiline from the Phase 3 batch was approximately 37% higher than that of the Phase 2b batch.

P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Somerset; fed)
P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Schorndorf; fasting)
P2B001-005	Bridging between Phase 3 batch and registration batch (Catalent Somerset and Catalent Winchester)	A single-dose, 2-way, 2-period, randomized, crossover fasted study N=43	P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Somerset)	Batches manufactured at Catalent Somerset (Phase 3 batch) and Catalent Winchester (registration batches) had comparable bioavailability.
P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Winchester)
P2B001-007	Steady-state pharmacokinetics	A multiple-dose, open-label, single-center, 7-day consecutive dosing study N=20	P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Winchester)	Steady state was attained in five days

Study No.	Intent	Design	Treatment Groups	Results
P2B001-008	Comparison of bioavailability of the to-be-marketed formulation of P2B001 with Mirapex ER and Azilect	A single-dose, randomized, open-label, 2-way crossover, fasted study N=22	P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Winchester)	Comparable exposure (after dose-normalization) was observed between pramipexole and rasagiline from P2B001 and Mirapex ER 0.75 mg tablet and Azilect 1 mg tablet.
Mirapex ER (0.75 mg)
Azilect (1 mg)
Phase 2b in early Parkinson’s disease patients
P2B001-001	Determine the safety, tolerability, and efficacy of two doses of P2B001	A Phase 2b, twelve-week multi-center, randomized, double-blind, placebo-controlled, parallel group study P2B001 0.6/0.75 mg (N=49), P2B001 0.3/0.75 mg (N=50), Placebo N=50	P2B001 (0.3 mg pramipexole/0.75 mg rasagiline; Catalent Schorndorf)	Both doses of P2B001 were superior to placebo in Total UPDRS score (parts I + II + III) at Week 12.
P2B001 (0.6 mg pramipexole/0.75 mg rasagiline; Catalent Schorndorf)
Placebo
Phase 3 in early Parkinson’s disease patients
P2B001-003	Factorial comparison of P2B001 with its components and a reference arm (pramipexole ER PramiER) titrated to optimal dose

A Phase 3, twelve-week, multi-center, multinational, randomized, double-blind, double-dummy, parallel group study
P2B001 0.6/0.75 mg (N=150),
PPX 0.6 mg (N = 148), RAS 0.75 mg (N = 147),
PramiER (N = 74)

			P2B001 (0.6 mg pramipexole/0.75 rasagiline; Catalent Somerset)	P2B001 was superior to each of its individual components in Total UPDRS (parts II + III) at Week 12. P2B001 was comparable in Total UPDRS to PramiER titrated to an optimal dose.
Pramipexole dihydrochloride 0.6 mg ER (PPX 0.6 mg) (component of P2B001)
Rasagiline 0.75 mg ER (RAS 0.75 mg) (component of P2B001)
Pramipexole ER tablet (PramiER) titrated to optimal dose (1.5, 3.0, or 4.5 mg) Once Daily

Table 3:Demographics of Phase 2b and Phase 3 studies

Study Number	Countries included	Age of subjects (mean, years)	Demographics	Duration of PD symptoms Before Consent to Enter Study (Months)
P2B001-001	USA, Israel	63.6	67.1% male, 32.9% female. 91.0% Caucasian, 9% other.	24.6
P2B001-003	USA, Germany, Spain, Canada	64.6	67.8% male, 32.2% female. 94.9% white, 2% African American, 3.1% other.	23.1

Description of the Pivotal Trials

Phase 2b Trial

The Phase 2b clinical trial (P2B001-001) was a dose-range finding trial, and evaluated the combination of low dose pramipexole (0.6mg or 0.3mg) and low-dose rasagiline (0.75 mg) in an ER formulation (P2B001). The Phase 2b clinical trial demonstrated that the combination provides statistically significant and clinically meaningful benefits in the Unified Parkinson’s Disease Rating Scale (UPDRS) and various quality of life scales in comparison to placebo, with a good safety profile in early Parkinson’s disease patients. Study P2B001-001 was a 12-week, multi-center, randomized, double-blind, placebo-controlled, parallel-group study that evaluated the safety, tolerability, and efficacy of once-daily dose of P2B001 in subjects with early Parkinson’s. A total of 149 early Parkinson’s disease subjects were randomized 1:1:1 to receive once daily doses of P2B001 0.6/0.75 mg (pramipexole dihydrochloride 0.6 mg/rasagiline 0.75 mg; n=49), P2B001 0.3/0.75 mg (pramipexole dihydrochloride 0.3 mg/rasagiline 0.75 mg; n=50), or matching placebo (n=50). The primary efficacy endpoint for this trial was the change from Baseline to End of Week 12 in the Total UPDRS score, defined as the sum of parts I, II, and III, first tested for the 06/0.75 mg dose and then, if significant, for the 0.3/0.75 mg dose. Secondary endpoints were tested only if P2B001 was significantly better than both components as part of the primary objective. The secondary endpoints in the significance testing hierarchy order according to the gatekeeping approach using the two-tailed 5% significance level each were: Total UPDRS Responder Analysis (4 UPDRS Points): P2B001 0.6/0.75 mg vs. Placebo Contrast; Total UPDRS Responder Analysis (4 UPDRS Points): P2B001 0.3/0.75 mg vs. Placebo Contrast; Change from Baseline to Week 12/Termination visit in the Total PDQ39 score: P2B001 0.6/0.75 mg vs. Placebo Contrast; the change from Baseline to Week 12/Termination visit in the Motor UPDRS score: P2B001 0.6/0.75 mg vs. Placebo Contrast; the change from Baseline to Week 12/Termination visit in the ADL UPDRS score: P2B001 0.6/0.75 mg vs. Placebo Contrast; change from Baseline to Week 12/Termination visit in the Total PDQ39 score: P2B001 0.3/0.75 mg vs. Placebo Contrast; the change from Baseline to Week 12/Termination visit in the Motor UPDRS score: P2B001 0.3/0.75 mg vs. Placebo Contrast; the change from Baseline to Week 12/Termination visit in the ADL UPDRS score: P2B001 0.3/0.75 mg vs. Placebo Contrast.

A summary of the total UPDRS I+II+III scores, LSM of changes from Baseline at Week 12 and the differences between the active treatments (P2B 0.3/0.75, P2B 0.6/0.75) and placebo group in LSM differences from Baseline at Week 12 are presented in Table 2. The LSM of changes from Baseline in total UPDRS I+II+III showed a decrease (improvement) of 5.97 ± 0.94 points for the P2B 0.6/0.75 mg group and a decrease of 5.15 ± 0.90 points for the P2B 0.3/0.75 mg group as compared to a decrease of 1.31 ± 0.88 points for the placebo group. The treatment effects (LSM difference) relative to placebo were -4.67 ± 1.28 points for the 0.6/0.75mg dose and -3.84 ± 1.25 points for the 0.3/0.75 mg dose (p=0.0004 and p=0.0027, respectively) demonstrating the beneficial effect of both P2B001 doses in subjects with early Parkinson’s. The Baseline scores of total UPDRS were comparable among all study groups (30.7, 28.4 and 29.1 points for the P2B 0.3/0.75, P2B 0.6/0.75 and placebo groups, respectively).

Table 2: ITT — Total UPDRS Change from Baseline to Week 12 — Model Adjusted LSM and Descriptive Statistics.

	Placebo	P2B 0.3/0.75	P2B 0.6/0.75
N	50	50	49
LSM ± SE
Change from Day 0 to Week 12	-1.31 ± 0.88	-5.15 ± 0.90	-5.97 ± 0.94
P2B001 vs. Placebo
LSM difference ± SE		-3.84 ± 1.25	-4.67 ± 1.28
95% CI		-6.32, -1.36	-7.20, -2.13
p-value		0.0027	0.0004

Figure 2 displays the model adjusted LSM of changes in Total UPDRS over time in the study. The adjusted change from Baseline in the total UPDRS score using LSM showed improvement at each time point for both the P2B001 0.3/0.75 mg and P2B001 0.6/0.75 mg dose formulations. This figure demonstrates that the beneficial effects of both P2B001 doses are evident over time.

Figure 1:    ITT — Total UPDRS: Model Adjusted LSM (± SE) of Change from Baseline Over Time by Treatment Group

Adjusted mean change from baseline in total UPDRS score
0
-1
-2
-3
-4
-5
-6
-7
-8
-2.19
-2.87
-1.31
-3.50
-5.68
-5.97
-5.94
-5.98
-5.15
Week 4
Week 8
Week 12
Placebo
P2B 0.3/0.75
P2B 0.6/0.75

ITT analysis set of Total UPDRS (parts I + II + III) adjusted mean change from Baseline over time by treatment group.

UPDRS: Unified Parkinson’s Disease Rating Scale; error bars represent one standard error of the mean.

A responder analysis of subjects who experienced an improvement of at least 4 points change in Total UPDRS score is shown in Table 3. The results show significantly more responder subjects in both P2B001 treatment groups than in placebo group (64% and 57% responder subjects in P2B001 0.3/0.75 mg and P2B001 0.6/0.75 mg groups, respectively, compared with 24% in the placebo group); (p=0.0002 and p=0.0010 for P2B001 0.3/0.75 mg and P2B001 0.6/0.75 mg, respectively). The highly statistically significant results in both P2B001 groups relative to the placebo group support the robustness of the primary endpoint results.

Table 3: Total UPDRS (parts I+ II + III) Responder Analysis (≥4 points Improvement; ITT Dataset)

	Placebo	P2B001 0.3/0.75 mg	P2B001 0.6/0.75 mg
N	50	50	49
Total UPDRS (parts I+II+III) Responders ≥4 points Number of Responders (%)	12(24)	32(64)	28(57)
P2B001 vs. Placebo
Odds Ratio ± SE		5.85 ± 0.47	4.69 ± 0.47
95% CI		2.32, 14.77	1.87, 11.77
p-value		0.0002	0.0010

Responders are subjects that have Total UPDRS improvement of ≥4 UPDRS points.

ITT: Intent to Treat

UPDRS: Unified Parkinson’s Disease Rating Scale

SE: Standard Error

CI: Confidence Interval

A summary of the Total Parkinson’s disease Quality of life scale PDQ39 scores, LSM of changes from Baseline to last observed value (LOV), and the differences between the active treatments (P2B01 0.6/0.75 mg, P2B001 0.3/0.75 mg) and placebo group in LSM differences from Baseline to LOV are presented in Table 4. The ANCOVA results of LSM of changes from Baseline to LOV showed a decrease (improvement) of -3.01 ± 0.89 points for the P2B001 0.6/0.75 mg group and a decrease of -2.19 ± 0.88 points for the P2B001 0.3/0.75 mg group while an increase of 0.26 ± 0.88 points was observed for the placebo group. The treatment effects (LSM difference) compared to placebo were -3.27 ± 1.24 points for the P2B001 0.6/0.75 mg dose and -2.45 ± 1.24 points for the 0.3/0.75 mg dose (p=0.0097 and p=0.0509, respectively) demonstrating the beneficial effect of both P2B001 doses in subjects with early Parkinson’s disease.

Table 4: ITT — Total PDQ39 Change from Baseline to LOV — Model Adjusted LSM and Descriptive Statistics.

	Placebo	P2B001 0.3/ 0.75 mg	P2B001 0.6/ 0.75 mg
N	50	50	49
LSM ± SE
Change from Day 0 to LOV	0.26 ± 0.88	-2.19 ± 0.88	-3.01 ± 0.89
P2B001 vs. Placebo
LSM difference ± SE		-2.45 ± 1.24	-3.26 ± 1.24
95% CI		-4.91, -0.012	-5.72, -0.80
p-value		0.0509	0.0097
Mean ± SD (N)
Baseline	10.9 ± 9.6 (50)	15.5 ± 12.6 (50)	13.8 ± 11.2 (49)
LOV	11.7 ± 11.3(50)	12.6 ± 11.3 (50)	10.5 ± 9.6(49)
Change from Day 0 to LOV	0.8 ± 6.3	-2.8 ± 6.8	-3.3 ± 6.3

SE: Standard Error

SD: Standard Deviation

CI: Confidence Interval

LSM: Least Squares Means

LOV: Last Observed Value

Sleepiness during the day is present in about 30-50% of people with Parkinson’s disease and becomes more prominent as the disease advances. Daytime sleepiness related to Parkinson’s disease may arise for many reasons, including a poor night’s sleep or the use of dopaminergic medications (Parkinson’s Foundation). A qualitative scale of one of the more debilitating dopaminergic adverse events is the Epworth Sleepiness Scale (“ESS”) measuring daytime sleepiness (somnolence). The ESS is a simple, self-administered questionnaire which is shown to provide a measurement of the subject’s general level of daytime sleepiness (Johns et al. 1991) and consists of 8 questions. Respondents are asked to rate, on a 4-point scale (0-3), their usual odds of dozing off or falling asleep while engaged in eight different activities. The ESS score (the sum of 8 item scores, 0-3) can range from 0 to 24 and the higher the ESS score, the higher that person’s average sleep propensity in daily life (ASP), or their ‘daytime sleepiness’ (Epworth Sleepiness Scale website).

The results detailed in Table 5 show no statistically significant differences between P2B001-treated groups and the placebo group for the ESS score.

Table 5: ESS, Change from Baseline to LOV — Descriptive Statistics and Model Adjusted LSM

	Placebo	P2B001 0.3/0.75 mg	P2B001 0.6/0.75 mg
N	50	50	49
LSM ± SE
Change from Baseline to LOV	0.09 ± 0.38	0.71 ± 0.39	0.59 ± 0.39
P2B001 vs. Placebo
LSM difference ± SE		0.63 ± 0.54	0.50 ± 0.54
95% CI		-0.44, 1.69	-0.57, 1.57
p-value		0.2488	0.3552

	Placebo	P2B001 0.3/0.75 mg	P2B001 0.6/0.75 mg
Mean ± SD (N)
Baseline	5.7 ± 4.5 (50)	4.3 ± 3.4 (50)	5.6 ± 4.4 (49)
LOV	5.7 ± 4.9 (50)	5.2 ± 3.3 (50)	6.0 ± 4.8 (49)
Change from Baseline to LOV	0.0 ± 2.7	0.9 ± 3.2	0.4 ± 2.6

ESS ANCOVA results of change from Baseline to LOV

ESS: Epworth Sleepiness Scale

LSM: Least Squares Means

SE: Standard Error

CI: Confidence Interval

LOV: Last observed value

All of the adverse events (“AE”) reported were known adverse events of either pramipexole or rasagiline.

Only one serious adverse event (“SAE”) was reported in Study P2B001-001, for a subject treated with P2B001 0.6/0.75 mg, and this occurred 18 days after the patient completed the study. This non-fatal SAE report of a myocardial infarction was deemed by the Principal Investigator (PI) and the Sponsor’s medical monitor as not related to treatment.

The most common AEs were somnolence and nausea that were generally mild and transient, which are known adverse effects of dopamine agonists. There were only mild and transient reports of somnolence and the ESS scores did not differ from placebo.

There were no reports of hallucinations.

The reports of orthostatic hypotension were similar to placebo.

There were no reports of compulsive behavior and the analysis of QUIP (Questionnaire for Impulsive-Compulsive Disorders in Parkinson’s Disease) showed similar results to placebo.

When compared to placebo, the notable AEs were nausea which was reported by 20.4%, 12%, and 2% of subjects for the P2B001 0.6/0.75 mg, P2B001 0.3/0.75 mg, and placebo groups, respectively, and somnolence, which was reported by 16.3% of subjects in the P2B001 0.6/0.75 mg group, and 8% in the P2B001 0.3/0.75 mg group. No somnolence was reported in the placebo group.

Phase 3 Clinical Trial

The Phase 3 clinical trial (P2B001-003) was a 12-week, randomized, double-blind, double-dummy, 4-arm, parallel-group, multi-center, multinational study to evaluate the efficacy, safety, and tolerability of P2B001 in subjects with early Parkinson’s disease as compared to its individual components and compared to a calibration arm of PramiER. The dose of P2B001 chosen for this trial was based on the results of the previous Phase 2b dose-ranging trial (P2B001-001) that showed consistent numerical benefit for this dose on total, motor and ADL UPDRS scores, PDQ39 and CGI-severity assessments.

In total, 544 subjects were enrolled into the Phase 3 clinical trial (Intent to Treat analysis set, ITT). A total of 519 eligible subjects with early Parkinson’s disease took at least one dose of study medication, either P2B001 0.6/0.75 mg capsule (n=150), pramipexole 0.6 mg ER capsule (PPX 0.6 mg; n=148), rasagiline 0.75 mg ER capsule (RAS 0.75 mg; n=147), or PramiER tablets (PramiER; n=74) titrated to optimal daily dose (1.5, 3.0, or 4.5 mg; mean = 3.2 mg) according to a randomization scheme of 2:2:2:1, respectively. The component comparator arms used the same formulation beads as are contained in the combination product, P2B001. The PramiER comparator arm used a commercial ER drug product (an FDA-approved generic form of Mirapex ER). The primary efficacy endpoint for this trial was the change from Baseline to End of Week 12 in the Total UPDRS score, defined as the sum of parts II and III comparing P2B001 to its individual components (PPX 0.6mg and RAS 0.75mg). The primary endpoint was considered as being met only if both contrasts favor P2B001 at a two-tailed significance level of 5% each. According to the gatekeeping method for multiple endpoints, the secondary endpoint was considered as met only in the case that both primary endpoints contrasts as well as the P2B001 0.6/0.75mg over Pramipexole ER comparison in the change from baseline to Week 12/Treatment Termination in the ESS was met at two-tailed alpha level of 5% each.

The secondary endpoints in hierarchical order were: the change from Baseline to End of Week 12 visit in ESS Score compared between P2B001 and PramiER; the change from Baseline to End of Week 12 visit in Motor UPDRS (part III) Score compared between P2B001 and its components; the change from Baseline to End of Week 12 visit in ADL UPDRS (part II) score compared between P2B001 and its components; the change from Baseline to End of Week 12 visit in ADL subscale score of PDQ39 compared between P2B001 and its components and PramiER; the change from Baseline to End of Week 12 visit in Total PDQ39 score compared between P2B001 and its components.

Note that the marketed pramipexole used for the calibration arm in the Phase 3 clinical trial and the P2B001 component pramipexole 0.6 mg used as the comparator arm in the Phase 3 study are both ER formulations. Therefore, to avoid confusion, in this proxy statement/prospectus the marketed PramiER is referred as “PramiER” and the component is referred as “PPX 0.6 mg”.

The initial dose-titration phase was a three-to-six-week double-blind, double-dummy titration phase with PramiER or matching placebo. The PramiER (or matching placebo) dose was increased by weekly increments up to a daily dose of 1.5 mg and then, if needed and tolerated, increased to a daily dose of 3.0 mg or 4.5 mg.

On completion of the dose-titration phase (End of Week 6), the minimum therapeutic dose of PramiER 1.5 mg per day (or placebo) was required.

During this phase, subjects in the P2B001 0.6/0.75 mg, PPX 0.6 mg, and RAS 0.75 mg groups took an active capsule once daily and placebo tablets. Subjects in the PramiER group took active tablets and a placebo capsule once daily.

The trial was designed to show the contribution of both active components, pramipexole and rasagiline, to the efficacy of the combination product P2B001 0.6/0.75 mg by comparing the efficacy between P2B001 0.6/0.75 mg and its individual components as the coprimary objectives. In addition, the study included a calibration arm in order to characterize the benefits of P2B001 0.6/0.75 mg with respect to safety and efficacy of currently used therapeutic doses of PramiER and show the clinical meaningfulness of the efficacy of P2B001.

The dose of P2B001 chosen for this study was based on the results of the previous Phase 2b dose ranging study (P2B001-001). Both doses of P2B001 tested in the Phase 2b study (PPX 0.6 mg/RAS 0.75 mg and PPX 0.3 mg/RAS 0.75 mg) provided significant clinical benefits over placebo with a good safety profile. The P2B001 0.6/0.75 mg dose was chosen for this study as there was consistent numerical benefit for this dose on Total, Motor and ADL UPDRS scores, PDQ39, and Clinical Global Impression (CGI) — severity assessments in comparison to placebo.

The primary efficacy endpoint for this study was the change from Baseline to end of Week 12 visit in Total UPDRS score (defined as sum of parts II + III, scores (0-160). A summary of the Total UPDRS (parts II + III) scores, LSM of changes from Baseline to End of Week 12 and the differences between the P2B001 treatment group and its two individual components in LSM differences from Baseline to End of Week 12 visit are presented in Table 6.

The Baseline Total UPDRS (parts II + III) scores were comparable across treatment groups (30.6 ± 9.8, 31.5± 11, 31.3 ± 10.2, and 28.9 ±10.1 points for P2B001, PPX 0.6, RAS 0.75, and PramiER treatment groups, respectively).

The LSM of changes from Baseline in Total UPDRS (Parts II+III) showed a decrease (improvement) of 7.98 ± 0.60 points for the P2B001 treatment group as compared to a decrease of 5.32 ± 0.61 and 4.69 ± 0.61 points in the PPX 0.6 and RAS 0.75 treatment groups, respectively. The treatment effects (LSM differences) relative to P2B001 were -2.66 ± 0.85 and -3.30 ± 0.85 for PPX 0.6 and RAS 0.75 (with a p-value of 0.0018 and 0.0001), respectively. This demonstrated the greater beneficial effect of P2B001 compared to its components, and the contribution of each of the individual components to this overall effect in subjects with early PD. While comparison between P2B001 and PramiER were not pre-specified, a post-hoc analysis provides evidence that P2B001 demonstrated similar efficacy to a marketed pramipexole ER (titrated to an optimal dose for each individual patient; 1.5 to 4.5 mg (mean= 3.2 mg)), with LSM of changes from Baseline to Week 12 in Total UPDRS (parts II + III) of -8.35 ± 0.86 points for the PramiER treatment group, which is 0.37 ± 1.04 points different from the P2B001 0.6/0.75 mg treatment group (p=0.7197 for information only).

Table 6 Total UPDRS Changes from Baseline to End of Week 12 Visit: Model Adjusted LSM and Descriptive Statistics (mITT)

	P2B001 0.6/0.75 mg	PPX 0.6 mg	RAS 0.75 mg	PramiER
N	147	144	144	72
LSM ± SE
Change from Baseline to End of Week 12 Visit	-7.98 ± 0.60	-5.32 ± 0.61	-4.69 ± 0.61	-8.35 ± 0.86
P2B001 vs. Treatment Group
LSM Difference ± SE		-2.66 ± 0.85	-3.30 ± 0.85	0.37 ± 1.04
95% CI		-4.33, -1.00	-4.96, -1.63	-1.67, 2.42
p-value		0.0018	0.0001	0.7197
Mean ± SD (N)
Baseline	30.6 ± 9.8 (147)	31.5 ± 11.0 (144)	31.3 ± 10.2 (144)	28.9 ± 10.1 (77)
End of Week 12 Visit	22.4 ± 10.1(136)	25.6 ± 5.6 (132)	25.7 ± 5.1 (131)	21.2 ± 8.7 (66)
Change from Baseline to End of Week 12 Visit	-8.2 ± 6.8	-5.6 ± 7.9	-5.1 ± 7.4	-8.1 ± 6.5

LSM: Least squares means

SE: Standard error

SD: Standard deviation

CI : Confidence interval

Figure 2 displays the model adjusted LSM of changes in Total UPDRS (parts II + III) over time in the study. The change from Baseline in the Total UPDRS (parts II + III) score using LSM showed improvement at each time point for P2B001 0.6/0.75 mg and its components. In addition, it demonstrates the greater magnitude of the beneficial effects of P2B001 0.6/0.75 mg in comparison to PPX 0.6 mg and RAS 0.75 mg over a 12-week duration. The figure also shows the similarity in Total UPDRS score changes over time for P2B001 0.6/0.75 mg and PramiER.

Figure 2 Total UPDRS — Model Adjusted LSM (± SE) of Change from Baseline (Over Time by Treatment Group)(mITT)

Change in UPDRS Total (Parts II+III) score during 12 weeks
LS mean (SE) change from baseline in UPDRS Total score
0
-2
-4
-6
-8
-10
0
5
8
12
Week
P2B001 (n=147)
PPX 0.6 (n=144)
RAS 0.75 (n=144)
PramiER (n=72)

Error bars represent one standard error of the mean, UPDRS: Unified Parkinson’s Disease Rating Scale

The model includes the following fixed effects: categorical scheduled week in trial by treatment interaction, country or geographical region (CGR1), and Baseline Total UPDRS score. P2B001 0.6/0.75 mg was not statistically significantly different from a marketed dose of PramiER for the Total UPDRS (titrated to an optimal dose for each individual patient; 1.5-4.5 mg with mean = 3.2 mg), LSM differences of 0.37 ± 1.04 points (p=of 0.7197). A non-inferiority analysis was performed post hoc comparing P2B001 0.6/0.75 mg and PramiER. A 33-week study comparing the efficacy of PramiER vs. IR used a three-point non-inferiority margin for differences in the combined UPDRS parts II+III scores between pramipexole formulations (Poewe et al. 2011). Using this three-point margin, the post hoc analysis showed that P2B001 0.6/0.75 mg is not inferior to PramiER. The upper bound of the 95% CI found for P2B001 0.6/0.75 mg vs. PramiER is well below the acceptable margin of 3 (p=0.0052) as described in the literature.

The first secondary efficacy endpoint for this trial was the change from Baseline to End of Week 12 visit in Total ESS score. A summary of the Total ESS scores, LSM of changes from Baseline to end of Week 12, and differences between the P2B001 0.6/0.75 mg and PramiER treatment groups in LSM differences from Baseline to End of Week 12 is presented in Table 7. The LSM of changes from Baseline in Total ESS scores showed no increase in daytime sleepiness for subjects treated with P2B001 0.6/0.75 mg, while a statistically significant increase (worsening) of 2.33 points was seen within the PramiER treatment group. The LSM differences between P2B001 and PramiER was -2.66 ± 0.43 (p=0.0001). This demonstrates the benefit of P2B001 0.6/0.75 mg over PramiER with respect to ESS as a measure of daytime sleepiness. Interestingly, there was also a significant benefit of P2B001 0.6/0.75 mg vs. the pramipexole component (PPX 0.6 mg) (-0.72 ± 0.35, p=0.0399). There was no statistically significant difference between P2B001 0.6/0.75 mg and the rasagiline component (RAS 0.75 mg) and neither P2B001 0.6/0.75 mg nor its components exhibited a statistically significant increase in ESS from Baseline to the End of Week 12.

Table 7: Total ESS Scores Changes from Baseline to End of Week 12 Visit — Model Adjusted LSM and Descriptive Statistics (mITT)

Total ESS Scores	P2B001 0.6/0.75 mg	PPX 0.6 mg	RAS 0.75 mg	PramiER
N	147	144	144	72
LSM ± SE
Change from Baseline to End of Week 12 Visit	-0.33 ± 0.25	0.39 ± 0.25	-0.81 ± 0.26	2.33 ± 0.36
p-value	0.1849	0.1200	0.0016	<0.0001
P2B001 vs. Treatment Group
LSM Difference ± SE		-0.72 ± 0.35	0.48 ± 0.35	-2.66 ± 0.43
95% CI		-1.41, -0.03	-0.21, 1.17	-3.50, -1.81
p-value		0.0399	0.1756	<0.0001
Mean ± SD (N)
Baseline	5.6 ± 4.0 (147)	6.2 ± 4.0 (144)	5.7 ± 4.3 (144)	6.1 ± 4.2 (72)
End of Week 12	5.3 ± 4.0 (138)	6.3 ± 4.2 (136)	4.9 ± 3.7 (132)	8.6 ± 5.3 (67)
Change from Baseline to End of Week 12 Visit	-0.3 ± 2.7	0.4 ± 2.7	-0.8 ± 3.0	2.4 ± 4.6

LSM: Least squares means

SE: Standard error

SD: Standard deviation

CI: Confidence interval

Figure 3 Total ESS Scores: Model Adjusted LSM (± SE) of Change from Baseline (Over Time by Treatment Group) Through the End of Week 12 Visit (mITT)

Change in ESS Total score during 12 weeks
LS mean (SE) change from baseline in ESS score
3.5
3
2.5
2
1.5
1
0.5
0
-0.5
-1
-1.5
0
5
8
12
Week
P2B001 (n=147)
PPX 0.6 (n=144)
RAS 0.75 (n=144)
PramiER (n=72)

The ESS can also be analyzed as a dichotomous variable (≤10, >10) (Kieburtz 2011). Patients with sleep related issues (e.g., narcolepsy, idiopathic hypersomnia) had higher ESS scores (ESS>10) (Johns et al. 1991). Patients with excessive daytime sleepiness (EDS) had a higher motor burden, greater nocturnal disabilities, more severe non-motor symptoms, and lower quality of life than did patients without EDS (Yoo et al. 2019).

An ESS score of 11 or above is seen as Excessive Daytime Sleepiness (Epworth Sleepiness Scale website). The proportion of subjects with ESS Score ≤10 at Baseline and ESS Score >10 post-Baseline, shift analysis was done using logistic regression in treatment groups. The proportion of subjects with ESS score ≤10 at Baseline was similar between groups (81.4-84.7%). The proportion of subjects with a shift from ESS Score ≤10 at Baseline to ESS Score >10 post-Baseline is higher in the PramiER treatment group 35.7% in comparison to 8.5% of the subjects in the P2B001 0.6/0.75 mg treatment group (p<0.0001). The proportion of subjects in the individual component (PPX 0.6 mg and RAS 0.75 mg ) treatment groups is similar to the P2B001 0.6/0.75 mg group. The supportive analysis using the primary estimand confirmed these results. The results are presented in Table 8.

Table 8: Primary Analysis of the Proportion (%) of Patients with ESS Score ≤10 at Baseline and ESS Score >10 Post-Baseline (mITT)

ESS	P2B001 0.6/0.75 mg	PPX 0.6 mg	RAS 0.75 mg	PramiER
N	147	144	144	77
N of subjects with ESS score ≤10 at Baseline (%)	130 (88.4)	124 (86.1)	125 (86.8)	63 (86.1)
N of subjects with ESS score shift to >10 post-Baseline (%)	13 (8.8)	24 (16.7)	10 (6.9)	26 (36.1)
Primary Analysis of Exploratory Endpoint
Model Adjusted Proportion of Subjects with ESS Score ≤10 at Baseline and ESS Score >10 post-Baseline % (SE)	8.5 (2.3)	15.6 (3.1)	6.6 (2.1)	35.7 (5.9)
P2B001 vs. Treatment Groups
Odds Ratio		0.500	1.314	0.166
95% CI		0.241, 1.035	0.552, 3.127	0.078, 0.355
p-value		0.0619	0.5374	<0.0001

ESS: Epworth Sleepiness Scale

SE: Standard error

mITT: Modified intent-to-treat

CI: Confidence Interval

The second secondary efficacy endpoint for this trial was the Motor UPDRS (Part III). P2B001 demonstrated superiority over both individual components. The LSM of changes from Baseline in Motor UPDRS showed a decrease (improvement) of 5.82±0.47 points for the P2B001 treatment group as compared to a decrease of 4.30±0.48 points in the PPX 0.6 and RAS 0.75 treatment groups, respectively. The treatments effects (LSM differences) relative to P2B001 were -1.52±0.67 and -1.75±0.67 for PPX 0.6 and RAS 0.75 (p-values were 0.0231 and 0.0092, respectively). This demonstrated the contribution of each component to overall effect of P2B001 on motor function in subjects with early Parkinson’s.

The third secondary efficacy endpoint (UPDRS — Part II) was also met and demonstrated the superiority of P2B001 over both components. The LSM of changes from Baseline in ADL UPDRS (Part II) showed a decrease (improvement) of 2.14±0.22 points for the P2B001 treatment group as compared to decreases of 0.97±0.22 and 0.62±0.22 points in the PPX 0.6 and RAS 0.75 treatment groups, respectively. The treatment effects (LSM differences) relative to P2B001 were -1.17±0.31 and -1.52±0.31 for PPX 0.6 and RAS 0.75 (p-value = 0.0001 and <0.0001, respectively). This demonstrated the contribution of the two individual components to the overall effect of P2B001 on ADL score in subjects with early Parkinson’s.

Quality of life measured by PDQ39 questionnaires showed a statistically significant improvement of 1.85 ± 0.94 points in Total PDQ39 (with a nominal p=0.0494) when comparing P2B001 0.6/0.75 mg to PramiER, demonstrating the beneficial effect of P2B001 0.6/0.75 mg over PramiER in subjects with early Parkinson’s disease. This improvement was also seen in the cognition subscale, but not observed for the other seven subscales of PDQ39. No benefit was seen with respect to the component drugs (PPX 0.6 mg and RAS 0.75 mg).

The responder analysis of subjects who experienced a change of ≥4 UPDRS points in Total UPDRS (parts II + III) score showed significantly more responders in the P2B001 0.6/0.75 mg treatment group than in the PPX 0.6 mg and RAS 0.75 mg component treatment groups (74.1%, 58.8%, and 54.5% in P2B001 0.6/0.75 mg, PPX 0.6 mg and RAS 0.75 mg: p=0.0098 and p=0.0012, respectively). The percent responders in the calibration arm of PramiER of 76.6% was similar to the responder proportion in the P2B001 0.6/0.75 mg arm.

The proportion of responder subjects who “very much improved” or “much improved” using the CGI-I scale is similar in P2B001 0.6/0.75 mg and PramiER treatment groups (37.1% and 38.5%, respectively) and was lower in PPX 0.6 mg and RAS 0.75 mg groups (21.8% and 21.0%, respectively).

The clinical activity results demonstrate the superiority of P2B001 0.6/0.75 mg over its individual components (PPX 0.6 mg and 0.75 mg) and indicate that each component contributed to the effectiveness of the combination. The clinical activity of P2B001 0.6/0.75 mg is comparable to that of the calibration arm, but with less daytime sleepiness as measured by the ESS.

A list of treatment emergent adverse events occurring in over 2% in any group is provided in Table 9. Notable is the lower frequency of AEs in the P2B001 0.6/0.75 mg group compared to the PramiER group with respect to somnolence (14.7% vs. 31.1%,), orthostatic hypotension (2.7% vs. 12.2%), and nausea (18.7% vs. 23.0%).

Table 9: Summary of treatment-emergent AEs occurring in ≥2% of any group

No. (%) At least one TEAE	P2B001 (n = 150) 112 (74.7)	PPX-ER 0.6 mg (n = 148) 109 (73.6)	RAS-ER 0.75 mg (n = 147) 87 (59.2)	PramiER (mean dosage 3.2 mg) (n = 74) 64 (86.5)
At least one dopaminergic TEAE	67 (44.7)	72 (48.6)	50 (34.0)	49 (66.2)
TEAEs in >2% in any group
Nausea	28 (18.7)	24 (16.2)	10 (6.8)	17 (23.0)
Fatigue	23 (15.3)	22 (14.9)	2 (1.4)	13 (17.6)
Somnolence	22 (14.7)	27 (18.2)	7 (4.8)	23 (31.0)
Dizziness	16 (10.7)	14 (9.5)	19 (12.9)	7 (9.5)
Insomnia	13 (8.7)	9 (6.1)	4 (2.7)	7 (9.5)
Headache	9 (6.0)	14 (9.5)	9 (6.1)	5 (6.8)
Fall	6 (4.0)	8 (5.4)	5 (3.4)	1 (1.4)
Constipation	6 (4.0)	11 (7.4)	9 (6.1)	7 (9.5)
Anxiety	5 (3.3)	1 (0.7)	2 (1.4)	3 (4.1)
Nasopharyngitis	5 (3.3)	7 (4.7)	6 (4.1)	2 (2.7)
Arthralgia	4 (2.7)	3 (2.0)	3 (2.0)	1 (1.4)
Dyspepsia	4 (2.7)	4 (2.7)	3 (2.0)	1 (1.4)
Back pain	4 (2.7)	2 (1.4)	3 (2.0)	2 (2.7)
Orthostatic hypotension	4 (2.7)	5 (3.4)	4 (2.7)	9 (12.2)
Hypotension	4 (2.7)	0 (0.0)	0 (0.0)	0 (0.0)
Feeling abnormal	3 (2.0)	2 (1.4)	1 (0.7)	2 (2.7)
Vomiting	3 (2.0)	6 (4.1)	1 (0.7)	3 (4.1)
Hallucination	3 (2.0)	0 (0.0)	1 (0.7)	3 (4.1)
Decreased appetite	3 (2.0)	2 (1.4)	2 (1.4)	4 (5.4)
Pain in extremity	2 (1.3)	10 (6.8)	2 (1.4)	4 (5.4)
Cough	2 (1.3)	1 (0.7)	4 (2.7)	1 (1.4)
Diarrhea	2 (1.3)	5 (3.4)	4 (2.7)	2 (2.7)
Sleep disorder	2 (1.3)	3 (2.0)	4 (2.7)	0 (0.0)
Asthenia	1 (0.7)	1 (0.7)	3 (2.0)	2 (2.7)
Disturbance in attention	1 (0.7)	1 (0.7)	0 (0.0)	2 (2.7)
Hallucination, visual	1 (0.7)	2 (1.4)	0 (0.0)	2 (2.7)
Edema peripheral	1 (0.7)	5 (3.4)	0 (0.0)	3 (4.1)
Gait disturbance	1 (0.7)	2 (1.4)	1 (0.7)	2 (2.7)
Memory impairment	1 (0.7)	0 (0.0)	1 (0.7)	4 (5.4)
Confusional state	1 (0.7)	2 (1.4)	2 (1.4)	2 (2.7)
Aphasia	1 (0.7)	0 (0.0)	0 (0.0)	2 (2.7)

No significant differences were measured between P2B001 0.6/0.75 mg and its individual components (PPX 0.6 mg and RAS 0.75 mg) or the PramiER treatment groups from Baseline to the End of Week 12 visit in the Impulsive-Compulsive Disorders in Parkinson’s disease Questionnaire for impulsive-compulsive disorders in Parkinson’s disease (QUIP-RS) total scores and subscale scores (gambling, sex, buying, eating, hobbyism-punding, medications, and Impulsive Compulsive Disorders (ICD)).

Most of the AEs reported in all groups were mild (77.6%, 79.4%, 76.6%, and 74.4% for P2B001 0.6/0.75 mg, PPX 0.6 mg, RAS 0.75 mg, and PramiER, respectively). Similar percentages of severe AEs were reported for all treatment groups (1.8%, 2.2%, 2.0%, and 0.9% for P2B001 0.6/0.75 mg, PPX 0.6 mg, RAS 0.75 mg, and PramiER, respectively).

Fourteen (14) SAEs were reported for 8 subjects during Study P2B001-003. All reported SAEs were deemed unrelated to study medication by PIs and the Sponsor’s medical monitors.

No deaths were reported in this study.

Phase 3 trial design

The calibration arm in the Phase 3 clinical trial was included to show the clinical meaningfulness of the P2B001 treatment effect. The Phase 3 results demonstrated similar clinical activity data between P2B001 and marketed full doses of pramipexole ER. Pramipexole is seen as the more effective drug for early Parkinson’s, as compared to rasagiline. Table 10 summarizes the findings from published studies assessing symptomatic efficacy in early Parkinson’s for both rasagiline and pramipexole (IR and ER) monotherapy versus placebo and which included the most comprehensive datasets (most clinical trials) or were based on patient level data. Taken together the data demonstrate that the symptomatic treatment effects reported for pramipexole vs placebo are consistently larger than the treatment effects reported for rasagiline vs placebo. In addition, in their multiple treatment comparison meta-analysis, Binde et al 2020, estimated an 84% probability that pramipexole is better than rasagiline in terms of responder rates (where response was defined as improvement on Clinical Global Impression (CGI) or ≥20% reduction from baseline in UPDRS scores). These independent findings support the widely held experience and understanding among prescribers that pramipexole is more effective in improving symptoms than rasagiline.

Multiple professional clinical groups have concluded that dopamine agonists such as pramipexole are likely more effective than MAO-B inhibitors like rasagiline in treating symptoms of Parkinson’s (2018 review, the International Parkinson’s and Movement Disorder Evidence-Based Medicine Committee on treatment recommendations for the motor symptoms of Parkinson’s and 2021 updated guideline for dopaminergic therapy for motor symptoms in early Parkinson’s, the American Academy of Neurology panel).

Table 10 Independent meta-analyses of Placebo-controlled randomized controlled trials (RCTs) performed to assess the symptomatic efficacy of rasagiline or pramipexole monotherapy

Meta-analysis	Number of patients randomized	UPDRS score effect size as monotherapy Mean ± SEM (95% CI), p value (presented as reported)
Rasagiline
Hauser et al 2016 Patient level meta-analysis	2 RCTs N= 422, rasagiline 1 mg N= 731, placebo	Total UPDRS (I-III) treatment difference vs. placebo
		Week 12/14: Week 24/26: Week 36:	-2.18 ± 0.33, p < 0.0001 -3.57 ± 0.40, p < 0.0001 -3.01 ± 0.48, p < 0.0001
Chang et al 2022 Systematic review and meta-analysis	6 RCTs N= 502, rasagiline 1 mg N= 811, placebo	Total UPDRS (I-III) treatment difference vs. placebo
		2.5 – 9 months	-3.05 (-3.76, -2.34)
Pramipexole
Thorlund et al 2014 Systematic review and Bayesian network meta-analysis	23 RCTs, including 10 RCTs with pramipexole (0.125 – 4.5 mg) arms	Total UPDRS (II+III) treatment difference vs. placebo
		Weeks 11 – 16: Weeks 24 – 28:	-4.33 (-5.35 to -3.32) -6.05 (-8.84 to -3.19)

A systematic review and meta-analysis were conducted comparing the benefits of marketed rasagiline and pramipexole in improving symptoms in double-blind, controlled studies conducted in patients with early PD. The estimated differences versus placebo (Figure 4) were -3.27 (-3.78, -2.76) for rasagiline and -4.77 (-5.62; -3.92) for pramipexole. The analysis also confirmed significantly larger improvement versus placebo for pramipexole than rasagiline, with an estimated treatment difference of -1.50 points in UPDRS total scores (p=0.003). Importantly, improvements were consistent between the different dose levels with each trial and between different trials of each drug.

Figure 4: Meta analysis of effect of pramipexole vs rasagiline on total UPDRS scores

Marketed pramipexole is thus a useful benchmark for assessing clinical meaningfulness. As a calibration arm of the Phase 3 clinical trial PramiER arm (mean dose 3.2 ± 1.3mg) behaved as expected. Table 10 shows the change from baseline in Total UPDRS scores in the pramipexole pivotal studies. Pramipexole provided improvement in Total UPDRS scores from baseline to 10-33 weeks at mean doses of approximately 3 mg/day of 5.9-8.7 points. Thus, in the P2B001 study, a mean improvement in Total UPDRS (II+III) scores from baseline to Week 12 of -8.35 ± 0.86 points suggests that the pramipexole ER calibration benchmark arm provided the expected clinically relevant benefit.

Table 11: Change from baseline in UPDRS total scores for historical pramipexole trials

Study	Pramipexole dose	Mean change from baseline
Parkinson Study Group, 1997 (N=264 enrolled)	Placebo Pramipexole-IR 1.5 mg/d Pramipexole-IR 3.0 mg/d Pramipexole-IR 4.5 mg/d Pramipexole-IR 6.0 mg/d	Mean ± SD Total UPDRS (I-III) at Week 10 -0.9 ± 9.1 -6.3 ± 9.0 -5.9 ± 6.4 -6.5 ± 8.2 -7.0 ± 8.1
Hauser et al., 2010 (N=259 randomized)	Placebo Pramipexole-IR (mean dose 3.03 ± 1.39 mg) Pramipexole-ER (mean dose 3.05 ± 1.37 mg)	Adjusted mean ± SE Total UPDRS (II+III) at Week 18 -2.7 ± 1.3 -7.5 ± 1.1 -7.4 ± 1.1
Poewe et al., 2011 (N=539 randomized)	Placebo Pramipexole-IR (mean dose 2.9 ± 1.4 mg) Pramipexole-ER (mean dose 2.9 ± 1.4 mg)	Adjusted mean Total UPDRS (I-III) at Week 33 -1.2 -8.7 -8.2

Therefore, Pharma Two B believes that, in addition to proving the contribution from both components, the available Phase 3 data provides strong support that P2B001 provides equivalent clinical effectiveness to a known effective treatment, with a more favorable safety profile. Specifically, the inclusion of an additional arm to enable comparison of P2B001 versus commercially available rasagiline (1 mg) was unnecessary because of the wealth of Level 1 evidence that optimally titrated pramipexole has greater antiparkinsonian efficacy than rasagiline (1 mg) in patients with early Parkinson’s.

Pharma Two B further believes that inclusion of a placebo arm was not necessary since the study included a clinically meaningful calibration arm with proven efficacy that behaved as expected; a placebo arm would have added complexity to the study design and potential problems for recruitment when there already exists convincing efficacy of P2B001 versus placebo in the earlier Phase 2 trial.

Intellectual Property and Licensing

Pharma Two B has three patent families, including:

•        PHAB-003 — Pharmaceutical Compositions for Treatment of Parkinson’s Disease

•        PHAB-023 — Fixed Dose Combination Therapy of Parkinson’s Disease

•        PHAB-014 — Extended Release Formulations of Rasagiline and Uses Thereof

In addition to the United States, PHAB-003 has been granted in the following jurisdictions: Australia, Brazil, Canada, China, Chile, Europe (Austria, Belgium, Bulgaria, Switzerland, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Italy, Lithuania, Luxembourg, Latvia, Netherlands, Norway, Poland, Portugal, Romania, Sweden, Turkey) Hong Kong, India, Israel, Japan, South Korea, Mexico, New Zealand, Russia, Singapore and South Africa. Unless otherwise extended, the foregoing patents are nominally set to expire in 2029.

In addition to the United States, PHAB-023 has been granted in the following jurisdictions: Australia, Canada, China, Europe (Austria, Belgium, Bulgaria, Switzerland, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Italy, Lithuania, Luxembourg, Latvia, Netherlands, Norway, Poland, Portugal, Romania, Sweden, Turkey) Hong Kong, India, Israel, Japan, South Korea, Mexico, Russia and South Africa. Unless otherwise extended, the foregoing patents are nominally set to expire in 2033.

In addition to the United States, PHAB-014 has been granted in the following jurisdictions: Australia, Canada, China, Chile, Europe (Austria, Belgium, Bulgaria, Switzerland, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Italy, Lithuania, Luxembourg, Latvia, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Sweden, Turkey) Israel, Japan, South Korea, Mexico, Russia and South Africa. Unless otherwise extended, the foregoing patents are nominally set to expire in 2033.

Pharma Two B also has Trademarks for the name Paxroya in Israel and the United States, and has domain names for: paxroya.com and pharma2b.com.

Pharma Two B’s intellectual property and proprietary technology are important to the development, manufacture, and sale of P2B001 and its future pipeline products. Pharma Two B seeks to protect its intellectual property, core technologies and other know-how, through a combination of patents, trademarks, trade secrets, non-disclosure and confidentiality agreements, licenses, assignments of invention and other contractual arrangements with its employees, consultants, partners, suppliers, customers and others. Additionally, Pharma Two B relies on its research and development program, clinical trials, know-how and marketing and distribution programs to advance its products. As of August 19, 2024, Pharma Two B had been granted a total of 132 patents. The family of patents that covers P2B001 specifically includes 131 granted patents worldwide and one pending application.

The main patents for P2B001and Pharma Two B’s current pipeline products have been issued in Europe, the United States and other international markets. Although the protection achieved is significant for P2B001and Pharma Two B’s pipeline products, when looking at its patents’ ability to block competition, the protection offered by its patents may be, to some extent, more limited than the protection provided by other patents. Absent patent-term extensions, the patents are nominally set to expire in 2033 in Europe, the United States and elsewhere.

While Pharma Two B’s policy is to obtain patents by application, license or otherwise, to maintain trade secrets and to seek to operate without infringing on the intellectual property rights of third parties, technologies related to its business have been rapidly developing in recent years. Additionally, patent applications that Pharma Two B may file or license from third parties may not result in the issuance of patents, and its issued patents and any issued patents that it may receive in the future may be challenged, invalidated or circumvented. For example, Pharma Two B cannot predict the extent of claims that may be allowed or enforced in its patents nor be certain of the priority of inventions covered by pending third-party patent applications. If third parties prepare and file patent applications that also claim pharmaceuticals to which Pharma Two B has rights, it may have to partake in proceedings to determine priority of invention, which could result in substantial costs to it, even if the eventual outcome is favorable to Pharma Two B. Moreover, because of the extensive time required for clinical development and regulatory review of a product Pharma Two B may develop, it is possible that, before its products can be commercialized in additional jurisdictions and/or before any of its future products can be commercialized, related patents will have expired or will expire a short period following commercialization, thereby reducing the advantage of such patent. Loss or invalidation of certain of Pharma Two B’s patents, or a finding of unenforceability or limited scope of certain of its intellectual property, could have a material adverse effect on us. See “Risk Factors — Pharma Two B’s success depends in part on its ability to obtain and maintain protection for the intellectual property relating to or incorporated into its technology and products.”

In addition to patent protection, Pharma Two B also relies on trade secrets, including unpatented know-how, technology innovation, drawings, technical specifications and other proprietary information in attempting to develop and maintain its competitive position. Pharma Two B also relies on protection available under trademark laws, and it currently various holds registered trademarks, including for the marks, PAXROYA in the United States, the European Union, and Israel.

Manufacturing, Supply and Commercial Operations

Currently, Pharma Two B does not own or operate facilities for drug manufacturing, storage, distribution or quality testing and has no plans to establish any manufacturing facilities at this time. Pharma Two B has outsourced and expects to continue to outsource the manufacturing of its products to third party contractors with suitable capabilities to manufacture chemical drugs for submission and clinical testing under FDA guidelines. For P2B001 ER Capsules, all clinical trial material and registration batches have been manufactured under current Good Manufacturing Practices (cGMP) by a single contract manufacturer. Pharma Two B has acquired pramipexole dihydrochloride monohydrate and rasagiline mesylate each from a sole supplier and has used these drug substance batches for the production of clinical and registration drug product (DP) batches and intend to continue to use these DS suppliers for future DP production. The P2B001 ER Capsule will be manufactured by standard formulation technologies suitable for the manufacturing of low-dose formulations and handling of these drug substances and excipients. The process utilizes a Fluid Bed Drier, or FBD, and an encapsulation machine and does not require unconventional equipment or handling.

In 2019, Pharma Two B entered into an agreement with a well-known US contract manufacturing organization (CMO) for the production of P2B001 registration batches to support its NDA submission, perform future process optimization and scale-up activities followed by process performance qualification and future commercial production. As of the current date, the foregoing agreement has limited application, and is used primarily for stability testing. Pharma Two B’s CMO is required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. Pharma Two B understands that its CMO has been inspected by the FDA and other regulatory authorities multiple times with respect to compliance with cGMP. In addition, Pharma Two B representatives have audited it to ensure that manufacturing and analytical activities are conducted in compliance with cGMP requirements. Pharma Two B anticipates that its CMO will have the capacity to support commercial-scale production, though does not have any formal commercial agreements in place at this time.

To date, Pharma Two B has generated stability data demonstrating a good stability profile at long-term storage conditions and supports a shelf-life of up to 36 months at room temperature.

Sufficient registration batches of unprinted batches have been manufactured to support NDA submission. Following discussions with FDA, which requested the submission of three months’ stability data for three imprinted batches, one batch out of the three imprinted batches has been produced and is on stability with acceptable results for up to 12 months. Additional process development studies are planned to solve a problem encountered during the recent manufacturing campaign, to enhance process knowledge and to optimize the process prior to production of the additional two imprinted registration batches. In order to de-risk its supply chain, and as Pharma Two B advances toward potential commercialization, Pharma Two B may enter into long-term supply agreements as well as evaluate additional product contract manufacturers.

Distribution and Marketing

Pharma Two B intends to develop P2B001 through successive de-risking milestones towards regulatory approval and seek marketing approval of P2B001or enter into partnering transactions with other pharmaceutical companies seeking to strategically fortify pipelines and, in turn, to receive funding for the costly later-stage clinical development required to achieve successful commercialization. Pharma Two B’s focus is to strategically effect partnering transactions that will provide distribution and marketing capabilities to commercialize and launch its products.

Human Capital Resources

As of July 31, 2024, Pharma Two B employed five full-time employees, two of whom were engaged in research and development activities, and two independent contractor workers, one of whom was engaged in research and development activities. Pharma Two B also has a few contract workers that manage and oversee all aspects of its operations, including manufacturing, financial and general functions. In addition, Pharma Two B currently works with numerous highly experienced consultants and contractors that provide management and oversight in manufacturing, analytical, clinical supply chain, regulatory, patent and medical affairs. Pharma Two B’s consultants and contractors have extensive experience specifically in the development of Parkinson’s drugs.

None of Pharma Two B’s employees are represented by a labor union, and Pharma Two B believes it maintain good relations with its employees.

Pharma Two B’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and new employees, advisors and consultants. The principal purposes of Pharma Two B’s equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of Pharma Two B by motivating such individuals to perform to the best of their abilities and achieve its objectives.

Facilities

Pharma Two B’s principal executive offices are located in Kiryat Ono, Israel. Pharma Two B believes that its current location is sufficient to meet its current needs and for the foreseeable future and that any additional space it may require will be available on commercially reasonable terms.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those Pharma Two B is developing. The pharmaceutical product candidates that Pharma Two B develops must be approved by the U.S. Food and Drug Administration (FDA) before they may be legally marketed in the United States. See “Risk Factors — Risks Related to Clinical Development and Regulatory Approval”.

U.S. Pharmaceutical Product Development Process

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug and Cosmetic Act (FDCA) and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial enforcement. FDA non-compliance enforcement could include a refusal to review and or approve pending applications, withdrawal of an approval, a clinical study hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any regulatory enforcement action could have a material adverse effect on us. The process required by the FDA before a non-biological pharmaceutical product may be marketed in the United States generally involves the following:

•        Completion of pre-clinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices (GLP), and other applicable regulations;

•        Submission of an Investigational New Drug application (IND), which must become effective before clinical studies may begin;

•        Conduct of adequate and well-controlled clinical studies according to current Good Clinical Practices (cGCP), to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;

•        Submission to the FDA of an NDA for a new pharmaceutical product;

•        Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced to assess compliance with current Good Manufacturing Practice standards (cGMP), to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;

•        Potential FDA inspection of the pre-clinical and clinical study sites that generated the data in support of the NDA; and

•        FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals are inherently uncertain.

Before testing any pharmaceutical product with potential therapeutic value in humans, the pharmaceutical product candidate enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early studies are conducted using sound scientific procedures and require thorough documentation. The conduct of a single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including GLP. The pharmaceutical product sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, the FDA can place the IND on clinical hold or the sponsor may withdraw the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies due to safety concerns or regulatory non-compliance. Accordingly, it is not certain that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that can lead to suspension or termination of such clinical studies.

During the development of a new drug, sponsors are given opportunities to meet with the FDA to discuss progress. These meetings may occur prior to submission of an IND, at the end of Phase 2 clinical development, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the sponsor to ask specific questions of the FDA, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the End of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical (registration) trial(s) that they believe will support approval of the new drug. A sponsor may be able to request a Special Protocol Assessment (SPA), the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analyses that will form the primary basis of an efficacy claim.

Conducting Clinical Studies

Clinical studies are voluntary research studies involving the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, typically physicians independent of the clinical study sponsor’s control. Clinical studies are conducted according to protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with cGCP requirements. Further, each clinical study must be reviewed and approved by an independent institutional review board (IRB), at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and is tasked with considering such items as whether the safety risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB approves the informed consent that must be provided to each clinical study subject or his or her legal representative and will also monitor the clinical study to ensure patient safety until completed.

Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1.    The pharmaceutical product is initially administered to healthy volunteers and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

•        Phase 2.    The pharmaceutical product is studied in a limited patient population with the disease or condition to evaluate its effectiveness for a particular indication or indications and to determine the common short-term side effects and risks associated with the product.

•        Phase 3.    Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit of the product and provide an adequate basis for product labeling. The studies must be well-controlled and usually include a control arm for comparison. One or two Phase 3 studies may be required by the FDA for an NDA, depending on the disease severity and other available treatment options.

•        Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

•        Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must include methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf-life.

U.S. Review and Approval Processes

The results of product development, pre-clinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, under the Pediatric Research Equity Act (PREA), an NDA or a supplement thereof must contain data to assess the safety and effectiveness of the pharmaceutical product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any pharmaceutical product for an indication for which orphan designation has been granted. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (PDUFA), the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or if the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA will also determine whether a risk evaluation and mitigation strategy (REMS), is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

Additionally, before approving an NDA, the FDA will typically inspect one or more clinical study sites to assure compliance with cGCPs. If the FDA determines the application, manufacturing process or manufacturing facilities, or clinical study sites are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and involved and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. The FDA will issue a complete response letter (CRL) if the agency decides not to approve the NDA. The CRL usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies.

Additionally, the CRL may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

In evaluating effectiveness, the FDA reviews new drug products and devices on their merits. FDA does not require new drug products or devices to be more effective than approved therapies for the same disease or condition. In general, both new drug products and class III devices must be shown to be effective through evidence consisting of clinical investigations that provide a basis on which it can be concluded that the new drug product or class III device will be safe and will have the effect that it is represented to have (Docket No. 95N-0230).

A 505(b)(2) Application

An application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference (section 505(b)(2)).

Combination Drug Requirements

According to FDA guidelines for combination drugs (21 CFR 300.50), the clinical study should demonstrate the contribution of each component to the combination product’s efficacy. The FDA’s policy in administering the new-drug, antibiotic, and other regulatory provisions of the Federal Food, Drug, and Cosmetic Act regarding fixed combination dosage form prescription drugs for humans is as follows:

(a)     Two or more drugs may be combined in a single dosage form when each component makes a contribution to the claimed effects and the dosage of each component (amount, frequency, duration) is such that the combination is safe and effective for a significant patient population requiring such concurrent therapy as defined in the labeling for the drug. Special cases of this general rule are where a component is added:

(1)    To enhance the safety or effectiveness of the principal active component; and

(2)    To minimize the potential for abuse of the principal active component.

(b)    If a combination drug presently the subject of an approved new-drug application has not been recognized as effective by the Commissioner of Food and Drugs based on its evaluation of the appropriate National Academy of Sciences-National Research Council panel report, or if substantial evidence of effectiveness has not otherwise been presented for it, then formulation, labeling, or dosage changes may be proposed and any resulting formulation may meet the appropriate criteria listed in paragraph (a) of this section.

(c)     A fixed-combination prescription drug for humans that has been determined to be effective for labeled indications by the FDA, based on evaluation of the NAS-NRC report on the combination, is considered to be in compliance with the requirements of this section.

Clinical Meaningfulness

The FDA may require additional clinical studies due to concerns with the design of the existing clinical studies in which additional comparator arms and a placebo arm have been recommended. The adequacy of the clinical program’s approach, its justification, and the data will be a matter of review of the NDA submission.

Regulation Outside the United States

GDPR

In the event Pharma Two B decides to conduct clinical studies or continue to enroll subjects in its ongoing or future clinical studies, Pharma Two B may be subject to additional privacy restrictions. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Economic Area, or

EEA, including personal health data, is subject to the EU General Data Protection Regulation, or GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR may increase Pharma Two B’s responsibility and liability with respect to personal data that Pharma Two B processes where such processing is subject to the GDPR, and it may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR will be a rigorous and time-intensive process that may increase Pharma Two B’s cost of doing business or require it to change its business practices, and despite those efforts, there is a risk that Pharma Two B may be subject to fines and penalties, litigation, and reputational harm in connection with its European activities. Further, the United Kingdom’s decision to leave the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom and transfers of personal data to the UK and from the UK to both the EEA and countries outside the UK/EEA. For the time being, transfers of personal data from the EU to the UK are covered by an adequacy decision of the EU Commission, and the UK has recently implemented its own regime for safeguarding transfers from the UK to countries outside the UK/EEA which sit alongside the new EU safeguards which were brought in during 2021. However, both the adequacy decision and the UK regime remain vulnerable to withdrawal or legal challenge. Further both the new UK and EU personal data transfer regimes remain relatively untested and therefore impose risk that a transfer of personal data and/or its subsequent processing would be held unlawful and give rise to liabilities from administrative fines and/or damages claims from data subjects.

Other Healthcare Laws

U.S. Healthcare Reform

In the United States, there have been and continue to be a number of significant legislative initiatives to contain healthcare costs. The PPACA contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs subject to the Medicaid Drug Rebate Program, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the PPACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the PPACA brought by several states without specifically ruling on the constitutionality of the PPACA.

In addition, other legislative changes have been proposed and adopted since PPACA was enacted. On March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, for single source and innovator multiple source drugs, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries, presidential executive orders and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. Additional changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2027, unless additional Congressional action is taken; however, pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and subsequent legislation. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for Pharma Two B’s drugs, if approved, and, accordingly, its financial operations.

Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products. There have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. The FDA published a final rule on October 1, 2020, effective November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Most recently, on August 16, 2022, the Inflation Reduction Act of 2022 (the IRA) was signed into law. Among other things, the IRA directs the HHS to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare. The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price representing a significant discount from average prices to wholesalers and direct purchasers. The law will also, beginning in 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. Further, the IRA eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. The IRA permits the Secretary of the HHS, to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the IRA may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future.

Although a number of these, and other proposed measures may require authorization through additional legislation to become effective, Congress has indicated that it will continue to seek new legislative measures to control drug costs.

CMS issued a final rule, effective on July 9, 2019, that requires direct-to-consumer advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product if it is equal to or greater than $35 for a monthly supply or usual course of treatment. Prescription drugs and biological products that are in violation of these requirements will be included on a public list.

Any adopted health reform measure could reduce the ultimate demand for Pharma Two B products, if approved, or put pressure on its product pricing. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Pharma Two B expects that additional state and federal healthcare reform measures will be adopted in the future.

Pharma Two B expects that additional state and federal healthcare reform measures, as well as legal changes by foreign governments, will be adopted in the future, any of which could limit the amounts that governments will pay for healthcare products and services, which could result in reduced demand for its product candidates or additional pricing pressures.

Grants Under Israel’s Innovation Law

Under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984, and the provisions of the applicable regulations, rules, IIA directives and benefit tracks, (collectively, the “Innovation Law”), research and development programs that meet specified criteria and are approved by a committee of the IIA are eligible for grants. The grants awarded are typically up to 50% of the project’s expenditures, as determined by the research committee and subject to the benefit track under which the grant was awarded. A company that receives a grant from the IIA, or a grant recipient, is typically required to pay royalties to the IIA on income generated from products incorporating know-how developed using such grants (including income derived from services associated with such products), until 100% of the U.S. dollars-linked grant plus annual interest, which is linked to the U.S. dollar, is repaid. The rate of royalties under the regular benefits tracks varies between 3% to 5% of the income generated from the IIA-supported products. The obligation to pay royalties is contingent on actual income generated from such products and services. In the absence of such income, no payment of such royalties is required.

Pursuant to the latest IIA regulations, grants received until January 1, 1999, bear no interest. Grants received before June 30, 2017, bear an annual interest rate that applied at the time of the approval of the applicable IIA file, and that interest rate will apply to all of the funding received under that IIA approval. Grants received from the IIA after June 30, 2017, bear an annual interest rate based on the 12-month London Interbank Offered Rate, or LIBOR, until December 31, 2023, and as of January 1, 2024, bear an annual interest rate based on the 12-month Secured Overnight Financing Rate, or the SOFR, or at an alternative rate published by the Bank of Israel, with the addition of 0.71513%. Grants approved after January 1, 2024, will bear the higher of (i) the 12 months SOFR interest rate, plus 1%, or (ii) a fixed annual interest rate of 4%.

The terms of the grants under the Innovation Law also generally require that the products developed as part of the programs under which the grants were given be manufactured in Israel and that the know-how developed thereunder may not be transferred outside of Israel, unless a prior written approval is received from the IIA (such approval is not required for the transfer of a portion of the manufacturing capacity which does not exceed, in the aggregate, 10% of the portion declared to be manufactured outside of Israel in the applications for funding, in which case only notification is required) and additional payments are required to be made to the IIA. It should be noted, that this does not restrict the export of products that incorporate the funded know-how. Under the regulations of the Innovation Law, assuming Pharma Two B receives approval from the IIA to manufacture its IIA-funded products outside Israel, its liability to the IIA may be increased depending upon the manufacturing volume that is performed outside of Israel as follows:

Manufacturing Volume Outside of Israel	Royalties to the IIA as a Percentage of Grant
Up to 50%	120%
between 50% and 90%	150%
90% and more	300%

If the manufacturing is performed outside of Israel by Pharma Two B, the rate of royalties payable by it on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. A company requesting funds from the IIA also has the option of declaring in its IIA grant application its intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval under the same manufacturing scope indicated at the application. On January 6, 2011, the Innovation Law was amended to clarify that the potential increased royalties specified in the table above will apply even in those cases where the IIA approval for transfer of manufacturing outside of Israel is not required, namely when the volume of the transferred manufacturing capacity is less than 10% of total capacity. Notwithstanding the foregoing, the latest

IIA regulations have reduced the maximum Increased Liability to up to one and a half time the total amount of the IIA grants, plus interest accrued thereon (rather than three times), for applications to manufacture abroad that were submitted to the IIA after October 25, 2023.

The know-how developed within the framework of the IIA program may not be transferred or licensed to third parties outside Israel without the prior approval of the IIA. With respect to transfer of know how out of Israel, when an approval is received from the IIA, a redemption fee must be paid to the IIA. The Innovation Law provides a formula for the calculation of such redemption fee, based in general, on the value of the transferred know-how, multiplied by the amount of grants received from the IIA (including the accrued interest), and divided by the total amounts expended by the grant recipient on R&D. To the extent any royalties were paid to the IIA on account of the grants, such royalties will be deducted from the calculation. The redemption fee is subject to a cap of six times the total amount of the IIA grants, plus interest accrued thereon, with a possibility to reduce such payment to up to three times the amount of the grants received plus interest if the grant recipient undertakes to continue the research and development activity in Israel for a period of at least three years after the transfer of knowhow, and maintain at least 75% of the research and development employees the company had for the six months before the know-how was transferred, subject to additional conditions specified in the regulations. Upon payment of the redemption fee, the know-how and manufacturing rights developed under the IIA funding cease to be subject to the Innovation Law. See “Risk Factors — Risks Related to the Merger” for additional information.

Pursuant to the IIA’s licensing rules, or the Licensing Rules, a grant recipient may enter into licensing arrangements or grant other rights in know-how developed under IIA programs outside of Israel, subject to the prior consent of the IIA and payment of license fees, calculated in accordance with the Licensing Rules. The amount of the license fees is based on various factors, including the consideration received by the licensor in connection with the license, and shall not exceed six times the amount of the grants received by the grant recipient (plus accrued interest) for the applicable know-how being licensed. In certain cases, such as when the license consideration includes nonmonetary compensation or when a “special relationship” exists between the licensor and licensee (e.g., when a party controls the other party or is the other party’s exclusive distributor), or when the agreed upon consideration does not reflect, in the IIA’s opinion, the market value of the license, the IIA may base the value of the transaction on an economic assessment that it obtains for such purpose.

Pharma Two B’s research and development efforts have been financed, in part, through grants from IIA. From Pharma Two B’s inception, it has received royalty-bearing grants of approximately $2,730,103 (including accrued interest) and have repaid approximately $4,500 in royalties.

Legal Proceedings

From time to time, Pharma Two B may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Pharma Two B is not party to or aware of any proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations. Regardless of the outcome, such proceedings or claims can have an adverse impact on Pharma Two B’s business because of defense and settlement costs, diversion of resources and other factors.

HEPION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Hepion’s condensed consolidated financial statements and other financial information appearing elsewhere in this registration statement on Form F-4. In addition to historical information, the following discussion and other parts of this registration statement on Form F-4 contain forward-looking statements. You can identify these statements by forward-looking words such as “plan,” “may,” “will,” “expect,” “intend,” “anticipate,” believe,” “estimate” and “continue” or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Hepion believes that it is important to communicate future expectations to investors. However, there may be events in the future that Hepion is not able to accurately predict or control. Accordingly, Hepion does not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties set forth under “Risk Factors” in Hepion’s Annual Report on Form 10-K as of and for the year ended December 31, 2023 filed with the United States Securities and Exchange Commission (“SEC”) on April 16, 2024, as well as under “Risk Factors” within this this Form F-4. Accordingly, to the extent that this Report contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of us, please be advised that Hepion’s actual financial condition, operating results and business performance may differ materially from that projected or estimated by Hepion in forward-looking statements, and you should not unduly rely on such statements.

Overview

Hepion is a biopharmaceutical company headquartered in Edison, New Jersey, previously focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma (“HCC”) associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Hepion’s cyclophilin inhibitor, rencofilstat (formerly CRV431), was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

Hepion has completed a number of Phase 1 and Phase 2 clinical trials. In May 2023, Hepion announced that its Phase 2a study (“ALTITUDE-NASH”) met its primary endpoint by demonstrating improved liver function and was well tolerated after four months of treatment with once daily oral rencofilstat administered to NASH subjects with stage 3 or greater fibrosis. All additional secondary efficacy and safety endpoints were also met. These observations provide further evidence that builds on previous findings from a shorter 28-day Phase 2a (“AMBITION”) trial. Taken together, the AMBITION and ALTITUDE-NASH trials reinforced rencofilstat’s direct antifibrotic mode of action and increase Hepion’s confidence level that it anticipated observing fibrosis reductions in its 12-month Phase 2b (“ASCEND-NASH”) clinical trial.

In June 2023, Hepion announced that the Data and Safety Monitoring Board (“DSMB”) met to review the current data for the ASCEND-NASH 2b study and has issued a “study may proceed without modification” clearance. This, the first planned DSMB meeting, occurred on schedule, and all labs, electrocardiogram’s, adverse events, and protocol deviations were reviewed, focusing on any potential safety signals from the placebo-controlled trial.

In December 2023, Hepion’s board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. Hepion incurred a one-time restructuring charge of approximately $0.7 million in the fourth quarter of 2023. Additionally, Hepion initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, Hepion announced that it had begun wind-down activities in its ASCEND-NASH clinical trial.

Hepion is continuing efforts, to the extent that cash is available, to provide any value derived from rencofilstat to its shareholders.

FINANCIAL OPERATIONS OVERVIEW

From inception through June 30, 2024, Hepion has an accumulated deficit of $231.4 million and Hepion has not generated any revenue from operations.

CRITICAL ACCOUNTING ESTIMATES

Hepion’s condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of these condensed consolidated financial statements requires Hepion to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, income taxes and related disclosures. Hepion evaluates its estimates and assumptions on an ongoing basis. Hepion’s actual results may differ from these estimates under different assumptions or conditions.

RECENT ACCOUNTING PRONOUNCEMENTS

Please refer to Note 3 of Notes to Condensed Consolidated Financial Statements, Recent Accounting Pronouncements, in Hepion’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

RESULTS OF OPERATIONS

Comparison of the three months ended June 30, 2024 and 2023:

	Three Months Ended June 30,
	2024	2023	Change
Revenues	$—	$—	$—
Costs and Expenses:
Research and development	7,136,679	11,880,669	(4,743,990)
General and administrative	1,367,169	2,284,961	(917,792)
Total operating expenses	8,503,848	14,165,630	(5,661,782)
Loss from operations	(8,503,848)	(14,165,630)	5,661,782

Other income (expense):
Interest income (expense)	49,536	(2,351)	51,887
Change in fair value of contingent consideration and derivative financial instruments	4,529,100	88,434	4,440,666
Loss before income taxes	(3,925,212)	(14,079,547)	10,154,335
Income tax benefit: (See Note 3)	—	—	—
Net loss	$(3,925,212)	$(14,079,547)	$10,154,335

Hepion had no revenues during the three months ended June 30, 2024 and 2023, because it does not have any commercial biopharmaceutical products and does not expect to have such products for several years, if at all.

Research and development expenses for the three months ended June 30, 2024 and 2023 was $7.1 million and $11.9 million, respectively. The decrease of $4.7 million was primarily due to a $4.0 million decrease in clinical trial costs primarily for Hepion’s phase 2b study, a $0.4 million decrease of Chemistry, Manufacturing and Controls costs, a decrease of $0.3 million in employee compensation costs due to reduced headcounts and other miscellaneous expenses.

General and administrative expenses for the three months ended June 30, 2024 and 2023 was $1.4 million and $2.3 million, respectively. The decrease of $0.9 million was primarily due to a decrease in salaries.

Comparison of the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023	Change
Revenues	$—	$—	$—
Costs and Expenses:
Research and development	9,676,247	21,678,328	(12,002,081)
General and administrative	4,009,918	5,696,467	(1,686,549)
Total operating expenses	13,686,165	27,374,795	(13,688,630)
Loss from operations	(13,686,165)	(27,374,795)	13,688,630

Other income (expense):
Interest income (expense)	45,187	(4,673)	49,860
Change in fair value of contingent consideration and derivative financial instrument	6,459,752	40,000	6,419,752
Inducement expense	(2,567,044)	—	(2,567,044)
Loss before income taxes	(9,748,270)	(27,339,468)	17,591,198
Income tax benefit: (See Note 3)	2,969,252	—	2,969,252
Net loss	$(6,779,018)	$(27,339,468)	$20,560,450

Hepion had no revenues during the six months ended June 30, 2024 and 2023, respectively, because it does not have any commercial biopharmaceutical products and it does not expect to have such products for several years, if at all.

Research and development expenses for the six months ended June 30, 2024 and 2023 was $9.7 million and $21.7 million, respectively. The decrease of $12.0 million was primarily due to a $10.7 million decrease in clinical trial costs primarily for Hepion’s phase 2b study, a $0.9 million decrease of Chemistry, Manufacturing and Controls costs, a decrease of $0.4 million in employee compensation costs due to reduced headcounts, and decrease in consulting and outside services.

General and administrative expenses for the six months ended June 30, 2024 and 2023 was $4.0 million and $5.7 million, respectively. The decrease of $1.7 million was primarily due to a $0.4 million decrease stock compensation and $1.4 million decrease in salaries.

Liquidity and Capital Resources

Sources of Liquidity

Hepion has funded its operations through June 30, 2024 primarily through the issuance of convertible preferred stock, the issuance and sale of shares of its common stock and subsequent issuances of shares of its common stock through at-the market offerings.

Future Funding Requirements

Hepion has no products approved for commercial sale. To date, Hepion has devoted substantially all of its resources to organizing and staffing its company, business planning, raising capital, undertaking preclinical studies and clinical trials of its product candidate. As a result, Hepion is not profitable and has incurred losses in each period since its inception in 2013. As of June 30, 2024, Hepion had an accumulated deficit of $231.4 million. Hepion expects to continue to incur significant losses for the foreseeable future.

Hepion may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of Hepion’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Hepion’s prior losses and expected future losses have had and will continue to have an adverse effect on its stockholders’ equity and working capital.

Hepion will require additional financing and a failure to obtain this necessary capital could force Hepion to delay, limit, reduce or terminate its operations.

Since Hepion’s inception, it has invested a significant portion of its efforts and financial resources in research and development activities for its non-replicating and replicating technologies and its product candidates derived from these technologies. Hepion believes that it will continue to expend substantial resources for the foreseeable future in connection with its wind-down of the ASCEND-NASH Trial as well as its strategic alternatives strategy. In addition, other unanticipated costs may arise.

The condensed consolidated financial statements as of and for the six months ended June 30, 2024 have been prepared under the assumption that Hepion will continue as a going concern within one year after the financial statements are issued. Due to Hepion’s accumulated deficit and its recurring and expected continuing losses from operations, Hepion has concluded there is substantial doubt in its ability to continue as a going concern without additional capital becoming available to attain further operating efficiencies and, ultimately, to generate revenue. Hepion’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Hepion will be required to raise additional capital to continue to fund operations. Hepion cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that Hepion raises additional funds by issuing equity securities, Hepion’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact Hepion’s ability to (i) seek collaborators for its product candidates on terms that are less favorable than might otherwise be available; or (ii) relinquish or otherwise dispose of rights to technologies, product candidates or products that Hepion would otherwise seek to develop or commercialize on unfavorable terms.

Cash Flows

The following table summarizes Hepion’s cash flows for the following periods:

	Six Months Ended June 30,
	2024	2023
Net cash provided by (used in):
Operating activities	$(14,545,497)	$(20,650,862)
Investing activities	—	(16,538)
Financing activities	1,849,707	—

As of June 30, 2024, Hepion had working capital of $4.5 million compared to working capital of $12.2 million as of December 31, 2023. The decrease of $7.7 million in working capital is primarily due to $3.0 million in proceeds received from sales of Hepion’s state NOLs offset by the its operating costs for the six months ended June 30, 2024.

Operating Activities:

As of June 30, 2024, Hepion had $2.1 million in cash. Net cash used in operating activities was $14.5 million for the six months ended June 30, 2024 consisting primarily of Hepion’s net loss of $9.9 million, adjusted for an increase in non-cash charges of $3.2 million, primarily for stock-based compensation and warrant related inducement expense, partially offset by $3.1 million in change in fair value of contingent consideration and the change in fair value of derivative warrants. Changes in working capital accounts had a negative impact of $4.6 million on cash primarily due to an increase in accounts payable, accrued expenses and prepaid expenses.

As of June 30, 2023, Hepion had $30.5 million in cash. Net cash used in operating activities was $20.7 million for the six months ended June 30, 2023 consisting primarily of its net loss of $27.3 million. Changes in non-cash operating activities was $0.9 million, primarily for stock-based compensation. Changes in working capital accounts had a positive impact of $5.8 million on cash primarily for a decrease in prepaid expenses and other assets of $3.0 million and an increase in accounts payable and accrued expenses of $2.8 million.

Investing Activities:

Net cash used in investing activities was nominal for the six months ended June 30, 2024 and 2023.

Financing Activities:

Net cash provided by financing activities was $1.8 million for the six months ended June 30, 2024, due primarily to proceeds received from the exercise of the warrants.

There was no cash provided by or used in financing activities for the six months ended June 30, 2023.

PHARMA TWO B’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted, “Pharma Two B” refers to Pharma Two B Ltd. and its consolidated subsidiary.

You should read the following discussion and analysis of Pharma Two B’s financial condition and results of operations together with Pharma Two B’s audited consolidated financial statements and related notes and unaudited condensed consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Pharma Two B’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, Pharma Two B’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Pharma Two B is a late clinical-stage pharmaceutical company focused on developing innovative, value-added combination products of previously approved oral drugs to enhance current treatment options for neurological disorders.

Since inception, Pharma Two B has focused primarily on organizing and staffing its company, business planning, raising capital, securing related intellectual property, and conducting research and development activities for its sole product candidate, P2B001. Since inception, Pharma Two B has funded its operations primarily through the private placement of its equity securities. To date, Pharma Two B has raised approximately $70 million of aggregate gross proceeds from the sale of its convertible preferred shares and other equity securities, including warrants.

Pharma Two B has incurred significant operating losses since inception. Pharma Two B’s net profit was $4.3 million for the year ended December 31, 2023 and net loss of $1.7 million for the year ended December 31, 2022, and net profit of $3.5 million and $3.2 million for the six months ended June 30, 2024 and 2023, respectively. Pharma Two B had an accumulated deficit of $61.6 million as of June 30, 2024. Pharma Two B expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future as it continues its development efforts for P2B001, including seeking regulatory approval and commercialization activities if approved, as well as research and development activities for any future product candidates. If the Merger is successful, Pharma Two B also expects to incur additional costs associated with maintaining compliance with Nasdaq listing rules and the requirements of the SEC, director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company. Pharma Two B’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on its expenditures on research and development and commercialization activities.

Pharma Two B does not have any product candidates approved for sale and has not generated any revenue from product sales. Pharma Two B will not generate revenue from product sales unless and until it successfully obtains regulatory approval for P2B001 or any of its future product candidates, if ever. If Pharma Two B obtains regulatory approval for P2B001 or any of its future product candidates and does not enter into third-party commercialization partnerships, it expects to incur significant expenses related to developing commercialization capabilities to support product sales, marketing, manufacturing and distribution activities. As a result, Pharma Two B will need substantial additional funding to support its continuing operations and pursue its development and growth strategy. Until Pharma Two B can generate significant revenue from product sales, if ever, Pharma Two B expects to finance its operations through a combination of public or private offerings of securities, debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. Pharma Two B may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Pharma Two B’s failure to raise capital or enter into such agreements as, and when needed, could have a negative effect on its business, results of operations and financial condition.

Recent Developments

Proposed Merger

On July 19, 2024, Pharma Two B entered into the Merger Agreement with Hepion and Merger Sub. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Hepion, with Hepion continuing as an indirect wholly owned subsidiary of Pharma Two B and the surviving corporation of the Merger. The Merger Agreement and the Merger were approved by the members of the board of directors of both Pharma Two B and Hepion.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each share of Hepion common stock (including common stock issued upon conversion of Hepion’s outstanding preferred stock) that is issued and outstanding immediately prior to the closing will be converted into the right to receive Pharma Two B ordinary shares, calculated in accordance with the Exchange Ratio.

PIPE Investment

Concurrently with the execution of the Merger Agreement, certain new and current investors agreed to purchase an aggregate of 2,254,902 Pharma Two B ordinary shares and/or pre-funded warrants, together with 2,254,902 Series A warrants to purchase Pharma Two B ordinary shares and 2,254,902 Series B warrants to purchase Pharma Two B ordinary shares, for an aggregate amount of $11.5 million. This concurrent private financing is referred to as the “PIPE Investment” in this proxy statement/prospectus. Completion of the PIPE Investment is conditioned upon closing of the Merger, and the satisfaction or waiver of certain other customary closing conditions.

The Series A warrants will have a 5-year term, and an exercise price of $6.00 per ordinary share (with the adjustment for the forward stock split). The Series B warrants will have a 2.5-year term, and an exercise price of $6.00 per ordinary share (with the adjustment for the forward stock split). The warrants will have customary anti-dilution adjustments as well as anti-dilution price protection and share adjustment features, subject to a floor price of 20% of the initial exercise price per share, as well as a cash true up feature, in each case subject to certain limitations. Pharma Two B has agreed to register for resale the shares (including shares underlying the warrants) to be issued in the concurrent private financing.

Pharma Two B may be required to use a portion of the proceeds of the PIPE Investment to repay the Hepion non-convertible notes discussed below under “— Hepion Intercompany Loan” to the extent they remain outstanding and unpaid at consummation of the Merger.

Hepion Intercompany Loan

On July 19, 2024, Hepion issued 2.9 million non-convertible senior, unsecured, interest-free notes in a private placement. See “Hepion’s Management’s Discussion and Analysis of Results of Operations and Financial Condition — Overview — section” for more information. The notes were issued with an aggregate $400 thousand original issue discount, and mature at the earlier of: (i) December 31, 2024; (ii) the closing of Merger; or (iii) the termination of Merger pursuant to terms of Merger Agreement. Hepion loaned $600 thousand of the proceeds to Pharma Two B through a non-convertible unsecured note that bears nominal interest and matures on the same terms as the $2.9 million notes, but which will be forgiven and cancelled upon consummation of the Merger.

Financial Operations Overview

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for Pharma Two B’s development activities for P2B001, salaries and benefits, and third-party license fees. Pharma Two B expenses research and development costs as incurred, which include:

•        employee-related expenses, including salaries, bonuses, benefits, share-based compensation and other related costs for those employees involved in research and development efforts;

•        external research and development expenses incurred under agreements with contract research organizations (“CROs”) as well as with consultants;

•        laboratory supplies and research materials;

•        payments made under third-party licensing agreements; and

•        direct and allocated expenses for facilities.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to Pharma Two B by its vendors and analyzing the progress of its clinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period.

Pharma Two B’s external research and development expenses consist primarily of fees paid to CROs and outside consultants in connection with its clinical development activities. Its external research and development expenses also include fees incurred under license agreements. As a late clinical-stage company, with one product candidate, Pharma Two B’s costs all relate to its sole product candidate.

The successful development and commercialization of P2B001 and any of Pharma Two B’s future product candidate is highly uncertain. Pharma Two B anticipates that its expenses will increase substantially, particularly due to the numerous risks and uncertainties associated with developing and commercializing a product candidate, including the uncertainty of:

•        receipt of marketing approvals from applicable regulatory authorities;

•        making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for supply;

•        developing and implementing marketing and reimbursement strategies;

•        establishing sales, marketing and distribution capabilities and launching commercial sales, whether alone or in collaboration with others;

•        acceptance of Pharma Two B’s product candidates, if and when approved, by patients, the medical community and third-party payors;

•        effectively competing with other therapies;

•        obtaining and maintaining third-party coverage and adequate reimbursement;

•        the scope, rate of progress, and expenses of any other ongoing research activities as well as any future preclinical studies, clinical trials and other research and development activities;

•        successful completion of any future preclinical and clinical trials;

•        obtaining and maintaining patent and trade secret protection and regulatory exclusivity for its product candidates; and

•        continued acceptable safety profile of products following any regulatory approval.

Any changes in the outcome of any of these variables with respect to the development of P2B001 or any future product candidates could mean a significant change in the costs and timing associated with the development of these product candidates. Pharma Two B may never succeed in achieving regulatory approval for P2B001 or any of its future product candidates. If the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”) or another regulatory authority were to require Pharma Two B to conduct additional clinical trials or other testing of P2B001, it could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

Research and development activities are central to Pharma Two B’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. However, Pharma Two B does not believe that it is possible at this time to accurately project total product-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any product candidate, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on Pharma Two B’s stage of development. Additionally, future commercial and regulatory factors beyond Pharma Two B’s control will impact its clinical development programs and plans.

General and Administrative Expenses

General and administrative expenses consist primarily of employee related costs, including salaries, bonuses, benefits, share-based compensation and other related costs for Pharma Two B’s executive and administrative functions. General and administrative expenses also include professional services, including legal, accounting, auditing, tax services and other consulting fees. General and administrative expenses also include facility costs not otherwise included in research and development expenses.

Pharma Two B anticipates that its general and administrative expenses will increase in the future as Pharma Two B increases its headcount to support its continued research activities and development of P2B001 and its of its future product candidates. Pharma Two B also anticipates that it will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Finance Income, Net

The finance expenses consisted primarily of change in fair value of warrants and financial liabilities measured at fair value, interest income and exchange rate differences expenses.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table summarizes Pharma Two B’s results of operations for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
	(in thousands)
Operating Expenses
Research and development expenses, net(1)	$426	$1,227
General and administrative expenses(1)	837	439
Capital gain	—	(21)

Operating loss	1,263	1,645
Changes in fair value of Warrants and Convertible instruments	4,738	4,748
Financial income, net	28	100
Net Income	$3,503	$3,203

____________

(1)      Includes share-based compensation expense as follows:

	Six Months Ended June 30,
	2024	2023
	(in thousands)
Research and development, net	$3	$(16)
General and administrative expenses	8	(184)
Total share-based compensation	$11	$(200)

Research and Development Expenses

The following table summarizes Pharma Two B’s research and development expenses for the six months ended June 30, 2024 and 2023:

	Six months ended June 30,
	2024	2023
	(in thousands)
Research and development
Payroll and related expenses	212	294
Share-based compensation	3	(16)
Materials, subcontractors and consultants	168	791
Rent and related	20	100
Depreciation	1	11
Other	22	47
	426	1,227

Research and development expenses decreased by $0.8 million from $1.2 million for the six months ended June 30, 2023 to $0.4 million for the six months ended June 30, 2024. The decrease in research and development expenses was primarily driven by $0.6 million decrease in materials, subcontractors and consultants mainly related to concluding Pharma Two B’s Phase 3 clinical and regulatory program, $0.1 million decrease in payroll and related expenses and $0.1 million decrease in Rent and related.

General and Administrative Expenses

The following table summarizes Pharma Two B’s general and administrative expenses for the six months ended June 30, 2024 and 2023:

	Six months ended June 30,
	2024	2023
	(in thousands)
General and administrative
Payroll and related expenses	288	451
Share-based compensation	8	(184)
Professional expenses	88	73
Market Survey and public relations expenses	39	77
Transaction Cost	385	—
Other	29	22
	837	439

General and administrative expenses increased by $0.4 million from $0.4 million for the six months ended June 30, 2023 to $0.8 million for the six months ended June 30, 2024. The increase in general and administrative expenses was primarily driven by$0.4 increase transaction expenses, $0.2 increase in share-based compensation, offset by a $0.2 million decreased in payroll and related expenses.

Finance Income, Net

Finance income, net, including changes in fair value of warrants and convertible instruments, decreased by $0.1 million from $4.9 million for the six months ended June 30, 2023 to $4.8 million for the six months ended June 30, 2024. The decrease in Finance income, net was primarily in interest income.

Net income

For the foregoing reasons, Pharma Two B had a net profit of $3.5 million for the six months ended June 30, 2024.

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes Pharma Two B’s results of operations for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
	(in thousands)
Operating Expenses
Research and development expenses, net(1)	$1,621	$5,151
General and administrative expenses(1)	886	2,642
Capital gain	(21)	—
Operating loss	(2,486)	(7,793)
Changes in fair value of Warrants and Convertible instruments	6,623	6,041
Financial income, net	161	45
Net Income (loss)	$4,298	$(1,707)

____________

(1)      Includes share-based compensation expense (income) as follows:

	Year Ended December 31,
	2023	2022
	(in thousands)
Research and development, net	$(12)	$63
General and administrative expenses	(177)	330
Total share-based compensation	$(189)	$393

Research and Development Expenses

The following table summarizes Pharma Two B’s research and development expenses for the years ended December 31, 2023 and 2022:

	Year ended December 31
	2023	2022
	(in thousands)
Research and development
Payroll and related expenses	452	818
Share-based compensation	(12)	63
Materials, subcontractors and consultants	946	3,824
Rent and related	133	242
Depreciation	12	11
Other	90	193
	1,621	5,151

Research and development expenses decreased by $3.5 million from $5.1 million for the year ended December 31, 2022 to $1.6 million for the year ended December 31, 2023. The decrease in research and development expenses was primarily driven by $2.9 million decrease in materials, subcontractors and consultants mainly related to concluding Pharma Two B’s Phase 3 clinical and regulatory program and $0.4 million decrease in payroll and related expenses, including share-based compensation.

General and Administrative Expenses

The following table summarizes Pharma Two B’s general and administrative expenses for the years ended December 31, 2023 and 2022:

	Year ended December 31
	2023	2022
	(in thousands)
General and administrative
Payroll and related expenses	669	871
Share-based compensation	(177)	330
Professional expenses	174	429
Market Survey and public relations expenses	132	915
Other	88	97
	886	2,642

General and administrative expenses decreased by $1.8 million from to $2.6 million for the year ended December 31, 2022 to $0.9 million for the year ended December 31, 2023. The decrease in general and administrative expenses was primarily driven by $0.7 million decreased in payroll and related expenses, including share-based compensation, by $0.8 million decreased in market survey and public relations expenses and by $0.3 million decrease in professional service.

Finance Income, Net

Finance income, net, including changes in fair value of warrants and convertible instruments, increased by $0.7 million from $6.1 million for the year ended December 31, 2022 to $6.8  million for the year ended December 31, 2023. The increase in Finance income, net was primarily attributable to the revaluation of investor warrants at fair value.

Net Income

For the foregoing reasons, Pharma Two B had a net profit of $4.3 million for the year ended December 31, 2023.

Liquidity and Capital Resources

Sources of Liquidity

Since Pharma Two B’s inception, it has generated recurring net losses. Pharma Two B has not yet commercialized any product and it does not expect to generate revenue from sales of any products for several years, if at all. Since inception, Pharma Two B has funded its operations primarily through proceeds from the issuance of convertible preferred shares, and to a lesser extent issuance of SAFEs and other equity securities. To date, Pharma Two B has raised approximately $70 million of aggregate gross proceeds from the sale of its convertible preferred shares and other equity securities. As of June 30, 2024, Pharma Two B had cash, cash equivalents of $1.4 million.

Going Concern

Pharma Two B has incurred significant operating losses since inception and, as of June 30, 2024, had cash and cash equivalents of $1.4 million and an accumulated deficit of $61.6 million. Based on Pharma Two B’s current cash balance, as well as its history of operating losses and negative cash flows from operation, combined with its anticipated use of cash, management has concluded that Pharma Two B does not have sufficient cash to fund its operations for 12 months from the issuance date of its unaudited condensed financial statements for the six-month period ended June 30, 2024 included within this prospectus/proxy statement without additional financing, and as a result, there is substantial doubt about its ability to continue as a going concern.

Pharma Two B is seeking to complete the proposed Merger and PIPE Investment as described elsewhere in this proxy statement/prospectus. Upon the completion of the merger and PIPE Investment, Pharma Two B expects to have enough cash resources to funds its operating expenses and capital expenditure requirements at least into 2026.

Pharma Two B has based this estimate on assumptions that may prove to be wrong, and Pharma Two B could expend its capital resources sooner than it expects. Pharma Two B may also pursue additional cash resources through public or private equity, collaborations or debt financings.

Funding Requirements

Pharma Two B expects to incur significant expenses and operating losses for the foreseeable future as Pharma Two B seeks regulatory approval of P2B001 and pursues commercialization of P2B001. In addition, upon the completion of the Merger, Pharma Two B expects to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of its sole product candidate, Pharma Two B is unable to estimate the exact amount of its working capital requirements. Pharma Two B’s future capital requirements will depend on many factors, including:

•        the outcome, timing and cost of meeting regulatory requirements established by the FDA, EMA and other regulatory authorities;

•        the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidates for which Pharma Two B receives marketing approval;

•        the cost and timing of completion of commercial-scale manufacturing activities;

•        the scope, progress, results, and costs of manufacturing and clinical trials for P2B001 and any future product candidates Pharma Two B may develop;

•        the extent to which Pharma Two B partners its products, acquires or in-licenses other product candidates and technologies or enters into additional collaborations;

•        the timing and amount of milestone and royalty payments that Pharma Two B is required to make or eligible to receive under any future collaboration and license agreements;

•        Pharma Two B’s headcount growth and associated costs as it expands its research and development efforts;

•        the cost of expanding, maintaining and enforcing its intellectual property portfolio, including filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights;

•        the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against Pharma Two B, P2B001 or any of its future product candidates;

•        the effect of competing technological and market developments; and

•        the costs of operating as a public company.

Until such time, if ever, as Pharma Two B can generate substantial product revenues to support its cost structure, Pharma Two B expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that Pharma Two B raises additional capital through the sale of equity or convertible securities, the ownership interest of its shareholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Pharma Two B’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Pharma Two B raises funds through collaborations, or other similar arrangements with third parties, Pharma Two B may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to it and/or may reduce the value of its common shares. If Pharma Two B is unable to raise additional funds through equity or debt financings when needed, Pharma Two B may be required to delay, limit, reduce or terminate its product research and development or grant rights to develop and market P2B001 or any of its future product candidates even if it would otherwise prefer to develop and market such product candidates itself.

Cash Flows

Comparison of the Six Months Ended June 30, 2024 and 2023 and Year Ended December 31, 2023 and 2022

The following table summarizes Pharma Two B’s cash flows for the six months ended June 30, 2024 and 2023 and for the year ended December 31, 2023 and 2022:

	Six months Ended June 30,
	2024	2023
	(unaudited, in thousands)
Net cash provided by (used in):
Operating activities	$(779)	$(2,667)
Investing activities	—	38
Financing Activities	—	—
	Year Ended December 31,
	2023	2022
	(audited, in thousands)
Net cash provided by (used in):
Operating activities	$(3,884)	$(7,609)
Investing activities	64	(12)
Financing activities	—	5,326

Cash Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024, was $0.8 million, compared to net cash used in operating activities of $2.7 million for the six months ended June 30, 2023. Cash used in operating activities decreased by $1.9 million primarily from its overall decrease in Pharma Two B’s operating expenses during that same period.

Net cash used in operating activities for the year ended December 31, 2023, was $3.9 million, compared to net cash used in operating activities of $7.6 million for the year ended December 31, 2022. Cash used in operating activities decreased by $3.7 million primarily from its overall decrease in Pharma Two B’s operating expenses during that same period.

Cash Provided by Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2023, was $38 thousand, compared to none for the six months ended June 30, 2024. This change was primarily selling of fixed assets and proceeds from restricted bank deposits.

Net cash provided by investing activities for the year ended December 31, 2023, was $64 thousand, compared to net cash used in investing activities of $12 thousand for the year ended December 31, 2022. This change was primarily selling of fixed assets and proceeds from restricted bank deposits.

Cash Provided by (Used in) Financing Activities

There was no net cash provided by or used in financing activities for the six months ended June 30, 2024, nor the six months ended June 30, 2023.

There was no net cash used in financing activities for the year ended December 31, 2023, compared to net cash provided by financing activities of $5.3 million for the year ended December 31, 2022. The decrease was due to receipt of proceeds from the issuance of preferred shares and warrants in 2022.

Critical Accounting Policies and Estimates

Pharma Two B’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires Pharma Two B to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Pharma Two B bases its estimates on historical experience, known trends and events and various other factors that Pharma Two B believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Pharma Two B evaluates its estimates and assumptions on an ongoing basis. Pharma Two B’s actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, Pharma Two B evaluates its judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

While Pharma Two B’s significant accounting policies are described in more detail in Note 2 to its audited consolidated financial statements and in Note 2 to its unaudited condensed consolidated financial statements both appearing elsewhere in this proxy statement/prospectus, Pharma Two B believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Share-based Compensation

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares (see below), the expected term of the option, and the expected volatility of the price of Pharma Two B’s ordinary shares. These estimates involve inherent uncertainties and the application of management’s judgment. The related share-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.

Pharma Two B’s use of the Black-Scholes option-pricing model requires the input of highly subjective assumptions. If factors change and different assumptions are used, Pharma Two B’s share-based compensation expense could be materially different in the future.

Pharma Two B will continue to use judgment in evaluating the assumptions related to its share-based compensation on a prospective basis. As Pharma Two B continues to accumulate additional data related to its ordinary shares, it may refine its estimation process, which could materially impact its future share-based compensation expense.

For more information on Pharma Two B’s share-based payments, refer to Note 2 and Note 9 to its audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Valuations of instruments convertible to Pharma Two B’s Ordinary and Preferred Shares

Pharma Two B’s Preferred Shares are classified as temporary equity, as they include clauses that could constitute as in-substance redemption clauses that are outside its control. Warrants and other instruments over Pharma Two B’s Preferred Shares are classified as liabilities under ASC 480 and measured at fair value, with subsequent changes in fair value recognized in the statements of operations in each period.

The fair value of Pharma Two B’s Preferred shares underlying its convertible instruments was determined by its board of directors, after considering contemporaneous third-party valuations and input from management. In the absence of a public trading market, Pharma Two B’s board of directors, with input from management, exercised significant judgment and considered various objective and subjective factors to determine the fair value of its equity including the following factors:

•        History of transactions in Pharma Two B’s Preferred Shares;

•        Probability of an IPO scenario;

•        Probability of other liquidation events;

•        Expected time to liquidation; and

•        Expected return on equity.

The resulting equity value was then allocated to each share class based on differences in liquidation preferences of the various share classes using an Option Pricing Model (“OPM”) through the use of a series of call options and by implementing a Monte Carlo simulation. The OPM allocates the overall company value to the various share classes based on differences in liquidation preferences, using a series of call options. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict. Starting from 2023, for the IPO scenario Pharma Two B utilized a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of Pharma Two B under multiple future potential outcomes and estimates the probability of each potential outcome. After the value of each applicable class of shares was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the ordinary shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

In some cases, Pharma Two B considered the amount of time between rounds of financing to determine whether to use a mid price calculation between two dates.

Upon completion of this offering, Pharma Two B’s ordinary shares will be publicly traded, and it will rely on the closing price of its ordinary shares as reported on the date of the applicable valuations.

The fair value of the warrants for the purchase of preferred shares was calculated using the OPM as part of the allocation of the equity value to the various share classes (as described above). The critical accounting estimates for the valuation of those warrants include (a) the fair value of the underlying preferred shares, as mentioned above, and (b) volatility — based on peer companies’ volatility.

Off-Balance Sheet Arrangements

Pharma Two B did not have during the periods presented, and does not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

A description of recently issued and recently adopted accounting pronouncements applicable to Pharma Two B’s financial position and results of operations is included in Note 2 to its audited consolidated financial statements and in Note 2 to its unaudited condensed consolidated financial statements both appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information gives effect to the Merger and the PIPE Investment.

The Merger and related PIPE Investment will be accounted for as a recapitalization with no goodwill or other intangible assets recorded, in accordance with GAAP. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub, a wholly owned subsidiary of Pharma Two B will merge with and into Hepion, with Hepion surviving the Merger. As a result of the Merger, and upon consummation of the Merger, Hepion will become an indirect subsidiary of Pharma Two B, with the securityholders of Hepion becoming securityholders of Pharma Two B. The primary pro forma adjustments giving effect to the Merger and PIPE Investment are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•        the merger of Merger Sub, a wholly-owned subsidiary of Pharma Two B, with and into Hepion, with Hepion surviving the merger as a wholly owned subsidiary of Pharma Two B;

•        the consummation of the Merger;

•        the consummation of PIPE Investment;

•        the accounting for transaction costs incurred by both Hepion and Pharma Two B; and

•        giving effect to a 78.34-for-one forward stock split of Pharma Two B’s ordinary shares

It is anticipated that, upon completion of the Merger, Hepion’s existing securityholders will own approximately 7.8% of the combined company, Pharma Two B’s existing securityholders will own approximately 44.5% of the combined company, and the PIPE Investors will own approximately 47.7% of the combined company, in each case on a fully-diluted basis.

The unaudited pro forma combined condensed balance sheet data as of June 30, 2024 gives effect to the Merger and PIPE Investment as if it took place on June 30, 2024. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2023, and the six months ended June 30, 2024 gives effect to the Merger and PIPE Investment as if it took place on January 1, 2023. The historical financial statements of Hepion and Pharma Two B have been adjusted to give pro forma effect to events that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the recapitalization to the company’s historical financial statements. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger and PIPE Investment.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Hepion and Pharma Two B been a combined organization during the specified periods. The actual results reported in periods following the Merger and PIPE Investment may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Hepion and Pharma Two B, and each company’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations. Hepion’s historical audited consolidated financial statements for the year ended December 31, 2023 and unaudited interim condensed consolidated financial statements for the period ended June 30, 2024, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations are included this proxy statement/prospectus. Pharma Two B’s historical audited financial statements for the years ended December 31, 2023 and December 31, 2022 and unaudited interim condensed financial statements for the period ended June 30, 2024 along with Management’s Discussion and Analysis of Financial Condition and Results of Operations are included elsewhere in this proxy statement/prospectus.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Hepion may materially vary from those of Pharma Two B. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Hepion’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Hepion’s results of operations or reclassification of assets or liabilities to conform to Pharma Two B’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Pharma Two B will incur additional costs after the Merger in order to satisfy its obligations as an SEC-reporting public company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2024

	Pharma Two B Ltd (historical)	Hepion Pharmaceuticals Inc (historical)	Transaction Accounting Adjustment		Consolidated Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,400	$2,115			$9,411
			$11,100	(A)
			$(3,617)	(B)
			$(1,588)	(I)
Prepaid Expenses and Other Receivables	$23	$3,367			$3,390
Total current assets	$1,423	$5,482			$12,801

Non-current assets:
Property plant and equipment, net	$1	$—			$1
Right of use assets	$—	$151			$151
Other assets	$—	$377			$377
Total non-current assets	$1	$528			$529

TOTAL ASSETS	$1,424	$6,010			$13,330

Liabilities
Current liabilities:
Trade payables	$146	$447	$(517)	(B)	$76
Accrued expenses and other payables	$638	$375			$1,013
Operating lease liabilities, current	—	$154			$154
Total current liabilities	$784	$976			$1,243

Non-current liabilities-
Warrants	$3,152	$1,472			$6,000
			$(3,152)	(C)
			$6,000	(A)
			$(1,472)	(I)
TOTAL LIABILITIES	$3,936	$2,448			$7,243

TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES	$55,511	$—	$(55,511)	(D)	$—

CAPITAL
TOTAL CONVERTIBLE PREFERRED SHARES	$—	$1,695	$(1,695)	(E)	$—
Ordinary shares	$4	$1			$23
			$(1)	(F)
			$2	(F)
			$11	(D)
			$6	(A)
Additional paid-in capital	$3,587	$233,326			$71,039
			$(2)	(F)
			$5,094	(A)
			$1,695	(E)
			$55,500	(D)
			$(231,406)	(G)
			$3,152	(C)
			$1	(F)
			$92	(H)
Accumulated other comprehensive loss	—	$(54)			$(54)

Accumulated deficit	$(61,614)	$(231,406)			$(64,922)
			$(3,100)	(B)
			$(92)	(H)
			$(116)	(I)
			$231,406	(G)
TOTAL Stockholders’ equity (Capital deficiency)	$(58,023)	$3,562			$6,086
TOTAL LIABILITIES AND CAPITAL	$1,424	$6,010			$13,330

(in thousands, except share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023

	Pharma Two B (historical)	Hepion Pharmaceuticals Inc (historical)	Transaction Accounting Adjustment		Consolidated Pro Forma
OPERATING EXPENSES
Research and development	$1,621	$35,640			$37,264
			$3	(H)
General and administrative	$886	$9,618			$14,210
			$89	(H)
			$3,617	(B)
Asset impairment loss (capital gain)	$(21)	$3,190			$3,169
TOTAL OPERATING EXPENSES	$2,486	$48,448			$54,643

OPERATING LOSS	$(2,486)	$(48,448)			$(54,642)
Change in fair value of warrants	$6,623	$(878)	$(6,623)	(C)	$440
			$1,318	(I)
Finance income (Expense)	$161	$(9)			$152
INCOME (LOSS) BEFORE INCOME TAXES	$4,298	$(49,335)			$(54,050)
Income tax benefit	—	$409			$409
Net Income (loss) for the Year	$4,298	$(48,926)			$(53,641)
Weighted-average common shares outstanding:
Basic and diluted	13,543	3,970,810			7,670,480

Net Income (loss) per common share:
Basic and diluted	64	(12.32)			(7.0)

(in thousands, except share and per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED JUNE 30, 2024

	Pharma Two B (historical)	Hepion Pharmaceuticals Inc (historical)	Transaction Accounting Adjustment		Consolidated Pro Forma
OPERATING EXPENSES
Research and development	$426	$9,676			$10,102
General and administrative	$837	$4,010	$(517)	(B)	$4,330
TOTAL OPERATING EXPENSES	$1,263	$13,686			$14,432

OPERATING LOSS	$(1,263)	$(13,686)			$(14,432)
Change in fair value of warrants	$4,738	$6,460	$(4,738)	(C)	$2,020
			$(4,440)	(I)
Finance income, net	$28	$45			$73
Inducement expense	$—	$(2,567)	$2,567	(I)	$—
INCOME (LOSS) BEFORE INCOME TAXES	$3,503	$(9,748)			$(12,339)
Income tax Benefit	—	$2,969			$2,969
NET INCOME (LOSS)	$3,503	$(6,779)			$(9,370)
Weighted-average common shares outstanding:
Basic and diluted	13,453	5,436,408			7,833,711
Net loss per common share:
Basic and diluted	17	1.25			1.2

NOTE 1 — DESCRIPTION OF PIPE INVESTMENT

On July 19, 2024, concurrently with the execution of the Merger Agreement, Pharma Two B and the PIPE Investors entered into a Securities Purchase Agreement, providing for the purchase by the PIPE Investors immediately after consummation of the Merger, of an aggregate of 2,254,902 Pharma Two B ordinary shares (or pre-funded warrants in lieu thereof) together with the issuance of 2,254,902 Series A warrants to purchase Pharma Two B ordinary shares and 2,254,902 Series B warrants to purchase Pharma Two B ordinary shares, after giving effect to a 78.34-for-one forward stock split of Pharma Two B’s ordinary shares that it intends to effect after consummation of the Merger, for an aggregate amount of $11,500,000. The closing of the PIPE Investment is conditioned upon the closing of the Merger as well as certain other conditions. The Series A warrants will have a 5-year term, and an exercise price of $6.00 per ordinary share. The Series B warrants will have a 2.5-year term, and an exercise price of $6.00 per ordinary share. The warrants will have customary anti-dilution adjustments as well as anti-dilution price protection and share adjustment features, subject to a floor price of 20% of the initial exercise price per share, as well as a cash true up feature, in each case subject to certain limitations. Pharma Two B has agreed to register for resale the shares (including shares underlying the warrants) to be issued in the concurrent private financing. The actual number of ordinary shares (or pre-funded warrants in lieu thereof) and shares underlying the accompany Series A warrants and Series B warrants to be issued in the PIPE Investment is not yet determinable and will depend on the actual number of ordinary shares issued and outstanding immediately following consummation of the Merger. However, it is anticipated that, upon completion of the Merger, Hepion’s existing securityholders will own approximately 7.8% of the combined company, Pharma Two B’s existing securityholders will own approximately 44.5% of the combined company, and the PIPE Investors will own approximately 47.7% of the combined company, in each case on a fully-diluted basis. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement.

NOTE 2 — BASIS PRO FORMA PRESENTATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction

Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Only Transaction Accounting Adjustments are presented in the following unaudited pro forma condensed combined financial information.

The Merger and PIPE Investment will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Hepion will be treated as the “accounting acquiree” and Pharma Two B as the “accounting acquirer” for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Pharma Two B issuing shares for the net assets of Hepion, followed by a recapitalization. The net assets of Hepion will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Pharma Two B.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 assumes that the Merger and PIPE Investment occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023, gives pro forma effect to the Merger and PIPE Investment as if it had been completed on January 1, 2023.

The pro forma adjustments reflecting the consummation of the Merger and PIPE Investment are based on certain currently available information and certain assumptions and methodologies that Pharma Two B believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Pharma Two B believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and PIPE Investment and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger and PIPE Investment. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and PIPE Investment taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Hepion and Pharma Two B.

NOTE 3 — ACCOUNTING POLICIES AND RECLASSIFICATIONS

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Hepion’s financial statement presentation with that of Pharma Two B.

NOTE 4 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations

The unaudited pro forma combined balance sheet as of June 30, 2024, has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only. Hepion and Pharma Two B did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Pro Forma Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma adjustments giving effect to the Merger and related transactions are as follow:

A)     To reflect PIPE Investment gross proceeds of $11.5 million, offset by $0.4 million original issue discount payment, in exchange for 2,254,902 PIPE Shares, and 4,509,804 PIPE Warrants, with an estimated fair value of $6.0 million.

B)     To reflect transaction costs in an amount of $3,617 thousand of which none was paid as of June 30, 2024, and an amount of $517 thousand was already accrued but not paid. In the pro forma statement of operations, it was assumed that the expenses were incurred in 2023 rather than 2024. Therefore, transaction expenses of $517 thousand recorded in the statements of operations for the period ending June 30, 2024, were moved back to 2023 as a pro forma adjustment.

C)     To reflect the reclassification of Pharma Two B’s Warrants to equity as a result of the Merger

D)     To reflect the conversion of Pharma Two B’s Preferred Shares into Pharma Two B’s Ordinary Shares.

E)     To reflect the conversion of Hepion Preferred Stock into Hepion Common Stock, followed by the conversion of Hepion Common Stock into Pharma Two B’s Ordinary Shares.

F)      To reflect the conversion of Hepion Common Stock into Pharma Two B’s Ordinary Shares.

G)     To reflect the elimination of Hepion’s accumulated deficit.

H)     To reflect acceleration of stock option compensation expenses in the amount of $85 thousand for Hepion and $7 thousand for Pharma Two B.

I)      This represents the calculation of Hepion’s Warrant redemptions related to a change in control.

NOTE 5 — EARNINGS PER SHARE

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income and loss for the six months ended June 30, 2024, and the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to include the estimated number of ordinary shares of the combined organization that would be issued to Hepion’s security holders as of the Closing based on the Exchange Ratio. The following table sets forth the calculation of the pro forma weighted average number of ordinary shares outstanding — basic and diluted:

	Year ended December 31, 2023	Six months ended June 30, 2024
Pharma Two B weighted average ordinary shares outstanding after split into approximately 78.34 ordinary shares	1,053,931	1,053,931
Hepion weighted average ordinary shares outstanding, after applying 1 to 0.001 exchange ratio and a 78.34-for-one forward stock split into Pharma Two B’s ordinary shares	442,249	605,480
Pharma Two B Preferred shares after split into approximately 78.34 ordinary shares	3,909,678	3,909,678
Pharma Two B shares to be issued to Hepion’s Preferred stockholders after applying 1 to 0.001 exchange ratio and a 78.34-for-one forward stock split of Pharma Two B’s ordinary shares	9,720	9,720
PIPE Shares	2,254,902	2,254,902
Total weighted-average shares outstanding	7,670,480	7,833,711

MANAGEMENT FOLLOWING THE MERGER

Management and Board of Directors

The following persons are expected to serve as Pharma Two B’s executive officers and directors following the Merger. For biographical information concerning these executive officers and directors, see below. In this section “we,” “us” and “our” refer to Pharma Two B.

Name	Age	Position
Executive Officers
Dan Teleman	52	Chief Executive Officer and Director
Shai Lankry	48	Chief Financial Officer

Directors
Ron Cohen	68	Chairman of the Board of Directors
Timothy Block	69	Director
Gwen Melincoff	72	Director
Edward Saltzman	69	Director
Michael Purcell	67	Director
Jeffrey Berkowitz	58	Director

Executive Officers

Dan Teleman has served as Pharma Two B’s Chief Executive Officer since May 2023 and prior to this appointment he served as its President. Mr. Teleman brings over 20 years of experience in the biotechnology industry and prior to joining Pharma Two B, Mr. Teleman was an Executive Partner at Israel Biotech Fund, a life science venture capital firm. Mr. Teleman also serves as a Board member of 4C Biomed, an early stage immune-oncology company developing a novel antibody. Mr. Teleman was previously the chairman of Tamarix Pharma, an early stage ophthalmology company developing novel anti apoptotic molecules. Prior to that, Mr. Teleman was the chief executive officer of Atox Bio, where he led the company through an NDA submission for Reltecimod, the first immunomodulator developed for NSTI. Previously, Mr. Teleman was the co-founder and chief executive officer of PainReform Ltd. (Nasdaq: PRFX), head of business development for Pharmos Corporation and held marketing and sales roles at Amgen (Nasdaq: AMGN). Mr. Teleman holds an MBA from the Fuqua School of Business at Duke University and an MSc in Biochemical engineering from Ben Gurion University in Israel. Pharma Two B believes that Mr. Teleman’s extensive pharmaceutical business experience, and hands on experience with Pharma Two B’s operations, make him an integral addition to Pharma Two B’s board of directors.

Shai Lankry has served as Pharma Two B’s Chief Financial Officer since May 2024. Prior to joining Pharma Two B, Mr. Lankry served chief financial officer of Gamida Cell Ltd. (Nasdaq: GMDA) from April 2018 to June 2023. Prior to his role at Gamida Cell, from 2016 to 2018, Mr. Lankry served as a finance director at West Pharmaceutical Services, Inc. (NYSE: WST), leading the research and development and operations financials for its Israeli subsidiary. From 2013 to 2017, Mr. Lankry was the chief financial officer and Israeli site manager of Macrocure Ltd. (Nasdaq: MCUR) where he played an integral role in Macrocure’s 2014 U.S. initial public offering and its 2017 acquisition by Leap Therapeutics Inc. (Nasdaq: LPTX). Mr. Lankry is a licensed Israeli CPA and holds an M.B.A. in Finance from Tel-Aviv University.

Directors

Ron Cohen, M.D. served from 1994-2024 as Founder, President and CEO of Acorda Therapeutics, Inc., a public biotechnology company that developed therapies for disorders of the nervous system, including approved and commercialized therapies for Parkinson’s disease and Multiple Sclerosis. Dr. Cohen previously was an officer of Advanced Tissue Sciences, Inc., a biotechnology company engaged in the growth of human organ tissues for transplantation uses. Dr. Cohen has served on several corporate Boards, including at Dyax Corp. and Vascular Biogenics. He is past Chair of the Board of BIO, of BIO’s Emerging Companies Section, and of the New York Biotechnology Association. Dr. Cohen received his B.A. degree in Psychology from Princeton University, and his M.D. from the Columbia College of Physicians & Surgeons. He completed a residency in Internal Medicine at the University of Virginia Medical Center, and is Board Certified in Internal Medicine. Pharma Two B believes that Dr. Cohen’s medical background and experience as a director in publicly traded pharmaceutical companies qualify him to serve as a member of Pharma Two B’s board of directors.

Timothy M. Block, Ph.D., has served as a director of Hepion since October 2013. Dr. Block currently serves as Co-founder and President of the Hepatitis B Foundation (HBF) and its Baruch S. Blumberg Institute (formerly called the Institute for Hepatitis and Virus Research), the nation’s leading nonprofit organizations dedicated to improving the lives of those affected worldwide through research, education and patient advocacy. He also serves as President and CEO of the Pennsylvania (PA) Biotechnology Center, created by the HBF, which is home to more than 300 employees working in 36 small start-up life sciences and technology companies, and credited with more than $500 million beneficial impact on the region’s economy. Dr. Block is also a Professor at Drexel University College of Medicine and Director of its Drexel Institute for Biotechnology and Virology Research. Dr. Block received a Ph.D from State University of New York at Buffalo. Pharma Two B believes that Dr. Block’s medical and research-oriented background make him a valuable addition to Pharma Two B’s board of directors.

Gwen A. Melincoff is a seasoned business development and venture professional with over 25 years of deal-making and management experience in the biotechnology and pharmaceutical industries. Her experience has spanned public and private company boards, venture financing, business development, licensing, mergers and acquisitions, research operations, marketing, product management and project management. Ms. Melincoff currently serves on the Board of Directors of Gain Therapeutics, Inc. (Nasdaq: GANX) and Collegium Pharmaceutical, Inc. (Nasdaq: COLL). She also serves in an advisory capacity at a number of pharmaceutical companies. From April 2019 through June 2024, she served on the Board of Directors of Soleno Therapeutics, Inc. (Nasdaq: SLNO), from April 2017 through June 2020, she served on the Board of Directors of Photocure ASA, from January 2017 through January 2019, she served on the Board of Directors of Kamada Ltd. (Nasdaq: KMDA, TASE: KMDA), and from June 2014 through November 2016, she served on the Board of Directors of Tobira Therapeutics Inc. (acquired by Allergan plc). From August 2014 through September 2016, Ms. Melincoff served as Vice President of Business Development at BTG International Inc. Prior to that, she was Senior Vice President of Corporate Development at Shire Plc. Additionally, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Ms. Melincoff was Vice President of Business Development at Adolor Corporation and held executive positions at Eastman Kodak for over ten years in a number of their health care companies. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™) and was named to the “Top Women in Biotech 2013” by Fierce Biotech and to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013. Pharma Two B believes that Ms. Melincoff’s years of business experience in pharmaceutical companies make her a valuable resource to Pharma Two B’s efforts to grow and expand its business.

Edward Saltzman has over 30 years of drug strategic development experience in the biopharmaceutical and biotechnology industries. Mr. Saltzman served as Head of Biotech Strategy at Lumanity Inc., a global pharmaceutical and biotechnology advisory firm until 2023. In 1993, Mr. Saltzman founded Defined Health Inc., an asset development strategy consulting firm, and led it to becoming a preeminent advisor to senior management and boards of directors of biotechnology and biopharmaceutical companies, including those developing novel drug discovery platforms. Following the sale of Defined Health to Cello Health plc in January 2017, Mr. Saltzman served as President of Cello Health’s bio-consulting business unit until mid-2017, when he was appointed as the unit’s Executive Chairman, a position he held until March 2022 when Cello Health was merged with several other businesses and renamed Lumanity. Since June 2022, Mr. Saltzman has served on the board of directors of Nurix Therapeutics, Inc. (Nasdaq: NRIX) and previously served on the board of directors of Vidac Pharmaceuticals Inc. and Saniona AB. Mr. Saltzman is a frequent speaker on industry issues and has been widely recognized for his contributions to education in the life sciences sector. Mr. Saltzman holds a bachelor’s degree in journalism from New York University. Pharma Two B believes that Mr. Saltzman extensive pharmaceutical business experience, both as an operator and as a director, will contribute to Pharma Two B’s board of directors.

Michael Purcell has served as a director of Hepion since March 2024 and has more than 37 years of professional experience with Deloitte & Touche LLP, serving as a consultant from 2015 to 2017 and an Audit Partner from 1979 until 2015. Mr. Purcell also currently serves as a financial advisor to several emerging growth companies. Mr. Purcell is a certified public accountant and has provided assurance and advisory services to public and private enterprise clients of all sizes over the course of his career. Mr. Purcell previously served as a member of the Board of Tabula Rasa HealthCare, Inc. from 2018 and chairman from 2022 until its acquisition by Nautic Partners in 2023. Mr. Purcell has worked on a number of company boards and has served on the Board of Directors of CFG Bank since 2016, the Board of Directors of Hyperion Bank since 2018, and the Board of Directors of International Money Express, Inc. (Nasdaq: IMXI) since 2018. Mr. Purcell also sits on the boards of several academic and community organizations. Mr. Purcell earned a Masters in Business Administration from Drexel University and holds a Bachelor of Science from Lehigh University and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Pharma Two B believes that Mr. Purcell’s strong accounting and financial background will be an asset to Pharma Two B’s board of directors.

Jeffrey Berkowitz has served as a director of Pharma Two B since June 2021 and is currently the CEO of Real Endpoints, a leader in the development and implementation of proprietary tools to strengthen market access for biopharmaceutical companies. Prior to this, Mr. Berkowitz recently served as an Executive Vice President of UnitedHealth Group (NYSE: UNH), and CEO of their Optum International subsidiary since 2016. He served as an Executive Committee member and President of Pharma & Global Market Access at Walgreens Boots Alliance, Inc. (Nasdaq: WBA) from 2014 and served first as Senior Vice President of Pharmaceutical Development and Market Access of Walgreen Co, then as President of Walgreens Boots Alliance Development in the period 2010 to 2015. From 1998 to 2010, he held a variety of positions with increasing responsibility in market access, sales and marketing with Schering-Plough prior to its acquisition by Merck & Co, Inc. (NYSE: MRK) in 2009. Prior to joining Schering-Plough, Mr. Berkowitz was a health care attorney for the international law firm Proskauer Rose, LLP in New York and Washington, D.C. Mr. Berkowitz serves on the board of directors of several publicly traded healthcare companies including Lundbeck A/S, and Zealand Pharmaceuticals and previously served on the boards of Esperion Therapeutics, Uniphar and Infinity Pharmaceuticals and also serves on the Editorial Advisory Boards of Life Science Leader and Pharmaceutical Commerce magazines. Mr. Berkowitz earned his bachelor’s degree in political science from Union College in Schenectady, N.Y., and his Juris Doctor from Brooklyn Law School in Brooklyn, N.Y. Pharma Two B believes that Mr. Berkowitz’s diverse experiences will bring valuable insights to Pharma Two B’s board of directors.

Family Relationships

There are no family relationships between any of Pharma Two B’s executive officers and its directors.

Arrangements for Election of Directors and Members of Management

Following the Merger, there will be no arrangements or understandings with major shareholders or others pursuant to which any of the combined company’s executive officers or directors are selected.

Corporate Governance Practices

As an Israeli company, Pharma Two B is subject to various corporate governance requirements under the Companies Law, relating to matters such as external directors, the audit committee, the compensation committee and an internal auditor.

After the closing of the Merger, Pharma Two B will be a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer Pharma Two B will be permitted to comply with Israeli corporate governance practices instead of the certain listing rules of Nasdaq, provided that it discloses which requirements it is not following and the equivalent Israeli requirements.

Pharma Two B intends to rely on this “foreign private issuer exemption” with respect to:

i.       Quorum Requirement.    The quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 331/3% of the total issued and outstanding voting power of Pharma Two B’s shares at each general meeting of shareholders, pursuant to the Pharma Two B Articles to be effective upon the closing of the Merger, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 331/3% of the total outstanding voting power of its shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, Pharma Two B qualifies as a “foreign private issuer,” then in such case, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). Pharma Two B otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Pharma Two B may however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other Nasdaq listing rules.

ii.      Distribution of Annual and Interim Reports.    Unlike Nasdaq Listing Rule 5250(d), which requires listed issuers to make annual reports on Form 20-F available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute such reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition, Pharma Two B will make its annual report on Form 20-F containing audited financial statements available to its shareholders at its offices (in addition to a public website). Otherwise, Pharma Two B complies with Nasdaq corporate governance rules requiring that listed companies have a majority of independent directors and maintain audit, compensation and nominating committees composed entirely of independent directors.

iii.     Shareholder Approval.    Although the Nasdaq Listing Rules generally require shareholder approval of equity compensation plans and material amendments thereto, Pharma Two B intends to follow Israeli practice, which is to have such plans and amendments approved only by the board of directors, unless such arrangements are for the compensation of chief executive officer or directors, in which case they also require the approval of the compensation committee and the shareholders. In addition, rather than follow the Nasdaq Listing Rules requiring shareholder approval for the issuance of securities in certain circumstances, Pharma Two B follows Israeli law, under which a private placement of securities requires approval by its board of directors and shareholders if it will cause a person to become a controlling shareholder (generally presumed at 25% ownership) or if: (a) the securities issued amount to 20% or more of its outstanding voting rights before the issuance; (b) some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and (c) transaction will increase the relative holdings of a shareholder that holds 5% or more of its outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of Pharma Two B’s outstanding share capital or voting rights.

Board of Directors

Under the Companies Law and the Pharma Two B Articles to be effective upon the closing of the Merger, Pharma Two B’s business and affairs will be managed under the direction of its board of directors. Pharma Two B’s board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Pharma Two B’s Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Pharma Two B’s Chief Executive Officer is appointed by, and serves at the discretion of, its board of directors, subject to the employment or consulting agreement that Pharma Two B has entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that Pharma Two B may enter into with them.

Under the Pharma Two B Articles to be effective upon the closing of the Merger, the number of directors on Pharma Two B’s board of directors will be no less than five and no more than seven, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2025, each year the term of office of only one class of directors will expire.

Pharma Two B’s directors will be divided among the three classes as follows:

•        the Class I directors will be            , and their terms will expire at the annual general meeting of shareholders to be held in 2025;

•        the Class II directors, will be            , and their terms will expire at Pharma Two B’s annual meeting of shareholders to be held in 2026; and

•        the Class III directors will be            , and their term will expire at Pharma Two B’s annual meeting of shareholders to be held in 2027.

Pharma Two B’s directors will generally be appointed by a simple majority vote of holders of Pharma Two B ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of its shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to its shareholders at the general meeting shall be determined by its board of directors in its discretion, and (ii) in the event that Pharma Two B’s board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Each director will hold office until the annual general meeting of Pharma Two B’s shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

The Pharma Two B Articles, to be effective upon the closing of the Merger, generally require a vote of the holders of a majority of Pharma Two B’s outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering its board of directors to determine the size of the board of directors, the provision dividing its directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require Pharma Two B to include a matter on the agenda for a general meeting of the shareholders and the provisions relating to the election and removal of members of its board of directors and empowering its board of directors to fill vacancies on the board, require a vote of the holders of 65% of Pharma Two B’s outstanding ordinary shares entitled to vote at a general meeting. In addition, vacancies on Pharma Two B’s board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of Pharma Two B’s shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Pharma Two B Articles to be effective upon the closing of the Merger, the new director filling the vacancy will serve until the next annual general meeting of Pharma Two B’s shareholders for the election of the class of directors to which such director was assigned by its board of directors.

Chairperson of the Board

The Pharma Two B Articles to be effective upon the closing of the Merger, provide that the board of directors shall appoint a member of the board to serve as the chairperson. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, Pharma Two B has elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of its board of directors.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee.

Listing Requirements

Under the listing rules of Nasdaq, Pharma Two B is required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the closing of the Merger, Pharma Two B’s audit committee will consist of            .            will serve as the chairperson of the audit committee. All members of Pharma Two B’s audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the listing rules of Nasdaq. Pharma Two B’s board of directors has determined that each of            is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the listing rules of Nasdaq.

Pharma Two B’s board of directors has determined that each member of its audit committee is “independent”, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Pharma Two B’s board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and the listing rules of Nasdaq. These responsibilities include:

•        retaining and terminating its independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

•        pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•        overseeing its accounting and financial reporting processes;

•        managing audits of its financial statements;

•        preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•        reviewing with management and its independent auditor its annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•        recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        reviewing with its general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•        identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Pharma Two B and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of Pharma Two B’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•        establishing procedures for handling employee complaints relating to the management of its business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee.

Listing Requirements

Under the listing rules of Nasdaq, Pharma Two B is required to maintain a compensation committee consisting of at least two independent directors.

Following the closing of the Merger, Pharma Two B’s compensation committee will consist of            .            will serve as chairperson of the compensation committee. Pharma Two B’s board of directors has determined that each member of its compensation committee is independent under the listing rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:

•        making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;

•        reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;

•        resolving whether to approve arrangements with respect to the terms of office and employment of office holders, which require the approval of the compensation committee pursuant to the Companies Law; and

•        exempting, under certain circumstances, a transaction with Pharma Two B’s Chief Executive Officer from the approval of its shareholders.

Pharma Two B’s board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the listing rules of Nasdaq and include among others:

•        recommending to its board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to Pharma Two B’s board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•        reviewing and approving the granting of options and other incentive awards to Pharma Two B’s Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of its Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•        approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

•        administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

Compensation Policy under the Companies Law

In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, Pharma Two B’s compensation policy must be approved at least once every three years, first, by its board of directors, upon recommendation of its compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•        the majority of such ordinary shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Merger) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•        the education, skills, experience, expertise, and accomplishments of the relevant office holder;

•        the office holder’s position and responsibilities;

•        prior compensation agreements with the office holder;

•        the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;

•        if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and;

•        if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

The compensation policy must also include, among other things:

•        with regards to variable components;

•        with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company;

•        the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant;

•        a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•        the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•        a limit to retirement grants.

Pharma Two B’s compensation policy, which will become effective immediately prior to the closing of the Merger, is designed to retain and motivate its directors and executive officers, incentivize superior individual excellence, align the interests of its directors and executive officers with Pharma Two B’s long-term performance, and provide a risk management tool. To that end, a portion of Pharma Two B’s executive officer compensation package is targeted to reflect its short and long-term goals, as well as the executive officer’s individual performance. Pharma Two B’s compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm it in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Pharma Two B’s compensation policy also addresses its executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities, and contribution to the attainment of its goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to Pharma Two B’s compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to Pharma Two B’s executive officers, other than its Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers, other than Pharma Two B’s Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, Pharma Two B’s Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of Pharma Two B’s Chief Executive Officer will be determined annually by its compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in Pharma Two B’s compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

Under Pharma Two B’s compensation policy, its executive officers’ (including members of its board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with Pharma Two B’s long-term interests and those of its shareholders and to strengthen the retention and the motivation of executive officers in the long term. Pharma Two B’s compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with its then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.

In addition, Pharma Two B’s compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable its Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with Pharma Two B’s compensation policy), and allow it to exculpate, indemnify, and insure Pharma Two B’s executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Pharma Two B’s compensation policy also provides for compensation to the members of its board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in its compensation policy.

Pharma Two B’s compensation policy, which will be approved by its board of directors and shareholders prior to the closing of the Merger, will become effective immediately prior to the closing of the Merger and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Nominating and Governance Committee

Following the closing of the Merger, Pharma Two B’s nominating and governance committee will consist of            .            will serve as chairperson of the nominating and governance committee. Pharma Two B’s board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:

•        overseeing and assisting Pharma Two B’s board in reviewing and recommending nominees for election of directors;

•        assessing the performance of the members of Pharma Two B’s board; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to Pharma Two B’s board a set of corporate governance guidelines applicable to its business.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

•        at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in Pharma Two B.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the compensation of a public company’s executive officers (other than the chief executive officer and who do not also serve as a director) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy).

However, there are exceptions to the foregoing approval requirements with respect to such non-director executive officers. If the shareholders of the company do not approve the compensation of such a non-director executive officer, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director executive officer provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director executive officer requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if such non-director executive officer is subordinate to the chief executive officer, an immaterial amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) such amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy). However, if the shareholders of the company do not approve the compensation arrangement with a chief executive officer who does not serve as a director, the compensation committee and board of directors may override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy. The approval of each of the compensation committee and board of directors should be in accordance with the company’s compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy).

In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have, on the date of his appointment or during the two-year period preceding his appointment, an “affiliation” (including an employment relationship, a business or professional relationship or control) with the company or a controlling shareholder of the company or a relative thereof and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate cash compensation and benefits in kind, paid by Pharma Two B and its subsidiaries to its executive officers(*) and directors as a group for the year ended December 31, 2023 was approximately $0.5 million. This amount includes $0.1 of amounts set aside or accrued to provide pension, severance, retirement, health or similar benefits or expenses as well as other benefits commonly reimbursed or paid by companies in Israel. In addition, in 2023, Pharma Two B did not grant its executive officers or directors any equity awards.

As of December 31, 2023, options to purchase 2,637 Pharma Two B ordinary shares granted to Pharma Two B’s executive officers(*) and directors as a group were outstanding under its equity incentive plans at a weighted average exercise price of $678.90 per Pharma Two B ordinary share.

(*) The executive officers of Pharma Two B as of December 31, 2023 included Dan Teleman, the current Chief Executive Officer of Pharma Two B, Dr. Sheila Oren, M.D., the former Chief Executive Officer of Pharma Two B, and Irit Zalayet, the former Chief Financial Officer of Pharma Two B, and therefore the foregoing references to executive officers of Pharma Two B in this section “Aggregate Compensation of Executive Officers and Directors” applies to such individuals. Dr. Oren’s tenure as Chief Executive Officer of Pharma Two B terminated in March 2023, and Ms. Zalayet’s tenure as Chief Financial Officer terminated on August 21, 2024 and she remains employed by Pharma Two B as Vice President of Finance.

After the closing of the Merger and subject to the approval of Pharma Two B’s shareholders which Pharma Two B expects to obtain prior to the closing of the Merger, Pharma Two B intends to pay each of its non-employee directors an annual retainer of $            , with an additional annual payment for service on board committees as follows: $            (or $            for the chairperson) per membership of the audit committee, or $            (or $            for the chairperson) per membership of the compensation committee, $            (or $            for the chairperson) per membership of the nominating and governance committee and $            (or $            for the chairperson) per any membership on any other standing board committee. In addition, upon election, non-employee directors and each employee director that serves as chairperson of Pharma Two B’s board of directors, will be granted equity awards under its incentive plan at a value of            $            , which will vest on a monthly basis over a period of three years. In addition, each non-employee director and each employee director that serves as chairperson of Pharma Two B’s board of directors will be granted annual equity awards under its incentive plan (provided the director is still in office) at a value of $            , which will vest on the earlier of the first anniversary of the date on which such options and restricted share units were granted or the date upon which Pharma Two B’s next annual general meeting of the shareholders is convened, subject to such director’s continued service through such date. Any unvested equity grants will accelerate and fully vest upon the occurrence of a change in control transaction.

Share Option Plans

2017 Share Incentive Plan

Pharma Two B adopted its 2017 Share Incentive Plan (the “2017 Plan”) on April 25, 2017. The 2017 Plan provides for the grant of options to its employees, directors, office holders, service providers and consultants of Pharma Two B and its subsidiaries and affiliates.

Authorized Shares.    As of July 29, 2024, there were 914,684 ordinary shares reserved and available for issuance under the 2017 Plan.

Administration.    Pharma Two B’s board of directors, or a duly authorized committee of the board of directors, administers the 2017 Plan (the “Administer”). Under the 2017 Plan, the Administer has the authority, subject to applicable law, to (among other things) interpret the terms of the 2017 Plan and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend (in certain cases, with the consent of the grantee) the terms of awards, including: the number of shares underlying each award, the class and the exercise price of an option or purchase price per share covered by an award, the fair market value of Pharma Two B’s ordinary shares, the time of grant and vesting schedule applicable to an award (including the determination to accelerate an award and/or amend the vesting schedule), the method of payment for shares purchased upon the exercise or (if applicable) vesting of an award or for satisfaction of any tax withholding obligation arising in connection with the award or such shares, the time of the expiration of the awards, the effect of the grantee’s termination of employment, prescribe the forms of agreement under which each award is granted, and take all other actions and make all other determinations necessary or desirable for, or incidental to, the administration of the 2017 Plan and any award under the 2017 Plan.

The Administer also has the authority to interpret the 2017 Plan and any award agreement, and to amend or rescind provisions of the 2017 Plan or terminate the 2017 Plan at any time before the date of expiration of its ten year term.

Eligibility.    The 2017 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(9) of the Ordinance, and for awards granted to Pharma Two B’s United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes or are otherwise subject to U.S. Federal income tax (“U.S. Grantees”), Section 422 of the Code and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Pharma Two B’s non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(9) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track”.

Grant.    All awards granted pursuant to the 2017 Plan are evidenced by a written or electronic agreement between Pharma Two B and the grantee or a written or electronic notice delivered by Pharma Two B (the “Award Agreement”). The Award Agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, manner of exercise, term and vesting schedule (including performance goals or measures) and the exercise price, if applicable.

Each award will expire ten years from the date of the grant thereof (or five years in case of incentive stock options, within the meaning of Section 422 of the Code, granted to certain significant shareholders), unless such shorter term of expiration is otherwise designated by the Administer.

Awards.    The 2017 Plan provides for the grant of options (including incentive stock options and nonqualified stock options) to acquire ordinary shares or shares of such other class as may be designated by the board of directors, restricted shares, restricted share units and other share-based awards.

Options granted under the 2017 Plan to U.S. Grantees may qualify as “incentive stock options” within the meaning of Section 422(b) of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders), unless such award is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of the Code or any successor guidance.

Exercise.    An award under the 2017 Plan may be exercised by providing Pharma Two B or Pharma Two B’s Chief Executive Officer with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the Administer and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2017 Plan, the Administer may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares in a cashless exercise mechanism.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the 2017 Plan, and unless otherwise determined by the Administer, neither the awards nor any right in connection with such awards are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with Pharma Two B or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the Administer. Any awards which are unvested as of the date of such termination, or which are vested but not exercised within the three-month period following such termination, will terminate and the shares covered by such awards shall again be available for issuance under the 2017 Plan.

In the event of termination of a grantee’s employment or service with Pharma Two B or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2017 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s estate or by a person who acquired the legal right to exercise such awards by bequest or inheritance, or by a person who acquired the legal right to exercise such awards in accordance with applicable law in the case of disability of the grantee as applicable, within one year after such date of termination, unless otherwise provided by the Administer. Any awards which are unvested as of the date of such termination or which are vested but not exercised within the one-year period following such termination, will terminate and the shares covered by such awards shall again be available for issuance under the 2017 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Pharma Two B or any of its affiliates is terminated for “cause” (as defined in the 2017 Plan), unless otherwise determined by the Administer, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2017 Plan.

Transactions.    In the event of division or subdivision of the outstanding share capital of Pharma Two B, any distribution of bonus shares (stock split), consolidation or combination of share capital of Pharma Two B (reverse stock split), reclassification with respect to the shares or any similar recapitalization events, a merger, consolidation, amalgamation or like transaction of Pharma Two B with or into another corporation, a reorganization (which may include a combination or exchange of shares, spin-off or other corporate divestiture or division), or other similar occurrences, the Administer shall have the authority to make, without the need for a consent of any holder of an award, such adjustments in order to adjust the number and class of shares reserved and available for grants of awards, the number and class of shares covered by outstanding awards, the exercise price per share covered by any award, the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and any other terms of the award that in the opinion of the Administer should be adjusted. Any fractional shares resulting from such adjustment shall be treated as determined by the Administer, and in the absence of such determination shall be rounded to the nearest whole share, and Pharma Two B shall have no obligation to make any cash or other payment with respect to such fractional shares. No adjustment shall be made by reason of the distribution of subscription rights or rights offering to outstanding shares or other issuance of shares by Pharma Two B, unless the Administer determines otherwise.

In the event of a merger (including, a reverse merger and a reverse triangular merger) or consolidation of Pharma Two B, or a reorganization (which may include a combination or exchange of shares, spin-off or other corporate divestiture or division, or other similar occurrences or a sale of all, or substantially all, of Pharma Two B’s shares or assets or a scheme of arrangement for the purpose of effecting such merger, consolidation, sale or such other transaction having a similar effect on Pharma Two B (as described in the 2017 Plan), or liquidation or dissolution of Pharma Two B, or such other transaction or circumstances as determined by Pharma Two B’s board of directors (“Merger\Sale”), then without the consent of the grantee, the Administer may, but is not required to, among other things, (i) cause any outstanding award to be assumed or substituted by us, or by the successor corporation in such Merger/Sale, or (ii) regardless of whether or not awards are assumed or substituted (a) provide the grantee with the right to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay the grantee an amount in cash, shares of Pharma Two B, shares of the acquirer or of other corporation which is a party to such transaction or such other property as determined by the Administer as fair under the circumstances. Notwithstanding the foregoing: (1) the Administer may upon such event of Merger/Sale amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate and (2) the board of directors may determine, in its discretion, that such transaction should be excluded from the definition of Merger/Sale set forth above.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder. Nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. The company will appoint an internal auditor in the period following the closing of the Merger, in accordance with applicable law.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management of Pharma Two B After the Merger — Management and Board of Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•        information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and

•        all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of Pharma Two B, and includes, among other things, the duty to:

•        refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;

•        refrain from any activity that is competitive with the business of the company;

•        refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and

•        disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Merger — Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•        an amendment to the company’s articles of association;

•        an increase of the company’s authorized share capital;

•        a merger; or

•        interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The Pharma Two B Articles to be effective upon the closing of the Merger, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•        reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•        reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•        a financial liability imposed on the office holder in favor of a third-party;

•        a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not exempt, indemnify or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except with respect to insurance coverage or indemnification, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Pharma Two B Articles to be effective upon the closing of the Merger, allow us to exculpate, indemnify, and insure Pharma Two B’s office holders to the maximum extent permitted by law. Pharma Two B’s office holders are currently covered by a directors and officers’ liability insurance policy.

Prior to the completion of the Transactions, Pharma Two B intends to enter into agreements with each of its directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to Pharma Two B as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on Pharma Two B’s activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount to be set forth in such agreements is limited to an amount equal to the higher of $            million,            % of Pharma Two B’s total shareholders’ equity as reflected in Pharma Two B’s most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of Pharma Two B’s total market capitalization calculated based on the average closing price of Pharma Two B ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of its issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Hepion

In considering the recommendation of Hepion’s board of directors to vote in favor of the Merger, stockholders should be aware that, aside from their interests as stockholders and certain of Hepion’s directors and officers have interests in the Merger that are different from, or in addition to, those of other stockholders generally. Hepion’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, in recommending to stockholders that they approve the Merger and in agreeing to vote their shares in favor of the Merger. Stockholders should take these interests into account in deciding whether to approve the Merger. These interests include, among other things, the fact that:

•        each of Timothy Block and Michael Purcell will continue as directors of the combined company after the effective time, and, following the closing of the Merger, will be eligible to be compensated as a non-employee director of the combined company pursuant to the non-employee director compensation policy in place following the effective time of the Merger;

•        under the Merger Agreement, Hepion’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

Certain Relationships and Related Person Transactions — Pharma Two B

Rights of Appointment

Pharma Two B’s board of directors currently consists of six directors. Pursuant to Pharma Two B’s articles of association as in effect immediately prior to the Merger, certain of Pharma Two B’s shareholders, including related parties, had rights to appoint directors and observers to its board of directors. All rights to appoint directors and observers in accordance with Pharma Two B’s articles of association as in effect immediately prior to the Merger will terminate upon the closing of the Merger.

Notwithstanding the foregoing, each of Jeffrey Berkowitz, the current chairperson of the Pharma Two B board of directors, and Dan Teleman, the current chief executive officer of Pharma Two B, will serve as directors of the combined company after the effective time, and, following the closing of the Merger, Mr. Berkowitz will be eligible to be compensated as a non-employee director of the combined company pursuant to the non-employee director compensation policy in place following the effective time of the Merger.

Agreements with Officers

Employment Agreements.    Pharma Two B has entered into employment or consulting agreements with each of its executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by Pharma Two B or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options.    Since Pharma Two B’s inception, Pharma Two B has granted options to purchase Pharma Two B ordinary shares to its executive officers and directors, and Preferred F-3 shares, which shall convert to the right to purchase ordinary shares upon the completion of the Merger. Such shares issuable under these options are subject to contractual lock-up agreements with Pharma Two B.

Exculpation, indemnification, and insurance.    The Pharma Two B Articles to be effective upon the closing of the Merger permit it to exculpate, indemnify and insure certain of its officeholders (as such term is defined under the Companies Law) to the fullest extent permitted by the Companies Law. Pharma Two B intends to enter into agreements with certain officeholders, exculpating them from a breach of their duty of care to Pharma Two B to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the closing of the Merger to the extent that these liabilities are not covered by insurance.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Merger — Compensation of Directors and Executive Officers.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Merger to U.S. Holders (as defined below) of Hepion Common Stock and Hepion warrants (collectively “Hepion securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Hepion Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Pharma Two B ordinary shares following the Merger. This discussion applies only to Hepion’s securities and Pharma Two B ordinary shares, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Merger or the ownership and disposal of Pharma Two B ordinary shares. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Hepion nor Pharma Two B has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of Pharma Two B ordinary shares to be issued to holders of outstanding Pharma Two B preferred shares in connection with the Merger. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding Hepion securities or Pharma Two B ordinary shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Hepion securities or Pharma Two B ordinary shares being taken into account in an applicable financial statement;

•        persons that actually or constructively own 5% or more (by vote or value) of the outstanding Hepion Common Stock or, after the Merger, the issued Pharma Two B ordinary shares;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received Hepion securities or Pharma Two B ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Hepion securities and Pharma Two B ordinary shares that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Hepion securities or Pharma Two B ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF HEPION SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING PHARMA TWO B ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF HEPION SECURITIES, PHARMA TWO B ORDINARY SHARES.

Tax Consequences of the Merger

U.S. Holders of Hepion Common Stock are expected to recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of Pharma Two B ordinary shares received in the Merger, over such U.S. Holder’s aggregate tax basis in the corresponding Hepion Common Stock surrendered by such U.S. Holder in the Merger. Gain or loss must be calculated separately for each block of Hepion Common Stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Hepion Common Stock is more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Pharma Two B ordinary shares received in the first merger would be equal to the fair market value thereof as of the effective time of the Merger, and such U.S. Holder’s holding period in such shares would begin on the day following the closing of the Merger.

U.S. Federal Income Tax Treatment of Pharma Two B

Application of Passive Foreign Investment Company Rules to U.S. Holders of Pharma Two B Securities

Pharma Two B may be treated as a PFIC for the current taxable year, which includes the Merger, and may be treated as a PFIC for future taxable years. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year, but determined based on tax basis if Pharma Two B is not a publicly traded corporation in such year and is a “controlled foreign corporation” within the meaning of Section 957 of the Code), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived in the active conduct of a trade or business) and gains from the disposition of passive assets. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation is treated as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

There are three separate taxation regimes that could apply to a U.S. Holder of Pharma Two B ordinary shares under the PFIC rules, which are (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, and (iii) the mark-to-market regime (each discussed below). A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. Moreover, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime

A U.S. Holder that does not make a QEF election or a mark-to-market election, as described below, will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Pharma Two B ordinary shares, and (ii) any “excess distribution” received on the U.S. Holder’s Pharma Two B ordinary shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pharma Two B ordinary shares during the preceding three years or the holding period, whichever is shorter). Generally, under this excess distribution regime: the gain or excess distribution will be allocated ratably over the period during which the U.S. Holder held the Pharma Two B ordinary shares; the amount allocated to the current taxable year, will be treated as ordinary income; and the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) a U.S. Holder realizes on the sale of Pharma Two B ordinary shares cannot be treated as capital gains, even if the U.S. Holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime

A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Holders of Pharma Two B ordinary shares that are U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Pharma Two B sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to an electing U.S. Holder and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed Pharma Two B’s net profits.

A U.S. Holder’s tax basis in Pharma Two B ordinary shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. Holders should consult their tax advisors as to the manner in which QEF income inclusions affect their allocable share of Pharma Two B’s income and their basis in their Pharma Two B ordinary shares.

Pharma Two B intends to determine its PFIC status at the end of each taxable year and intends to satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to U.S. Holders, for each taxable year that it determines it is or, in its reasonable determination, may be a PFIC, a PFIC Annual Information Statement containing information necessary for U.S. Holders to make a QEF Election with respect to Pharma Two B, but there can be no assurance that it will be able to do so each year. Pharma Two B will provide such information (if available) electronically.

Mark-to-Market Regime

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Pharma Two B ordinary shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Pharma Two B ordinary shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, an electing U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Pharma Two B ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is nonmarketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Pharma Two B) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. Pharma Two B advises U.S. Holders to consult their tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Pharma Two B Ordinary Shares to U.S. Holders if Pharma Two B is not a PFIC

Distributions on Pharma Two B Ordinary Shares

The treatment of U.S. Holders of Pharma Two B ordinary shares could be materially different from that described above if Pharma Two B is not treated as a PFIC for a given taxable year. If Pharma Two B is not treated as a PFIC for a taxable year, the gross amount of any distribution on Pharma Two B ordinary shares in such year generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of Pharma Two B’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because Pharma Two B does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is currently expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, dividends will be taxed at the preferential long-term capital gains rate (see “— Sale, Exchange, Redemption or Other Taxable Disposition of Pharma Two B Ordinary Shares” below), provided the applicable holding period is met, if Pharma Two B ordinary shares are readily tradable on an established securities market in the United States (which they will be if the Pharma Two B ordinary shares are traded on Nasdaq) and certain other requirements are met, including that Pharma Two B is not classified as a passive foreign investment company during the taxable year in which the dividend is paid or the preceding taxable year. There can be no assurance that Pharma Two B ordinary shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to Pharma Two B ordinary shares.

Dividends that Pharma Two B distributes generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income” for foreign tax credit limitation purposes. The rules relating to the determination of the foreign tax credit limitation are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent they will be entitled to a credit for Israeli withholding taxes imposed in respect of any dividend Pharma Two B distributes.

Sale, Exchange, Redemption or Other Taxable Disposition of Pharma Two B Ordinary Shares

If Pharma Two B is not treated as a PFIC for a given taxable year, a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of Pharma Two B ordinary shares in such year in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Pharma Two B ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

Tax Residence of Pharma Two B for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Pharma Two B, which is incorporated and tax resident in Israel, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Pharma Two B is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Pharma Two B would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation.

Based on the terms of the Merger and certain factual assumptions, Pharma Two B does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Merger. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Merger. Accordingly, there can be no assurance that the IRS will not challenge the status of Pharma Two B as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Pharma Two B’s status as a non-U.S. corporation for U.S. federal income tax purposes, Pharma Two B and certain Pharma Two B shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Pharma Two B and future withholding taxes on certain Pharma Two B shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.

You should consult your tax advisors regarding the application of Section 7874 of the Code to the Merger and the tax consequences if the classification of Pharma Two B as a non-U.S. corporation is not respected.

Additional Reporting Requirements

U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions (including an exception for Pharma Two B ordinary shares held in accounts maintained at certain financial institutions). An interest in Pharma Two B ordinary shares constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to the ownership and disposition of Pharma Two B ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Pharma Two B ordinary shares and should not be construed as legal or professional tax advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Pharma Two B, and certain Israeli Government programs that benefit Pharma Two B. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Pharma Two B ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Pharma Two B cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is 23% as of 2024 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Preferred Technological Enterprise (as discussed below) may be considerably less. As of the current date, capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company incorporated in Israel, of which 90% or more of its income in a certain tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise which is held by an Industrial Company whose principal activity in a given tax year is industrial production activity.

Following are the main tax benefits available to Industrial Companies:

•        amortization of the cost of purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•        under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•        under limited conditions, an Israeli company, which is not an Industrial Company may elect to file consolidated tax returns with its subsidiary that meets the definition of an Industrial Company; and

•        expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•        the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•        the research and development must be for the promotion of the company; and

•        the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over a three year period.

From time to time Pharma Two B may apply to the National Authority for Technological Innovation (previously known as the Israeli Office of the Chief Scientist), to which Pharma Two B refers as IIA for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If Pharma Two B is not be able to deduct research and development expenses during the year of the payment, it will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Preferred Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to companies under the provisions of the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company include (i) s a company incorporated in Israel that is not fully owned by a governmental entity, or (ii) , a limited partnership that: (a) was registered under the Israeli Partnerships Ordinance; and (b) all of its limited partners are companies incorporated in Israel, but not all of them are governmental entities; which has, among other things, Preferred Enterprise status and is controlled and managed from Israel.

Pursuant to the 2011 Amendment, a Preferred Company was entitled to a reduced corporate tax rate of 15% with respect to its income attributed to its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise was located in a specified development zone, in which case the rate was 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016. Pursuant to the 2017 Amendment, in 2017 and thereafter, the corporate tax rate for Preferred Enterprise which is located in a certain development zone was decreased to 7.5%, while the reduced corporate tax rate for other development zones remains 16%. Under certain conditions, income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone. Since January 1, 2017, the definition for “Special Preferred Enterprise” includes less stringent conditions.

Dividends distributed from preferred income which is attributed to a “Preferred Enterprise” Special Preferred Enterprise will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations) — subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate.

Pharma Two B currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions qualifies as a “Preferred Technology Enterprise” and thereby enjoys a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A”. In addition, a Preferred Technology Company enjoys a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a technology company satisfying certain conditions (including a group consolidated revenues of at least NIS 10 billion) qualifies as a “Special Preferred Technology Enterprise” and thereby enjoys a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel.

It should be noted that the proportion of income that may be considered Preferred Technology Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures for each IP separately compared to overall expenditures. In addition, a Special Preferred Technology Enterprise enjoys a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million is eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% (in the case of non-Israeli shareholders — subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 20%, or such lower rate as may be provided in an applicable tax treaty). In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, the aforesaid will apply).

Taxation of Pharma Two B shareholders

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale or exchange redemption or other taxable dispositions of shares and warrants will generally be subject to tax on the Real Capital Gains generated on such sale at the corporate tax rate of 23% (in 2024).

An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of Control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” are taxed at the marginal tax rates applicable to business income (up to 47% in 2024).

Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the nonresident maintains in Israel or if the purchase of the shares was not from a related party, and was not subject to part E2 of the Ordinance. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United

States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the U.S.-Israel Tax Treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12 month period preceding the disposition, subject to certain conditions; (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year; or (vi) the U.S. Resident is not holding the shares as a capital asset. If any such case occurs, the sale, exchange or disposition of Pharma Two B’s ordinary shares would be subject to Israeli tax, to the extent applicable. However, under the U.S.-Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations under U.S. laws applicable to foreign tax credits and specified in the U.S.-Israel Tax Treaty.

In some instances where Pharma Two B’s shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or obtain a specific exemption from the ITA to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Ordinance and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on Pharma Two B’s ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Preferred Technology Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on Pharma Two B’s ordinary shares at the rate of 25% or 30% if the dividends recipient is a “substantial shareholder” at the time of distribution or at any time during the preceding 12 months period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli tax at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Preferred Technology Enterprise or a reduced rate provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of Pharma Two B’s ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Preferred Technology Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting rights throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of Pharma Two B’s gross income for such preceding year consists of certain types of dividends and interest. If the dividend is attributable partly to income derived from a Preferred Enterprise or Preferred Technology Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. Pharma Two B cannot assure you that it will designate the profits that it may distribute in a way that will reduce shareholders’ tax liability.

A non-Israeli resident who had income from a dividend that was accrued from Israeli source, from which the full tax was withheld at source, will be generally exempt from filing a tax return in Israel, provided that (i) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to additional Surtax (see below) in accordance with Section 121B of the Ordinance.

Surtax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual taxable income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 721,560 for 2024, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

DESCRIPTION OF PHARMA TWO B ORDINARY SHARES

A summary of the material provisions governing the combined company’s share capital immediately following the completion of the Merger is described below. This summary is not complete and should be read together with the Pharma Two B Articles, the form of which is appended to this proxy statement/prospectus as Annex B. In this section “we,” “us” and “our” refer to Pharma Two B.

General

This section summarizes the material rights of the combined company shareholders under Israeli law, and the material provisions of Pharma Two B’s amended articles that will become effective upon the effectiveness of the Merger.

The following descriptions of share capital and provisions of the Pharma Two B Articles to be effective upon completion of the Merger are summaries and are qualified by reference to the Pharma Two B Articles to be effective upon the closing of the Merger. Copies of these documents will be filed with the SEC as exhibits to this registration statement. The description of the Pharma Two B ordinary shares reflects changes to Pharma Two B’s capital structure that will occur upon the closing of the Merger.

Share Capital

The authorized share capital of the combined company upon the closing of the Merger will consist of 1,001,608 Pharma Two B ordinary shares, prior to the Split of which shares will be issued and outstanding following the completion of the Merger.

All of the outstanding Pharma Two B ordinary shares are validly issued, fully paid and non-assessable. The Pharma Two B ordinary shares are not redeemable and do not have any preemptive rights.

Pharma Two B’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Pharma Two B may also issue and redeem redeemable securities on such terms and in such manner as Pharma Two B’s board of directors shall determine.

Registration Number and Purposes of Pharma Two B

Pharma Two B’s are registered with the Israeli Registrar of Companies. Pharma Two B’s registration number is 513958371. Pharma Two B’s affairs are governed by the Pharma Two B Articles, applicable Israeli law and specifically, the Companies Law. Pharma Two B’s purpose as set forth in the Pharma Two B Articles to be effective upon the completion of the Merger is to carry on any business and to engage in any lawful act or activity.

Voting Rights

All Pharma Two B ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Pharma Two B’s fully paid ordinary shares are issued in registered form and may be freely transferred under the Pharma Two B Articles to be effective upon the completion of the Merger, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the Nasdaq. The ownership or voting of Pharma Two B ordinary shares by non-residents of Israel is not restricted in any way by the Pharma Two B Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under the Pharma Two B Articles to be effective upon the completion of the Merger, Pharma Two B’s board of directors must consist of not less than five but no more than seven directors. Pursuant to the Pharma Two B Articles to be effective upon completion of the Merger, each of its directors will be appointed by a simple majority vote of holders of Pharma Two B ordinary shares, participating and voting at an annual general meeting of its shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to Pharma Two B’s shareholders at the general meeting shall be determined by its board of directors in its discretion, and (ii) in the event that Pharma Two B’s board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, Pharma Two B’s directors are divided into three classes, one class being elected each year at the annual general meeting of its shareholders, and serve on its board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of Pharma Two B’s shareholders at a general meeting of its shareholders or upon the occurrence of certain events in accordance with the Companies Law and the Pharma Two B Articles to be effective upon completion of the Merger. In addition, the Pharma Two B Articles to be effective upon completion of the Merger provide that vacancies on Pharma Two B’s board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of its shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Pharma Two B Articles to be effective upon completion of the Merger, until the next annual general meeting of Pharma Two B’s shareholders for the election of the class of directors to which such director was assigned by its board of directors.

Dividend and Liquidation Rights

Pharma Two B may declare a dividend to be paid to the holders of Pharma Two B ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Pharma Two B Articles to be effective upon completion of the Merger will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by Pharma Two B’s board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to Pharma Two B’s then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If Pharma Two B does not meet such criteria, then it may distribute dividends only with court approval; as a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that Pharma Two B notifies its creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then Pharma Two B may proceed with the repurchase without obtaining court approval. In each case, Pharma Two B is only permitted to distribute a dividend if its board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent it from satisfying its existing and foreseeable obligations as they become due.

In the event of Pharma Two B’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Pharma Two B ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Pharma Two B ordinary shares, proceeds from the sale of the Pharma Two B ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.

Registration Rights

Following the closing of the Transactions, certain of Pharma Two B’s shareholders will be entitled to certain registration rights under the terms of its Investors’ Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Person Transactions — Amended Investors’ Rights Agreement.”

Shareholder Meetings

Under Israeli law, Pharma Two B is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Pharma Two B Articles as special general meetings. Pharma Two B’s board of directors may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that Pharma Two B’s board of directors is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of Pharma Two B’s directors, (ii) one-quarter or more of the serving members of Pharma Two B’s board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 10% or more of Pharma Two B’s issued and outstanding shares and 1% or more of Pharma Two B’s outstanding voting power or (b) 10% or more of Pharma Two B’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting, however, in order to nominate a new candidate for the position of director, the shareholder in question must hold at least 5% of the voting rights. The Pharma Two B Articles to be effective upon completion of the Merger contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 60 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•        amendments to the articles of association;

•        appointment, terms of service and termination of services of auditors;

•        appointment of directors, including external directors (if applicable);

•        approval of certain related party transactions;

•        increases or reductions of authorized share capital;

•        a merger; and

•        the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Pharma Two B Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Pharma Two B Articles, holders of the Pharma Two B ordinary shares have one vote for each Pharma Two B Ordinary Share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Pharma Two B’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 331/3% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Pharma Two B qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting.

A general meeting adjourned for lack of a quorum shall be adjourned to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by Pharma Two B’s shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Pharma Two B ordinary shares — Shareholder Meetings.”

Vote Requirements

The Pharma Two B Articles provide that all resolutions of Pharma Two B’s shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Pharma Two B Articles to be effective upon completion of the Merger. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management Following the Merger — Compensation of Directors and Executive Officers” and “— Compensation Policy under the Companies Law.” Under the Pharma Two B Articles, if at any time the share capital of Pharma Two B is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the Pharma Two B Articles, may be modified or cancelled by Pharma Two B by a resolution of the shareholders of the holders of all shares as one class, without any required separate resolution of any class of shares.

Under the Pharma Two B Articles, the approval of the holders of at least 65% of the total voting power of Pharma Two B’s shareholders is generally required to remove any of its directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of Pharma Two B’s shareholders to remove any of its directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of Pharma Two B’s board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of Pharma Two B’s general meetings, its shareholder register (including with respect to material shareholders), articles of association, financial statements, other documents as provided in the Companies Law, and any document Pharma Two B is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Pharma Two B’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Pharma Two B may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2%

of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of a merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to Pharma Two B ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Merger, no preferred shares will be authorized under the Pharma Two B Articles. In the future, if Pharma Two B does authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent its shareholders from realizing a potential premium over the market value of Pharma Two B ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the Pharma Two B Articles, which requires the prior approval of the holders of a majority of the voting power attached to Pharma Two B’s issued and outstanding shares at a general meeting of its shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Pharma Two B Articles, as described above in “Description of Pharma Two B ordinary shares — Shareholder Meetings.” In addition, as disclosed under “Description of Pharma Two B ordinary shares — Election of Directors,” Pharma Two B will have a classified board structure upon completion of the Merger, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of its board of directors.

Borrowing Powers

Pursuant to the Companies Law and the Pharma Two B Articles, Pharma Two B’s board of directors may exercise all powers and take all actions that are not required under law or under the Pharma Two B Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Pharma Two B Articles enable Pharma Two B to increase or reduce its share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by its shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both Pharma Two B’s board of directors and an Israeli court.

Exclusive Forum

The Pharma Two B Articles provide that unless Pharma Two B consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and, for the avoidance of any doubt, such provision does not apply to any claim asserting a cause of action arising under the Exchange Act. The Pharma Two B Articles also provide that unless Pharma Two B consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of Pharma Two B, any action asserting a breach of a fiduciary duty owed by any of its directors, officers or other employees to Pharma Two B or its shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Pharma Two B ordinary shares is            . Its address is            .

COMPARISON OF RIGHTS OF PHARMA TWO B SHAREHOLDERS AND HEPION STOCKHOLDERS

The rights of the shareholders of Pharma Two B and the relative powers of the Pharma Two B board of directors are governed by the laws of the State of Israel and the Pharma Two B Articles. As a result of the Merger, securities held by the Hepion stockholders will be canceled and automatically converted into the right to receive Pharma Two B ordinary shares. Each Pharma Two B ordinary share will be issued in accordance with, and subject to the rights and obligations of, the Pharma Two B Articles which will be effective upon the consummation of the Merger, in substantially the form attached hereto as Annex B. Because Pharma Two B will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the stockholders of Hepion will be governed by Israeli law and the Pharma Two B Articles.

Many of the principal attributes of Pharma Two B ordinary shares and Hepion Common Stock will be similar. However, there are differences between the rights of shareholders of Pharma Two B under Israeli law and the rights of stockholders of Hepion, as in effect prior to the consummation of the Merger under the laws of the State of Delaware. In addition, there are differences between the Pharma Two B Articles as such will be in effect from and after the consummation of the Merger and Hepion’s Charter and bylaws.

The following is a summary comparison of the material differences between the rights of Hepion securityholders under Hepion’s Charter and bylaws and the DGCL, and the rights of Pharma Two B shareholders under Israeli law and the Pharma Two B Articles to be effective upon consummation of the Merger. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Pharma Two B’s or Hepion’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Pharma Two B Articles, the DGCL and Hepion’s Charter and bylaws as they will be in effect from and after the Effective Time. Hepion’s Charter and bylaws are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Law and the DGCL for a more complete understanding of the differences between being a shareholder of Pharma Two B and a shareholder of Hepion.

	Pharma Two B	Hepion
Authorized and Outstanding Capital Stock

Upon the closing of the Merger, Pharma Two B’s authorized capital shall include only one class of ordinary shares, no par value, and the aggregate authorized share capital of Pharma Two B will be 1,001,608 Pharma Two B ordinary shares, without par value.

Under the DGCL, capital stock issued by Hepion may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to Hepion, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by Hepion’s board of directors.

Delaware corporations generally provide their authorized capital stock in their certificate of incorporation.

Under Hepion’s Charter, Hepion has authorized 140,000,000 shares of all classes of capital stock, of which 120,000,000 shares are common stock and 20,000,000 shares are preferred stock.

Special Meetings of Shareholders or Stockholders

Pursuant to the Companies Law, Pharma Two B’s board of directors may whenever it thinks fit convene a special general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 10% or more of Pharma

Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

	Pharma Two B	Hepion
	Two B’s issued and outstanding shares and 1% or more of Pharma Two B’s outstanding voting power or (b) 10% or more of Pharma Two B’s outstanding voting power.	Under Hepion’s bylaws, special meetings of stockholders may be called only by the Chairman of the Board or the Secretary at the request in writing of a majority of the board of directors.
Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Pharma Two B.

Under the DGCL, shareholders may, unless the certificate of incorporation otherwise provides, act by written consent with the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders.

Under Hepion’s Charter, any action required or permitted to be taken by the stockholders of Hepion must be effected by a duly called annual or special meeting of such stockholders. Any action required to be taken at any annual or special meeting of the stockholders of Hepion, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Quorum

The quorum required for Pharma Two B’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 331⁄3% of the total outstanding voting power of Pharma Two B’s shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Pharma Two B qualifies as a “foreign private issuer,” then in such case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Pharma Two B’s shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or

As permitted by the DGCL, under Hepion’s bylaws, generally, the holders of stock representing one-third (33.33%) of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall be requisite for and shall constitute a quorum of all meetings of the stockholders, except as otherwise provided by law, by the Charter or by the bylaws.

	Pharma Two B	Hepion

by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by Pharma Two B’s shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to make such request. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Notice of Meetings

Pursuant to the Companies Law and the regulations promulgated thereunder, Pharma Two B shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law (including the appointment or removal of directors), not less than 35 days. Pursuant to the Pharma Two B Articles to be effective upon the closing of the Merger, Pharma Two B is not required to deliver or serve prior notice of general meetings of Pharma Two B shareholders or of any adjournments thereof to any Pharma Two B shareholder subject to any mandatory provision of the Companies Law, and notice by Pharma Two B which is published on its website and on the SEC’s EDGAR database or similar publication via the internet shall be deemed to have been duly given on the date of such publication to all Pharma Two B shareholders.

Under the DGCL, without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by a corporation under any provision of the DGCL, its certificate of incorporation or its bylaws may be given in writing directed to the shareholder’s mailing address (or by electronic transmission directed to the shareholder’s electronic mail address, as applicable) as it appears on the records of the corporation.

Under Hepion’s bylaws, Hepion stockholder meetings generally require notice not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

Advance Notice Provisions

Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of Pharma Two B’s voting rights may propose any matter appropriate for deliberation at a Pharma Two B shareholder meeting to be included on the agenda of a Pharma Two B shareholder meeting, excluding nomination of candidates for directors, which is set to the amount currently mandated pursuant to the Companies Law and the regulations promulgated thereunder (currently 5% of Pharma Two B’s voting rights), generally by submitting a proposal within seven days of publicizing the convening of a Pharma Two B shareholder meeting, or, if Pharma Two B publishes a preliminary notice at least 21 days prior to publicizing the convening of a Pharma Two B shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Pharma Two B Articles to be effective upon the closing of the Merger.

Written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting, as of the record date for determining the stockholders entitled to notice of the meeting, not less than 10 nor more than 60 days before the date of the meeting.

The notice must state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Under Hepion’s bylaws, stockholders may propose matters to be brought forth at the annual meeting of stockholders of Hepion if they are a stockholder of record entitled to vote and if that stockholder provides written notice to the Secretary of Hepion at the principal executive offices of Hepion

Pharma Two B	Hepion

not less than 90 days nor more than 120 day in advance of the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs.

Such stockholder notice must set forth: (a) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) as to the stockholder and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of each such person, and of any holder of record of the stockholder’s shares as they appear on Hepion’s books, (ii) (A) the class and number of all shares of capital stock of Hepion that are owned by each such person (beneficially and of record) and owned by any holder of record of each such person’s shares, as of the date of the stockholder’s notice, and a representation that the stockholder will notify Hepion in writing of the class and number of such shares owned of record and beneficially by each such person as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed and (B) the name of each nominee holder of shares of stock of Hepion owned but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of Hepion held by each such nominee holder, (iii) any material interest of each such person, or any affiliates or associates of each such person, in such business, (iv) a description of any transaction, agreement, arrangement or understanding with respect to such business between or among each such person and any of its affiliates or associates, and any others (including their names) in connection with the proposal of such business and any interest of such person or any affiliates or associates in such business, including the contemplated benefit therefrom to such person or affiliate or associate of such

	Pharma Two B	Hepion

person, and a representation that the stockholder will notify Hepion in writing of any such transaction, agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description of any transaction, agreement, arrangement or understanding (including any derivative instruments, swaps, warrants, short positions, profit interests, options, hedging transactions, borrowed or loaned shares or other transactions) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, each such person or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of each such person or any of its affiliates or associates with respect to shares of stock of Hepion, and a representation that the stockholder will notify Hepion in writing of any such transaction, agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (vi) a representation that the stockholder is a holder of record or beneficial owner of shares of Hepion entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, (vii) a representation whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Hepion’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal, and (viii) any other information relating to each such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by each such person with respect to the proposed business to be brought by each such person before the annual meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Amendments to The Articles of Association/Certificate of Incorporation

According to the Pharma Two B Articles to be effective upon the closing of the Merger, Pharma Two B’s shareholder resolutions, including amendments to the Pharma Two B Articles to be effective upon the closing of the Merger, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of at least

Under the DGCL, a corporation may amend its certificate of incorporation from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment.

	Pharma Two B	Hepion

65% of the voting power of Pharma Two B’s shareholders shall be required to amend or alter Article 25 (relating to the shareholders proposals); Article 38 (relating to the number of directors); Article 39 (relating to the election and removal of directors); and Article 41 and Article 42 (relating to board vacancies).

Under Hepion’s Charter, Hepion reserves the right at any time and from time to time to amend Hepion’s Charter or any provision thereof, and all rights and powers of any kind conferred upon a director or stockholder of Hepion by the Charter or any amendment thereof are conferred subject to such right.

Size of Board of Directors, Election of Directors

The Pharma Two B Articles to be effective upon the closing of the Merger provide that the number of directors shall be not less than five or more than seven, including any external directors, if any are elected. Under the Pharma Two B Articles to be effective upon the closing of the Merger, the directors of Pharma Two B, other than external directors, for whom special election requirements apply under the Companies Law, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of Pharma Two B’s shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2025 and after, each year the term of office of only one class of directors will expire.

Under the Companies Law, generally, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Pharma Two B may classify directors as “independent directors” pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, Pharma Two B has elected to “opt out” from the Companies Law requirement to appoint external directors.

Under the DGCL, the board of directors of a corporation shall consist of one or more natural persons, as fixed by, or in the manner provided in, the certificate of incorporation or bylaws of the corporation.

Under Hepion’s Charter and bylaws, the number of directors shall be fixed from time to time by or in the manner provided in the bylaws or amendment thereof duly adopted by the board of directors or by the stockholders of Hepion.

The board of directors shall consist of one or more members, the exact number of which was initially fixed by the incorporator and thereafter from time to time by the board of directors.

Removal of Directors	Pharma Two B’s shareholders may, by a vote of least 65% of the total voting power of the Pharma Two B’s shareholders, remove any director from office.

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

No equivalent provision exists in Hepion’s Charter or bylaws.

	Pharma Two B	Hepion
Board of Directors Vacancies and Newly Created Directorships

The Pharma Two B Articles to be effective upon the closing of the Merger provide that in the event that one or more vacancies are created on the Pharma Two B board of directors, however arising, including a situation in which the number of directors is less than the maximum number permitted, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy. If not filled by the board of directors, any vacancy may be filled by a shareholder resolution. In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of Pharma Two B’s shareholders for the purpose of electing directors to fill any and all vacancies. Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

Under Hepion’s Charter and bylaws, newly created directorships resulting from an increase in the number of directors and any vacancies on Hepion’s board of directors may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Exclusive Forum

The Pharma Two B Articles to be effective upon the closing of the Merger provide that unless Pharma Two B consents in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the exclusive form for the resolution of any complaint asserting a cause of action arising under the Securities Act (for the avoidance of doubt, such provision does not apply to complaints asserting a cause of action arising under the Exchange Act), and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of Pharma Two B, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pharma Two B to Pharma Two B or its shareholders, or (c) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Unless Hepion (through approval of the board of directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Hepion, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of Hepion to Hepion or Hepion’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

	Pharma Two B	Hepion
Limitation of Liability

The Pharma Two B Articles to be effective upon the closing of the Merger provide that Pharma Two B may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt Pharma Two B directors and officers, to the maximum extent permitted by law, from and against all liability for damages due to any breach of such director’s or officer’s duty of care.

Under the DGCL, a certificate of incorporation of a corporation may provide for the elimination or limitation of personal liability for directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duties as a director, provided that such provision shall not eliminate or limit liability for:

(i) A director for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(ii) A director for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) A director under § 174 of the DGCL; or (iv) A director for any transaction from which the director derived an improper personal benefit.

Under Hepion’s Charter, a director shall not be personally liable to Hepion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Hepion or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification and Advancement

The Pharma Two B Articles state that Pharma Two B may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of Pharma Two B for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Pharma Two B and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.

Under the DGCL, a corporation may provide for indemnification an advancement of expenses.

Under Hepion’s Charter, Hepion shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as may be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Hepion or, while a director or officer of Hepion, is or was serving at the request of Hepion

Pharma Two B	Hepion

as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and reasonably incurred by such Covered Person. The right to indemnification conferred by the Charter includes the right to be paid by Hepion the reasonable expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, except where the Covered Person pleads guilty or nolo contendere in a criminal proceeding (excluding traffic violations and other minor offenses), upon receipt by Hepion of an undertaking by or on behalf of the Covered Person receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by Hepion under the Charter. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, Hepion shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of Hepion.

PRINCIPAL SHAREHOLDERS OF PHARMA TWO B

The following table sets forth information with respect to the beneficial ownership of Pharma Two B ordinary shares prior to completion of the Merger and the PIPE Investment on an as-converted to Pharma Two B ordinary shares basis, as of July 31, 2024, by:

•        each person or entity known by Pharma Two B to own beneficially more than 5% of the outstanding Pharma Two B ordinary shares;

•        each of Pharma Two B’s named executive officers and directors; and

•        all of Pharma Two B’s executive officers and directors as a group.

The beneficial ownership of Pharma Two B ordinary shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, Pharma Two B deems Pharma Two B ordinary shares issuable pursuant to options or warrants that are currently exercisable or exercisable within 60 days of July 31, 2024 to be outstanding and to be beneficially owned by the person holding the warrants or options for the purposes of computing the percentage ownership of that person, but Pharma Two B does not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of Pharma Two B ordinary shares beneficially owned is based on 4,963,610 Pharma Two B ordinary shares outstanding as of July 31, 2024, without giving effect to the consummation of the Merger or the PIPE Investment, but after giving effect to a 78.34-for-one forward stock split that Pharma Two B intends to effect prior to consummation of the Merger, and after giving effect to the conversion of all outstanding Pharma Two B preferred shares.

Information with respect to beneficial ownership by 5% shareholders has been based on Pharma Two B’s records and other information provided to Pharma Two B. Except as otherwise set forth in the footnotes to the following table, the address of each beneficial owner is c/o Pharma Two B Ltd., 12 Shaul Hamelech St., Kiryat Ono, 5565420, Israel.

Name	Number of Pharma Two B ordinary shares Beneficially Owned	Percentage of Ownership
>5% Shareholders
Ocorian Fund Management S.a r.l(1)	1,055,968	20.4%
JK&B Shalom V-A, LLC(2)	920,280	16.8%
Israel Biotech Fund I, L.P.(3)	1,574,468	29.7%
Marius Nacht(4)	777,072	14.7%
Myung In Pharm. Co., Ltd.(5)	331,072	6.7%
Named Executive Officers and Directors
Dan Teleman(6)	25,466	*
Shai Lankry	—	—
Jeffery Berkowitz(7)	34,490	*
David Kronfeld	—	—
Alex Mogle(8)	7,364	*
Yuval Cabilly	—	—
Nir Bernstein	—	—%
Itamar Borowitz	—	—
All directors and executive officers as a group (8 persons)	67,320	1.3%

____________

*        Less than 1%

(1)      Consists of 844,916 Pharma Two B ordinary shares and warrants to purchase 211,053 Pharma Two B ordinary shares exercisable within 60 days of July 31, 2024, held by or for Ocorian Fund Management S.a r.l. The principal business address of Ocorian Fund Management S.a.r.l.is 8A, Boulevard Joseph II, L-1840 Luxembourg.

(2)      Consists of 672,407 Pharma Two B ordinary shares and warrants to purchase 247,873 Pharma Two B ordinary shares. The principal business address of JK&B Shalom V-A, LLC is Two Prudential Plaza 180 North Stetson Avenue, Suite 4500 Chicago, Illinois 60601.

(3)      Consists of 1,242,847 Pharma Two B ordinary shares and warrants to purchase 331,621 Pharma Two B ordinary shares. The principal business address of Israel Biotech Fund I, L.P. is HaOgen B, 4 Oppenheimer St., Rehovot 7670104, Israel.

(4)      Consists of 445,451 Pharma Two B ordinary shares and warrants to purchase 331,621 Pharma Two B ordinary shares. The principal business address of Marius Nacht is Yechezkel 18, Tel Aviv, Israel 6259524.

(5)      Consists of 291,901 Pharma Two B ordinary shares and warrants to purchase 39,171 Pharma Two B ordinary shares. The principal business address of Myung In Pharm. Co., Ltd is 361-12, Noha-gil Paltan-myeon Hwaseong-si Gyeonggi.

(6)      Consists of 25,466 Pharma Two B ordinary shares underlying options, exercisable within 60 days of July 31, 2024.

(7)      Consists of 34,490 Pharma Two B ordinary shares underlying options, exercisable within 60 days of July 31, 2024.

(8)      Consists of 7,364 Pharma Two B ordinary shares underlying options, exercisable within 60 days of July 31, 2024.

PRINCIPAL SECURITYHOLDERS OF HEPION

The following table sets forth certain information regarding beneficial ownership of shares of Hepion common stock as of the Record Date, based on                shares issued and outstanding by (i) each person known to beneficially own more than 5% of Hepion’s outstanding common stock, (ii) each of Hepion’s directors, (iii) Hepion’s named executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of the Record Date. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Hepion Pharmaceuticals, Inc., 399 Thornall Street, First Floor, Edison, New Jersey 08837.

Name	Number of Pharma Two B ordinary shares Beneficially Owned	Percentage of Ownership
>5% Shareholders
John Cavan(1)	79,808%
Dr. Robert Foster	2,363%
Dr. Todd Hobbs(2)	—%
John Brancaccio(3)	99,519
Dr. Timothy Block(4)	99,558
Dr. Kaouthar Lbiati(5)	88,000
Michael Purcell(6)	746%
All current executive officers and directors as a group (7 persons)(7)	369,994%

____________

(1)      Consists of 746 shares of Hepion Common Stock, 79,056 shares underlying options of Hepion Common Stock, and warrants to purchase 6 shares of Hepion Common Stock exercisable within 60 days of July 31, 2024. Mr. Cavan left Hepion as interim CEO in August 2024.

(2)      Dr. Hobbs left Hepion as CMO in September 2023.

(3)      Consists of 351 shares of Hepion Common Stock, 99,167 shares underlying options of Hepion Common Stock, and warrants to purchase one share of Hepion Common Stock exercisable within 60 days of July 31, 2024.

(4)      Consists of 351 shares of Hepion Common Stock and 99,207 shares underlying options of Hepion Common Stock exercisable within 60 days of July 31, 2024.

(5)      Consists of options to purchase 88,000 shares of Hepion Common Stock exercisable within 60 days of July 31, 2024.

(6)      Mr. Purcell joined the Board of Hepion in March 2024.

(7)      Includes 365,430 shares underlying options of Hepion Common Stock exercisable within 60 days of July 31, 2024 and warrants to purchase 7 shares of Hepion Common Stock exercisable within 60 days of July 31, 2024.

PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the Merger and the PIPE Investment by:

•        each expected director and named executive officer of the combined company;

•        all of the combined company’s expected directors and executive officers as a group; and

•        each person or group who is expected by the management of Hepion or Pharma Two B to become the beneficial owner of more than 5% of the common stock of the combined company following the consummation of the Merger and the PIPE Investment.

Unless otherwise indicated in the footnotes to this table, Hepion and Pharma Two B believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as being beneficially owned.

Immediately after the Merger and consummation of the PIPE Investment (and after taking into account a            -for-one forward share split that Pharma Two B intends to effect prior to consummation of the Merger, and after giving effect to the conversion of all outstanding Pharma Two B preferred shares (including preferred shares issued upon conversion of SAFEs), Pharma Two B is expected to have approximately            ordinary shares issued and outstanding, assuming an Exchange Ratio of approximately            shares of Pharma Two B ordinary shares for each share of Hepion common stock. Pharma Two B ordinary shares that may be acquired by an individual or group within 60 days of            , 2024, pursuant to the exercise of options or warrants, are deemed to be outstanding for purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of Pharma Two B ordinary shares of any other person shown in the table.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Pharma Two B Ltd., 12 Shaul Hamelech St., Kiryat Ono, 5565420, Israel.

Name	Number Of Shares Beneficially Owned	Percentage Owned
>5% Shareholders:
%
%
%
%
%
Named Executive Officers and Directors:
%
%
%
%
%
%
%
%
%
%
All directors and executive officers as a group		%

____________

*        Less than 1%

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Merger is completed, Pharma Two B shareholders will be entitled to attend and participate in Pharma Two B’s annual general meetings of shareholders. Pharma Two B will provide notice of the date on which its annual general meeting will be held in accordance with the Pharma Two B Articles and the Companies Law.

APPRAISAL RIGHTS

In connection with the Merger, Hepion’s stockholders will have no appraisal rights under Delaware General Corporate Law because shares of Hepion’s common stock will remain listed on Nasdaq prior to the closing of the Merger, and, as a closing condition of the Merger, Pharma Two B’s ordinary shares will be approved for listing on Nasdaq concurrently with the closing of the Merger.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Hepion’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 399 Thornall Street, First Floor, Edison, New Jersey, 08837 or (732) 902-4000. Following the Merger, such communications should be sent in care of Pharma Two B, 12 Shaul Hamelech St., Kiryat Ono, 5565420, Israel. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Pharma Two B ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Pharma Two B by Meitar | Law Offices. Certain legal matters relating to U.S. law will be passed upon for Pharma Two B by Goodwin Proctor LLP. Certain legal matters will be passed upon for Hepion by Sheppard, Mullin, Richter & Hampton LLP,.

EXPERTS

The consolidated financial statements of Hepion Pharmaceuticals, Inc. (the “Company”) as of and for the year ended December 31, 2023 included in this proxy statement/prospectus have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of Hepion Pharmaceuticals, Inc. as of December 31, 2022 and for the year ended December 31, 2022, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Pharma Two B Ltd. as of December 31, 2023 and 2022, and for each of the two years ended December 31, 2023, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1b to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Hepion and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Hepion’s proxy statement. Upon written or oral request, Hepion will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that Hepion delivers single copies of such document in the future. Stockholders may notify Hepion of their requests by writing or calling Hepion at its principal executive offices at 399 Thornall Street, First Floor, Edison, New Jersey, 08837 or (732) 902-4000.

ENFORCEABILITY OF CIVIL LIABILITIES

Pharma Two B is incorporated under the laws of the State of Israel. Service of process upon Pharma Two B and upon its directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Pharma Two B’s assets and substantially all of Pharma Two B’s directors and officers are located outside the United States, any judgment obtained in the United States against Pharma Two B or any of its directors and officers may not be collectible within the United States.

Pharma Two B has irrevocably appointed Pharma Two B, Inc., Pharma Two B’s wholly-owned subsidiary, as its agent to receive service of process in any action against Pharma Two B in any U.S. federal or state court arising out of the Transactions. The address of Pharma Two B’s agent is 14 Ridge Rd., Cresskill, New Jersey, 07626.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•        the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•        the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•        the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•        the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•        the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•        the judgment was obtained by fraud;

•        the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•        the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•        the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•        at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR

The transfer agent and warrant agent for Pharma Two B’s securities will be            .

WHERE YOU CAN FIND MORE INFORMATION

Pharma Two B has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Hepion files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Hepion at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger, you should contact via phone or in writing:

Hepion Pharmaceuticals, Inc.
399 Thornall Street, First Floor
Edison, New Jersey 08837
(732) 902-4000

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than            , 2024.

All information contained in this proxy statement/prospectus relating to Pharma Two B has been supplied by Pharma Two B, and all such information relating to Hepion has been supplied by Hepion. Information provided by one another does not constitute any representation, estimate or projection of the other.

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of Pharma Two B Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pharma Two B Ltd. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, statements of changes in redeemable convertible preferred shares and capital deficiency and statements of cash flows for each of the two years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations, incurred an accumulated deficit, and has stated that these events or conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
September 4, 2024	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

We have served as the Company’s auditor since 2024.

PHARMA TWO B LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands except share and per share data)

	December 31
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	2,184	5,996
Restricted bank deposits	—	33
Other receivables	36	57
Total current assets	2,220	6,086

Non-current assets:
Property plant and equipment, net	2	24
Operating lease right-of-use assets	—	42
Total non-current assets	2	66
TOTAL ASSETS	2,222	6,152

Liabilities and redeemable convertible preferred shares, net of capital deficiency
Current liabilities:
Trade payables	143	1,295
Accrued expenses and other payables	215	435
Operating lease short-term liabilities	—	44
Total current liabilities	358	1,774

Non-current liabilities –
Warrants	7,890	14,513
TOTAL LIABILITIES	8,248	16,287

COMMITMENTS

REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Preferred C Shares, of NIS 1 par value – Authorized: 7,862 shares at December 31, 2023 and 2022; Issued and outstanding: 4,193 shares at December 31, 2023 and 2022	7,943	7,943
Preferred D Shares, of NIS 1 par value – Authorized: 2,618 shares at December 31, 2023 and 2022; Issued and outstanding: 1,835 shares at December 31, 2023 and 2022	3,467	3,467
Preferred E Shares, of NIS 1 par value – Authorized: 18,521 shares at December 31, 2023 and 2022; Issued and outstanding: 11,108 and 13,330 shares at December 31, 2023 and 2022	21,654	25,987
Preferred E-2 Shares, of NIS 1 par value – Authorized, Issued and outstanding: 1,623 shares at December 31, 2023 and 2022	5,000	5,000
Preferred E-3 Shares, of NIS 1 par value – Authorized 3,890 shares at December 31, 2023 and 2022; Issued and outstanding: 1,608 shares at December 31, 2023 and 2022	5,000	5,000
Preferred F Shares, of NIS 1 par value – Authorized: 17,161 shares at December 31, 2023 and 2022; Issued and outstanding: 1,826 and 2,243 shares at December 31, 2023 and 2022	2,000	2,456
Preferred F-1 Shares, of NIS 1 par value – Authorized, Issued and outstanding: 6,159 and 7,161 shares at December 31, 2023 and 2022	10,447	12,146
TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES	55,511	61,999

PHARMA TWO B LTD.
CONSOLIDATED BALANCE SHEETS — (Continued)
(U.S. dollars in thousands except share and per share data)

	December 31
	2023	2022
CAPITAL DEFICIENCY
Ordinary shares of NIS 1 par value – Authorized: 916,921 shares at December 31, 2023 and 2022; Issued and outstanding: 9,060 shares at December 31, 2023 and 2022;	3	3
Ordinary A shares of NIS 1 par value – Authorized, Issued and outstanding: 3,453 shares at December 31, 2023 and 2022;	1	1
Ordinary B shares of NIS 1 par value – Authorized: 2,000 shares at December 31, 2023 and 2022; Issued and outstanding: 940 shares at December 31, 2023 and 2022;	*	*
Additional paid-in capital	3,576	3,765
Accumulated deficit	(65,117)	(75,903)
TOTAL CAPITAL DEFICIENCY	(61,537)	(72,134)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES NET OF CAPITAL DEFICIENCY	2,222	6,152

____________

*        Represent amount lower than 1.

The accompanying notes are an integral part of these consolidated financial statements.

PHARMA TWO B LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share data)

	Year ended December 31
	2023	2022
OPERATING EXPENSES
Research and development	1,621	5,151
General and administrative	886	2,642
Capital gain	(21)	—
OPERATING LOSS	(2,486)	(7,793)
CHANGE IN FAIR VALUE OF WARRANTS AND CONVERTIBLE INSTRUMENTS	6,623	6,041
FINANCE INCOME, net	161	45
Net income (LOSS) for the Year	4,298	(1,707)

EARNINGS (LOSS) PER ORDINARY, ORDINARY A AND ORDINARY B SHARE BASIC and DILUTED:
BASIC	64	(615)
DILUTED	64	(676)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED EARNING (LOSS) PER SHARE:
BASIC	13,453	13,453
DILUTED	13,453	20,634

The accompanying notes are an integral part of these consolidated financial statements.

PHARMA TWO B LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CAPITAL DEFICIENCY
(U.S. dollars in thousands, except share data)

	Redeemable Convertible Preferred Shares		Ordinary, Ordinary A and Ordinary B Shares		Additional paid-in capital Amount	Accumulated deficit Amount	Total Amount
	Number of shares	Amount	Number of shares	Amount
BALANCE AT JANUARY 1, 2022	22,589	47,397	13,453	4	3,372	(74,196)	(70,820)
CHANGES DURING 2022:
Loss for the year			—	—		(1,707)	(1,707)
Issuance of preferred shares, see note 7(b)	2,243	2,456
Conversion of convertible instrument into preferred shares, see note 3	7,161	12,146
Share-based compensation, see note 8	—	—	—	—	393		393
BALANCE AT DECEMBER 31, 2022	31,993	61,999	13,453	4	3,765	(75,903)	(72,134)
CHANGES DURING 2023:
Profit for the year						4,298	4,298
Surrender of certain Preferred shares, see note 7(d)	(3,641)	(6,488)				6,488	6,488
Share-based compensation, see note 8					(189)		(189)
BALANCE AT DECEMBER 31, 2023	28,352	55,511	13,453	4	3,576	(65,117)	(61,537)

The accompanying notes are an integral part of these consolidated financial statements.

Pharma Two B LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	Year ended December 31
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) for the year	4,298	(1,707)
Adjustments required to reconcile income (loss) to net cash used in operating activities:
Depreciation	12	11
Share-based compensation	(189)	393
Finance (income) expenses, net	(8)	4
Change in fair value of warrants and convertible instruments	(6,623)	(6,041)
Capital gain	(21)	—
Changes in operating asset and liabilities:
Change in operating lease	(2)	(6)
Decrease in other current assets	21	221
Increase (decrease) in trade payables	(1,152)	205
Decrease in accrued expenses and other payables	(220)	(689)
Net cash used in operating activities	(3,884)	(7,609)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets	31	—
Purchase of property, plant and equipment	—	(12)
Proceeds from restricted bank deposits	33	—
Net provided by in investing activities	64	(12)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of Preferred F Shares and Warrants	—	5,326
DECREASE IN CASH AND CASH EQUIVALENTS	(3,820)	(2,295)
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	8	*
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	5,996	8,291
CASH AND CASH EQUIVALENTS AT END OF THE YEAR	2,184	5,996

SUPPLEMENTARY INFORMATION ON INVESTING AND FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS:
Conversion of convertible security into Preferred F-1 shares and Preferred F warrants	—	21,307
Surrender of preferred shares	6,488

SUPPLEMENTARY INFORMATION
Interest received	153	49

____________

*        Represent amount lower than 1.

The accompanying notes are an integral part of these consolidated financial statements.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 1 — NATURE OF OPERATIONS:

a.      Pharma Two B Ltd. (hereinafter — the Company) was incorporated in Israel. The Company is engaged in development of medical drugs and focuses on developing innovative, clinically differentiated and value-added products, based on previously approved drugs. In December 2021, the Company completed a successful Phase III pivotal clinical trial with its Parkinson’s Disease (hereinafter — “PD”) combination product P2B001.

The Company has one wholly-owned subsidiary named Pharma Two B Inc. (hereinafter — “the Subsidiary”), which was incorporated in February 2021 as a Delaware corporation. As of the date of these consolidated financial statements, the subsidiary has no operating activity.

b.      Because the Company is engaged in research and development activities, it has not derived income from its activities and has incurred accumulated losses in the amount of $65 million through December 31, 2023 and negative cash flows from operating activities. The Company does not expect to generate significant revenue unless and until it obtains marketing approval for its products and/or signs strategic agreements. The Company’s management is of the opinion that as of the date these financial statements are available to be issued its available funds are not sufficient to meet its liquidity requirements for the following twelve months. These factors raise substantial doubt as to the Company’s ability to continue as a going concern.

Until the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operations and pursue its development efforts for its product, including seeking regulatory approval and commercialization activities if approved, through a combination of public or private offerings of securities, debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. In any event, even if the Company can complete the Merger and PIPE agreement as described below, the Company will require additional funds through a public or private equity or debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. However, there is no certainty about the Company’s ability to obtain such funding.

The financial information has been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. If the Company does not raise the requisite funds, it will need to curtail or cease operations. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

c.      On July 19, 2024 the Company has entered into a merger agreement with Hepion Pharmaceuticals Inc. (NASDAQ: HEPA) (“Hepion”), a Delaware corporation, pursuant to which a wholly-owned subsidiary of the Company (“Merger Sub”), which is indirectly held through two layers of subsidiaries, will merge with and into Hepion. As a result, Hepion will become a wholly owned subsidiary of the Company (indirectly through two layers of subsidiaries), its pre-merger shareholders will become shareholders of the Company and the Company will be listed on Nasdaq, as further detailed in the Agreement and Plan of Merger (the “Merger” and the “Merger Agreement”). This Merger will result in Hepion becoming a wholly owned indirect subsidiary of the Company, with the exchange of Hepion’s common stock for the Company’s ordinary shares. Prior to the Merger, all the Company’s outstanding Ordinary A shares, Ordinary B shares and preferred shares, will convert into ordinary shares of the Company. Warrants to purchase preferred shares will convert into warrants to purchase ordinary shares of the Company. Certain stock options will vest immediately upon the Merger.

In conjunction with the Merger Agreement, the Company has also entered into a Securities Purchase Agreement (the “PIPE Agreement”), pursuant to which the Company agreed to issue and sell up to $11.5 million in securities, including ordinary shares and various warrants (the “PIPE Transaction”).

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 1 — NATURE OF OPERATIONS: (cont.)

Out of the $11.5 million to be raised under the PIPE Transaction, a few Company shareholders (the “Participating Shareholders”) have committed to invest an amount of $1.5 million. The Participating Shareholders will be entitled to certain beneficial conversion rights. Immediately prior and subject to the Merger closing, all of the issued and outstanding shares of the Company, held by each Participating Shareholders, will automatically convert into one Preferred F-4 Share and, immediately thereafter, such Preferred F-4 Share shall automatically be converted into fully paid and non-assessable Ordinary Shares in a number equal to such number of Ordinary Shares into which all of the prior shares held by the applicable Participating Shareholders would have been converted, plus their pro rata portion out of the of 12.5% additional allocation of the Company’s Ordinary Shares on a fully diluted as-converted basis, as further detailed in the Company’s amended and restated articles of association planned to be adopted prior to the closing of the Merger.

In addition, on July 19, 2024, Hepion issued 2.9 million non-convertible senior, unsecured, interest-free notes in a private placement (the — “Hepion notes”). Hepion notes mature at the earlier of: (i) December 31, 2024; (ii) the closing of Merger; or (iii) the termination of Merger pursuant to terms of Merger Agreement. Hepion loaned $600 of the proceeds to the Company through a non-convertible unsecured note that bears nominal interest and matures on the same terms as the notes, but which will be forgiven and cancelled upon consummation of the Merger. The Company may be required to use a portion of the proceeds of the PIPE Transaction to repay the Hepion notes.

The Merger Agreement and the Merger were approved by the members of the board of directors of both Company and Hepion. The Merger close is subject to the satisfaction of customary closing conditions under the Merger Agreement, including the approval of the Merger by Hepion’s and the Company’s shareholders, and Nasdaq approval of the listing of the combined company’s securities.

d.      In October 2023, Hamas terrorists infiltrated Israel’s southern border and launched a series of attacks against Israel. Following these attacks, Israel’s security cabinet declared war against Hamas and initiated a military campaign. As of the issuance date of this report, there was no material impact on the Company’s ongoing operations in Israel. The Company continues to monitor its ongoing activities and will make any needed adjustments to ensure continuity of its business, while supporting the safety and well-being of its employees.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:

a.      Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

b.      Use of estimates in the preparation of financial statements

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to the fair value of share-based compensation, convertible securities and warrants.

c.      Principles of consolidation and presentation

The consolidated financial statements include the accounts of the Company and its Subsidiary. Intercompany transactions and balances are eliminated in consolidation.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

d.      Functional currency

The U.S. dollar (“dollar”) is the currency of the primary economic environment in which the operations of the Company and its Subsidiary are conducted. Almost all Company operational expenses are in dollars and the Company’s financing has been provided in dollars. Accordingly, the functional currency of the Company is the dollar.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and(ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, etc.) —  historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

e.      Cash and cash equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

f.       Contingencies

Certain conditions may exist as of the date of the financial statements, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities and such assessment inherently involves an exercise of judgment.

Management applies the guidance in ASC 450-20-25 when assessing losses resulting from contingencies. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be reasonably estimated, then the estimated liability is recorded as accrued expenses in the Company’s financial statements.

g.      Financial Instruments

When the Company issues preferred shares, it considers the provisions of Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) in order to determine whether the preferred share should be classified as a liability. If the instrument is not within the scope of ASC 480, the Company further analyzes the instrument’s characteristics in order to determine whether it should be classified within temporary equity (mezzanine) or within permanent equity in accordance with the provisions of ASC 480-10-S99. The Company’s redeemable convertible preferred shares are not mandatorily or currently redeemable. However, they include a liquidation or deemed liquidation events that would constitute a redemption event that is outside of the Company’s control. As such, all shares of redeemable preferred shares have been presented outside of permanent equity.

The Company’s issued financial instruments (warrants and convertible security) are in the scope of ASC 480 because they are exercisable into redeemable convertible preferred shares which their redemption is outside of the Company’s control. For further details see Note 5 regarding warrants to purchase preferred shares and Note 4 regarding the convertible security.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

h.      Share-based compensation

The Company accounts for employees’ and directors’ share-based payment awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period using the straight-line method. Forfeitures are recognized as they occur.

i.       Employee severance benefits

The Company is required to make severance payments upon dismissal of an employee or upon termination of employment in certain circumstances.

In accordance with the current employment terms with all of its employees (Section 14 of the Israeli Severance Pay Law, 1963) located in Israel, the Company makes regular deposits, at a rate of 8.33% of their monthly salary, with certain insurance companies for accounts controlled by each applicable employee in order to secure the employee’s full retirement benefit obligation. The Company is relieved from any severance pay liability with respect to each such employee after it makes the payments on behalf of the employee. The liability accrued in respect of these employees and the amounts funded, as of the respective agreement dates, are not reflected on the Company’s consolidated balance sheet, as the amounts funded are not under the control and management of the Company and the pension or severance pay risks have been irrevocably transferred to the applicable insurance companies.

The amounts of severance payment expenses were $64 and $86 and for the years ended December 31, 2023 and 2022, respectively.

j.       Research and development costs

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of clinical trials, clinical trial supplies, salaries, share-based compensation expenses, payroll taxes and other employee benefits, lab expenses, consumable equipment and consulting fees. All costs associated with research and development are expensed as incurred.

Grants received from the Israeli Innovation Authority (“IIA”) for approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a deduction from research and development expenses. See note 6.

k.      Income taxes:

1)      Deferred taxes

Deferred taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future.

2)      Uncertainty in income tax

The Company follows a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained based on technical merits. If this threshold is met, the second step is to measure the tax position as the largest amount that has more than a 50% likelihood of being realized upon ultimate settlement.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

l.       Fair value measurement

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1:      Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:      Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.

Level 3:      Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers credit risk in its assessment of fair value.

m.     Concentration of credit risks

Financial instruments which potentially subject the Company to credit risk consist primarily of cash, cash equivalents, and restricted short-term deposits. The Company has not experienced any credit losses in such accounts. Most of the Company’s cash and cash equivalents and bank deposits are deposited with major banks in Israel.

n.      Earnings (loss) per share

Earnings (loss) per ordinary share is computed by adjusting net income (loss) after reducing cumulative dividends on preferred shares.

The Company calculates earnings (loss) per share using the two-class method required for participating securities. This method entails allocating income available to ordinary shareholders for the period between ordinary shares and participating securities based on their respective rights to receive dividends as if all income for the period had been distributed. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the year.

The Company also considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. However, these participating securities do not contractually require the holders to participate in the Company’s losses. Consequently, net loss for the periods presented was not allocated to the Company’s participating securities.

o.      Segment reporting

An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker for the purpose of assessing performance and allocating resources and for which discrete financial information is available. The Company operates in one operating segment.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

p.      Newly issued and recently adopted accounting pronouncements:

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act for EGCs, the Company has elected to defer compliance with new or revised ASUs until it is required to comply with such updates, which is generally consistent with the adoption dates of private companies.

Recently issued accounting pronouncements, not yet adopted:

i.       In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the United States and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis. Early adoption is permitted, with the option to apply the standard retrospectively. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements disclosures.

ii.      In November 2023, the FASB issued ASU 2023-07 “Segment Reporting: Improvements to Reportable Segment Disclosures”. This guidance expands public entities’ segment disclosures primarily by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures required under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments are required to be applied retrospectively to all prior periods presented in an entity’s financial statements. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements and related disclosures.

NOTE 3 — CONVERTIBLE SECURITY:

a.      On March 15, 2021, the Company entered into an advance investment agreement (the — AIA) totaling $8.6 million (the — Investment Amount) with its current investors. The AIA provides the investors with rights to future equity in the Company under the terms of the AIA. Upon the consummation of a transaction or series of related transactions as specified in the AIA, the Investment Amount will be converted automatically into the same shares issued to the third party investors at a price per share which shall reflect a 25% or 50% discount.

b.      The security is accounted for as a liability in accordance with ASC 480 and is measured at fair value with changes in fair value recognized in earnings in accordance with ASC 480-10-35-5.

c.      On September 15, 2022 the Company signed an amendment to the AIA, according to which the outstanding Investment Amount of $8.6 million was converted into the Company’s most senior class of shares. As a result, 7,161 of the Company’s Series F-1 Preferred Shares were issued, at a price per share of $1,200 per each Preferred F-1 Share. In addition, the Company issued to each AIA purchaser warrants to purchase an aggregate number of up to 7,161 Preferred F Shares, for a purchase price of $2,400 per share, see also Note 4.

d.      The fair value of the convertible security was determined according to the Option Pricing Model (“OPM”), which estimates the value of each equity instrument into which the convertible securities will be converted, in the event of a liquidation event.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 3 — CONVERTIBLE SECURITY: (cont.)

e.      The table below sets forth a summary of changes in the fair value of the convertible security classified as Level 3:

Convertible security Year ended December 31 2022
Balance at beginning of year	26,982
Changes in fair value	(5,675)
Conversion to preferred F shares and warrants	(21,307)
Balance at end of year	—

NOTE 4 — WARRANTS:

a.      Warrants for preferred shares were issued to investors as part of the issuance of Preferred F shares, Preferred F-1 shares and Preferred E shares. For further details relating to the issuance of Preferred F and Preferred F-1 warrants, see Note 7(c).

         Because the warrants are convertible into Preferred Shares, which have a redemption feature, the warrants are within the scope of ASC 480 and are classified as liabilities. For subsequent periods, the warrants are measured at fair value, with changes in fair value recognized in earnings, in accordance with ASC 480-10-35-5.

Accordingly, proceeds from the issuance of preferred shares and warrants were initially allocated to warrants according to their fair value, with the rest of the consideration being allocated to preferred shares.

         The fair value of the warrant liabilities as of December 31, 2023 was estimated using probability weighted expected return method which assume various future outcomes such as dissolution and other liquidation events.

The valuation under the liquidation events scenario was determined according to the Option Pricing Model (“OPM). The dissolution probability was based on management estimation regarding the expected value of the Company’s entire equity. Valuation under this scenario was assessed using the probability-weighted expected return method.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are complex and subjective, such as those regarding risk free rate, the selection of comparable public companies, and the probability of and timing associated with possible future events.

b.      The following table presents the main assumptions used for the periods presented:

	Value as of December 31
	2023	2022
Expected volatility	72.6%	63.8%
Dissolution probability	20%	10%
Expected life term	1.5	1.5
Risk free rate	4.46%	4.52%

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 4 — WARRANTS: (cont.)

c.      The table below sets forth a summary of changes in the fair value of the warrants for preferred shares classified as Level 3:

	Value of warrants measured at fair value December 31		Amount of warrants as of December 31
	2023	2022	2023	2022
Balance at the beginning of the year	14,513	2,848	18,069	8,665
Warrants issued through an issuance of Preferred F Shares	—	2,870	—	2,243
Warrants issued through the conversion of convertible securities	—	9,161	—	7,161
Changes in fair value	(6,623)	(366)	—	—
Balance at the end of the year	7,890	14,513	18,069	18,069

NOTE 5 — COMMITMENTS:

Israel Innovation Authority (“IIA”)

The Company partially financed its research and development expenditures under programs sponsored by the IIA for the support of certain research and development activities conducted in Israel. In return for the IIA’s participation, the Company is committed to pay royalties at a rate of 3%-5% of sales of the developed products linked to U.S. dollars, until repayment of 100% of the amount of grants received, plus annual interest based on the LIBOR rate.

On June 30, 2023, the LIBOR rate was retired. As a result, IIA updated its regulations to include alternative mechanisms. Pursuant to the updated regulations, grants received from the IIA before June 30, 2017 bear the annual interest LIBOR rate that was applied at the time of the approval of the applicable file and such interest will apply to all the funding received under that approval.  As the Company’s grants from the IIA were received before June 30, 2017, such interest rate was applied.

The Company’s total commitment for royalties payable with respect to future sales, based on IIA participations received or accrued totaled approximately $3 million as of December 31, 2023, including interest. In addition, the IIA may impose certain conditions on any arrangement under which it permits the Company to transfer technology or development out of Israel.

At the time the grants were received, successful development of the related projects was not assured.

In the case of failure of a project that was partly financed as described above, the Company is not obligated to pay any such royalties or repay funding received from the IIA.

NOTE 6 — LICENSE AGREEMENTS:

(a)    Agreement with a Chinese pharmaceutical company (“Chinese Licensee”)

In 2017, along with an investment agreement, the Company entered into a cooperation agreement with the Chinese Licensee. According to the agreement, the Company granted a license for registering, manufacturing and marketing to the Company’s PD combination product (the “Product”) in China. According to the agreement, the Chinese Licensee will pay the Company milestone payments of up to $500 (out of which an amount of $150 was received in 2017) and royalties equal to 5%-8% of its net revenues.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 6 — LICENSE AGREEMENTS: (cont.)

(b)    Agreement with a South Korean pharmaceutical company (“South Korean Licensee”)

In 2021, along with an investment agreement, the Company entered into a licensing agreement with the South Korean Licensee. According to the agreement, the Company granted a license for registering, manufacturing and marketing the Company’s Product in South Korea. According to the agreement, the South Korean Licensee will pay the Company royalties payments equal to 8% of its net revenues as long as the licensed patents are not expired, and 3% for 5 years thereafter.

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHARE CAPITAL:

a.      The Redeemable Convertible Preferred Shares and share capital as of December 31, 2023 are composed as follows (each share of NIS 1 par value):

	Number of shares		Amount (par value USD)		Liquidation Value per Share	Liquidation Value
	Authorized	Issued	Authorized	Issued
Ordinary shares	916,921	9,060	246	3	—	—
Ordinary A shares	3,453	3,453	1	1	—	—
Ordinary B shares	2,000	940	*	*	—	—
Preferred C shares	7,862	4,193	2	1	4,523	18,966
Preferred D shares	2,618	1,835	1	*	3,755	6,891
Preferred E shares	18,521	11,108	5	4	3,821	42,441
Preferred E-1 shares	10,398	—	3	—	—	—
Preferred E-2 shares	1,623	1,623	*	*	5,133	8,330
Preferred E-3 shares	3,890	1,608	1	*	3,662	5,889
Preferred F shares	17,161	1,826	5	*	7,451	13,606
Preferred F-1 shares	7,161	6,159	2	2	3,726	22,947
Preferred F-2 shares	10,000	—	3	—	—	—
	1,001,608	41,805	269	11		119,070

____________

*        Represents an amount lower than 1.

The Redeemable Convertible Preferred Shares and share capital as of December 31, 2022 are composed as follows (each share of NIS 1 par value):

	Number of shares		Amount (par value USD)		Liquidation Value per Share	Liquidation Value
	Authorized	Issued	Authorized	Issued
Ordinary shares	916,921	9,060	246	3
Ordinary A shares	3,453	3,453	1	1
Ordinary B shares	2,000	940	*	*	—	—
Preferred C shares	7,862	4,193	2	1	4,188	17,561
Preferred D shares	2,618	1,835	1	*	3,477	6,380
Preferred E shares	18,521	13,330	5	4	3,538	47,157
Preferred E-1 shares	10,398	—	3		—	—
Preferred E-2 shares	1,623	1,623	*	*	4,753	7,713
Preferred E-3 shares	3,890	1,608	1	*	3,391	5,453
Preferred F shares	17,161	2,243	5	*	7,255	16,273
Preferred F-1 shares	7,161	7,161	2	2	3,628	25,978
Preferred F-2 shares	10,000	—	3	—	—	—
	1,001,608	45,446	269	11		126,515

____________

*        Represents an amount lower than 1.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHARE CAPITAL: (cont.)

Redeemable convertible preferred shares

a.      Rights of the Company’s Preferred Shares:

As of December 31, 2023 and 2022, Redeemable Convertible preferred shares are entitled to the following rights:

i.       Voting — each outstanding Share is entitled to a number of votes equal to the number of Ordinary Shares into which such Preferred Share is convertible to.

ii.      Preference upon liquidation — Preferred shares are entitled to be paid or distributed out of the proceeds available for distribution to shareholders, upon liquidation or deemed liquidation, the following amount: (a) 100% of the original price of the preferred share (for Preferred F and F-1 Shares only, 300% of the original price); (b) an annual compounded interest at the rate of 8%; (c) any declared but unpaid dividends; less (d) any previously paid in preference. Each class receives preference according to seniority. Any remaining outstanding amount will be distributed pro rata among all the Company’s shareholders.

iii.     Dividends — Preferred F shares (including F-1 and F-2 shares), Preferred E shares, Preferred E-1, shares E-3 shares, Preferred D Shares and Preferred C Shares are entitled to dividends equal to the original issue price of each share plus an interest of 8% per year on the original issue price. Any remaining distributable proceeds shall be distributed on a pro-rata, as converted basis. Since inception, the Company has not declared any dividends.

iv.      Conversion — Preferred Shares may be converted into Ordinary Shares, either voluntarily upon the written election of the shareholder, or automatically upon a IPO with aggregate proceeds of at least $30 million and a pre-money valuation of at least $200 million (“Qualified IPO”) or at the consent of the Preferred majority.

The applicable conversion price in the case is the original issue price of the preferred share. The Preferred Shares, excluding Preferred E-2 and E-1 Shares, have certain anti-dilution protections.

b.      The Company’s redeemable convertible preferred shares are not mandatorily or currently redeemable. However, they include a liquidation or deemed liquidation events that would constitute a redemption event that is outside of the Company’s control.

Redeemable Shares are considered to be temporary equity and are therefore presented as part of the Company’s temporary equity between liabilities and permanent equity. The Company has not adjusted the carrying values of the redeemable convertible preferred shares to the deemed liquidation values of such shares because a liquidation or deemed liquidation events were not probable at any of the balance sheet dates.

c.      During 2022, the Company issued to related parties 2,243 Preferred F Shares and 2,243 Preferred F Warrants for a purchase price of $2,400 per share. The total consideration of this investment round is $5,383.

d.      On December 28, 2023 the board of directors approved the voluntary surrender to the Company of 2,222 Preferred E Shares, 417 Preferred F Shares and 1,002 Preferred F-1 Shares (“Surrendered Shares”), held by one of the Company’s shareholders, for no consideration. As a result, the difference between (1) the fair value of the consideration transferred to the holder of the preferred shares (zero) and (2) the carrying amount of the preferred shares was credited to the accumulated deficit and added to net income available to ordinary shareholders in the calculation of earnings per share. See Note 9.

e.      As to the conversion on September 15, 2022, of a convertible security, into an aggregate amount of 7,161 of the Company’s Series F-1 Preferred Shares, see note 4(c).

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHARE CAPITAL: (cont.)

Share Capital

Rights of the Company’s Ordinary Shares

The Ordinary shares confer upon their holders the right to participate and vote in general shareholders meetings of the Company and to share in the distribution of dividends, if any declared by the Company.

Ordinary A Shares have certain anti-dilution protection rights and may be converted into Ordinary Shares at the option of the holder.

Ordinary B Shares are automatically converted into Ordinary Shares in an Exit Event or IPO.

NOTE 8 — SHARE BASED COMPENSATION:

a.      2017 Share Incentive Plan (“2017 Plan”)

In April 2017, the Company’s board of directors adopted the 2017 Plan. Under the 2017 Plan, the maximum aggregate number of ordinary shares that may be issued pursuant to awards under this plan shall initially be 2,333. Unless otherwise resolved by the board of directors or its committee, awards granted under the 2017 Plan, shall vest and become exercisable under the following schedule: 25% on the first anniversary of the vesting commencement date, and 6.25% at the end of each subsequent quarter thereafter over the course of the following 3 years and their exercise period will be 10 years from the date of grant.

On February 17, 2022, the board of directors approved the reservation of an additional 2,158 Ordinary Shares for the purpose of granting options, such that the unallocated reserve of options shall be equal to 5,064 Ordinary Shares.

b.      Options granted to employees:

In the year ended December 31, 2023, no stock options were granted.

In the year ended December 31, 2022, the Company granted options as follows.

	Year ended December 31, 2022
	Award amount	Exercise price range	Vesting period	Expiration
Options for Employees:	2,590	$479	4 years	10

The fair value of options granted during 2022 was $160.

The fair value of each option granted is estimated using the Black-Scholes option pricing method. The volatility is based on a combination of historical volatilities of companies in comparable stages as well as companies in the industry, by statistical analysis of daily share pricing model. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the options granted in dollar terms.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 8 — SHARE BASED COMPENSATION: (cont.)

The underlying data used for computing the fair value of the options are as follows:

Year ended December 31 2022
Value of ordinary share	6.5$ – 228$
Expected volatility	86.0% – 89.6%
Risk-free interest rate	1.86% – 4.21%
Expected term	5.5 – 6.1

c.      Summary of outstanding and exercisable options:

The following table summarizes the number of options outstanding for the years ended December 31, 2023 and December 31, 2022, and related information:

	Employees and directors
	Number of options	USD(1)
Outstanding at January 1, 2022	2,833	$665
Granted	2,590	$479
Outstanding at December 31, 2022	5,423	$576
Forfeited	(2,203)	$479
Outstanding at December 31, 2023	3,220	$643

____________

(1)      Weighted average exercise price.

On December 31, 2023, there was $40 of total unrecognized compensation cost related to unvested share options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.75 years.

The following tables summarizes information concerning outstanding and exercisable options as of December 31, 2023:

	December 31, 2023
	Options outstanding		Options exercisable
Exercise prices per share (USD)	Number of Options outstanding at the end of the Year	Weighted Average Remaining Contractual Life	Number of options exercisable at the end of the Year	Weighted Average Remaining contractual Life
$479 – $1,377	3,220	7.1	1,661	5.7

d.      Share-based compensation expenses:

The following table illustrates the effect of share-based compensation on the statements of operations:

	Year ended December 31
	2023	2022
Research and development expenses	(12)	63
General and administrative	(177)	330
	(189)	393

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 9 — NET EARNINGS (LOSS) PER SHARE:

Holders of Ordinary shares, Ordinary shares A and holders of Ordinary shares B have substantially identical rights, except that Ordinary shares A and Ordinary shares B can be converted into Ordinary shares. As such, basic and diluted earnings (loss) per Ordinary shares, Ordinary shares A and Ordinary shares B are identical. The following table sets forth the computation of basic and diluted net earnings (loss) per share for the periods indicated:

	Year ended December 31
	2023	2022
Basic net earnings (loss) per share
Numerator:
Net earnings (loss)	4,298	(1,707)
Surrender of preferred shares	6,488	—
Dividend on Preferred C shares	(1,405)	(1,301)
Dividend on Preferred D shares	(510)	(473)
Dividend on Preferred E shares	(3,774)	(3,493)
Dividend on Preferred E-2 shares	(617)	(571)
Dividend on Preferred E-3 shares	(436)	(404)
Dividend on Preferred F shares	(441)	(123)
Dividend on Preferred F-1 shares	(703)	(196)
Participation of net income to preferred shares	(2,042)	—
Numerator for basic and diluted net loss per common share – net earnings (loss) attributable to common stockholders:
Basic	858	(8,268)
Dilutive	858	(13,943)
Denominator:
Denominator for basic and dilutive net earnings (loss) loss per common share-adjusted weighted-average share:
Basic	13,453	13,453
Dilutive	13,453	20,634
Basic and dilutive net loss per share:
Basic	64	(615)
Dilutive	64	(676)

The diluted loss per share for the year ended December 31, 2022, includes Ordinary Shares that would have been issued if the Convertible Security have been converted at the beginning of the year.

The following weighted-average shares of securities were not included in the computation of diluted net earnings (loss) per share as their effect would have been antidilutive:

	2023	2022
Options	3,220	5,423
Warrants	18,069	18,069
Preferred C shares	4,193	4,193
Preferred D shares	1,835	1,835
Preferred E shares	13,330	13,330
Preferred E-2 shares	1,623	1,623
Preferred E-3 shares	1,608	1,608
Preferred F shares	2,243	2,243
Preferred F-1 shares	7,161	7,161

The Ordinary B shares’ contingent conversion was not triggered in either period and therefore the incremental ordinary shares were not included in the calculation of diluted earnings (loss) per share.

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 10 — INCOME TAX:

a.      Basis for taxation

Ordinary taxable income in Israel is subject to a corporate tax rate of 23%.

As of December 31, 2023, Pharma Two B had approximately $64.7 million net carry forward tax losses in Israel, which are available to reduce future taxable income with no limited period of use.

The Subsidiary is taxed according to the corporate U.S. tax rate which is 21%.

b.      Tax assessments

Pharma Two B has tax assessments that are considered to be final through tax year 2019.

The Subsidiary doesn’t have any tax assessments.

c.      Reconciliation of theoretical tax expenses to actual expenses

The primary difference between the statutory tax rate of the Company and the effective rate results virtually from the changes in valuation allowance in respect of carry forward tax losses and research and development expenses due to the uncertainty of the realization of such tax benefits.

d.      Uncertain tax positions

As of December 31, 2023 and 2022, the Company does not have a provision for uncertain tax positions.

e.      Deferred taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2023	2022
In respect of:
Net operating loss carry forward	14,871	13,613
Research and development	624	1,331
Share based compensation	274	317
Other	22	42
Less valuation allowance	(15,791)	(15,303)
Net deferred tax assets	—	—

PHARMA TWO B LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share amounts)

NOTE 11 — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

Statements of operations

	Year ended December 31
	2023	2022
Research and development
Payroll and related expenses	452	818
Share-based compensation	(12)	63
Materials, subcontractors and consultants	946	3,824
Rent and related	133	242
Depreciation	12	11
Other	90	193
	1,621	5,151

NOTE 12 — RELATED PARTIES:

a.      As to options granted to executive officer in 2024, see Note 13.

b.      As to issuance of Preferred F Shares to existing shareholders, see Note 7(d).

c.      As to the PIPE Agreement signed July 19, 2024 by the Company, including with Participating Shareholders, see Note 1(c).

NOTE 13 — SUBSEQUENT EVENTS:

The Company’s management has performed an evaluation of subsequent events through September 4, 2024, the date the financial statements were available to be issued.

For additional information regarding the Merger and PIPE Transaction, see Note 1(c).

On July 12, 2024, the board of directors approved the grant of option to the Company’s Chief Executive Officer (the — “CEO”) to purchase Preferred F-3 Shares of the Company (a new class of shares) in a number equal to 3% of the Company’s issued and outstanding shares capital on a fully diluted, as converted basis, subject to the terms and conditions of the 2017 Plan. The vesting of the options may accelerate upon consummation of certain terms. Any options granted previously to the CEO, vested or unvested, have been cancelled.

PHARMA TWO B LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except per share data)

(Unaudited)

	June 30 2024	December 31, 2023
	U.S. dollars in thousands
ASSETS
Current assets:
Cash and cash equivalents	1,400	2,184
Other receivables	23	36
Total current assets	1,423	2,220

Non-current assets:
Property plant and equipment, net	1	2
TOTAL ASSETS	1,424	2,222

Liabilities and redeemable convertible preferred shares, net of capital deficiency
Current liabilities:
Trade payables	146	143
Accrued expenses and other payables	638	215
Total current liabilities	784	358

Non-current liabilities –
Warrants	3,152	7,890

TOTAL LIABILITIES	3,936	8,248

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PHARMA TWO B LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	June 30 2024	December 31, 2023
	(unaudited)
	U.S. dollars in thousands
REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Preferred C Shares, of NIS 1 par value – Authorized: 7,862 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 4,193 shares at June 30, 2024 and December 31, 2023	7,943	7,943
Preferred D Shares, of NIS 1 par value – Authorized: 2,618 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 1,835 shares at June 30, 2024 and December 31, 2023	3,467	3,467
Preferred E Shares, of NIS 1 par value – Authorized: 18,521 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 11,108 shares at June 30, 2024 and December 31, 2023	21,654	21,654
Preferred E-2 Shares, of NIS 1 par value – Authorized, Issued and outstanding: 1,623 shares at June 30, 2024 and December 31, 2023	5,000	5,000
Preferred E-3 Shares, of NIS 1 par value – Authorized 3,890 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 1,608 shares at June 30, 2024 and December 31, 2023	5,000	5,000
Preferred F Shares, of NIS 1 par value – Authorized: 17,161 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 1,826 shares at June 30, 2024 and December 31, 2023	2,000	2,000
Preferred F-1 Shares, of NIS 1 par value – Authorized 17,161 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 6,159 shares at June 30, 2024 and December 31, 2023	10,447	10,447
TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES	55,511	55,511

CAPITAL DEFICIENCY
Ordinary shares of NIS 1 par value – Authorized: 916,921 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 9,060 shares at June 30, 2024 and December 31, 2023;	3	3
Ordinary A shares of NIS 1 par value – Authorized, Issued and outstanding: 3,453 shares at June 30, 2024 and December 31, 2023;	1	1
Ordinary B shares of NIS 1 par value – Authorized: 2,000 shares at June 30, 2024 and December 31, 2023; Issued and outstanding: 940 shares June 30, 2024 and December 31, 2023;	*	*
Additional paid-in capital	3,587	3,576
Accumulated deficit	(61,614)	(65,117)
TOTAL CAPITAL DEFICIENCY	(58,023)	(61,537)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES NET OF CAPITAL DEFICIENCY	1,424	2,222

____________

*        Represent amount lower than 1.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PHARMA TWO B LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Six Months ended June 30
	2024	2023
OPERATING EXPENSES
Research and development	426	1,227
General and administrative	837	439
Capital gain	—	(21)
OPERATING LOSS	(1,263)	(1,645)
CHANGE IN FAIR VALUE OF WARRANTS	4,738	4,748
FINANCE INCOME, net	28	100
Net INcome for the PERIOD	3,503	3,203

Loss PER ORDINARY, ORDINARY A AND ORDINARY B SHARE BASIC and DILUTED	(17)	(47)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE	13,453	13,453

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PHARMA TWO B LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CAPITAL DEFICIENCY

(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Redeemable Convertible Preferred Shares		Ordinary, Ordinary A and Ordinary B Shares		Additional paid-in capital	Accumulated deficit	Total
	Number of shares	Amount	Number of shares	Amount	Amount	Amount	Amount
BALANCE AT January 1, 2024	28,352	55,511	13,453	4	3,576	(65,117)	(61,537)
Net income for the period						3,503	3,503
Share-based compensation, see note 5					11		11
BALANCE AT June 30, 2024	28,352	55,511	13,453	4	3,587	(61,614)	(58,023)
BALANCE AT January 1, 2023	31,993	61,999	13,453	4	3,765	(75,903)	(72,134)
Net income for the period						3,203	3,203
Share-based compensation, see note 5					(200)		(200)
BALANCE AT June 30, 2023	31,993	61,999	13,453	4	3,565	(72,700)	(69,131)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PHARMA TWO B LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Six Months ended June 30
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the period	3,503	3,203
Adjustments required to reconcile loss to net cash used in operating activities:
Depreciation and amortization	1	11
Share-based compensation	11	(200)
Finance expenses, net	5	(16)
Change in fair value of warrants	(4,738)	(4,748)
Capital gain		(21)
Changes in operating asset and liabilities:
Change in operating lease		(1)
Decrease in other current assets	13	17
Increase (decrease) in trade payables	3	(738)
Increase (decrease) in accrued expenses and other payables	423	(167)
Net cash used in operating activities	(779)	(2,660)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets	—	31
DECREASE IN CASH AND CASH EQUIVALENTS	(779)	(2,629)
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(5)	17
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	2,184	5,996
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	1,400	3,384

SUPPLEMENTARY INFORMATION
Interest received	10	84

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS:

a.      Pharma Two B Ltd (hereinafter — the Company) was incorporated in Israel. The Company is engaged in development of medical drugs and focuses on developing innovative, clinically differentiated and value-added products, based on previously approved drugs. In December 2021, the Company completed a successful Phase III pivotal clinical trial with its Parkinson’s Disease (hereinafter — “PD”) combination product P2B001.

The Company has one wholly-owned subsidiary named Pharma Two B Inc. (hereinafter — “the Subsidiary”), which was incorporated in February 2021 as a Delaware corporation. As of the date of these consolidated financial statements, the subsidiary has no operating activity.

b.      Because the Company is engaged in research and development activities, it has not derived income from its activities and has incurred accumulated losses in the amount of $62 million through June 30, 2024 and negative cash flows from operating activities. The Company does not expect to generate significant revenue unless and until it obtains marketing approval for its products and/or signs strategic agreements. The Company’s management is of the opinion that as of the date these financial statements are available to be issued its available funds are not sufficient to meet its liquidity requirements for the following twelve months. These factors raise substantial doubt as to the Company’s ability to continue as a going concern.

Until the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operations and pursue its development efforts for its product, including seeking regulatory approval and commercialization activities if approved, through a combination of public or private offerings of securities, debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. In any event, even if the Company can complete the Merger and PIPE agreement as described below, the Company will require additional funds through a public or private equity or debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. However, there is no certainty about the Company’s ability to obtain such funding.

The financial information has been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. If the Company does not raise the requisite funds, it will need to curtail or cease operations. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

c.      On July 19, 2024 the Company has entered into a merger agreement with Hepion Pharmaceuticals Inc. (NASDAQ: HEPA) (“Hepion”), a Delaware corporation, pursuant to which a wholly-owned subsidiary of the Company (“Merger Sub”), which is indirectly held through two layers of subsidiaries, will merge with and into Hepion. As a result, Hepion will become a wholly owned subsidiary of the Company (indirectly through two layers of subsidiaries), its pre-merger shareholders will become shareholders of the Company and the Company will be listed on Nasdaq, as further detailed in the Agreement and Plan of Merger (the “Merger” and the “Merger Agreement”). This Merger will result in Hepion becoming a wholly owned indirect subsidiary of the Company, with the exchange of Hepion’s common stock for the Company’s ordinary shares. Prior to the Merger, all the Company’s outstanding Ordinary A shares, Ordinary B shares and preferred shares, will convert into ordinary shares of the Company. Warrants to purchase preferred shares will convert into warrants to purchase ordinary shares of the Company. Certain share options will vest immediately upon the Merger.

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS: (cont.)

In conjunction with the Merger Agreement, the Company has also entered into a Securities Purchase Agreement (the “PIPE Agreement”), pursuant to which the Company agreed to issue and sell up to $11.5 million in securities, including ordinary shares and various warrants (the “PIPE Transaction”). Out of the $11.5 million to be raised under the PIPE Transaction, a few Company shareholders (the “Participating Shareholders”) have committed to invest an amount of $1.5 million. The Participating Shareholders will be entitled to certain beneficial conversion rights. Immediately prior and subject to the Merger closing, all of the issued and outstanding shares of the Company, held by each Participating Shareholders, will automatically convert into one Preferred F-4 Share and, immediately thereafter, such Preferred F-4 Share shall automatically be converted into fully paid and non-assessable Ordinary Shares in a number equal to such number of Ordinary Shares into which all of the prior shares held by the applicable Participating Shareholders would have been converted, plus their pro rata portion out of the of 12.5% additional allocation of the Company’s Ordinary Shares on a fully diluted as-converted basis, as further detailed in the Company’s amended and restated articles of association planned to be adopted prior to the closing of the Merger.

In addition, on July 19, 2024, Hepion issued 2.9 million non-convertible senior, unsecured, interest-free notes in a private placement (the — “Hepion notes”). Hepion notes mature at the earlier of: (i) December 31, 2024; (ii) the closing of Merger; or (iii) the termination of Merger pursuant to terms of Merger Agreement. Hepion loaned $600 of the proceeds to the Company through a non-convertible unsecured note that bears nominal interest and matures on the same terms as the notes, but which will be forgiven and cancelled upon consummation of the Merger. The Company may be required to use a portion of the proceeds of the PIPE Transaction to repay the Hepion notes.

The Merger Agreement and the Merger were approved by the members of the board of directors of both Company and Hepion. The Merger is expected to close in the fourth quarter of 2024, subject to the satisfaction of customary closing conditions under the Merger Agreement, including the approval of the Merger by Hepion’s and the Company’s shareholders, and Nasdaq approval of the listing of the combined company’s securities.

d.      In October 2023, Hamas terrorists infiltrated Israel’s southern border and launched a series of attacks against Israel. Following these attacks, Israel’s security cabinet declared war against Hamas and initiated a military campaign. As of the issuance date of this report, there was no material impact on the Company’s ongoing operations in Israel. The Company continues to monitor its ongoing activities and will make any needed adjustments to ensure continuity of its business, while supporting the safety and well-being of its employees.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:

a.      Unaudited Condensed Consolidated Financial Statements

The accompanying condensed consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (hereafter — U.S. GAAP) and include the accounts of Pharma Two B Ltd. and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

The consolidated interim financial information herein is unaudited; however, such information reflects all adjustments (consisting of normal, recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim period. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the full year. They do not include all the information and footnotes required by GAAP for complete financial statements.

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

These unaudited interim condensed financial statements should be read in conjunction with the financial statements of the Company as of and for the fiscal year ended December 31, 2023 and notes thereto contained in the Company’s Form F-4 filed by the Company with the US Securities and Exchange Commission on September 4, 2024. The significant accounting policies adopted and used in the preparation of the financial statements are consistent with those of the previous financial year.

b.      Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to the fair value of share-based compensation and warrants.

c.      Fair value measurement

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers credit risk in its assessment of fair value.

d.      Concentration of credit risks

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents. The Company has not experienced any credit losses in such accounts. Most of the Company’s cash and cash equivalents are deposited with major banks in Israel.

e.      Recently issued accounting pronouncements, not yet adopted

i.       In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the United States and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025 on a prospective basis. Early adoption is permitted, with the option to apply the standard retrospectively. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements disclosures.

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

ii.      In November 2023, the FASB issued ASU 2023-07 “Segment Reporting: Improvements to Reportable Segment Disclosures”. This guidance expands public entities’ segment disclosures primarily by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures required under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments are required to be applied retrospectively to all prior periods presented in an entity’s financial statements. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements and related disclosures.

NOTE 3 — WARRANTS:

a.      The fair value of the warrant liabilities as of June 30, 2024 was estimated using probability weighted expected return method which assume various future outcomes: liquidation events, a contemplated transaction such as a merger with a public company and dissolution probability.

The valuation under the liquidation events’ scenario was determined according to the Option Pricing Model (“OPM). The dissolution and the contemplated transaction probabilities were based on management estimation regarding based on the Company’s situation as of the valuation date. Valuation under these scenarios was assessed using the probability-weighted expected return method.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are complex and subjective, such as those regarding risk free rate, the selection of comparable public companies, and the probability of and timing associated with possible future events.

The following table presents the main assumptions used for the periods presented:

	Value of warrants measured at fair value
	June 30 2024	December 31 2023

Expected volatility	84.4%	72.6%
Dissolution probability	20%	20%
Contemplated transaction	20%	—
Expected life term	0.5	1.5
Risk free rate	5.26%	4.46%

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 3 — WARRANTS: (cont.)

b.      The table below sets forth a summary of changes in the fair value of the warrants for preferred shares classified as Level 3:

	Value of warrants measured at fair value June 30		Amount of warrants as of June 30
	2024	2023	2024	2023
Balance at the beginning of the year	7,890	14,513	18,069	18,069
Changes in fair value	(4,738)	(4,748)
Balance at the end of the period	3,152	9,765	18,069	18,069

NOTE 4 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHARE CAPITAL:

a.      The Redeemable Convertible Preferred Shares and share capital as of June 30, 2024 are composed as follows (each share of NIS 1 par value):

	Number of shares		Amount (par value USD)		Liquidation Value per Share	Liquidation Value
	Authorized	Issued	Authorized	Issued
Ordinary shares	916,921	9,060	246	3	—	—
Ordinary A shares	3,453	3,453	1	1	—	—
Ordinary B shares	2,000	940	*	*	—	—
Preferred C shares	7,862	4,193	2	1	4,700	19,708
Preferred D shares	2,618	1,835	1	*	3,902	7,161
Preferred E shares	18,521	11,108	5	4	3,970	44,101
Preferred E-1 shares	10,398	—	3	—	—	—
Preferred E-2 shares	1,623	1,623	*	*	5,334	8,656
Preferred E-3 shares	3,890	1,608	1	*	3,805	6,119
Preferred F shares	17,161	1,826	5	*	7,555	13,795
Preferred F-1 shares	7,161	6,159	2	2	3,778	23,267
Preferred F-2 shares	10,000	—	3	—	—	—
	1,001,608	41,805	269	11		122,807

NOTE 5 — SHARE BASED COMPENSATION:

Share-based compensation expenses:

No options were granted in the six months ended June 30, 2024 and 2023. In the six months ended June 30, 2023, 1,066 options were forfeited.

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 5 — SHARE BASED COMPENSATION: (cont.)

The following table illustrates the effect of share-based compensation on the statements of operations:

	Six Months ended June 30,
	2024	2023
Research and development	3	(16)
General and administrative	8	(184)
	11	(200)

NOTE 6 — NET LOSS PER SHARE:

Holders of Ordinary shares, Ordinary shares A and holders of Ordinary shares B have substantially identical rights, except that Ordinary shares A and Ordinary shares B can be converted into Ordinary shares. As such, basic and diluted earnings (loss) per Ordinary shares, Ordinary shares A and Ordinary shares B are identical. The following table sets forth the computation of basic and diluted net earnings (loss) per share for the periods indicated:

	Six Months ended June 30,
	2024	2023
Basic net loss per share
Numerator:
Net earning	3,503	3,203
Dividend on Preferred C shares	(742)	(683)
Dividend on Preferred D shares	(270)	(248)
Dividend on Preferred E shares	(1,660)	(1,835)
Dividend on Preferred E-2 shares	(326)	(300)
Dividend on Preferred E-3 shares	(230)	(212)
Dividend on Preferred F shares	(189)	(214)
Dividend on Preferred F-1 shares	(319)	(342)
Numerator for basic and diluted net loss per common share – net loss attributable to common stockholders	(233)	(631)
Denominator:
Denominator for basic and dilutive net loss per common share-adjusted weighted-average share	13,453	13,453
Basic and dilutive net loss per share	(17)	(47)

PHARMA TWO B LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

NOTE 6 — NET LOSS PER SHARE: (cont.)

The following weighted-average shares of securities were not included in the computation of diluted net earnings (loss) per share as their effect would have been antidilutive:

	Six Months ended June 30,
	2024	2023
Options	3,220	4,377
Warrants	18,069	18,069
Preferred C shares	4,193	4,193
Preferred D shares	1,835	1,835
Preferred E shares	11,108	13,330
Preferred E-2 shares	1,623	1,623
Preferred E-3 shares	1,608	1,608
Preferred F shares	1,826	2,243
Preferred F-1 shares	6,159	7,161

The Ordinary B shares’ contingent conversion was not triggered in either period and therefore the incremental ordinary shares were not included in the calculation of diluted earnings (loss) per share.

NOTE 7 — RELATED PARTIES:

a.      As to options granted to executive officer in July 2024, see Note 8.

b.      As to the PIPE Agreement signed July 19, 2024 by the Company, including with Participating Shareholders, see Note 1(c).

NOTE 8 — SUBSEQUENT EVENTS:

The Company’s management has performed an evaluation of subsequent events through September 4, 2024, the date the financial statements were available to be issued.

For additional information regarding the Merger and PIPE Transaction, see Note 1(c).

On July 12, 2024, the board of directors approved the grant of option, to the Company’s Chief Executive Officer (the — “CEO”), to purchase Preferred F-3 Shares of the Company (a new class of shares) in a number equal to 3% of the Company’s issued and outstanding shares capital on a fully diluted, as converted basis, subject to the terms and conditions of the 2017 Plan. The vesting of the options may accelerate upon consummation of certain terms. Any options granted previously to the CEO, vested or unvested, have been cancelled.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Hepion Pharmaceuticals, Inc.

Edison, New Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Hepion Pharmaceuticals, Inc. (“the Company”) as of December 31, 2022, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, P.C.
We have served as the Company’s auditor from 2013 to 2023.
Woodbridge, New Jersey
April 10, 2023, except for Note 2, for which the date is April 16, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Hepion Pharmaceuticals, Inc.

Edison, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Hepion Pharmaceuticals, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses and negative cash flows from operations since inception raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment Assessment of Intangible Assets — Refer to Notes 3 and 7 to the financial statements

Critical Audit Matter Description

The Company had an in-process research and development (“IPR&D”) intangible asset of $3.2 million which was fully impaired during the year ended December 31, 2023. IPR&D is an indefinite-lived intangible asset that is subject to impairment testing at least annually until completion or abandonment of its research and development efforts. The Company tests IPR&D assets for impairment in the fourth quarter of each year or more frequently if indicators of impairment are present.

We identified certain assumptions used in the valuation of IPR&D intangible assets in the impairment assessment as a critical audit matter. The principal consideration for our determination included the subjectivity and judgment used by management in determining the selection of a discount rate and the probability and timing of success of research and development programs. Auditing these elements involved especially challenging and subjective auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed to address this critical audit matter included the following, among others:

•        We involved our fair value specialist who assisted in evaluating the reasonableness of management’s valuation methodology and significant assumptions in the valuation model, including the discount rate.

•        We evaluated the inputs and assumptions used by management to determine the probability and timing of success of research and development programs by comparing to external market and industry data regarding clinical trial success rates considering the current status of the clinical trials of the Company’s product candidate.

•        We evaluated the competency and objectivity of management’s expert engaged to perform the valuation.

Valuation of Contingent Consideration Liability — Refer to Notes 3 and 5 to the financial statements

Critical Audit Matter Description

The Company has a contingent consideration liability of $2.0 million recorded as of December 31, 2023 and a related change in fair value recorded in earnings of $0.4 million for the year ended December 31, 2023. The liability represents the fair value of the potential future contractual cash payments due upon the achievement of certain milestones in the development of the Company’s product candidate. The liability was estimated based on a probability-weighted discounted cash flow model utilizing significant unobservable inputs.

We identified certain assumptions used in the valuation of the contingent consideration liability as a critical audit matter. The principal considerations for our determination included the subjectivity and judgment by management in determining the fair value estimate of the contingent consideration liability including a high degree of estimation uncertainty in evaluating the discount rate, probability of success of milestone achievement and the projected milestone achievement dates. Auditing these elements involved especially challenging and subjective auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed to address this critical audit matter included the following, among others:

•        We involved our fair value specialist who assisted in evaluating the reasonableness of management’s valuation methodology and significant assumptions in the valuation model, including the discount rate.

•        We evaluated the inputs and assumptions used by management to determine the probability and timing of success of milestone achievement by comparing to external market and industry data regarding clinical trial success rates considering the current status of the clinical development of the Company’s product candidate.

•        We evaluated the competency and objectivity of management’s expert engaged to perform the valuation.

/s/ GRASSI & CO., CPAs, P.C.
We have served as the Company’s auditor since 2023
Jericho, New York
April 16, 2024

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2023	2022
Assets
Current assets:
Cash	$14,785,880	$51,189,088
Prepaid expenses	2,701,960	5,306,985
Total current assets	17,487,840	56,496,073
Property and equipment, net	29,487	81,620
Right-of-use assets	212,878	50,585
In-process research and development	—	3,190,000
Other assets	364,192	426,174
Total assets	$18,094,397	$60,244,452

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,348,829	$2,665,896
Accrued expenses	2,439,351	4,799,983
Operating lease liabilities, current	115,916	53,614
Short-term portion of contingent consideration	386,000	366,229
Total current liabilities	5,290,096	7,885,722
Contingent consideration, non-current	1,634,000	2,093,771

Deferred tax liability	—	409,022
Operating lease liabilities, non-current	93,104	—
Derivative financial instruments – warrants	3,796,390	—
Total liabilities	10,813,590	10,388,515
Commitments and contingencies (see Note 12)
Stockholders’ equity:
Series A convertible preferred stock, stated value $10 per share, 85,581 shares issued and outstanding at December 31, 2023 and 2022, respectively	855,808	855,808
Series C convertible preferred stock, stated value $1,000 per share, 1,688 and 1,801 shares issued and outstanding at December 31, 2023 and 2022, respectively	839,320	840,320
Common stock – $0.0001 par value per share; 120,000,000 shares authorized, 4,818,733 and 3,811,481 shares issued and outstanding at December 31, 2023 and 2022, respectively	482	381
Additional paid-in capital	230,291,362	223,950,940
Accumulated other comprehensive loss	(78,779)	(90,168)
Accumulated deficit	(224,627,386)	(175,701,344)
Total stockholders’ equity	7,280,807	49,855,937
Total liabilities and stockholders’ equity	$18,094,397	$60,244,452

The accompanying notes are an integral part of these consolidated financial statements.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Year Ended December 31,
	2023	2022
Revenues	$—	$—
Costs and expenses:
Research and development	35,639,656	33,269,337
General and administrative	9,618,298	10,348,465
Asset impairment loss	3,190,000	1,870,924
Total operating expenses	48,447,954	45,488,726
Loss from operations	(48,447,954)	(45,488,726)

Other income (expense):
Interest expense	(9,465)	(10,164)
Change in fair value of contingent consideration and derivative financial instruments	(877,645)	414,992
Loss before income taxes	(49,335,064)	(45,083,898)
Income tax benefit (expense)	409,022	2,883,849
Net loss	(48,926,042)	(42,200,049)
Deemed dividend (see Note 4)	—	(3,137,500)
Net loss attributable to common shareholders	$(48,926,042)	$(45,337,549)

Weighted average common shares outstanding:
Basic and diluted	3,970,810	3,811,472

Net loss per common share: (see Note 11)
Basic and diluted	$(12.32)	$(11.90)

The accompanying notes are an integral part of these consolidated financial statements.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss

	Year Ended December 31,
	2023	2022
Net loss	$(48,926,042)	$(42,200,049)
Other comprehensive income (loss):
Foreign currency translation	11,389	(90,168)
Total other comprehensive income (loss)	11,389	(90,168)
Comprehensive loss	$(48,914,653)	$(42,290,217)

The accompanying notes are an integral part of these consolidated financial statements.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity

	Preferred Stock Series A		Preferred Stock Series C		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	85,581	$855,808	1,806	$845,320	3,811,263	$381	$224,794,789	$—	$(133,501,295)	$92,995,003
Adoption of new accounting standard	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(42,200,049)	(42,200,049)
Other comprehensive income/loss	—	—	—	—	—	—	—	(90,168)	—	(90,168)
Stock-based compensation expense	—	—	—	—	—	—	2,283,643	—	—	2,283,643
Deemed dividend related to Series F and Series G Convertible Redeemable Preferred Stock	—	—	—	—	—	—	(3,137,500)	—	—	(3,137,500)
Conversion of preferred stock to common	—	—	(5)	(5,000)	2	—	5,000	—	—	—
Issuance of common stock, net	—	—	—	—	216	—	5,008	—	—	5,008
Balance at December 31, 2022	85,581	855,808	1,801	840,320	3,811,481	381	223,950,940	(90,168)	(175,701,344)	49,855,937
Net loss	—	—	—	—	—	—	—	—	(48,926,042)	(48,926,042)
Other comprehensive loss	—	—	—	—	—	—	—	11,389	—	11,389
Stock-based compensation expense	—	—	—	—	—	—	1,340,311	—	—	1,340,311
Stock-based liability awards converted to equity	—	—	—	—	—	—	2,983,006	—	—	2,983,006
Issuance of common stock in connection with stock split	—	—	—	—	26,807	3	(3)	—	—	—
Conversion of preferred stock to common	—	—	(113)	(1,000)	52	—	1,000	—	—	—
Issuance of common stock, net	—	—	—	—	400,000	40	—	—	—	40
Warrant exercises	—	—	—	—	580,393	58	2,016,108	—	—	2,016,166
Balance at December 31, 2023	85,581	$855,808	1,688	$839,320	4,818,733	$482	$230,291,362	$(78,779)	$(224,627,386)	$7,280,807

The accompanying notes are an integral part of these consolidated financial statements.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(48,926,042)	$(42,200,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,340,311	2,552,736
Depreciation and amortization	67,131	77,461
Change in fair value of derivative instrument-warrants	1,317,646	—
Change in fair value of contingent consideration	(440,000)	(414,992)
Change in deferred tax liability	(409,022)	—
Impairment of in-process research and development and goodwill	3,190,000	1,870,924
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	302,919	2,245,715
Right of use asset	89,825	253,104
Operating lease liability	(96,712)	(263,378)
Prepaid expenses and other assets	2,675,066	917,308
Net cash used in operating activities	(40,888,878)	(34,961,171)

Cash flows from investing activities:
Purchase of property and equipment	(14,304)	(16,336)
Proceeds from disposal of property and equipment	—	2,266
Net cash used in investing activities	(14,304)	(14,070)

Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants, net of issuance costs	4,494,950	—
Proceeds from the issuance of Series F and Series G Redeemable Preferred Stock, net of issuance costs	—	17,862,500
Redemption of Series F and Series G Convertible Redeemable Preferred Stock	—	(21,000,000)

Contingent consideration milestone payment	—	(2,000,000)
Net cash (used in) provided by financing activities	4,494,950	(5,137,500)
Effect of exchange rates on cash	5,024	(47,138)
Net decrease in cash	(36,403,208)	(40,159,879)
Cash at beginning of period	51,189,088	91,348,967
Cash at end of period	$14,785,880	$51,189,088

Supplementary disclosure of cash flow information:
Cash paid for interest	$—	$941
Supplementary disclosure of non-cash financing activities:
Conversion of Series C convertible preferred stock (part of Series C deemed dividend)	$1,000	$5,000
Issuance of common stock in conjunction with milestone payment	—	5,008
Stock-based liability awards reversed to additional paid-in capital	2,983,006	—
Operating lease asset additions	252,118	—

The accompanying notes are an integral part of these consolidated financial statements.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Business Overview

Hepion Pharmaceuticals, Inc. (we, our, or us) is a biopharmaceutical company headquartered in Edison, New Jersey, focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma (“HCC”) associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Our cyclophilin inhibitor, rencofilstat (formerly CRV431), is being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

We are developing rencofilstat as our lead molecule. Rencofilstat is a compound that binds and inhibits the function of a specific class of isomerase enzymes called cyclophilins that regulate protein folding, in addition to other activities. Many closely related isoforms of cyclophilins exist in humans. Cyclophilins A, B, and D are the best characterized cyclophilin isoforms. Inhibition of cyclophilins has been shown in scientific literature to have therapeutic effects in a variety of experimental models, including liver disease models.

We have completed a number of Phase 1 and Phase 2 clinical trials. In May 2023, we announced that our Phase 2a study (“ALTITUDE-NASH”) met its primary endpoint by demonstrating improved liver function and was well tolerated after four months of treatment with once daily oral rencofilstat administered to NASH subjects with stage 3 or greater fibrosis. All additional secondary efficacy and safety endpoints were also met. These observations provide further evidence that builds on previous findings from a shorter 28-day Phase 2a (“AMBITION”) trial. Taken together, the AMBITION and ALTITUDE-NASH trials reinforce rencofilstat’s direct antifibrotic mode of action and increase our confidence level that we anticipate observing fibrosis reductions in our ongoing 12-month Phase 2b (“ASCEND-NASH”) clinical trial.

In June 2023, we announced that the Data and Safety Monitoring Board (“DSMB”) met to review the current data for the ASCEND-NASH 2b study and has issued a “study may proceed without modification” clearance. This, the first planned DSMB meeting, occurred on schedule, and all labs, electrocardiogram’s, adverse events, and protocol deviations were reviewed, focusing on any potential safety signals from the placebo-controlled trial.

In December 2023, our board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. We incurred a one-time restructuring charge of approximately $0.7 million in the fourth quarter of 2023. Additionally, we have initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. Currently 126 patients are being treated in our ASCEND-NASH clinical trial. We intend on completing the treatment of such patients and will add additional patients once the clinical trial is fully funded or a strategic transaction has been entered into.

2. Basis of Presentation

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries, Contravir Research Inc. and Hepion Research Corp, which conduct their operations in Canada. All intercompany balances and transactions have been eliminated in consolidation.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2. Basis of Presentation (cont.)

Reverse Stock Split

On May 3, 2023, our Board of Directors declared a 1-for-20 reverse stock split of the outstanding shares of our common stock in order to satisfy requirements for the continued listing of our common stock on Nasdaq. The reverse stock split was effective May 11, 2023. All applicable share and per share information in these consolidated financial statements on Form 10-K have been adjusted retrospectively to give effect to the reverse stock split for all periods presented. The reverse stock split did not reduce the number of authorized shares of common stock and did not alter the par value.

Going Concern

As of December 31, 2023, we had $14.8 million in cash, an accumulated deficit of $224.6 million, and working capital of $12.2 million. For the year ended December 31, 2023, cash used in operating activities was $40.9 million and we had a net loss of $48.9 million. We have not generated revenue to date and have incurred substantial losses and negative cash flows from operations since our inception. We have historically funded our operations through issuances of convertible debt, common stock and preferred stock. We expect to continue to incur losses for the next several years as we expand our research, development and clinical trials of rencofilstat. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

These consolidated financial statements have been prepared under the assumption that we will continue as a going concern. Due to our recurring and expected continuing losses from operations, we have concluded there is substantial doubt in our ability to continue as a going concern within one year of the issuance of these consolidated financial statements without additional capital becoming available to us. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will be required to raise additional capital within the next year to continue the development and commercialization of our current product candidate and to continue to fund operations at the current cash expenditure levels. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are unable to raise additional capital when required or on acceptable terms, we may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize on unfavorable terms.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates. Our most significant estimates include fair value of financial instruments, share-based compensation and contingent consideration.

Cash

As of December 31, 2023 and 2022, the amount of cash was $14.8 million and $51.2 million, respectively, consisting of checking accounts held at U.S. and Canadian commercial banks. At certain times, our cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits. We believe it mitigates our risk by depositing our cash balances with high credit, quality financial institutions. We have never experienced losses related to these balances.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a three-tier fair value hierarchy that distinguishes among the following:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we can access.

•        Level 2 — Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Financial instruments consist of cash, accounts payable, contingent consideration and derivative financial instruments. Cash and accounts payable are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. Contingent consideration and derivative financial instruments are recorded at fair value at the end of each reporting period. We recorded contingent consideration from the 2016 acquisition of Ciclofilin, which is required to be carried at fair value. See Note 5 for additional information on the fair value of the contingent consideration and derivative financial instruments.

Property, equipment and depreciation

As of December 31, 2023 and 2022, we had $29,487 and $0.1 million, respectively, of property and equipment, consisting primarily of lab equipment, computer equipment, and furniture and fixtures. Expenditures for additions, renewals and improvements will be capitalized at cost. Depreciation will generally be computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the depreciable assets are 3 to 7 years. Expenditures for repairs and maintenance are charged to operations as incurred. We will periodically evaluate whether current events or circumstances indicate that the carrying value of our depreciable assets may not be recoverable. There were no adjustments to the carrying value of property and equipment at December 31, 2023 or December 31, 2022.

In-Process Research & Development

In accordance with ASC Topic 350, Intangibles — Goodwill and Other (“ASC Topic 350”), goodwill and acquired IPR&D are determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment annually, in our fourth quarter, and between annual tests if we become aware of an event or a change in circumstances that would indicate the carrying value may be impaired.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

In-Process Research and Development (“IPR&D”) acquired in a business combination is capitalized as indefinite-lived assets on our consolidated balance sheets at the acquisition-date fair value. IPR&D relates to amounts that arose in connection with the acquisition of Ciclofilin. Once the project is completed, the carrying value of the IPR&D is reclassified to other intangible assets, net and is amortized over the estimated useful life of the asset. Post-acquisition research and development expenses related to the IPR&D projects are expensed as incurred. The projected discounted cash flow models used to estimate the fair values of our IPR&D assets, acquired in connection with the Ciclofilin acquisition, reflect significant assumptions regarding the estimates a market participant would make in order to evaluate a drug development asset, including: (i) probability of successfully completing clinical trials and obtaining regulatory approval; (ii) market size, market growth projections, and market share; (iii) estimates regarding the timing of and the expected costs to advance clinical programs to commercialization; (iv) estimates of future cash flows from potential product sales; and (v) a discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related impairments, if any.

The annual, or interim if (events or changes in circumstances indicate that it is more likely than not that the asset is impaired), IPR&D impairment test is performed by comparing the fair value of the asset to the asset’s carrying amount. When testing indefinite-lived intangibles for impairment, we may assess qualitative factors for its indefinite-lived intangibles to determine whether it is more likely than not that the asset is impaired. Alternatively, we may bypass this qualitative assessment for our indefinite-lived intangible asset and perform the quantitative impairment test that compares the fair value of the indefinite-lived intangible asset with the asset’s carrying amount. If IPR&D becomes impaired or is abandoned, the carrying value of the IPR&D is written down to the revised fair value with the related impairment charge recognized in the period in which the impairment occurs. If the carrying value of the asset becomes impaired as the result of unfavorable data from any ongoing or future clinical trial, changes in assumptions that negatively impact projected cash flows, or because of any other information regarding the prospects of successfully developing or commercializing our programs, we could incur significant charges in the period in which the impairment occurs.

We performed a quantitative assessment of IPR&D for the year ended December 31, 2023 and concluded that our IPR&D asset was impaired due to the slowdown of our Phase 2b clinical trial delaying the potential approval of Rencofilstat, which also resulted in lower revenue and profit projections. We also discarded Hepatitis B as a second indication due to costs and to focus solely on NASH. The full $3.2 million IPR&D asset was impaired at December 31, 2023. We performed a quantitative assessment of IPR&D for the year ended December 31, 2022 and determined that the asset was not impaired.

Income Taxes

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. We recognize the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. We reduce the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that we will not realize some or all of the deferred tax asset. We account for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is “more-likely-than-not” that the position will be sustained upon examination. Potential interest and penalties associated with unrecognized tax positions are recognized in income tax expense.

We continue to maintain a full valuation allowance for our U.S and foreign net deferred tax assets.

Under the provisions of the Internal Revenue Code, the net operating loss (NOL) and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, respectively, as well as similar state tax provisions. This could limit the amount of tax attributes that we can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on our value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The utilization of these NOLs is subject to limitations based on past and future changes in our ownership pursuant to Section 382. We completed a Section 382 study of transactions in our stock through December 31, 2021 and concluded that we have experienced ownership changes since inception that we believe under Section 382 and 383 of the Internal Revenue Code will result in limitations on our ability to use certain pre-ownership change NOLs and credits. We are not aware of any ownership changes in 2023. In addition, we may experience subsequent ownership changes as a result of future equity offerings or other changes in the ownership of our stock, some of which are beyond our control. As a result, the amount of the NOLs and tax credit carryforwards presented in our consolidated financial statements could be further limited. Similar provisions of state tax law may also apply to limit the use of accumulated state tax attributes.

Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, product and environmental liability, and tax matters. In accordance with ASC Topic 450, Accounting for Contingencies, (“ASC 450”), we record accruals for such loss contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. In accordance with this guidance, we do not recognize gain contingencies until realized.

Research and Development

Research and development costs, which include expenditures in connection with an in-house research and development laboratory, salaries and staff costs, application and filing for regulatory approval of proposed products, purchased in-process research and development, license costs, regulatory and scientific consulting fees, as well as contract research, insurance and FDA consultants, are accounted for in accordance with ASC Topic 730, Research and Development, (“ASC 730”). Also, as prescribed by this guidance, patent filing and maintenance expenses are considered legal in nature and therefore classified as general and administrative expense, if any.

We do not currently have any commercial biopharmaceutical products and do not expect to have such for several years, if at all. Accordingly, our research and development costs are expensed as incurred. While certain of our research and development costs may have future benefits, our policy of expensing all research and development expenditures is predicated on the fact that we have no history of successful commercialization of product candidates to base any estimate of the number of future periods that would be benefited.

Also as prescribed by ASC 730, non-refundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. As the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided, the deferred amounts would be recognized as an expense. At December 31, 2023 and 2022, we had prepaid research and development costs of $2.5 million and $4.7 million, respectively.

Share-based payments

ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), requires companies to measure the cost of employee and non-employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. Generally, we issue stock options with only service-based vesting conditions and record the expense for awards using the straight-line method (see Note 9). We account for awards granted to employees that are in excess of what is available to grant as a liability recorded at fair

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

value each reporting period in the consolidated financial statements. ASC 718 allows for the election of forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the years ended December 31, 2023 and 2022, we determined that 3% is our forfeiture rate based on historical experience. We will continue to analyze the forfeiture rate on at least an annual basis or when there are any identified triggers that would justify immediate review.

Foreign Exchange

The functional currency of Hepion Pharmaceuticals, Inc. and ContraVir Research Inc. is the U.S. dollar. The functional currency of Hepion Research Corp. is the Canadian dollar. Assets and liabilities of Hepion Research Corp. are translated into U.S. dollars using period-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Unrealized foreign currency translation adjustments are deferred in accumulated other comprehensive loss, a separate component of shareholders’ equity. The amount of currency translation adjustment was $0.1 million and $0.1 million at December 31, 2023 and 2022, respectively. Transactions in foreign currencies are remeasured into the functional currency of the relevant subsidiaries at the exchange rate in effect at the date of the transaction. Any monetary assets and liabilities arising from these transactions are translated into the functional currency at exchange rates in effect at the balance sheet date or on settlement. Resulting gains and losses are recorded in general and administrative expense within the consolidated statements of operations. The impact of foreign exchange gains was $0.1 million and $16,942 for the years ended December 31, 2023 and 2022, respectively.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker views our operations and manages the business in one segment.

Net loss per share

Basic and diluted net loss per share is presented in conformity with ASC Topic 260, Earnings per Share, (“ASC 260”) for all periods presented. In accordance with this guidance, basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted-average common shares outstanding during the period.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that will have a material effect on our consolidated financial statements for the year ended December 31, 2023.

4. Stockholders’ Equity

Series A Convertible Preferred Stock

On October 14, 2014, our Board of Directors authorized the sale and issuance of up to 1,250,000 shares of Series A Convertible Preferred Stock (the “Series A”). All shares of the Series A were issued between October 2014 and February 2015. Each share of the Series A is convertible at the option of the holder into the number of shares of common stock determined by dividing the stated value of such share by the conversion price that is subject to adjustment. As of December 31, 2023 and 2022, there were 85,581 shares outstanding. During the years ended December 31, 2023 and 2022, no shares of the Series A were converted. If we sell common stock or equivalents at an effective price per share that is lower than the conversion price, the conversion price may be reduced to the lower conversion price. The Series A will be automatically be convertible into common stock in the event of a fundamental transaction as defined in the offering.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

4. Stockholders’ Equity (cont.)

Series C Convertible Preferred Stock Issuance

On July 3, 2018, we completed a rights offering pursuant to our effective registration statement on Form S-1. We offered for sale units in the rights offering and each unit sold in connection with the rights offering consisted of 1 share of our Series C Convertible Preferred Stock, or Series C, and common stock warrants (the “Rights Offering”). Upon completion of the offering, pursuant to the rights offering, we sold an aggregate of 10,826 units at an offering price of $1,000 per unit comprised of 10,826 shares of Series C and 4,446 common stock warrants that will expire in July 2023. As of December 31, 2023, there were 1,688 shares outstanding. During the year ended December 31, 2023, 113 shares of the Series C were converted into 52 shares of our common stock and during the year ended December 31, 2022, 5 shares of the Series C were converted into 2 shares of our common stock. Each share of Series C is convertible into common stock at any time at the option of the holder thereof at the conversion price then in effect. The conversion price for the Series C is determined by dividing the stated value of $1,000 per share by $0.08 per share (subject to adjustments upon the occurrence of certain dilutive events).

Series F and Series G Convertible Redeemable Preferred Stock

On November 8, 2022, we entered into a Stock Purchase Agreement (“SPA”) with certain institutional investors for the private placement of 1,900,000 shares of our Series F Convertible Redeemable Preferred Stock (the “Series F Preferred Stock”) and 100,000 shares of our Series G Convertible Redeemable Preferred Stock (the “Series G Preferred Stock” and together with the Series F Preferred Stock, the “Preferred Stock”). The shares, which have since been redeemed in accordance with their terms described below, and are thus no longer outstanding as of December 31, 2022, had an aggregated stated value of $20.0 million. Under the terms of the SPA, each share of the Preferred Stock had a purchase price of $9.50, representing an original issue discount of 5% of the stated value. In connection with this offering, we recognized net proceeds of $17.9 million, net of offering costs of $1.1 million, and recognized a deemed dividend of $3.1 million. In connection with this transaction, we placed $21.0 million into an escrow account for any future redemption that consisted of the gross proceeds of $19.0 million and a portion of the redemption consideration of $2.0 million.

The Preferred Stock was convertible, at the option of the holders and, in certain circumstances, by us, into shares of Common Stock at a conversion price of $1.00 per share. We have the option to redeem the Preferred Stock for cash at 105% of the stated value commencing on the date of the stockholder approval of the reverse stock split (or within 15 days subsequent under certain conditions). The holders of the Preferred Stock had the right to require us to redeem their shares of Preferred Stock for cash at 105% of the stated value of such shares commencing after the earlier of the receipt of stockholder approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split and 60 days after the closing of the issuances of the Preferred Stock and until 90 days after such closing. As redemption can be required based on the occurrence of redemption events that were considered not solely within our control, the Preferred Stock was recorded separately from stockholders’ equity as temporary equity.

On December 18, 2022, the holders of all 1,900,000 shares of Series F Preferred Stock and 100,000 shares of Series G Preferred Stock exercised their right to cause us to redeem all such shares for $21.0 million, which represented a price equal to 105% of the stated value. The redemption of these shares was paid out of the escrow account noted above.

The Preferred Stock was recognized in accordance with ASC 480 “Distinguishing Liabilities from Equity”. Under ASC 480-10-S99-3A, we elected to accrete the changes in the redemption value over the period from the date of issuance until the earliest probable redemption date. The redemption contingency was considered met upon approval of the reverse stock split on December 15, 2022, at which time the Preferred Stock was adjusted to the full redemption value.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

4. Stockholders’ Equity (cont.)

We incurred issuance costs of approximately $1.1 million in connection with the offering which was recorded as a reduction of the Preferred Stock value at issuance and accreted to the Preferred Stock until the redemption contingency was met upon which we recognized approximately $3.1 million in deemed dividends related to the Preferred Stock in our consolidated financial statements for the year ended December 31, 2022.

The following table presents the Series F and Series G Convertible Redeemable Preferred Stock activity for the year ended December 31, 2022:

	Convertible Redeemable Preferred Stock
	Preferred Stock Series F		Preferred Stock Series G
	Shares	Amount	Shares	Amount
Issuance of Series F and Series G Convertible Redeemable Preferred Stock, less issuance costs	1,900,000	$16,969,375	100,000	$893,125
Deemed dividend related to Series F and Series G Convertible Redeemable Preferred Stock	—	2,980,625	—	156,875
Redemption of Series F and Series G Convertible Redeemable Preferred Stock	(1,900,000)	(19,950,000)	(100,000)	(1,050,000)
Balance at December 31, 2022	—	$—	—	$—

The deemed dividend was recognized as a decrease in Additional Paid-in Capital during the year ended December 31, 2022.

Common Stock and Warrant Offering

On September 28, 2023, we entered into a securities purchase agreement with an institutional investor for the purchase and sale of 400,000 shares of our common stock (or common stock equivalents in lieu thereof) at a purchase price of $5.10 per share and pre-funded warrants to purchase up to 580,393 shares at a offering price of $5.09 in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, we issued to the investor unregistered Series A Warrants to purchase up to an aggregate of 980,393 shares of common stock and Series B Warrants to purchase up to an aggregate of 980,393 shares of common stock. The Series A and Series B Warrants will have an exercise price of $4.85 per share, will be exercisable immediately following the date of issuance and will expire in 5.0 years and 1.5 years, respectively. The closing of the registered direct offering and the concurrent private placement was on October 3, 2023. We received gross proceeds of $5.0 million, before deducting the underwriting discount and other offering expenses of approximately $0.5 million that was recorded as general and administrative costs in our consolidated statement of operations. We intend to use the net proceeds from the offering for clinical development and working capital. All of the pre-funded warrants were exercised in the fourth quarter of 2023.

We used the guidance in ASC 480, Distinguishing Liabilities from Equity, (“ASC 480”), ASC 815-40, Derivatives and Hedging (“ASC 815-40”) and ASC 260, Earnings Per Shares (“ASC 260”) to determine the accounting classification for the warrants.

Based on this evaluation, we determined that the Warrants are not indexed to our own stock and are precluded from being classified within equity. Therefore, the Warrants were classified as a liability on the balance sheet, initially recorded at fair value, and then subsequently will be carried at fair value with changes in fair value recognized in the income statement.

Upon the issuance of the warrants, the fair value of the warrants was determined to be approximately $8.9 million resulting in no residual to allocate to equity and, further, with the excess of the fair value over the proceeds received was recorded as a day one loss of $3.9 million that was recorded to “Change in fair value of contingent consideration and derivative financial instruments” in the consolidated statement of operations.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

4. Stockholders’ Equity (cont.)

The fair value of these liability classified warrants was estimated using the Black-Scholes option pricing model. This method of valuation involves using inputs such as the fair value of our common stock, historical volatility, the contractual term of the warrants, risk free interest rates and dividend yields. Due to the nature of these inputs, the valuation of the warrants is considered a Level 2 measurement (see Note 5). The following assumptions were used to measure the Series A and Series B Warrants at issuance and to remeasure the liability as of December 31, 2023.

	Pre-Funded Warrants	Series A Warrants		Series B Warrants
	October 3, 2023	October 3, 2023	December 31, 2023	October 3, 2023	December 31, 2023
Stock price	$4.63	$4.63	$3.24	$4.63	$3.24
Expected warrant term (years)	5.0 years	5.0 years	4.5 years	1.5 years	1.5 years
Risk-free interest rate	4.8%	4.8%	3.9%	5.3%	4.6%
Expected volatility	116.4%	116.4%	116.6%	119.0%	122.1%
Dividend yield	—	—	—	—	—

In April 2017, and July 2018, we issued common stock and warrants in connection with public offerings. In April 2022, the remaining April 2017 warrants expired.

The following table sets forth the components of changes in our derivative financial instruments liability balance for the years ended December 31, 2023 and 2022:

Date	Number of Warrants Outstanding	Derivative Instrument Liability
Balance of derivative liability at December 31, 2021	10,714	$—
Expiration of warrants	(10,714)	—

Balance of derivative liability at December 31, 2022	—	—
Issuance of Series A, Series B and Pre-funded warrants	2,541,179	8,889,100
Exercise of warrants	(580,393)	(2,016,166)
Change in fair value of warrants	—	(3,076,544)
Balance of derivative liability at December 31, 2023	1,960,786	$3,796,390

5. Fair Value Measurements

The following table presents our liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2023 and 2022.

	Fair Value Measurements at Reporting Date Using
Description	Total	(Level 1)	(Level 2)	(Level 3)
As of December 31, 2023:
Contingent consideration	$2,020,000	$—	$—	$2,020,000
Derivative liabilities related to warrants	3,796,390	—	3,796,390	—

As of December 31, 2022:
Contingent consideration	$2,460,000	$—	$—	$2,460,000

The unrealized gains or losses on the derivative liabilities are recorded as a change in fair value of derivative liabilities-warrants in our consolidated statement of operations. See Note 4 for a rollforward of the derivative liability for the years ended December 31, 2023 and 2022. The financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

5. Fair Value Measurements (cont.)

period, we review the assets and liabilities that are subject to ASC 815-40. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3.

Contingent consideration was recorded for the acquisition of Ciclofilin Pharmaceuticals, Inc. (Ciclofilin) on June 10, 2016. The contingent consideration represented the acquisition date fair value of potential future payments, to be paid in cash and our stock, upon the achievement of certain milestones and was estimated based on a probability-weighted discounted cash flow model.

At December 31, 2023 and 2022, the assumptions we used to calculate the fair value were as follows:

	Assumptions
	December 31,
	2023	2022
Discount rate	11.5%	8.5%
Stock price	n/a	n/a
Projected milestone achievement dates	Mar 2023 – Sep 2030	Dec 2023 – Dec 2028
Probability of success of milestone achievements	13% – 40%	13% – 40%

As of December 31, 2023, $0.4 million was recorded as a current liability and $1.6 million was classified as a non-current liability based upon management’s best estimate using the latest available information. Management reviewed and updated the assumptions at December 31, 2023 and increased the discount rate based on comparable companies and extended the projected achievement dates for future milestones due to the slowdown of our Phase 2b clinical trial possibly delaying the achievement of the milestones.

The following table presents the change in fair value of the contingent consideration for the years ended December 31, 2023 and 2022.

Acquisition-related Contingent Consideration
Liabilities:
Balance at December 31, 2021	$4,880,000
Change in fair value recorded in earnings	(414,992)
Contingent consideration payments (includes common shares with a fair value of $5,008)	(2,005,008)
Balance at December 31, 2022	2,460,000
Change in fair value recorded in earnings	(440,000)
Balance at December 31, 2023	$2,020,000

6. Property and Equipment, net

Property and equipment are stated at cost and depreciated using the straight-line method, based on useful lives as follows:

	Estimated Useful Life (in years)	December 31, 2023	December 31, 2022
Equipment	3.0 years	$346,770	$326,382
Furniture and fixtures	7.0 years	62,183	62,183
Less: Accumulated depreciation		(379,466)	(306,945)
		$29,487	$81,620

Depreciation expense for the years ended December 31, 2023 and 2022 was $0.1 million and $0.1 million, respectively.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7. Indefinite-lived Intangible Assets

Our IPR&D asset consisted of the following at:

Indefinite-lived Intangible Asset
Rencofilstat balance at December 31, 2021	$3,190,000
Changes during the year ended December 31, 2022	—
Rencofilstat balance at December 31, 2022	3,190,000
Asset impairment during the year ended December 31, 2023	(3,190,000)
Rencofilstat balance at December 31, 2023	$—

A $3.2 million impairment loss was recorded on IPR&D during the year ended December 31, 2023. No impairment loss was recorded on IPR&D during the year ended December 31, 2022.

8. Accrued Liabilities

Accrued expenses consist of the following:

	December 31,
	2023	2022
Payroll and related costs	$—	$838,683
Stock-based compensation	—	1,906,401
Research and development	1,268,560	1,716,035
Legal fees	—	110,799
Professional fees	319,157	135,865
Other	851,634	92,200
Total accrued expenses	$2,439,351	$4,799,983

At December 31, 2023, Other accrued expenses includes approximately $0.7 million for restructuring costs. In December 2023, the board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. The restructuring costs of approximately $0.7 million are related to severance amounts due to members of our clinical team and were recorded to research and development costs in the consolidated statement of operations at December 31, 2023. AS psrt of this process, we formally communicated the termination of employment to 6 employees and terminated none of the employees during 2023. We expect to incur further restructuring costs of less than $0.1 million and the completion of the restructuring plan is expected to occur in the first quarter of 2024.

9. Accounting for Share-Based Payments

On June 3, 2013, we adopted the 2013 Equity Incentive Plan (the 2013 Plan), which expired in June 2023 and we are no longer making grants under it. Stock options granted under the 2013 Plan typically vest after three years of continuous service from the grant date and will have a contractual term of ten years. We granted options during the three months ended June 30, 2022 and 2021, and at the time that these grants were made, we did not have any options available for grant under the Plan. We accounted for these option grants as liability-classified awards requiring us to measure the fair value of the awards each reporting period since there were not enough shares available at the time of the grant. With the approval of the 2023 Plan, these awards are no longer accounted for as liability-classified and the cumulative liability of $3.0 million was recorded to additional paid-in capital.

In April 2023, our board of directors approved the 2023 Omnibus Equity Incentive Plan (the 2023 Plan), which became effective in June 2023 upon stockholder approval. The 2023 Plan allows for the grant of up to 500,000 awards for the purpose of attracting, motivating and retaining employees (including officers), non-employee directors and non-employee consultants. At December 31, 2023, there were 178,494 awards available for grant from the 2023 Plan.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9. Accounting for Share-Based Payments (cont.)

We classify stock-based compensation expense in our consolidated statement of operations in the same way the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified. We recorded stock-based compensation expense as follows:

	Year Ended December 31,
	2023	2022
General and administrative	$1,456,692	$1,665,360
Research and development	960,223	887,376
Total stock-based compensation expense	$2,416,915	$2,552,736

A summary of stock option activity under the Plan is presented below:

	Number of Options	Exercise Price Per Share			Weighted Average Exercise Price Per Share	Intrinsic Value	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2021	438,749	$32.60	—	$40,320.00	$46.60	$—	9.10 years
Granted	6,000	$13.80	—	$13.80	$13.80	$—

Balance outstanding, December 31, 2022	444,749	$13.80	—	$40,320.00	$46.20	$—	8.13 years
Adjustment for stock split	47	$—	—	$—	$—	$—

Forfeited	(20,986)	$34.00	—	$74.40	$34.01	$—
Cancelled	(32,073)	$32.60	—	$11,648.00	$37.88	$—
Balance outstanding, December 31, 2023	391,737	$13.80	—	$40,320.00	$48.58	$—	5.17 years
Awards outstanding, vested awards and those expected to vest at December 31, 2023	391,492	$13.80	—	$40,320.00	$48.59	$—	5.17 years
Vested and exercisable at December 31, 2023	368,718	$13.80	—	$40,320.00	$49.71	$—	5.02 years

The following weighted-average assumptions were used in the Black-Scholes valuation model to estimate fair value of stock option awards when granted.

Year Ended December 31, 2022
Stock price	$13.80
Risk-free interest rate	3.98%
Dividend yield	—
Expected volatility	114.9%
Expected term (in years)	6.0

The total fair value of awards vested during the year ended December 31, 2023 and 2022 was $2.7 million and $4.2 million, respectively.

As of December 31, 2023, the unrecognized compensation cost related to non-vested stock options outstanding, net of expected forfeitures, was $0.2 million to be recognized over a weighted-average remaining vesting period of approximately 0.56 years.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9. Accounting for Share-Based Payments (cont.)

Stock price — The stock price used is the closing price of our common stock on the day prior to the grant date.

Risk-free interest rate — Based on the daily yield curve rates for U.S. Treasury obligations with maturities which correspond to the expected term of our stock options.

Dividend yield — We have not paid any dividends on our common stock since inception and do not anticipate paying dividends on our common stock in the foreseeable future.

Expected volatility — We base expected volatility on the trading price of our common stock.

Expected term — The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in SAB No. 107, which SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: (i) granted “at-the-money”; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable.

SAB No. 110, Share-Based Payment, (“SAB No. 110”) expresses the views of the Staff of the SEC with respect to extending the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with ASC 718. For the expected term, we have “plain-vanilla” stock options, and therefore used a simple average of the vesting period and the contractual term for options granted as permitted by SAB No. 107.

Forfeitures — ASC 718 allows for the election of forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the years ended December 31, 2023 and 2022, we determined that 3% is our forfeiture rate based on historical experience. We will continue to analyze the forfeiture rate on at least an annual basis or when there are any identified triggers that would justify immediate review.

10. Income Taxes

We provide for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Under ASC 740, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Our loss before income taxes was $49.3 million and $45.1 million for the years ended December 31, 2023 and 2022, respectively, and was generated entirely in the United States and Canada.

Income tax benefit for the year ended December 31, 2023 was $0.4 million was related to the impairment of our IPR&D asset. Income tax benefit for the year ended December 31, 2022 was $2.9 million and was related to the sale of our state NOLs related to prior years under the State of New Jersey’s Technology Business Tax Certificate Transfer Program. In the first quarter of 2024, we sold additional NOLs totaling $3.0 million under the same program.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

10. Income Taxes (cont.)

The significant components of our deferred tax assets are comprised of the following:

	As of December 31,
	2023	2022
Federal NOL	$19,036,151	$16,656,707
State NOL	4,588,524	3,467,906
Research and development credits	3,042,677	1,634,501
IRC 174 capitalization	15,068,767	7,554,211
Lease liability	58,756	15,071
Stock compensation & other	2,812,248	2,342,611
Total	44,607,123	31,671,007
Deferred tax asset valuation allowance	(44,544,637)	(31,106,163)
Total deferred tax asset	62,486	564,844

In-Process R&D	—	(957,000)
Right-of-use asset	(62,486)	(16,866)
Total deferred tax liability	(62,486)	(973,866)
Net deferred tax liability	$—	$(409,022)

We have evaluated the positive and negative evidence bearing upon the realizability of our deferred tax assets. Based on our history of operating losses since inception, we have concluded that it is more likely than not that the benefit of our deferred tax assets will not be realized. Accordingly, we have provided a valuation allowance for substantially all deferred tax assets as of December 31, 2023 and 2022, including those related to Canada. At December 21, 2022, we have recorded a net deferred tax liability of $0.4 million related to in-process research and development as a result of the acquisition of Ciclofilin. At December 31, 2023, our net deferred tax liability was zero due to the asset impairment of the in-process research and development.

The valuation allowance increased by $13.4 million and $12.1 million for the years ended December 31, 2023 and 2022, respectively, due primarily to the generation of net operating losses during these periods.

A reconciliation of income tax benefit computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	Year Ended December 31,
	2023	2022
U.S. statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefit	6.4%	8.2%
Sale of New Jersey tax benefits	—%	6.4%
Research and development credits	2.9%	0.5%
Contingent consideration and warrants	(0.1)%	0.2%
Foreign tax differential	(1.7)%	(0.7)%
Other	0.5%	(4.6)%
Valuation allowance	(29.8)%	(24.6)%
Effective tax rate	(0.8)%	6.4%

As of December 31, 2023 and 2022, we had U.S. federal and state net operating loss carryforwards of $148.0 million and $117.6 million, respectively, which may be available to offset future income tax liabilities and will begin to expire at various dates starting in December 2022. We also had federal and state research and development tax credit carryforwards of approximately $3.1 million as of December 31, 2023, which will begin to expire in December 2027.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

10. Income Taxes (cont.)

Under the provisions of the Internal Revenue Code, the NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”) and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, respectively, as well as similar state tax provisions. This could limit the amount of tax attributes that we can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on our value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The utilization of these NOLs is subject to limitations based on past and future changes in our ownership pursuant to Section 382. We completed a Section 382 study of transactions in our stock through December 31, 2021 and concluded that we have experienced ownership changes since inception that we believe under Section 382 and 383 of the Code will result in limitations on our ability to use certain pre-ownership change NOLs and credits, which have been removed from the table above. We are not aware of any ownership changes in 2022 or 2023. In addition, we may experience subsequent ownership changes as a result of future equity offerings or other changes in the ownership of our stock, some of which are beyond our control. As a result, the amount of the NOLs and tax credit carryforwards presented in our consolidated financial statements could be limited. Similar provisions of state tax law may also apply to limit the use of accumulated state tax attributes.

We file income tax returns in the United States, Canada and various state jurisdictions. Our federal income tax returns for the years 2018 and forward, and state income returns for the years 2017 and forward remain subject to examination by the IRS and state authorities. Our tax returns in Canada are also subject to examination.

We have approximately $2.2 million of undistributed earnings in Canada, which we continue to reinvest indefinitely, and therefore no withholding taxes related to its repatriation has been recorded.

11. Loss per Share

Basic and diluted net loss per common share was determined by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

Basic and diluted net loss per common share	Year Ended December 31,
	2023	2022
Numerator:
Net loss	$(48,926,042)	$(42,200,049)
Preferred stock deemed dividend	—	(3,137,500)
Net loss attributable to common stockholders	$(48,926,042)	$(45,337,549)
Denominator:
Weighted average common shares outstanding	3,970,810	3,811,472
Net loss per share of common stock – basic and diluted	$(12.32)	$(11.90)

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11. Loss per Share

The following outstanding securities at December 31, 2023 and 2022 have been excluded from the computation of basic and diluted weighted shares outstanding, as they would have been anti-dilutive given the net loss in both periods:

	Year Ended December 31,
	2023	2022
Common shares issuable upon conversion of Series A preferred stock	159	159
Common shares issuable upon conversion of Series C preferred stock	778	830
Stock options	391,737	444,749
Warrants – liability classified	1,960,786	—
Warrants – equity classified	210,979	215,559
Total	2,564,439	661,297

12. Commitments and Contingencies

Legal Proceedings

We are involved in various legal proceedings. Significant judgment is required to determine both the likelihood and the estimated amount of a loss related to such matters. Additionally, while any litigation contains an element of uncertainty, we have at this time no reason to believe that the outcome of such proceedings or claims will have a material adverse effect on our consolidated financial condition or results of operations.

Leases

In July 2014, we entered into a lease for corporate office space in Edison, New Jersey (“Edison Lease”). In July 2017, we entered into the first amendment to the Edison Lease expanding the office footprint and extending the Edison Lease for an approximate 5-year period that ended on March 31, 2023. In August 2023, we signed a second amendment to the Edison Lease in which we reduced our corporate office space and extended the lease for a period of 2.3 years ending July 31, 2025.

In October 2019, we entered into a 3-year lease for office and research laboratory space in Edmonton, Canada, which expired on September 30, 2022 and we are leasing this space on a month-to-month basis. We are currently negotiating with the landlord for a new lease agreement.

We account for leases in accordance with ASC Topic 842, Leases, (“ASC 842”). We determine if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property and equipment), and (2) the customer has the right to control the use of the identified asset.

Operating leases where we are the lessee are included under the caption “Right of Use Assets” (“ROU”) on our consolidated balance sheets. The lease liabilities are initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how we determine (1) the discount rate used to discount the unpaid lease payments to present value, (2) lease term and (3) lease payments.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

12. Commitments and Contingencies (cont.)

As of December 31, 2023, the ROU assets were $0.2 million, the current lease liabilities were $0.1 million, and there were $0.1 million non-current lease liabilities. An estimated incremental borrowing rate of 14.9% was used in to account for the second amendment of the Edison Lease. For the first amendment of the Edison Lease, an incremental borrowing rate 6.50% was used.

Rent expense for the years ended December 31, 2023 and 2022 was $0.2 million and $0.3 million, respectively, which included a de minimis amount for a short-term lease.

For the years ended December 31, 2023 and 2022, the weighted average remaining term of our noncancelable operating leases is 1.58 years and 0.25 years, respectively.

Future minimum rental payments under our noncancelable operating leases at December 31, 2023 is as follows:

2024	$137,334
2025	97,815
Total	235,149
Present value adjustment	(26,129)
Lease liability at December 31, 2023	$209,020

Employment Agreements

We have employment agreements with certain employees which require the funding of a specific level of payments, if certain events, such as a change in control, termination without cause or retirement, occur.

13. Subsequent Events

On February 16, 2024, we entered into a definitive agreement for the immediate exercise of an outstanding Series B common stock purchase warrant held by an institutional investor to purchase an aggregate of 980,393 shares of our common stock for gross proceeds to us of approximately $2.0 million.

As part of this transaction, the investor agreed to exercise the existing Series B common stock purchase warrant (which was originally issued in October 2023 and had an exercise price of $4.85 per share) at a revised exercise price of $2.10 per share.

In consideration for the immediate exercise of the existing warrant for cash, we have agreed to issue to the investor two new unregistered warrants, each to purchase 735,295 shares of common stock (or an aggregate of 1,470,590 shares) at an exercise price of $1.91 per share. The new warrants will be exercisable immediately upon issuance. Such warrants are identical, except that one warrant has a term of 5 years and the second warrant has a term of 1.5 years.

In connection with the offering, we agreed to amend, effective upon the closing of this offering, the terms of the October 2023 Series A common stock purchase warrant held by a purchaser in the offering to reduce the exercise price thereof to $1.91 per share and to extend the expiration date to February 2029. All of the other terms of the October 2023 Series A common stock purchase warrant will remain unchanged.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash	$2,115,047	$14,785,880
Prepaid expenses	3,367,362	2,701,960
Total current assets	5,482,409	17,487,840
Property and equipment, net	—	29,487
Right-of-use assets	150,733	212,878
Other assets	377,022	364,192
Total assets	$6,010,164	$18,094,397

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$446,544	$2,348,829
Accrued expenses	375,000	2,439,351
Operating lease liabilities, current	154,090	115,916
Short-term portion of contingent consideration	—	386,000
Total current liabilities	975,634	5,290,096
Contingent consideration, non-current	—	1,634,000
Operating lease liabilities, non-current	—	93,104
Derivative financial instruments-warrants	1,472,700	3,796,390
Total liabilities	2,448,334	10,813,590
Commitments and contingencies (see Note 10)
Stockholders’ equity:
Series A convertible preferred stock, stated value $10 per share, 85,581 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	855,808	855,808
Series C convertible preferred stock, stated value $1,000 per share, 1,688 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	839,320	839,320
Common stock – $0.0001 par value per share; 120,000,000 shares authorized, 5,799,126 and 4,818,733 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	547	482
Additional paid-in capital	233,326,381	230,291,362
Accumulated other comprehensive loss	(53,822)	(78,779)
Accumulated deficit	(231,406,404)	(224,627,386)
Total stockholders’ equity	3,561,830	7,280,807
Total liabilities and stockholders’ equity	$6,010,164	$18,094,397

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$—	$—	$—	$—
Cost and expenses:
Research and development	7,136,679	11,880,669	9,676,247	21,678,328
General and administrative	1,367,169	2,284,961	4,009,918	5,696,467
Total operating expenses	8,503,848	14,165,630	13,686,165	27,374,795
Loss from operations	(8,503,848)	(14,165,630)	(13,686,165)	(27,374,795)

Other income (expense):
Interest income (expense)	49,536	(2,351)	45,187	(4,673)
Change in fair value of contingent consideration and derivative financial instruments	4,529,100	88,434	6,459,752	40,000
Inducement expense	—	—	(2,567,044)	—
Loss before income taxes	(3,925,212)	(14,079,547)	(9,748,270)	(27,339,468)
Income tax benefit	—	—	2,969,252	—
Net loss	$(3,925,212)	$(14,079,547)	$(6,779,018)	$(27,339,468)

Weighted-average common shares outstanding:
Basic and diluted	5,799,126	3,826,505	5,436,408	3,819,035

Net loss per common share: (see Note 10)
Basic and diluted	$(0.68)	$(3.68)	$(1.25)	$(7.16)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(3,925,212)	$(14,079,547)	$(6,779,018)	$(27,339,468)
Other comprehensive income (loss):
Foreign currency translation	(63,022)	(16,836)	24,957	2,517
Total other comprehensive income (loss)	(63,022)	(16,836)	24,957	2,517
Comprehensive loss	$(3,988,234)	$(14,096,383)	$(6,754,061)	$(27,336,951)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)

	Preferred Stock Series A		Preferred Stock Series C		Common Stock		Additional Paid in Capital	Accumulated other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2023	85,581	$855,808	1,688	$839,320	4,818,733	$482	$230,291,362	$(78,779)	$(224,627,386)	$7,280,807
Net loss	—	—	—	—	—	—	—	—	(2,853,806)	(2,853,806)
Other comprehensive income (loss)	—	—	—	—	—	—	—	87,979	—	87,979
Stock-based compensation expense	—	—	—	—	—	—	705,770	—	—	705,770
Warrant exercises, net	—	—	—	—	654,393	65	2,300,624	—	—	2,300,689

Balance at March 31, 2024	85,581	855,808	1,688	839,320	5,473,126	547	233,297,756	9,200	(227,481,192)	7,521,439
Net loss	—	—	—	—	—	—	—	—	(3,925,212)	(3,925,212)
Other comprehensive income (loss)	—	—	—	—	—	—	—	(63,022)	—	(63,022)
Stock-based compensation expense	—	—	—	—	—	—	28,625	—	—	28,625
Issuance of shares in abeyance	—	—	—	—	326,000	—	—	—	—	—
Balance at June 30, 2024	85,581	$855,808	1,688	$839,320	5,799,126	$547	$233,326,381	$(53,822)	$(231,406,404)	$3,561,830

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders’ Equity — (Continued)
(Unaudited)

	Preferred Stock Series A		Preferred Stock Series C		Common Stock		Additional Paid in Capital	Accumulated other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Share	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2022	85,581	$855,808	1,801	$840,320	3,811,481	$381	$223,950,940	$(90,168)	$(175,701,344)	$49,855,937
Net loss	—	—	—	—	—	—	—	—	(13,259,921)	(13,259,921)
Other comprehensive income (loss)	—	—	—	—	—	—	—	19,353	—	19,353
Stock-based compensation expense	—	—	—	—	—	—	537,123	—	—	537,123
Conversion of Series C to common	—	—	(1)	(1,000)	1	—	1,000	—	—	—
Balance at March 31, 2023	85,581	855,808	1,800	839,320	3,811,482	381	224,489,063	(70,815)	(188,961,265)	37,152,492
Net loss	—	—	—	—	—	—	—	—	(14,079,547)	(14,079,547)
Other comprehensive income (loss)	—	—	—	—	—	—	—	(16,836)	—	(16,836)
Stock-based compensation expense	—	—	—	—	—	—	333,954	—	—	333,954
Stock-based liability awards converted to equity	—	—	—	—	—	—	2,983,006	—	—	2,983,006
Issuance of common stock in connection with stock split	—	—	—	—	26,807	3	(3)	—	—	—
Balance at June 30, 2023	85,581	$855,808	1,800	$839,320	3,838,289	$384	$227,806,020	$(87,651)	$(203,040,812)	$26,373,069

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(6,779,018)	$(27,339,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	734,395	871,077
Depreciation	30,758	36,366
Inducement expense	2,567,044	—
Change in fair value of derivative instrument-warrants	(4,439,752)	—
Change in fair value of contingent consideration	(2,020,000)	(40,000)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(3,967,907)	2,815,672
Right of use asset	62,145	50,585
Operating lease liability	(54,930)	(53,614)
Prepaid expenses and other assets	(678,232)	3,008,520
Net cash used in operating activities	(14,545,497)	(20,650,862)

Cash flows from investing activities:
Purchase of property and equipment	—	(16,538)
Net cash used in investing activities	—	(16,538)

Cash flows from financing activities:
Proceeds from exercise of the warrants, net	1,849,707	—
Net cash provided by financing activities	1,849,707	—
Effect of exchange rates on cash	24,957	45
Net decrease in cash	(12,670,833)	(20,667,335)
Cash at beginning of period	14,785,880	51,189,088
Cash at end of period	$2,115,047	$30,521,733

Supplementary disclosure of cash flow information:

Supplementary disclosure of non-cash financing activities:
Conversion of Series C convertible preferred stock	$—	$1,000
Inducement expense for issuance of Series B-1 and B-2 warrants	$2,821,399	$—
Stock-based liability awards reversed to additional paid-in capital		2,983,006

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Business Overview

Hepion Pharmaceuticals, Inc. (we, our, or us) is a biopharmaceutical company headquartered in Edison, New Jersey, that was previously focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma (“HCC”) associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Our cyclophilin inhibitor, rencofilstat (formerly CRV431), was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

We were developing rencofilstat as our lead molecule. Rencofilstat is a compound that binds and inhibits the function of a specific class of isomerase enzymes called cyclophilins that regulate protein folding, in addition to other activities. Many closely related isoforms of cyclophilins exist in humans. Cyclophilins A, B, and D are the best characterized cyclophilin isoforms. Inhibition of cyclophilins has been shown in scientific literature to have therapeutic effects in a variety of experimental models, including liver disease models.

We have completed a number of Phase 1 and Phase 2 clinical trials. In May 2023, we announced that our Phase 2a study (“ALTITUDE-NASH”) met its primary endpoint by demonstrating improved liver function and was well tolerated after four months of treatment with once daily oral rencofilstat administered to NASH subjects with stage 3 or greater fibrosis. All additional secondary efficacy and safety endpoints were also met. These observations provide further evidence that builds on previous findings from a shorter 28-day Phase 2a (“AMBITION”) trial. Taken together, the AMBITION and ALTITUDE-NASH trials reinforced rencofilstat’s direct antifibrotic mode of action and increase our confidence level that we anticipated observing fibrosis reductions in our 12-month Phase 2b (“ASCEND-NASH”) clinical trial.

In June 2023, we announced that the Data and Safety Monitoring Board (“DSMB”) met to review the current data for the ASCEND-NASH 2b study and issued a “study may proceed without modification” clearance. This, the first planned DSMB meeting, occurred on schedule, and all labs, electrocardiogram’s, adverse events, and protocol deviations were reviewed, focusing on any potential safety signals from the placebo-controlled trial.

In December 2023, our board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. We incurred a one-time restructuring charge of approximately $0.7 million in the fourth quarter of 2023. Additionally, we have a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, we announced that we have begun wind-down activities in our ASCEND-NASH clinical trial.

2. Basis of Presentation

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared following the requirements of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim reporting. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, which include only normal recurring adjustments, necessary to present fairly our interim financial information. The consolidated balance sheet as of December 31, 2023, was derived from the audited annual consolidated financial statements but does not include all disclosures required by U.S. GAAP. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2023, contained in our Annual Report on Form 10-K filed with the SEC on April 16, 2024.

Principles of Consolidation

The accompanying condensed consolidated financial statements include our accounts and the accounts of our subsidiaries, Contravir Research Inc. and Hepion Research Corp, which conduct their operations in Canada. All intercompany balances and transactions have been eliminated in consolidation.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Basis of Presentation (cont.)

Going Concern

As of June 30, 2024, we had $2.1 million in cash, an accumulated deficit of $231.4 million, and working capital of $4.5 million. For the six months ended June 30, 2024, cash used in operating activities was $14.5 million and we had a net loss of $6.8 million. We have not generated revenue to date and have incurred substantial losses and negative cash flows from operations since our inception. We have historically funded our operations through issuances of convertible debt, common stock and preferred stock. Our ability to continue operations after our current cash resources are exhausted depends on future events outside of our control, including our ability to obtain additional financing or to achieve profitable operations, as to which no assurances can be given. If adequate additional funds are not available when required, or if our announced merger agreement (see Note 11) is unsuccessful, management may need to curtail planned operations to conserve cash until sufficient additional capital can be raised. There can be no assurances that such a plan would be successful.

These condensed consolidated financial statements have been prepared under the assumption that we will continue as a going concern. Due to our recurring and expected continuing losses from operations, we have concluded there is substantial doubt in our ability to continue as a going concern within one year of the issuance of these condensed consolidated financial statements without additional capital becoming available to us. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will be required to raise additional capital within the few months to continue to fund operations. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are unable to raise additional capital when required or on acceptable terms, we may have to (i) seek collaborators for our product candidates on terms that are less favorable than might otherwise be available; or (ii) relinquish or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize on unfavorable terms.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates.

Our significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K. Since the date of such consolidated financial statements, there have been no changes to our significant accounting policies.

Cash

As of June 30, 2024 and December 31, 2023, cash was $2.1 million and $14.8 million, respectively, consisting of checking accounts held at U.S. and Canadian commercial banks. At certain times, our cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits. We believe it mitigates our risk by depositing our cash balances with high credit, quality financial institutions. We have never experienced losses related to these balances.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3. Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a three-tier fair value hierarchy that distinguishes among the following:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we can access.

•        Level 2 — Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Financial instruments consist of cash, accounts payable, contingent consideration and derivative financial instruments. Cash and accounts payable are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. Contingent consideration, and derivative financial instruments are recorded at fair value at the end of each reporting period. We recorded contingent consideration from the 2016 acquisition of Ciclofilin, which is required to be carried at fair value. See Note 5 for additional information on the fair value of the contingent consideration and derivative financial instruments.

Property, equipment and depreciation

As of June 30, 2024 and December 31, 2023, we had $0 and $29,487, respectively, of property and equipment, consisting primarily of lab equipment, computer equipment, and furniture and fixtures. Expenditures for additions, renewals and improvements will be capitalized at cost. Depreciation will generally be computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the depreciable assets are 3 years to 7 years. Expenditures for repairs and maintenance are charged to operations as incurred. We will periodically evaluate whether current events or circumstances indicate that the carrying value of our depreciable assets may not be recoverable. There were no adjustments to the carrying value of property and equipment at June 30, 2024 or December 31, 2023.

Income Taxes

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3. Summary of Significant Accounting Policies (cont.)

income in the years in which we expect to recover or settle those temporary differences. We recognize the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. We reduce the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that we will not realize some or all of the deferred tax asset. We account for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is “more-likely-than-not” that the position will be sustained upon examination. Potential interest and penalties associated with unrecognized tax positions are recognized in income tax expense.

We continue to maintain a full valuation allowance for our U.S and foreign net deferred tax assets.

Under the provisions of the Internal Revenue Code, the net operating loss (NOL) and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, respectively, as well as similar state tax provisions. This could limit the amount of tax attributes that we can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on our value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The utilization of these NOLs is subject to limitations based on past and future changes in our ownership pursuant to Section 382. We completed a Section 382 study of transactions in our stock through December 31, 2021 and concluded that we have experienced ownership changes since inception that we believe under Section 382 and 383 of the Internal Revenue Code will result in limitations on our ability to use certain pre-ownership change NOLs and credits. We are not aware of any ownership changes in 2024 or 2023. In addition, we may experience subsequent ownership changes as a result of future equity offerings or other changes in the ownership of our stock, some of which are beyond our control. As a result, the amount of the NOLs and tax credit carryforwards presented in our consolidated financial statements could be further limited. Similar provisions of state tax law may also apply to limit the use of accumulated state tax attributes.

The income tax benefit for the three and six months ended June 30, 2024 was $0 and $3.0 million, respectively. The $3 million tax benefit from the six months ended June 30, 2024 was related to the sale of our state NOLs related to prior years under the State of New Jersey’s Technology Business Tax Certificate Transfer Program. There was no income tax expense or benefit for the three and six months ended June 30, 2023.

Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, product and environmental liability, and tax matters. In accordance with ASC Topic 450, Accounting for Contingencies, (“ASC 450”), we record accruals for such loss contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. In accordance with this guidance, we do not recognize gain contingencies until realized.

Research and Development

Research and development costs, which include expenditures in connection with an in-house research and development laboratory, salaries and staff costs, application and filing for regulatory approval of proposed products, purchased in-process research and development, license costs, regulatory and scientific consulting fees, as well as contract research, insurance and FDA consultants, are accounted for in accordance with ASC Topic 730, Research and Development, (“ASC 730”). Also, as prescribed by this guidance, patent filing and maintenance expenses are considered legal in nature and therefore classified as general and administrative expense, if any.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3. Summary of Significant Accounting Policies (cont.)

We do not currently have any commercial biopharmaceutical products and do not expect to have such for several years, if at all. Accordingly, our research and development costs are expensed as incurred. While certain of our research and development costs may have future benefits, our policy of expensing all research and development expenditures is predicated on the fact that we have no history of successful commercialization of product candidates to base any estimate of the number of future periods that would be benefited.

Also as prescribed by ASC 730, non-refundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. As the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided, the deferred amounts would be recognized as an expense. At June 30, 2024 and December 31, 2023, we had prepaid research and development costs of $1.7 million and $2.5 million, respectively.

Share-based payments

ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), requires companies to measure the cost of employee and non-employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. Generally, we issue stock options with only service-based vesting conditions and record the expense for awards using the straight-line method (see Note 8). We account for awards granted to employees that are in excess of what is available to grant as a liability recorded at fair value each reporting period in the consolidated financial statements (see Note 7).

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The estimated expected stock volatility is based on the historical volatility of our own traded stock price. The expected term of stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

ASC 718 allows for the election of forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. Our actual historical forfeiture rate of 3% was used for the three months ended June 30, 2024 and 2023. We will continue to analyze the forfeiture rate on at least an annual basis or when there are any identified triggers that would justify immediate review.

Foreign Exchange

The functional currency of Hepion Pharmaceuticals, Inc. and ContraVir Research Inc. is the U.S. dollar. The functional currency of Hepion Research Corp. is the Canadian dollar. Assets and liabilities of Hepion Research Corp. are translated into U.S. dollars using period-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Unrealized foreign currency translation adjustments are deferred in accumulated other comprehensive loss, a separate component of shareholders’ equity. The amount of currency translation adjustment was $(53,822) and $(78,779) at June 30, 2024 and December 31, 2023, respectively. Transactions in foreign currencies are remeasured into the functional currency of the relevant subsidiaries at the exchange rate in effect at the date of the transaction. Any monetary assets and liabilities arising from these transactions are translated into the functional currency at exchange rates in effect at the balance sheet date or on settlement. Resulting gains and losses are recorded in general and administrative expense within the consolidated statements of operations. The impact of foreign exchange losses (gains) was $77,134 and $30,661 for the three months ended June 30, 2024 and 2023, respectively, and was $52,404 and $56,095 for the six months ended June 30, 2024 and 2023, respectively.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3. Summary of Significant Accounting Policies (cont.)

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker views our operations and manages the business in one segment.

Net loss per share

Basic and diluted net loss per share is presented in conformity with ASC Topic 260, Earnings per Share, (“ASC 260”) for all periods presented. In accordance with this guidance, basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted-average common shares outstanding during the period.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that will have a material effect on our condensed consolidated financial statements for the three months ended June 30, 2024.

4. Stockholders’ Equity

Series A Convertible Preferred Stock

On October 14, 2014, our Board of Directors authorized the sale and issuance of up to 1,250,000 shares of Series A Convertible Preferred Stock (the “Series A”). All shares of the Series A were issued between October 2014 and February 2015. Each share of the Series A is convertible at the option of the holder into the number of shares of common stock determined by dividing the stated value of such share by the conversion price that is subject to adjustment. As of June 30, 2024, there were 85,581 shares outstanding. During the six months ended June 30, 2024 and 2023, no shares of the Series A were converted. If we sell common stock or equivalents at an effective price per share that is lower than the conversion price, the conversion price may be reduced to the lower conversion price. The Series A will be automatically convertible into common stock in the event of a fundamental transaction as defined in the offering.

Series C Convertible Preferred Stock Issuance

On July 3, 2018, we completed a rights offering pursuant to our effective registration statement on Form S-1. We offered for sale units in the rights offering and each unit sold in connection with the rights offering consisted of 1 share of our Series C Convertible Preferred Stock, or Series C, and common stock warrants (the “Rights Offering”). Upon completion of the offering, pursuant to the rights offering, we sold an aggregate of 10,826 units at an offering price of $1,000 per unit comprised of 10,826 shares of Series C and 4,446 common stock warrants that expired in July 2023. As of June 30, 2024, there were 1,688 shares of Series C outstanding. During the six months ended June 30, 2024, no shares of the Series C were converted into shares of our common stock and during the six months ended June 30, 2023, 1 share of the Series C was converted into 1 share of our common stock. Each share of Series C is convertible into common stock at any time at the option of the holder thereof at the conversion price then in effect. The conversion price for the Series C is determined by dividing the stated value of $1,000 per share by $0.08 per share (subject to adjustments upon the occurrence of certain dilutive events).

Common Stock and Warrant Offering

On September 28, 2023, we entered into a securities purchase agreement with an institutional investor for the purchase and sale of 400,000 shares of our common stock (or common stock equivalents in lieu thereof) at a purchase price of $5.10 per share and pre-funded warrants to purchase up to 580,393 shares at a offering price of $5.09 in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Stockholders’ Equity (cont.)

placement, we issued to the investor unregistered Series A Warrants to purchase up to an aggregate of 980,393 shares of common stock and Series B Warrants to purchase up to an aggregate of 980,393 shares of common stock. The Series A and Series B Warrants will have an exercise price of $4.85 per share, will be exercisable immediately following the date of issuance and will expire in 5 years and 1.5 years, respectively. The closing of the registered direct offering and the concurrent private placement was on October 3, 2023. We received gross proceeds of $5.0 million, before deducting the underwriting discount and other offering expenses of approximately $0.5 million that was recorded as general and administrative costs in our consolidated statement of operations. All of the pre-funded warrants were exercised in the fourth quarter of 2023.

We used the guidance in ASC 480, Distinguishing Liabilities from Equity, (“ASC 480”), ASC 815-40, Derivatives and Hedging (“ASC 815-40”) and ASC 260, Earnings Per Shares (“ASC 260”) to determine the accounting classification for the warrants.

Based on this evaluation, we determined that the Warrants are not indexed to our own stock and are precluded from being classified within equity. Therefore, the Warrants were classified as a liability on the balance sheet, initially recorded at fair value, and then subsequently will be carried at fair value with changes in fair value recognized in the income statement.

Upon the issuance of the warrants, the fair value of the warrants was determined to be approximately $8.9 million resulting in no residual to allocate to equity and, further, with the excess of the fair value over the proceeds received was recorded as a day one loss of $3.9 million that was recorded to “Change in fair value of contingent consideration and derivative financial instruments” in the consolidated statement of operations.

On February 16, 2024, the Company entered into an agreement with a current warrant holder to exercise the outstanding Series B Warrants (the “Series B Warrant Agreement”). Pursuant to the terms of the Series B Warrant Agreement, the holder agreed to exercise the Series B Warrant in full and purchase a total of 980,393 shares of common stock at a reduced price of $2.10 per share, generating total gross cash proceeds of $2,058,825.

The Company accounted for this transaction as a modification and settlement of the Series B Warrant liability. As such, the Company first recognized a gain of $286,007 as a result of the change in fair value of the Series B Warrant immediately prior to the modification. As the modified Series B Warrant was immediately exercisable, the post-modification fair value was determined to be the intrinsic value of the Series B Warrant at the date of the modification. Therefore, the change in fair value on the date of the modification prior to the modification compared to the fair value on the date of the modification after the modification, but prior to exercise was determined to be $601,224, which was recorded as an inducement charge, within other expenses in the Company’s consolidated statement of operations. The Company then subsequently reclassified the liability into equity upon settlement.

As part of the transaction, the Company incurred equity issuance costs of $209,118 related to advisory and legal fees directly attributable to the issuance of the common stock from the Series B Warrant Agreement, which were recorded against additional paid-in-capital.

In connection with the offering, the Company agreed to amend, effective upon the closing of this offering, the terms of the October 2023 Series A common stock purchase warrant held by a purchaser in the offering to reduce the exercise price thereof to $1.91 per share and to extend the expiration date to February 2029. All of the other terms of the October 2023 Series A common stock purchase warrant will remain unchanged.

The Company accounted for this transaction as a modification of the Series A Warrant liability. As such the Company first recognized a gain of $669,466 as a result of the change in fair value of the Series A Warrant immediately prior to the modification. As a result of the modification, the change in fair value on the date of the modification prior to the modification compared to the fair value on the date of the modification after the modification, but prior to exercise was an fair value of $346,869, which was recorded as an inducement expense, due to the modification being a result of the Series B Warrant Agreement, and is recorded within the Company’s consolidated statement of operations.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Stockholders’ Equity (cont.)

Additionally, as part of the Series B Warrant Agreement, we issued to the investor unregistered Series B-1 Warrants to purchase up to an aggregate of 735,295 shares of common stock and Series B-2 Warrants to purchase up to an aggregate of 735,295 shares of common stock, collectively the “New Warrant Shares”. The Series B-1 and Series B-2 Warrants will have an exercise price of $1.91 per share, will be exercisable immediately following the date of issuance and will expire in 5 years and 1.5 years, respectively. The grant date value of the New Warrant Shares issued of $2,821,000 was recorded as inducement expense within other expenses in the Company’s consolidated statement of operations.

The fair value of these liability classified warrants was estimated using the Black-Scholes option pricing model. This method of valuation involves using inputs such as the fair value of our common stock, historical volatility, the contractual term of the warrants, risk free interest rates and dividend yields. Due to the nature of these inputs, the valuation of the warrants is considered a Level 2 measurement (see Note 5). The following assumptions were used to measure the Series A and Series B Warrants at modification and to remeasure the liability as of June 30, 2024 and December 31, 2023 and to measure Series B-1 and B-2 at issuance and to remeasure the liability as of June 30, 2024.

	Series A Warrants
	June 30 2024	December 31, 2023
Stock price	$1.02	$3.24
Expected warrant term (years)	4.64 years	4.5 years
Risk-free interest rate	4.36%	3.9%
Expected volatility	105.5%	116.6%
Dividend yield	—	—
	Series B Warrants
	Pre-Modification February 16, 2024	Post-Modification February 16, 2024	December 31, 2023
Stock price	$2.56	$2.56	$3.24
Expected warrant term (years)	1.1 years	n/a	1.5 years
Risk-free interest rate	4.9%	n/a	4.6%
Expected volatility	143.0%	n/a	122.1%
Dividend yield	—	—	—
	Series B-1 Warrants			Series B-2 Warrants
	February 16, 2024	March 31, 2024	June 30, 2024	February 16, 2024	March 31, 2024	June 30, 2024
Stock price	$2.56	$2.49	$1.02	$2.56	$2.49	$1.02
Expected warrant term (years)	5.0 years	4.9 years	4.64 years	1.5 years	1.4 years	1.91 years
Risk-free interest rate	4.3%	4.2%	4.36%	4.8%	4.9%	5.04%
Expected volatility	116.0%	113.0%	105.5%	130.0%	138.0%	126.9%
Dividend yield	—	—	—	—	—	—

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Stockholders’ Equity (cont.)

The following table sets forth the components of changes in our derivative financial instruments liability balance for the six months ended June 30, 2024.

Date	Number of Warrants Outstanding	Derivative Instrument Liability
Balance of derivative liability at December 31, 2023	1,960,786	3,796,390
Issuance of Series B-1 and Series B-2 warrants*	1,470,590	2,821,399
Modification of Series A warrants*	—	346,869
Modification of Series B warrants*	—	(601,224)
Exercise of Series B warrants	(980,393)	(450,982)
Change in fair value of warrants	—	(1,160,652)
Balance of derivative liability at March 31, 2024	2,450,983	$4,751,800
Change in fair value of warrants	—	(3,279,100)
Balance of derivative liability at June 30, 2024	2,450,983	1,472,700

____________

*        In connection with issuance of Series B-1 and B-2 warrants and modification of Series A and Series B warrants, the Company recognized total inducement expense of $2,567,044 during the three months period ended March 31, 2024.

5. Fair Value Measurements

The following table presents our liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy at June 30, 2024 and December 31, 2023.

	Fair Value Measurement at Reporting Date Using
Description	Fair value	(Level 1)	(Level 2)	(Level 3)
As of June 30, 2024:
Contingent consideration	$—	$—	$—	$—
Derivative liabilities related to warrants	$1,472,700	$—	$1,472,700	$—

As of December 31, 2023:
Contingent consideration	$2,020,000	$—	$—	$2,020,000
Derivative liabilities related to warrants	$3,796,390	$—	$3,796,390	$—

The unrealized gains or losses on the derivative liabilities are recorded as a change in fair value of derivative liabilities-warrants in our consolidated statement of operations. See Note 4 for a rollforward of the derivative liability for six months ended June 30, 2024. The financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, we review the assets and liabilities that are subject to ASC 815-40. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3.

Contingent consideration was recorded for the acquisition of Ciclofilin Pharmaceuticals, Inc. (Ciclofilin) on June 10, 2016. The contingent consideration represented the acquisition date fair value of potential future payments, to be paid in cash and our stock, upon the achievement of certain milestones and was estimated based on a probability-weighted discounted cash flow model.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5. Fair Value Measurements (cont.)

At June 30, 2024 and December 31, 2023, the assumptions we used to calculate the fair value were as follows:

	Assumptions
	June 30, 2024	December 31, 2023
Discount rate	n/a	11.5%
Stock price	n/a	n/a
Projected milestone achievement dates	n/a	Mar 2023 – Sep 2030
Probability of success of milestone achievements	0%	13% – 40%

As of June 30, 2024, $0 was recorded as a current liability and as non-current liability based upon management’s best estimate using the latest available information. Management reviewed and updated the assumptions at June 30, 2024 and reduced the contingent consideration to $0 because the projected milestones upon which the liability was based will not be achieved.

The following table presents the change in fair value of the contingent consideration for the six months ended June 30, 2024.

Acquisition- related Contingent Consideration
Liabilities:
Balance at December 31, 2023	$2,020,000
Change in fair value recorded in earnings	(770,000)
Balance at March 31, 2024	1,250,000
Change in fair value recorded in earnings	(1,250,000)
Balance at June 30, 2024	$—

6. Property and Equipment, net

Property and equipment are stated at cost and depreciated using the straight-line method, based on useful lives as follows:

	Estimated Useful Life (in years)	June 30, 2024	December 31, 2023
Equipment	3 years	$358,548	$346,770
Furniture and fixtures	7 years	62,183	62,183
Less: Accumulated depreciation		(420,732)	(379,466)
		$—	$29,487

Depreciation expense for the three months ended June 30, 2024 and 2023 was $0 and $18,328, respectively, and was $30,758 and $36,366 for the six months ended June 30, 2024 and 2023, respectively.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7. Accrued Liabilities

Accrued liabilities consist of the following:

	June 30, 2024	December 31, 2023
Research and development	—	1,268,560
Professional fees	—	319,157
Other	375,000	851,634
Total accrued expenses	$375,000	$2,439,351

At December 31, 2023, other accrued expenses includes approximately $0.7 million for restructuring costs. In December 2023, the board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. The restructuring costs of approximately $0.7 million are related to severance amounts due to members of our clinical team and were recorded to research and development costs in the consolidated statement of operations at December 31, 2023. As part of this process, we formally communicated the termination of employment to 6 employees and terminated none of the employees during 2023. In addition, during the three months ended March 31, 2024, we formally communicated the termination of employment to 6 additional employees and terminated 12 employees. We incurred further restructuring costs of less than $0.1 million during the six months ended June 30, 2024. As of June 30, 2024, the restructuring plan was completed and there were no additional accruals.

8. Accounting for Share-Based Payments

On June 3, 2013, we adopted the 2013 Equity Incentive Plan (the 2013 Plan), which expired in June 2023 and we are no longer making grants under it. Stock options granted under the 2013 Plan typically vest after three years of continuous service from the grant date and will have a contractual term of ten years. We granted options during the three months ended June 30, 2022 and 2021, and at the time that these grants were made, we did not have any options available for grant under the Plan. We accounted for these option grants as liability-classified awards requiring us to measure the fair value of the awards each reporting period since there were not enough shares available at the time of the grant. In April 2023, with the approval of the 2023 Plan, these awards are no longer accounted for as liability-classified and the cumulative liability of $3.0 million was recorded to additional paid-in capital.

In April 2023, our board of directors approved the 2023 Omnibus Equity Incentive Plan (the 2023 Plan), which became effective in June 2023 upon stockholder approval. The 2023 Plan allows for the grant of up to 500,000 awards for the purpose of attracting, motivating and retaining employees (including officers), non-employee directors and non-employee consultants. On March 6, 2024 pursuant to the 2023 Plan, we granted 50,000 RSUs with a fair value of $2.29 per share, which vest upon the earlier of (i) one year after date of grant or (ii) change of control of the Company. In addition, during the three months ended March 31, 2024, the Company granted 340,000 options with a term of 2 to 10 years that were vested upon issuance. Subsequent to the grant of these options, we had 110,000 awards available for grant from the 2023 Plan. There were no grants for the three months ended June 30, 2024.

We classify stock-based compensation expense in our condensed consolidated statement of operations in the same way the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified. We recorded stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
General and administrative	$28,625	$(22,743)	$734,395	$1,170,717
Research and development	—	39,671	—	776,964
Total stock-based compensation expense	$28,625	$16,928	$734,395	$1,947,681

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8. Accounting for Share-Based Payments (cont.)

A summary of stock option activity under the 2013 Plan and 2023 Plan is presented as follows:

	Number of Options	Weighted Average Exercise Price Per Share	Intrinsic Value	Weighted Average Remaining Contractual Team
Balance outstanding, December 31, 2023	391,737	$48.58	$—	5.17 years
Granted	340,000	$2.56	$—
Forfeited	(174,179)	$47.14	$—
Balance outstanding, June 30, 2024	557,558	$23.63	$—	8.52 years
Awards outstanding, vested awards and those expected to vest at June 30, 2024	557,558	$23.63	$—	8.52 years
Vested and exercisable at June 30, 2024	557,558	$23.63	$—	8.52 years

The total fair value of awards vested during the six months ended June 30, 2024 and 2023 was $0.7 million and $2.2 million, respectively.

As of June 30, 2024, the unrecognized compensation cost related to non-vested stock options outstanding, net of expected forfeitures, was $0.0 million.

The following assumptions are used in the Black-Scholes valuation model to estimate the fair value of stock option awards when granted to employees.

Six Months Ended June 30, 2024
Stock price	$2.56
Risk-free interest rate	4.29 – 4.64%
Dividend yield	—
Expected volatility	116.7%
Expected term (in years)	2.0 years – 6.0 years

Stock price — The stock price used is the closing price of our common stock on the day prior to the grant date.

Risk-free interest rate — Based on the daily yield curve rates for U.S. Treasury obligations with maturities which correspond to the expected term of our stock options.

Dividend yield — We have not paid any dividends on our common stock since inception and do not anticipate paying dividends on our common stock in the foreseeable future.

Expected volatility — We base expected volatility on the trading price of our common stock.

Expected term — The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in SAB No. 107, which SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: (i) granted “at-the-money”; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable.

SAB No. 110, Share-Based Payment, (“SAB No. 110”) expresses the views of the Staff of the SEC with respect to extending the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with ASC 718. For the expected term, we have “plain-vanilla” stock options, and therefore used a simple average of the vesting period and the contractual term for options granted as permitted by SAB No. 107.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8. Accounting for Share-Based Payments (cont.)

Forfeitures — ASC 718 allows for the election of forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the years ended December 31, 2023 and 2022, we determined that 3% is our forfeiture rate based on historical experience. We will continue to analyze the forfeiture rate on at least an annual basis or when there are any identified triggers that would justify immediate review.

9. Loss per Share

Basic and diluted net loss per common share was determined by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Basic and diluted net loss per common share:
Numerator:
Net loss	$(3,925,212)	$(14,079,547)	$(6,779,018)	$(27,339,468)
Denominator:
Weighted average common shares outstanding	5,799,126	3,826,505	5,436,408	3,819,035
Net loss per share of common stock – basic and diluted	$(0.68)	$(3.68)	$(1.25)	$(7.16)

In connection with series B warrants exercise (see Note 4), 326,000 warrants that were exercised during the quarter ended March 31, 2024 were not yet issued as common stock and are held by the Company in abeyance, were included in the Company’s calculation of basic and diluted loss per share. The shares of common stock held by the Company in abeyance are considered outstanding for the purposes of computing earnings per share, as these shares may be issued for little or no consideration, are fully vested, and are exercisable after the original issuance date.

The 326,000 warrants that were exercised during the quarter ended March 31, 2024 were issued as common stock in June 2024.

The following outstanding securities at June 30, 2024 and 2023 have been excluded from the computation of basic and diluted weighted shares outstanding, as they would have been anti-dilutive due to net loss:

	Six Months Ended June 30,
	2024	2023
Common shares issuable for:
Series A preferred stock	159	159
Series C preferred stock	788	829
Restricted Stock Units	50,000	—
Stock options	557,558	444,546
Warrants – liability classified	2,450,983	—
Warrants – equity classified	89,750	215,559
Total	3,149,238	661,093

The strike prices for the equity classified warrant ranges from $37.50 – $50.00 each and the expiration dates are in 2025 and 2026.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

10. Commitments and Contingencies

Legal Proceedings

We are involved in various legal proceedings. Significant judgment is required to determine both the likelihood and the estimated amount of a loss related to such matters. Additionally, while any litigation contains an element of uncertainty, we have at this time no reason to believe that the outcome of such proceedings or claims will have a material adverse effect on our consolidated financial condition or results of operations.

Leases

In July 2014, we entered into a lease for corporate office space in Edison, New Jersey (“Edison Lease”). In July 2017, we entered into the first amendment to the Edison Lease expanding the office footprint and extending the Edison Lease for an approximate 5-year period that ended on March 31, 2023. In August 2023, we signed a second amendment to the Edison Lease in which we reduced our corporate office space and extended the lease for a period of 2.3 years ending July 31, 2025.

In October 2019, we entered into a 3-year lease for office and research laboratory space in Edmonton, Canada, which expired on September 30, 2022 and we leased this space on a month-to-month basis until December 31, 2023.

We account for leases in accordance with ASC Topic 842, Leases, (“ASC 842”). We determine if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property and equipment), and (2) the customer has the right to control the use of the identified asset.

Operating leases where we are the lessee are included under the caption “Right of Use Assets” (“ROU”) on our consolidated balance sheets. The lease liabilities are initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how we determine (1) the discount rate used to discount the unpaid lease payments to present value, (2) lease term and (3) lease payments.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

As of June 30, 2024, our ROU asset was $0.2 million, the current lease liability was $0.2 million, and the long-term lease liability was $0.0 million. An estimated incremental borrowing rate of 14.9% was used to account for the second amendment of the Edison Lease. For the first amendment of the Edison Lease, an incremental borrowing rate 6.50% was used.

Rent expense for the three months ended June 30, 2024 and 2023 was $0.1 million and $0.1 million, respectively, and was $0.1 million and $0.2 million for the six months ended June 30, 2024 and 2023, respectively. At June 30, 2024, the weighted average remaining term of our noncancelable operating leases is 1.0 year.

Future minimum rental payments under our noncancelable operating lease at June 30, 2024 is as follows:

Remainder of 2024	$69,074
2025	97,815
Total	166,889
Present value adjustment	(12,799)
Lease liability at June 30, 2024	$154,090

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

10. Commitments and Contingencies (cont.)

Employment Agreements

We have an employment agreement with one employee which requires the funding of a specific level of payment, if certain events, such as a change in control, termination without cause or retirement, occur.

11. Subsequent Events

On July 19, 2024, Hepion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Pharma Two B Ltd., a company organized under the laws of the State of Israel (“Parent”), and Pearl Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger to which, among other things, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent. Merger Sub is a newly incorporated Delaware corporation and a wholly owned, direct subsidiary of P2B HoldCo, Inc., a Delaware corporation (“Holdco”). Holdco is a wholly owned, direct subsidiary of P2B Topco, Inc., a Delaware corporation (“Topco”). Topco is a wholly owned, direct subsidiary of Parent. Each of Merger Sub, Holdco and Topco were formed for purposes of consummating the transactions contemplated by the Merger Agreement and the other Transaction Agreements (as defined in the Merger Agreement).

On July 19, 2024, Pharma Two B entered into the PIPE Agreements with certain investors, including existing investors of Pharma Two B, pursuant to which the investors agreed to purchase, in the aggregate, $11.5 million in shares of the combined company ordinary shares. The closing of the PIPE Investment is conditioned upon the closing of the Merger, as well as certain other conditions such that the ordinary shares of the combined company issued in the PIPE Investment will result in dilution to all securityholders of the combined company (i.e., both former Company securityholders and Pharma Two B securityholders). On the Closing Date (as defined in the Merger Agreement), subject to obtaining Parent’s shareholder approval and the Company’s stockholder approval, immediately prior to the Effective Time (as defined below) and prior to the consummation of any of the transactions contemplated by the PIPE Agreements (as defined in the Merger Agreement), the following actions shall take place or be effected: (A) the Company shall cause all of its issued capital stock which is not in the form of the Company’s common stock, par value $0.0001 per share (“Common Stock”) to be converted into shares of Common Stock in accordance with the Company’s organizational documents, and shall further cause any convertible instruments, including but not limited to warrants, to be converted into shares of Common Stock; and (B) (i) each Ordinary A Share of Parent, nominal value NIS 1 (“Parent Ordinary A Share”), Ordinary B Share of Parent, nominal value NIS 1 (“Parent Ordinary B Share”), and each of the outstanding classes of Parent’s preferred shares (collectively, the “Parent Preferred Share”) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Parent’s ordinary shares per the terms of the Merger Agreement; (ii) the amended and restated articles of association of Parent shall be adopted and become effective; (iii) each of Parent’s ordinary shares, issued and outstanding immediately prior to the Effective Time (including each of Parent’s ordinary shares that are issued upon the conversion of Parent Ordinary A Shares, Parent Ordinary B Shares and Parent Preferred Shares pursuant to clause (i) above), shall be split into such number of Parent’s ordinary shares as shall be necessary for purposes of the closing of the Merger (the “Closing”) and the initial listing of Parent’s ordinary shares on Nasdaq (the “Share Split”); provided that no fraction of a Parent’s ordinary share will be issued by virtue of the Share Split, and each of Parent’s shareholders that would otherwise be so entitled to a fraction of Parent’s ordinary shares (after aggregating all fractional Parent’s ordinary shares that otherwise would be received by such Parent’s shareholder) shall instead be entitled to receive such number of Parent’s ordinary shares to which such Parent’s shareholder would otherwise be entitled, rounded to the nearest whole number; and (iv) any outstanding options and warrants of Parent issued and outstanding immediately prior to the Effective Time shall be adjusted immediately upon the Share Split to give effect to the foregoing transactions, provided that to the extent such adjustment would result in (x) a fraction of share being subject to any outstanding stock option or warrant, such share shall be rounded down to the nearest whole share or (y) the exercise price of an option being a fraction of a cent, the exercise price will be rounded up to the nearest whole cent.

HEPION PHARMACEUTICALS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

11. Subsequent Events (cont.)

The Merger is expected to be consummated in the fourth quarter of 2024. The obligation of the parties to consummate the Merger is subject to various conditions, including, but not limited to: (i) adoption of the Merger Agreement and the approval of the Merger and the other Transactions by the required portion of the Company’s stockholders as determined in accordance with applicable law and the Company’s organizational documents; (ii) adoption of the Merger Agreement and the approval of the Merger and the other Transactions by Parent’s shareholders, as determined in accordance with applicable law and Parent’s organizational documents (iii) the absence of any judgment, order or law prohibiting the consummation of the Merger; (iv) upon the Closing, the approval for listing on Nasdaq of Parent’s ordinary shares to be issued in connection with the Closing of the Merger; (v) the effectiveness of the Registration Statement (as defined below) to be filed by Parent with the SEC with respect to Parent’s ordinary shares that constitute the Merger Consideration, (vi) the SPA (as defined below) shall be in full force and effect and concurrently with the Closing cash proceeds of not less than $8,600,000 (eight million six hundred thousand) shall have been received by Parent in connection with the consummation of the transactions contemplated by such SPA, (vii) the parties shall take all necessary action so that immediately after the Effective Time, the post-Closing board of directors of Parent (the “Post-Closing Parent Board”) shall be comprised of seven directors; whereby (a) Parent shall have the right to designate (i) three members to the Post-Closing Parent Board and (ii) two industry experts that shall qualify as independent directors (as defined under the Nasdaq listing rules); and (b) the Company shall have the right to designate two members to the Post-Closing Parent Board, (viii) Parent shall file a notice with the Israel Innovation Authority (the “IIA”) in accordance with applicable law and obtain the unconditional approval of the IIA to consummate the Transactions, (ix) the accuracy of the representations and warranties of the parties in the Merger Agreement (subject to customary materiality qualifiers except to the extent provided in the Merger Agreement); (x) each party’s performance in all material respects of its covenants and obligations contained in the Merger Agreement and (xi) the absence of a Material Adverse Effect. Following the execution of the Merger Agreement, Holdco, in its capacity as the sole stockholder of Merger Sub, executed and delivered to the Company a written consent approving the Merger Agreement and the Merger, thereby providing all required stockholder approvals for the Merger. No further action by holders of the Common Stock is required to complete the Merger.

Concurrently with the Merger, on July 19, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain purchasers pursuant to which the Company sold an aggregate of $2.9 million in principal amount of the Company’s Original Issue Discount Senior Unsecured Nonconvertible Notes (the “Notes”). The Notes are due on the earlier of: (i) December 31, 2024, (ii) the date of the closing of the Merger, (iii) the date that the Merger is terminated pursuant to the terms of the Merger Agreement, or (iv) such earlier date as the Notes are required or permitted to be repaid as provided in the Note, as may be extended at the option of the holder of the Note as described in the Note. The principal amount of the note was discounted by $400,000 (discount rate of 13.8%), fees and expenses of $245,000, and a loan of $600,000 to Pharma Two B, bringing total net cash proceeds to the Company of $1,655,000.

In addition, pursuant to the SPA, the Company issued to the purchasers an aggregate 1,159,245 shares of Common Stock.

On August 5, 2024, John Cavan, the interim Chief Executive Officer and Chief Financial Officer left the Company for personal reasons. In connection therewith, Mr. Cavan will be paid, according to his employment contract, a severance payment of $300,000. On August 6, 2024, John Brancaccio, the Company’s Executive Chairman was appointed the Interim Chief Executive Officer and Interim Chief Financial Officer of the Company.

Annex A

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

PHARMA TWO B LTD.

PEARL MERGER SUB, INC.

and

HEPION PHARMACEUTICALS, INC.

dated as of

JULY 19, 2024

Annex A-i

Annex A-ii

Annex 1 — Hepion Support Agreement Signatories
Annex 2 — Lock-Up Agreement Signatories
Annex 3 — Company Knowledge
Annex 4 — Hepion Knowledge
Annex 5 — Permitted Liens
Annex 6 — Exchange Ratio
Annex 7 — Exchange Ratio Adjustment Illustration

Exhibit A — Form of Amended and Restated Articles of Association of the Company
Exhibit B — Form of Hepion Support Agreement
Exhibit C — Form of Amended Investors’ Rights Agreement
Exhibit D — Form of Lock-Up Agreement
Exhibit E — Form of Subscription Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 19, 2024, by and among Hepion Pharmaceuticals, Inc., a Delaware corporation (“Hepion”), Pearl Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pharma Two B Ltd., a company organized under the laws of the State of Israel (the “Company”). Hepion, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Merger Sub is a newly incorporated Delaware corporation and a wholly owned, direct subsidiary of P2B HoldCo, Inc., a Delaware corporation (the “Holdco”). Holdco is a wholly owned, direct subsidiary of P2B Topco, Inc., a Delaware corporation (the “Topco”). Topco is a wholly owned, direct subsidiary of the Company.

WHEREAS, each of Merger Sub, Holdco and Topco were formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization (as defined herein), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing (as defined herein), Merger Sub will merge with and into Hepion (the “Merger”), with Hepion surviving the Merger as an indirect subsidiary of the Company (the “Surviving Company”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby; and (b) approved and recommended to the Company Shareholders to approve, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which it is a party and the other Transactions contemplated hereby and thereby, including the Merger, and the consummation of such transactions.

WHEREAS, the board of directors of Merger Sub has unanimously determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.

WHEREAS, the board of directors of Hepion has unanimously (i) determined that it is in the best interests of Hepion and the stockholders of Hepion, and declared it advisable, to enter into this Agreement and the Hepion Support Agreement, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the approval of the Hepion Transaction Proposals (as defined herein) (the “Hepion Board Recommendation”).

WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions contemplated hereby and thereby, including the Merger, in accordance with applicable Law, upon the terms and subject to the conditions of this Agreement.

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A (the “A&R AoA”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Hepion and each of the Hepion stockholders listed on Annex 1 hereto are entering into the transaction support agreement in the form attached hereto as Exhibit B (the “Hepion Support Agreement”).

WHEREAS, prior to the Closing, the Company shall amend and restate its Amended Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Amended IRA”).

WHEREAS, as a condition to the willingness of, and as an inducement to Hepion to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the signatories listed on Annex 2 hereto is entering into a lock-up agreement, in the form attached hereto as Exhibit D (the “Lock-up Agreements”).

Annex A-1

WHEREAS, on or prior to the date hereof, the Company has obtained commitments from certain investors for a private placement of Company Ordinary Shares (as defined herein) pursuant to the terms of the subscription agreements in the form attached hereto as Exhibit E (as may be amended or otherwise modified from time to time, collectively, the “PIPE Agreements”), such transactions to be consummated substantially concurrently with the Closing, in accordance with the terms of the PIPE Agreements (the “PIPE Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, claim, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law (Bribery Transactions), 2000, and any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Hepion, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Hepion or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, that in the case of Company, the PIPE Financing shall not be an “Acquisition Transaction”; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by Law to close.

Annex A-2

“Cash and Cash Equivalents” means all (a) cash (not including restricted cash) and cash equivalents (not including restricted cash) (including, for the avoidance of doubt, any cash received by Hepion pursuant to any promissory notes delivered concurrently with the signing of this Agreement or prior to the Closing Date or the PIPE Financing); (b) deposits; (c) marketable securities and (d) short term receivables, in each case determined in accordance with GAAP, consistently applied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ordinary Shares” means Ordinary Shares nominal value NIS 1 each of the Company.

“Company Ordinary A Shares” means Ordinary A Shares nominal value NIS 1 each of the Company.

“Company Ordinary B Shares” means Ordinary B Shares nominal value NIS 1 each of the Company.

“Company Outstanding Shares” means the total number of Company Ordinary Shares outstanding immediately prior to the Effective Time. For clarity, all Company Ordinary Shares underlying outstanding options, warrants or any equity securities of the Company and outstanding Company Preferred Shares shall be included in the total number of Company Ordinary Shares for purposes of determining the Company Outstanding Shares, to the extent not terminated prior to the Closing Date, and no shares issued in connection with the PIPE Financing shall be included in the Company Outstanding Shares.

“Company Preferred C Shares” means Preferred C Shares nominal value NIS 1 each of the Company.

“Company Preferred D Shares” means Preferred D Shares nominal value NIS 1 each of the Company.

“Company Preferred E Shares” means Preferred E Shares nominal value NIS 1 each of the Company.

“Company Preferred E-1 Shares” means Preferred E-1 Shares nominal value NIS 1 each of the Company.

“Company Preferred E-2 Shares” means Preferred E-2 Shares nominal value NIS 1 each of the Company.

“Company Preferred E-3 Shares” means Preferred E-3 Shares nominal value NIS 1 each of the Company.

“Company Preferred F Shares” means Preferred F Shares nominal value NIS 1 each of the Company.

“Company Preferred F-1 Shares” means Preferred F-1 Shares nominal value NIS 1 each of the Company.

“Company Preferred F-2 Shares” means Preferred F-2 Shares nominal value NIS 1 each of the Company.

“Company Preferred F-3 Shares” means Preferred F-3 Shares nominal value NIS 1 each of the Company, as may be registered during the Interim Period.

“Company Preferred F-4 Shares” means Preferred F-4 Shares nominal value NIS 1 each of the Company, as may be registered during the Interim Period.

“Company Preferred Shares” means the Company Ordinary A Shares, Company Ordinary B Shares, Company Preferred C Shares, Company Preferred D Shares, Company Preferred E Shares, Company Preferred E-1 Shares, Company Preferred E-2 Shares, Company Preferred E-3 Shares, Company Preferred F Shares, Company Preferred F-1 Shares, Company Preferred F-2 Shares, Company Preferred F-3 Shares, and Company Preferred F-4 Shares.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares, Company Ordinary A Shares, Company Ordinary B Shares and Company Preferred Shares, as of any determination time prior to the Effective Time, as applicable.

“Company Shareholder Approval” means the vote of Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Transaction Proposals” means (i) approval of the A&R AoA, and (ii) such other matters as shall be determined by the Board of the Company.

“Company Valuation” means $40,000,000.

Annex A-3

“Company Value Per Share” equals the Company Valuation divided by the number of Company Outstanding Shares.

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, EU Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases and other commitment (excluding purchase orders entered into in the ordinary course of business).

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources), the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials, or to the extent related to exposure to Hazardous Materials, public or worker health and safety.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Existing AoA” means the amended and restated articles of association of the Company, last amended on September 15, 2022.

“Exchange Ratio” means the ratio (rounded to four decimal places) equal to (a) Hepion Value Per Share divided by (b) the Company Value Per Share. For the avoidance of doubt, an illustrative example of the calculation of the “Exchange Ratio” is set forth in Annex 6, which shall be subject to the Exchange Ratio Adjustment detailed in Section 3.01(a) below.

“Fraud” means a misrepresentation or omission of a fact that constitutes common law fraud in the State of Delaware.

“Fully-Diluted” shall include (i) all issued and outstanding shares of the Company on an as-converted basis, with all securities convertible into share capital, and other rights (or promises or undertakings to grant such rights, including, without limitation, any written or oral undertaking with respect to such rights) to acquire and/or receive shares or securities exchangeable for shares (including, without limitation, options, warrants, convertible notes and SAFE’s) deemed converted or exercised, as the case may be, at their applicable conversion or exercise price, as the case may be, and including, without limitation, any pre-emptive rights, anti-dilution rights and adjustments that may be activated or triggered as a result of or in connection with the transactions contemplated under this Agreement and also taking into account any and all shares of the Company reserved for issuance upon exercise of options, whether promised, granted or to be granted to directors, employees and consultants of the Company under the Company’s Share Incentive Plan. “GAAP” means United States generally accepted accounting principles, consistently applied.

Annex A-4

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means (i) any material, substance, chemical or waste, that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, and (ii) any radioactive substances, petroleum, petroleum byproducts, asbestos or asbestos containing materials, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Hepion Certificate of Incorporation” means Hepion’s Certificate of Incorporation, dated as of May 15, 2013, as amended.

“Hepion Common Stock” means each share of common stock, par value $0.0001 per share, of Hepion.

“Hepion Equity Plan” means each of Hepion’s 2013 Equity Incentive Plan and 2023 Omnibus Equity Incentive Plan.

“Hepion Net Cash” means a dollar amount which may be greater than or lower than zero, equal to the sum of (a) Hepion’s Cash and Cash Equivalents in each case as of the Closing Date, minus (b) the sum of Hepion’s short and long term liability or obligations accrued at Closing (as reasonably and in good faith estimated by Hepion, (including, for the avoidance of any doubt, any promissory notes delivered by Hepion concurrently with the signing of this Agreement or prior to the Closing Date), minus (c) all fees and expenses incurred in connection with this Agreement and the Transactions (including but not limited to, any professional and advisor fees, fees related to investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, the exchange agent and printer for SEC filings retained by Hepion or any of its Subsidiaries) outstanding and not paid as of the Closing, minus (d) expenses incurred by Hepion prior to the Closing associated with the disposition of its existing assets and any contingent obligations arising from such dispositions, minus (e) costs remaining to wind down Hepion’s operations, including severance, change-in-control, retention or other compensatory payments that may be payable as well as associated employer-side payroll taxes, remaining lease costs, unpaid accrued expenses, and long-term follow-up costs, cost of D&O policy plus the sum of (f) any prepaid expenses or deposits of Hepion that the Parties agree will be usable by or available to Hepion within ninety (90) days of Closing plus (g) amounts payable pursuant to any promissory notes delivered by Company to Hepion concurrently with the signing of this Agreement or prior to the Closing Date.

“Hepion Preferred A Stock” means each share of Series A convertible preferred stock, par value $0.0001 per share, of Hepion.

“Hepion Preferred C Stock” means each share of Series C convertible preferred stock, par value $0.0001 per share, of Hepion.

“Hepion Preferred Stock” means Hepion Preferred A Stock and Hepion Preferred C Stock.

“Hepion Organizational Documents” means the Organizational Documents of Hepion, as amended and/or restated (where applicable).

“Hepion Stock Option” means an option to purchase Hepion Common Stock granted under a Hepion Equity Plan.

“Hepion Stockholder Approval” means the vote of the majority of the shareholders of Hepion cast at a meeting in which a quorum is present, reflecting the majority required to approve the Hepion Transaction Proposals, as determined in accordance with applicable Law and Hepion Organizational Documents.

Annex A-5

“Hepion Stockholders” means any holder of Hepion Shares.

“Hepion Shares” means the Hepion Common Stock and Hepion Preferred Stock.

“Hepion Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by Hepion and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of Hepion to match the authorized share capital of Merger Sub), (iii) the adoption and approval of a proposal for the adjournment of the Hepion Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“Hepion Outstanding Stock” means the total number of shares of Hepion Common Stock outstanding on a Fully Diluted basis (following the Hepion Stock Conversion) immediately prior to the Effective Time, assuming the exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Hepion Common Stock which exists immediately prior to the Effective Time.

“Hepion Valuation” means $10,000,000, which shall be subject to the Exchange Ratio Adjustment detailed in Section 3.01(a) below.

“Hepion Value Per Share” equals the Hepion Valuation divided by the number of Hepion Outstanding Stock.

“IFRS” means International Financial Reporting Standards, consistently applied.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the State of Israel.

“Intellectual Property” means (i) inventions (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade names, trade dress, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and all registrations, applications and renewals in connection therewith, (iii) copyrightable works, copyrights and all registrations and applications in connection therewith, (iv) internet domain names, (v) design rights, (vi) database rights, (vii) trade secrets, (viii) know-how, (ix) any other intellectual property rights (registered or unregistered), (x) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing, and (xi) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961.

“ITA” means the Israel Tax Authority.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries and used in the conduct of their business.

“Knowledge” means, with respect to the Company and Hepion, the knowledge that each of the individuals listed on Annex 3 (with respect to the Company), or Annex 4 (with respect to Hepion), actually has as of the date of this Agreement, or the knowledge that any of them would or would be reasonably expected to have following a reasonable inquiry conducted prior to the date of this Agreement; provided that, for the avoidance of doubt, other than such reasonable inquiry, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

Annex A-6

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means a material adverse effect on (i) the Company and its Subsidiaries (taken as a whole) or Hepion, or (ii) the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, or of Hepion, provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries or Hepion: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change generally affecting any of the industries in which the Company and its Subsidiaries or Hepion operates or the economy as a whole; (d) any epidemic, pandemic or disease outbreak, or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including, with respect to the Company and its Subsidiaries, or Hepion, losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; or Hepion (f) any action taken or not taken at the request of Hepion, or the Company and its Subsidiaries (taken as a whole); (g) any change in budgets, planning, priorities or policies of any Governmental Authority; (h) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (i) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; or (j) with respect to the Company and its Subsidiaries, or Hepion, any failure of the Company or its Subsidiaries, or Hepion, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates, expected milestones or business plans (provided, however, that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); except, in the case of clauses (a), (b), (c), (d), (h) or (i) above, to the extent that any such change, event or effect has a materially disproportionate and adverse effect on Hepion or the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which Hepion or the Company and its Subsidiaries operate.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NIS” means New Israeli Shekels.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP or IFRS, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP or IFRS, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property or Leased Hepion Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that

Annex A-7

(A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property and (C) do not materially interfere with the present uses of such real property, (vi) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Annex 5.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Product” means investigational and/or approved products, as the context requires.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Company Ordinary Shares that constitute the Hepion Shares Merger Consideration.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctioned Country” means any country or region that is the subject or target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions Laws, including: (i) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; or (ii) any Person organized, resident in, or operating from a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or Hepion, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder (including the Securities Act, the Exchange Act and the Israeli Securities Law, 1968, and the rules and regulations thereunder).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, withholding, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, including social security, national health insurance and wage tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

Annex A-8

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means all applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology.

“Transaction Agreements” means this Agreement, the Hepion Support Agreement, the PIPE Agreements, the Amended IRA, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to Hepion,” “delivered to Hepion”, “furnished to Hepion,” “made available to Hepion” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Hepion no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement in the virtual “data room” maintained by DataRooms.com that has been set up by the Company in connection with this Agreement.

(g) The phrases “provided to the Company,” “delivered to the Company”, “furnished to the Company,” “made available to the Company” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to the Company no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement in the virtual “data room” maintained by DataRooms.com that has been set up by Hepion in connection with this Agreement.

(h) References to “$” or “dollar” or “US$” shall be references to United States dollars.

Annex A-9

Article II
PRE-CLOSING TRANSACTIONS; THE MERGER

Section 2.01 Pre-Closing Transactions. On the Closing Date, subject to obtaining the Company Shareholder Approval, immediately prior to the Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (A) Hepion shall cause all of its issued capital stock which is not in the form of Hepion Common Stock to be converted into shares of Hepion Common Stock in accordance with the Hepion Organizational Documents, and shall further cause any convertible instruments, including but not limited to warrants, to be converted into shares of Hepion Common Stock (the “Hepion Stock Conversion”); and (B) (i) each Company Ordinary A Shares, Company Ordinary B Shares, and Company Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Company Ordinary Shares as determined in accordance with the Existing AoA (as may be amended during the interim period); (ii) the A&R AoA shall be adopted and become effective; (iii) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time (including each Company Ordinary Share that is issued upon conversion pursuant to clause (i) above) shall be split into such number of Company Ordinary Shares as shall be necessary for purposes of the Closing and the initial listing of the Company Ordinary Shares on Nasdaq (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number; and (iv) any outstanding options and warrants of the Company issued and outstanding immediately prior to the Effective Time shall be adjusted immediately upon the Share Split to give effect to the foregoing transactions, provided that to the extent such adjustment would result in (x) a fraction of share being subject to any outstanding stock option or warrant, such share shall be rounded down to the nearest whole share or (y) the exercise price of an option being a fraction of a cent, the exercise price will be rounded up to the nearest whole cent (clauses (i) through (iv), the “Recapitalization”).

Section 2.02 The Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and Hepion shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Hepion, following which the separate corporate existence of Merger Sub shall cease and Hepion shall continue as the Surviving Company after the Merger and as an indirect subsidiary of the Company.

Section 2.03 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization, Hepion and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger, or such later time as may be agreed by the Company and Hepion and specified in the Certificate of Merger (the “Effective Time”).

Section 2.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Hepion shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Hepion set forth in this Agreement to be performed after the Effective Time.

Section 2.05 Governing Documents. At the Effective Time, the Hepion Certificate of Incorporation shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub, and the bylaws of Hepion shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub, in each case, as in effect immediately prior to the Effective Time, except all references to the name of the Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

Annex A-10

Section 2.06 Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers and members of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
THE MERGER; CLOSING

Section 3.01 Effect of Merger on Securities of Hepion and Merger Sub. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Each share of Hepion Common Stock issued and outstanding as of immediately prior to the Effective Time including following the Hepion Stock Conversion (i) shall be converted automatically into, and the holder of such share of Hepion Common Stock shall be entitled to receive from the Exchange Agent, for each such share of Hepion Common Stock, such number of Company Ordinary Shares calculated in accordance with the Exchange Ratio (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Hepion Shares Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of Hepion Common Stock shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein. In any event, the entire Hepion Shares Merger Consideration shall not reflect more than 17% and not less than 13% of the Fully Diluted share capital of the Surviving Company immediately prior to the Closing. As such, the Exchange Ratio shall be adjusted, if necessary, to result in a percentage between 17% and 13%, as applicable, within these thresholds and in accordance with the illustrative Exchange Ratio adjustment set forth in Annex 7 (the “Exchange Ratio Adjustment”).

(b) Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one share of common stock, par value $0.01 per share, of the Surviving Company. The common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

Section 3.02 Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the first Business Day following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Hepion and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.03 Delivery.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01, which Person shall be selected by the Company and be reasonably acceptable to Hepion (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and Hepion with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each share of Hepion Common Stock on the register of stockholders of Hepion as of immediately prior to the Effective Time for the Hepion Shares Merger Consideration issuable in respect of such Hepion Common Stock. At least two Business Days prior to the Closing, the Company and Hepion shall direct the Exchange Agent to, at the Effective Time, exchange each such share of Hepion Common Stock for the applicable Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

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(b) All Company Ordinary Shares delivered upon the exchange of Hepion Common Stock in accordance with the terms of this Article III shall be deemed to have been exchanged in full satisfaction of all rights pertaining to the securities represented by such shares of Hepion Common Stock and there shall be no further registration of transfers on the register of shareholders of Hepion of the Hepion Common Stock. From and after the Effective Time, holders of shares of Hepion Common Stock shall cease to have any rights as shareholders of Hepion, except the right to receive Company Ordinary Shares in exchange therefor, as provided in this Agreement.

(c) From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each share of Hepion Common Stock shall solely represent the right to receive the Hepion Shares Merger Consideration to which such Hepion Common Stock is entitled to receive pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by Hepion Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights.

(a) Each of the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or issued pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b) With respect to Israeli Taxes, as soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with Hepion and its Israeli counsel and subject to its written confirmation, to prepare and file with the ITA an application for a ruling, requesting (i) the exemption of each Payor and its respective agents from any obligation to withhold Israeli Tax from any consideration payable, issued or otherwise deliverable to the holders of Hepion Common Stock (each, a “Payee”) pursuant to this Agreement or clarifying that no such obligation exists, or (ii) instructing the Payor and its agents as to the amount and from of such withholding Tax to be withheld from such consideration (the “Withholding Ruling”). If the Withholding Ruling is obtained by the Closing Date, then the Payor shall comply with the provisions of the Withholding Ruling; provided, however, that if the Withholding Ruling is not obtained for any reason whatsoever prior to the Closing Date, the Closing will not be delayed, postponed or otherwise effected. Each Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable or issued pursuant to this Agreement to a Payee who holds 5% or more in the Hepion share capital (on an issued and Fully Diluted basis) immediately prior to the Closing (each, a “5% Payee”). The consideration payable or issued to each 5% Payee shall be retained by the Exchange Agent for the benefit of each such 5% Payee for a period of up to 180 days from the Closing Date (which may be extended as the parties agree in good faith) or as otherwise requested in writing by the ITA (the “Withholding Drop Date”) (during which time (i) no Payor shall make any payments to any 5% Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below and during which time each 5% Payee may obtain a Valid Certificate and (ii) a Payee may order the Exchange Agent to sell such Payee’s retained Company Ordinary Shares, or a portion thereof). If a 5% Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the consideration that is not withheld shall be transferred to such 5% Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any 5% Payee (i) fails to provide the Payor with a Valid Certificate at least three Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with Applicable Law.

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(c) To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Payee shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained Company Ordinary Shares to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d) Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a dollars-to-NIS exchange rate known on the date of the actual payment.

(e) Each Payee hereby shall be deemed, by virtue of the Merger, to have waived, released and absolutely and forever discharged the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Ordinary Shares otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.04. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Ordinary Shares required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Ordinary Shares otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Ordinary Shares otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company to Hepion, dated as of the date of this Agreement, the Company represents and warrants to Hepion as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a limited company under the Laws of the State of Israel and has the company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to Hepion true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company (including Topco, Holdco and Merger Sub), together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03 Due Authorization. Each of the Company and Merger Sub has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 and the Company Shareholder Approval, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this

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Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company or Merger Sub, as applicable) will be, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to (x) obtaining the Company Shareholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the Transaction Agreements to which each is a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the Organizational Documents of the Company or Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Company Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) through (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is a party and the consummation by the Company or Merger Sub of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company is comprised of 916,921 Company Ordinary Shares, 3,453 Company Ordinary A Shares, 2,000 Company Ordinary B Shares, 7,862 Company Preferred C Shares, 2,618 Company Preferred D Shares, 18,521 Company Preferred E Shares, 10,398 Company Preferred E-1 Shares, 1,623 Company Preferred E-2 Shares, 3,890 Company Preferred E-3 Shares, 17,161 Company Preferred F Shares, 7,161 Company Preferred F-1 Shares, and 10,000 Company Preferred F-2 Shares. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a). The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of preemptive or similar rights or applicable Law.

(b) Except as set forth on Schedule 4.06(b), there are no outstanding options, warrants, call rights, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, the Transaction Agreements, and Schedule 4.06(b), (i) no Person

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is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since the date of the Most Recent Balance Sheet through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) There are no outstanding equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company’s Subsidiaries may vote.

(c) Except as set forth on Schedule 4.07(c), as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 4.08 Financial Statements; Absence of Changes.

(a) Attached as Schedule 4.08 hereto are copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022 (the latter, the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations, of changes in shareholders’ equity and of cash flows as of September 30, 2023 (together with, once available and delivered by the Company, the Additional Financial Statements (but only as of the time so available and delivered), the “Financial Statements”).

(b) Other than as set forth on Schedule 4.08, each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements, and the results of their operations and cash flows for the periods then ended in conformity with IFRS.

(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement no Material Adverse Effect has occurred that is continuing.

(e) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby or as required by applicable Law, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

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(f) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, indebtedness or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, indebtedness or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Since January 1, 2021, there has been no pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance in all material respects with all applicable material Laws. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2021. The Company and its Subsidiaries hold, and since January 1, 2021 have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of the Company as currently conducted (the “Company Permits”). The Company and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with and not in material default under such Company Permits.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a list of all Contracts described in clauses (i) through (xi) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Company Leases (all such Contracts as described in clauses (i) through (xi), collectively, the “Company Specified Contracts”). True, correct and complete copies of the Company Specified Contracts have been made available to Hepion.

(i) Each Contract that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $1,000,000 or (y) to the Company or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2023 or during the term of the Contract;

(ii) Each Contract relating to indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $1,000,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company);

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

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(vi) Each Contract under which the Company or any of its Subsidiaries (x) is an exclusive licensee of material Intellectual Property (excluding (A) click-wrap, shrink-wrap and off-the-shelf software licenses, (B) other licenses of software that are commercially available to the public generally, (C) agreements between the Company and its Subsidiaries on the one hand, and their respective employees on the other hand, entered into in the ordinary course of business and pursuant to which such employees assign to the Company or one of its Subsidiaries all right, title and interest in and to all Intellectual Property developed by such employees, and (D) non-exclusive licenses included in sponsored research agreements, material transfer agreements, consulting or service agreements or other similar agreements entered into by the Company in the ordinary course of business);

(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative organization (each a “CBA”);

(viii) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix) Each Contract expressly limiting, in any material manner, the type of business in which the Company or its Subsidiaries may engage, the geographic area in which they may engage in business or the ability to sell or purchase to or from any Person;

(x) Each Contract the primary purpose of which is indemnification and that represents a material obligation of the Company or its Subsidiaries, other than in the ordinary course of business;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(b) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business); and except (x) for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date or (y) as would not reasonably be expected to have a Material Adverse Effect, each Company Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach or default of any Company Specified Contract. Neither the Company nor any Subsidiary thereof has received written notice from any other party to any such Company Specified Contract that such party intends to terminate any such Company Specified Contract.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan maintained for the benefit of employees. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material vacation, paid time off (“PTO”), education assistance, cafeteria, flexible spending account, stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), education fund (‘keren hishtalmut’), expansion orders (except for those which generally apply to all employees in Israel), bonus, incentive, profit sharing, profits interest, deferred compensation, employee loan and all other benefit or

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compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee, officer or director of the Company or its Subsidiaries (without regarding to materiality, the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise, but not including (x) any multiemployer plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities, or (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of the Company or any of its Subsidiaries.

(b) With respect to each material Company Benefit Plan, the Company has made available to Hepion (i) copies of the Company Benefit Plan and any trust agreement or other funding instrument relating to such plan and to the extent any Company Benefit Plan is not set forth in writing, a written summary of the material terms thereof; and (ii) any material notices, letters or correspondence to or from any Governmental Authority with respect to such Company Benefit Plan within the past three (3) years from the date hereof.

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code;

(ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and any trusts related thereto that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt. To the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification. All benefits, contributions, and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles. To the Knowledge of the Company, no fact or set of circumstances exists and no event has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in any Company Benefit Plan or the Company (or any Subsidiary thereof) being required to pay any material Tax or penalty under applicable Law; and

(iii) each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States has been maintained, funded and administered in compliance in all material respects with applicable Law.

(d) Except as would not have a Material Adverse Effect, (i) all of the Company’s and its Subsidiaries’ liabilities to Company Employees regarding severance pay, accrued vacation, recreation pay, sick pay, and contributions to all pension plans or Company Benefit Plans are fully funded or, if not, are accrued on the Financial Statements as of the date of such Financial Statements, and (ii) the Company’s arrangement under Section 14 the Severance Pay Law 5723-1963 (the “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all Company Employees based on their full salaries and from their commencement date of employment and, upon the termination of employment of any Company Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(e) Neither the Company, its Subsidiaries, nor any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability (contingent or otherwise) in respect of (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) any “multiple employer

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plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required under Section 601 eq seq. of ERISA or similar state or local Law pursuant to which the covered individual pays the full cost of coverage, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) Other than as set forth on Schedule 4.13(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event or events) (i) entitle any Company service providers to receive any compensation or benefit (or increase thereto); (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(g) Each Company Benefit Plan that is subject to Section 409A of the Code has been adopted and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(h) No Company Benefit Plan provides for any tax gross-up payments to any Company employees.

(i) There are no material claims or causes of action pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against the Company in connection with any Company Benefit Plan, and no Company Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under or is a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. The Company is not engaged in any legal proceedings brought by or on behalf of any Company employee and, to the Knowledge of the Company, no such proceedings have been threatened which, if determined adversely, would have a Material Adverse Effect on the Company.

(j) With respect to each Company Benefit Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Company Plan”) (i) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with the applicable Governmental Authority, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefore relating to any such Foreign Company Plan that would reasonably be expected to adversely affect any such approval or good standing; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iii) is not a defined benefit pension plan (as defined in ERISA, whether or not subject to ERISA) or a similar arrangement and has no material unfunded or underfunded liabilities. All employer and employee contributions to each Foreign Company Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of the Company, no employees are represented by any labor organization, labor union, or works council or other similar employee representative organization with respect to their employment with the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees; and (ii) there is no, and since January 1, 2022 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

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Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by the Company and its Subsidiaries have been duly and timely paid in full when due, regardless of whether shown on a Tax Return;

(iii) to the Knowledge of the Company, no Tax audit, examination or other proceeding with respect to Taxes of the Company or any of its Subsidiaries is pending or has been threatened in writing since January 1, 2022;

(iv) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes, including with respect to (x) any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and (y) the Recapitalization;

(v) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens;

(vi) (x) there are no written assessments, deficiencies, adjustments or other written claims with respect to Taxes that have been claimed, asserted or assessed against the Company or its Subsidiaries, (y) there are no ongoing or pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement of any actions with respect to any material Taxes of the Company or any Subsidiary and (z) there are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(vii) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes); and

(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(b) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, tax opinions, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company and its Subsidiaries.

(c) To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance, in all material respects, with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority.

(d) To the Knowledge of the Company, no claims have been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company and its Subsidiaries is or may be subject to income taxation (other than an obligation to withhold tax) by that jurisdiction.

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(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than any such agreement between solely the Company and its Subsidiaries or any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes).

(f) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the last two (2) years.

(g) Each of the Company and its Subsidiaries is a Tax resident only in its jurisdiction of formation.

(h) Neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(i) The Company has no Knowledge of any fact or any reason that (when taken together with the Company’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(j) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country in which it is organized.

(k) Neither the Company nor any of its Subsidiaries (i) participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006, promulgated thereunder, (ii) taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance, (iii) obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance, (iv) performed any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law.

(l) The Company is duly registered for the purposes of Israeli value added tax (VAT) and has complied in all material respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it or them, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. Except for the Company, none of its Subsidiaries has ever been or currently is, required to effect Israeli VAT registration.

(m) The Company and its Subsidiaries have complied and are in compliance with all relevant requirements of (i) Section 102 of the Israeli Income Tax Ordinance and the regulations promulgated thereunder, with respect to any equity awards issued pursuant to the provisions of such section, and (ii) Section 3(i) of the Israeli Income Tax Ordinance with respect to the grant of options or shares to independent contractors or “controlling shareholders” (as defined in such section). The Company incentive equity plan and any amendments thereto were filed with the ITA, and the issuance of all Section 102 equity awards were timely and duly filed with, or reported to, the 102 trustee in accordance with the time specifications set forth in the Israeli Income Tax Ordinance and all such equity awards purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance (capital gains route) are in full compliance with the provisions of Section 102 of the Israeli Income Tax Ordinance, including with respect to the due deposit of Section 102 equity awards with the Section 102 Trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance and any regulation or publication issued by the ITA. Each equity awarded pursuant to the incentive equity plan intended to qualify for the capital gains route under Section 102 are so qualified. No adjustment mechanism was implemented to any outstanding equity awarded under Section 102 of the Israeli Income Tax Ordinance which would require the pre-approval of the ITA.

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(n) The Company, or any of its Subsidiaries, are not and have not been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(o) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(p) Neither the Company nor any of its Subsidiaries own any interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Income Tax Ordinance, or other entity the income of which is required to be included in the income of the Company.

(q) The Company is not a “controlled foreign corporation” as defined under Section 957(a) of the Code.

Section 4.16 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that are customary and adequate for companies of a similar size and nature in the industries and locations in which the Company operates. Schedule 4.16 sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the Company and its Subsidiaries, or pursuant to which the Company or its Subsidiaries are a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company and its Subsidiaries are not in breach or default thereof, and have not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would be reasonably expected to constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Company’s Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received by the Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 4.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Company Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, material default under any such Company Lease.

Section 4.18 Intellectual Property and IT Security.

(a) All right, title and interest in Owned Intellectual Property is owned by the Company or one or more of its Subsidiaries. Without limiting the generality of the foregoing, to the Knowledge of the Company, (A) no former or current shareholder, founder, director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries have filed or delivered to the Company (or its Subsidiaries) any written claim, or, to the Knowledge of the Company, have any claim or any license, right (whether or not currently exercisable) or interest in or to any Owned Intellectual Property and (B), to the Knowledge of the Company, no former or current shareholder, founder, director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries is in breach of any Contract with his or her former employer or other Person concerning Owned Intellectual Property or confidentiality, where the cause or nature of the breach allegedly arises out of the performance of any services on behalf of the Company (or any of its Subsidiaries) related to the development of any Owned Intellectual Property, in each case of (A) and (B), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the terms of all material agreements relating to the Owned Intellectual Property. Except as set forth in Schedule 4.18(b), as of the date hereof, neither the Company nor any of its Subsidiaries has assigned, licensed, transferred, or conveyed any Owned Intellectual Property to a third party. To the knowledge of the Company, the execution and delivery of this Agreement by the Company and the consummation of the Transactions (alone or in combination with any other event) and the compliance with the provisions of this Agreement and the other Transaction Agreements do not and will not: result in (A) a loss, alteration, or impairment (in whole or in part) of any of the rights of the Company or its Subsidiaries in or to any of the Owned Intellectual Property that is assignable by its terms, or the validity, enforceability, use, right to use, ownership, duration, scope or effectiveness of the Owned Intellectual Property, or (B) the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any of the Owned Intellectual Property.

(c) Schedule 4.18(c)(i) lists all patents, patent applications, trademark or service mark registrations, applications for the registration of trademark or service marks, copyright registrations, and domain name registrations included in the Owned Intellectual Property as of the date of this Agreement (“Registered Intellectual Property”) indicating for each item (as applicable): (i) all registration numbers, issuance numbers and application numbers, as applicable; (ii) all filing, registration, issuance, and grant dates, as applicable; and (iii) all jurisdictions in which such Registered Intellectual Property has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for. To the Knowledge of the Company, each item of Registered Intellectual Property is subsisting. Except as set forth in Schedule 4.18(c)(ii), there is no Action pending or, to the Knowledge of the Company, threatened against the Company in writing, challenging the validity, enforceability, ownership, registration, or use of any Registered Intellectual Property, except for ordinary course patent, trademark, or service mark prosecution communications. To the Knowledge of the Company, (A) none of the Registered Intellectual Property has expired, lapsed, been abandoned, been disclaimed, or been cancelled or been declared invalid or unenforceable, in whole or in part, by any Governmental Authority, and (B) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in abandonment, cancellation, invalidity, or unenforceability of any Registered Intellectual Property or an inventorship claim by a third party to any Registered Intellectual Property.

(d) (i) Each issued or granted Intellectual Property right that is a patent included in the Registered Intellectual Property identifies all inventors thereof, (ii) each inventor of each such Intellectual Property right has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company or applicable Subsidiary (or a Third Party Assignor), (iii) to the Company’s Knowledge, the compliance by each such inventor with each such written agreement does not conflict with any of such inventor’s obligations to third parties, and (iv) all such assignments have been timely and properly recorded with the U.S. Patent and Trademark Office or its foreign equivalent(s), as and to the extent applicable. To the extent any such Intellectual Property right included in the issued or granted Registered Intellectual Property has been assigned to the Company by any Person who is not an inventor of such Intellectual Property right (“Third Party Assignor”), (A) any and all such Third Party Assignors of such Intellectual Property rights have each executed a valid and enforceable written agreement assigning all of such third party’s rights, title, and interests in and to such Intellectual Property rights (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company, and (B) all such assignments have been timely and properly recorded with the U.S. Patent and Trademark Office or its foreign equivalent(s), as and to the extent applicable.

(e) To the Knowledge of the Company, for each patent right listed in Schedule 4.18(c), that is a U.S. patent right, the duty of disclosure and candor and good faith as required under 37 C.F.R. § 1.56 has been complied with, or that is a non-US patent right, analogous Laws outside the U.S. have been compiled with.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted (including the research, development, testing, manufacture, distribution, use, sale, offer for sale, importation, exportation, commercialization, marketing, supply, licensing and other exploitation of any of the Company’s Products or services) is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since January 1, 2020, (ii) to the Knowledge of the Company, no

Annex A-23

third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any written notice since January 1, 2020 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of such Person that has not been resolved.

(g) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property, including by requiring all current and former employees and consultants, and any other Person who has had access at any time to any confidential Company information to execute and deliver to the Company a written Contract that includes customary confidentiality provisions and restrictions on use sufficient to maintain the confidential status and limit the use of such confidential Company information. To the Knowledge of the Company, no current or former employees or consultants are, and no other Person who has executed such confidentiality agreements is, in violation of any such confidentiality agreements. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Each of the Company and its Subsidiaries has obtained from (i) each of its current and former employees and (ii) all other Persons, who are or were involved in, or who have participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of Owned Intellectual Property (or any portion thereof), a written Contract that assigns solely and exclusively to the Company or its applicable Subsidiary all rights, title and interests in and to any and all such Owned Intellectual Property arising out of such Person’s activities in the course of its engagement with Company or its Subsidiaries or with respect to the Company’s business. To the Knowledge of the Company, no current or former employees or consultants are, and no other Person who has executed such invention assignment agreements with the Company or the applicable Subsidiary is, in violation in any material respect of any such invention assignment agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Schedule 4.18(i) sets forth: (i) each grant that has been received from a Governmental Authority by the Company (“Governmental Grant”); and (ii) the aggregate outstanding obligations of the Company under each Governmental Grant with respect to royalties or other payments. Except as set forth in Schedule 4.18(i), no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any Product incorporating, any Owned Intellectual Property. Without limiting the generality of the foregoing, except as set forth in Schedule 4.18(i), no invention claimed or covered within the Owned Intellectual Property (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by any Governmental Authority or the Israeli Defense Force. Except as set forth in Schedule 4.18(i), (A) no funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Owned Intellectual Property, and (B) no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Intellectual Property that is, or is purportedly, owned by the Company or any Subsidiary.

(j) To the Knowledge of the Company, (i) no Person other than the Company possesses any current or contingent rights to any source code that is a material part of the Owned Intellectual Property (including any software), and (ii) the Company or any Subsidiary has not granted any current or contingent rights to any source code that is a material part of the Owned Intellectual Property (including any software) (including any escrow arrangements).

(k) To the Knowledge of the Company, the Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of the Company, the IT Systems operate and perform in all material respects as is necessary and sufficient for the conduct of the business of the Company and, as applicable, its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, there has been no outage of the IT Systems, security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein since January 1, 2020.

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(l) The Company and each Subsidiary is in compliance in all material respects with (i) all applicable Laws pertaining to (A) data security and privacy and (B) the collection, storage, use, access, disclosure, processing, security and transfer of Personal Information (defined below) (referred to collectively in this Agreement as “Data Activities”), including, in each case to the extent applicable, the Israeli Privacy Protection Law, 5741-1981 (“IPPL”) and the regulations promulgated thereunder, and the applicable guidelines and policies of the Israeli Data Base Registrar and the Privacy Protection Authority (to the extent binding under applicable Law) applicable to the Company and the Subsidiaries (clauses (A) and (B) together, “Privacy Law”); and (ii) all Contracts to which the Company or any Subsidiary is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). “Personal Information” means any information which alone or in combination with other information can reasonably identify a single individual, including, but not limited to, an individual’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify a person), (b) Internet Protocol address or other persistent or unique identifier and (c) in each case to the extent the IPPL and the regulations promulgated thereunder, and the applicable guidelines and policies of the Israeli Data Base Registrar and the Privacy Protection Authority (to the extent binding under applicable Law) are applicable to the Company and the Subsidiaries, “information” as defined by the IPPL and applicable Israeli judicial precedents defining that term.

(m) To the Knowledge of the Company, the Company and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and commercially reasonable written information security policies (each, a “Privacy and Data Security Policy”) which are compliant in all material respects with the requirements under applicable Privacy Law. The Company and each Subsidiary is in compliance in all material respects with each Privacy and Data Security Policy. To the extent required by applicable Law for Data Activities, the Company and its Subsidiaries have provided necessary notifications to, and where required by Privacy Law, have obtained necessary consents from, Persons regarding its Data Activities. None of the disclosures made or contained in any Privacy and Data Security Policy has been inaccurate, misleading or deceptive in any material respect or in material non-compliance with any applicable Privacy Laws. Neither the execution, delivery nor performance of this Agreement and the other Transaction Agreements, nor the consummation of any of the Transactions, results in a material non-compliance with any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Law.

(n) To the Knowledge of the Company, there is no pending, nor has there been any written complaint, audit, proceeding, investigation or claim against the Company or any Subsidiary initiated by (i) any Person, (ii) any Governmental Authority, foreign or domestic, or (iii) any regulatory entity alleging that any Data Activity of the Company or any Subsidiary (A) is in violation of any applicable Privacy Law in any material respect, (B) is in violation of any Privacy Agreements in any material respect, (C) is in violation of any Privacy and Data Security Policy in any material respect, or (D) otherwise constitutes an unfair, deceptive or misleading trade practice in any material respect.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Environmental Laws applicable thereto and have no material liability under any Environmental Laws, except where any such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any Actions (including notices of violation) alleging violations of or liability under Environmental Laws and, to the Knowledge of the Company, no such matter is otherwise pending or threatened, against the Company or any of its Subsidiaries, except for any such matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials, except in compliance with Environmental Laws in all material respects and in a quantity or manner reasonably required for the conduct of the business of the Company and its Subsidiaries or so as to give rise to liabilities for remedial obligations pursuant to Environmental Laws except for any such noncompliance or liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d) Neither the Company nor any of its Subsidiaries has contractually assumed or provided any indemnity with respect to liability of any other Person under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20 Healthcare Matters.

(a) The preclinical and clinical studies conducted by or on behalf of or sponsored by the Company, and that are intended to be submitted to Healthcare Regulatory Authorities as a basis for product approval (collectively, “Studies”), were and, if still pending, are being conducted by the Company or, to the Knowledge of the Company, on behalf of the Company in all material respects in accordance with all applicable statutes, rules and regulations of the United States Food and Drug Administration (the “FDA”) or comparable drug regulatory agencies outside of the United States to which such Studies are subject (collectively, the “Healthcare Regulatory Authorities”). The Company has not received any written notices or correspondence from the Healthcare Regulatory Authorities or any other Governmental Authority requiring the premature termination or suspension of such Studies and, to the Company’s Knowledge, there are no reasonable grounds for the same.

(b) The Company has, since January 1, 2022, operated and currently is in compliance with all applicable health care Laws, including, (i) the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) all applicable federal, state, local and all applicable foreign healthcare related fraud and abuse Laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. Sections 286 and 287, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (iii) HIPAA, as amended by the Health Information Technology for Economic Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the regulations promulgated pursuant to such Laws; and (v) any other comparable local, state, federal, or foreign Laws (collectively, the “Healthcare Laws”). The Company has not received written notice or other written correspondence of any Action from any Governmental Authority or third party alleging that any Product, operation or activity is in violation of any Healthcare Laws, and, to the Company’s Knowledge, no such Action is threatened. The Company is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither the Company, nor to the Company’s Knowledge, any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(c) The Company holds all material certificates, authorizations, registrations, permits or licenses required to be filed, maintained or furnished under applicable Healthcare Laws (“Healthcare Permits”). All Healthcare Permits are in full force and effect in all material respects and no suspension, revocation, cancellation, or withdrawal of such Healthcare Permits has been threatened in writing.

(d) The Company has not received any written notice or communication from any Healthcare Regulatory Authority or Governmental Authority of any actual or threatened investigation, inquiry, or administrative, judicial, or regulatory action, hearing, or enforcement proceeding against the Company regarding any violation of applicable Healthcare Laws or other applicable local, state, and federal laws and regulations of the relevant Healthcare Regulatory Authority or Governmental Authority, including but not limited to a notice of adverse finding, warning letter, untitled letter, or Form FDA-483.

(e) To the Knowledge of the Company, no officer, employee, or agent of the Company is or has been threatened in writing to be (i) disqualified under any FDA investigator qualification proceedings; (ii) subject to the FDA’s Application Integrity Policy; or (iii) subject to any enforcement proceeding arising from material false statements to the FDA pursuant to 18 U.S.C. § 1001.

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(f) Neither the Company nor any of its managers, directors, officers, agents, or employees have (i) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign Laws concerning corrupt payments applicable to its business or (iii) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable Law. Neither the Company nor any of its managers, directors, officers, stockholders, agents, or employees is or has been the subject of any investigation, inquiry or enforcement Proceeding by any Governmental Authority regarding any offense or alleged offense under anti-bribery, anti-corruption, or anti-fraud Law in any jurisdiction and, no such investigation, inquiry or Proceedings have been threatened.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, and Contracts that will be terminated prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) employment or consulting agreements, fringe benefits and other compensation paid to directors, officers and employees, (ii) reimbursements of expenses incurred in the ordinary course of business in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans, (iv) powers of attorney and similar grants of authority made in the ordinary course of business and (v) intercompany Contracts that are between the Company and its wholly-owned Subsidiaries.

Section 4.23 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been since January 1, 2022: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”), except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has since January 1, 2022 been the subject of written any claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Since January 1, 2022, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 4.24 Investment Company Act. As of the date hereof, neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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Section 4.25 Product Liability.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries have received any written notice from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Authority, for money damages or any other form of relief, whether in law or equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of or defect (including alleged failure to warn) relating to any Product of the Company and its Subsidiaries, irrespective of the legal theory of liability. To the Company’s Knowledge, no injury or harm has occurred to any Person or group of Persons related to (i) any Product of the Company or its Subsidiaries or (ii) the purchase, use or application of (including alleged failure to warn in respect of) any Product of the Company or its Subsidiaries or any defect in any such Product.

(b) In the past three (3) years, no Products sold by the Company or any of its Subsidiaries have been subject to a recall, market withdrawal, or stock recovery.

Section 4.26 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

Article V
REPRESENTATIONS AND WARRANTIES OF HEPION

Except as set forth in (i) the Schedules to this Agreement delivered by Hepion, dated as of the date of this Agreement or (ii) the SEC Reports that are available on the SEC’s website through EDGAR as of the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), Hepion represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Hepion is a corporation duly incorporated, validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Hepion has made available to the Company true and correct copies of each of the Hepion Organizational Documents as in effect as of the date hereof. Hepion is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Hepion Organizational Documents. Hepion is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Hepion to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “Hepion Material Adverse Effect”).

Section 5.02 Subsidiaries. The Subsidiaries of Hepion, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 5.02. The Subsidiaries of Hepion have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Each Subsidiary of Hepion is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization.

(a) Hepion has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors

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of Hepion and no other corporate or equivalent proceeding on the part of Hepion is necessary to authorize this Agreement or such other Transaction Agreements or Hepion’s performance hereunder or thereunder (except that the Hepion Stockholder Approval is a condition to the consummation of the Merger). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by Hepion) will be, duly and validly executed and delivered by Hepion and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of Hepion, enforceable against each Hepion in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of Hepion’s Equity Securities in connection with the entry into this Agreement by Hepion, the consummation of the Transactions, including the Closing, and the approval of the Hepion Transaction Proposals are as set forth on Schedule 5.02(b).

(c) At a meeting duly called and held, the board of directors of Hepion has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Hepion and Hepion’s shareholders, (ii) approved the Transactions and (iii) resolved to recommend that Hepion’s stockholders approve each of the Hepion Transaction Proposals.

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 5.05 and obtaining the Hepion Stockholder Approval, the execution, delivery and performance by Hepion of this Agreement and the Transaction Agreements and the consummation by Hepion of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the Organizational Documents of Hepion, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Hepion or any of its respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Hepion Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of Hepion or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) through (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Hepion with respect to Hepion’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Certificate of Merger in accordance with the DGCL, and (v) the Hepion Stockholder Approval.

Section 5.06 Capitalization.

(a) The authorized, issued and outstanding capital stock of Hepion is set forth in the SEC Reports, which were true and correct in all material respects as of the respective dates of their filing. The issued and outstanding Hepion Common Stock and Convertible Preferred Stock were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights. The SEC Reports (which were true and correct in all material respects as of the respective dates of their filings) set forth the total number and amount of all of the issued and outstanding

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Equity Securities of Hepion, and further sets forth the amount and type of Equity Securities of Hepion owned or held by Hepion’s Affiliates. All of the issued and outstanding shares of Equity Securities of Hepion (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the Hepion Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 5.06(b), there are no outstanding options, warrants, call rights, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, Hepion. Except as set forth in the Organizational Documents of Hepion, the Transaction Agreements, and Schedule 5.06(b), (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Hepion, (ii) there are no outstanding contractual obligations of Hepion to repurchase, redeem or otherwise acquire any Equity Securities of Hepion, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Hepion having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Hepion’s shareholders may vote.

(c) Except as set forth on Schedule 5.06(c), Hepion has not granted or promised to any Person any options or other rights to acquire any Equity Securities of Hepion, and there are no outstanding or promised options or other rights to acquire any Equity Securities of Hepion. Schedule 5.06(c) sets forth, with respect to each Person who holds an outstanding option or other right to purchase Equity Securities of Hepion as of the date of this Agreement, the following information: (i) the name and status of such Person (and whether such Person is an employee or consultant of Hepion); (ii) the number and class of shares underlying the option; (iii) the vesting terms and conditions of the option; (iv) the exercise price and period of the option; (v) the plan and agreement under which the option was issued, and (vi) any other material terms or conditions underlying such option. Except for the Hepion Equity Plans, Hepion has no incentive stock plan or any similar plan.

(d) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Hepion and (ii) since January 1, 2020 through the date of this Agreement, Hepion has not made, declared, set aside, established a record date for or paid any dividends.

Section 5.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of Hepion’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of Hepion are owned as set forth on Schedule 5.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) There are no outstanding equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of Hepion. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of Hepion. There are no outstanding contractual obligations of any Subsidiary of Hepion to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Hepion. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of Hepion having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of Hepion’s Subsidiaries may vote.

(c) Except as set forth on Schedule 5.07(c), as of the date of this Agreement, neither Hepion nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Other than as set forth in Schedule 5.08, for the past two (2) years Hepion has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of

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the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of Hepion. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Hepion as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Hepion does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) Hepion has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Hepion is made known to Hepion’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting Hepion’s principal executive officer and principal financial officer to material information required to be included in Hepion’s financial statements included in Hepion’s periodic reports required under the Exchange Act.

(d) Hepion has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Hepion’s assets. Hepion maintains, and since its incorporation has maintained, its books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Hepion in all material respects.

(e) Except as set forth in the SEC Reports, there is no, and for the last two years there has not been, a (i) “significant deficiency” in the internal controls over financial reporting of Hepion, (ii) “material weakness” in the internal controls over financial reporting of Hepion or (iii) Fraud, whether or not material, that involves management or other employees of Hepion who have a significant role in the internal controls over financial reporting of Hepion.

(f) In the last two (2) years, each director and executive officer of Hepion has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Hepion has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by Hepion to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Hepion.

(h) Hepion has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (ii) incurred in connection with or incident or related to Hepion’s incorporation or continuing corporate existence, which are immaterial in nature.

Section 5.09 No Undisclosed Liabilities. As of the date of this Agreement, neither Hepion nor any of its Subsidiaries has any liability, indebtedness or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, indebtedness or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since January 1, 2020 in the ordinary course of business of

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Hepion and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. Since January 1, 2021, there has been no pending or, to the Knowledge of Hepion, threatened (in writing) Actions by or against Hepion or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Governmental Order imposed upon Hepion or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Hepion nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Compliance with Laws. Hepion and its Subsidiaries are, and since January 1, 2021, have been, in compliance in all material respects with all applicable material Laws. None of Hepion or its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2021. Hepion and its Subsidiaries hold, and since January 1, 2021 have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of Hepion as currently conducted (the “Hepion Permits”). Hepion and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with and not in material default under such Hepion Permits.

Section 5.12 Hepion Benefit Plans.

(a) Schedule 5.12(a) sets forth a true and complete list of each material Hepion Benefit Plan maintained for the benefit of employees. For purposes of this Agreement, a “Hepion Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of ERISA, and any material vacation, PTO, education assistance, cafeteria, flexible spending account, stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), expansion orders, bonus, incentive, profit sharing, profits interest, deferred compensation, employee loan and all other benefit or compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by Hepion or any of its Subsidiaries for the benefit of any current employee, officer or director of Hepion or its Subsidiaries (the “Hepion Employees”) or under or with respect to which Hepion or any of its Subsidiaries has any material liability, contingent or otherwise, but not including (x) any multiemployer plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Hepion and its Subsidiaries have no remaining obligations or liabilities, or (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of Hepion or any of its Subsidiaries.

(b) With respect to each material Hepion Benefit Plan, Hepion has made available to the Company (i) copies of Hepion Benefit Plan and any trust agreement or other funding instrument relating to such plan, and to the extent any Hepion Benefit Plan is not set forth in writing, a written summary of the material terms thereof; (ii) the most recent summary plan description currently in effect and any summaries of material modifications thereto; and (iii) any material notices, letters or correspondence to or from any Governmental Authority with respect to such Hepion Benefit Plan within the past three (3) years from the date hereof; (iv) the Forms 5500 annual return (or local non-US equivalent) and all schedules thereto with respect to the most recent three (3) years; (v) the most recent determination, opinion or advisory letter issued from the IRS (or local non-US equivalent from applicable similar Governmental Authority); (vi) the most recent actuarial valuation report or trust statement for any Hepion Benefit Plan that is either funded or has assets set aside to pay Company Benefit Plan benefits; and (vii) the most recent nondiscrimination tests performed under the Code (or local non-US equivalent).

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(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Hepion Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code;

(ii) each Hepion Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and any trusts related thereto that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt. To the Knowledge of Hepion, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification. All benefits, contributions, and premiums relating to each Hepion Benefit Plan have been timely paid in accordance with the terms of such Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles. To the Knowledge of Hepion, no fact or set of circumstances exists and no event has occurred with respect to any Hepion Benefit Plan that would reasonably be expected to result in any Hepion Benefit Plan or Hepion (or any Subsidiary thereof) being required to pay any material Tax or penalty under applicable Law; and

(iii) each Hepion Benefit Plan that is subject to the Laws of a jurisdiction other than the United States has been maintained, funded and administered in compliance in all material respects with applicable Law.

(d) Neither Hepion, its Subsidiaries, nor any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability (contingent or otherwise) in respect of (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required under Section 601 eq seq. of ERISA or similar state or local Law pursuant to which the covered individual pays the full cost of coverage, no Hepion Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event or events) (i) entitle any Hepion service providers to receive any compensation or benefit (or increase thereto); (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits; or (iii) limit or restrict the right of Hepion to merge, amend or terminate any Hepion Benefit Plan.

(f) Each Hepion Benefit Plan that is subject to Section 409A of the Code has been adopted and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(g) No Hepion Benefit Plan provides for any tax gross-up payments to any Hepion employees.

(h) There are no material claims or causes of action pending (other than routine claims for benefits) or, to the Knowledge of Hepion, threatened against Hepion in connection with any Hepion Benefit Plan, and no Hepion Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under or is a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Hepion is not engaged in any legal proceedings brought by or on behalf of any Hepion employee and, to the Knowledge of Hepion, no such proceedings have been threatened which, if determined adversely, would have a Material Adverse Effect on Hepion.

(i) No Hepion Benefit Plan is subject to the laws of any jurisdiction outside the United States.

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Section 5.13 Labor and Employment Matters.

(a) Neither Hepion nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of Hepion, no employees are represented by any labor organization, labor union, or works council or other similar employee representative organization with respect to their employment with Hepion or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no activities or proceedings of any labor union, works council or labor organization to organize any of Hepion Employees; and (ii) there is no, and since January 1, 2022 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against Hepion or any of its Subsidiaries, in each case, pending or, to the Knowledge of Hepion, threatened.

(b) Hepion currently classifies, and for the past three (3) years has properly classified, each of its employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state and local wage and hour laws, and is and has been otherwise in compliance with all such laws.

(c) Hepion currently classifies, and for the past three (3) years has properly classified, each of its workers as employees or independent contractors.

(d) Hepion is not delinquent in any payments to any worker for any wages, salaries, fees, or other compensation due with respect to any services performed for it or amounts required to be reimbursed to such workers.

(e) Hepion is, and for the past three (3) years has been, in compliance in all material respects with all applicable laws and regulations respecting employment matters, including all laws regarding wages and hours, payment of minimum wages, meal and rest breaks, and overtime.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Hepion nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 5.14 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by Hepion have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by Hepion have been duly and timely paid in full when due, regardless of whether shown on a Tax Return;

(iii) To the Knowledge of Hepion, no Tax audit, examination or other proceeding with respect to Taxes of Hepion is pending or has been threatened in writing;

(iv) Hepion has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes, including with respect to any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party;

(v) Hepion has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vi) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against Hepion that have not been paid or otherwise resolved, (y) there are no ongoing or pending, nor has Hepion received written notice of the expected commencement of, any actions with respect to any material Taxes of Hepion and (z) there are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Hepion (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(vii) Hepion is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to Hepion);

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(viii) There are no Liens with respect to Taxes on any of the assets of Hepion, other than Permitted Liens;

(ix) Hepion does not have any material liability for the Taxes of any Person (other than Hepion) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes);

(x) Hepion does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(xi) Hepion will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. Hepion has not made an election pursuant to Section 965(h) of the Code.

(b) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, tax opinions, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Hepion.

(c) To the Knowledge of the Hepion, Hepion is in compliance, in all material respects, with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity.

(d) To the Knowledge of Hepion, no claims have been made by any Tax Authority in a jurisdiction where Hepion does not file Tax Returns that Hepion is or may be subject to income taxation (other than an obligation to withhold tax) by that jurisdiction.

(e) Hepion is not a party to or bound by any Tax allocation, indemnification or sharing agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes).

(f) Hepion (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2022.

(g) Hepion is a Tax resident only in its jurisdiction of formation.

(h) Hepion does not have Knowledge of any fact or any reason that (when taken together with Hepion’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(i) Hepion is and has since incorporation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

Section 5.15 Insurance. Hepion and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Hepion and its Subsidiaries that are customary and adequate for companies of a similar size and nature in the industries and locations in which Hepion operates. Schedule 5.15 sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of Hepion and its Subsidiaries, or pursuant to which Hepion or its Subsidiaries are a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) Hepion and its Subsidiaries are not in breach or default thereof, and have not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would be reasonably expected to constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to Hepion’s Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received by Hepion with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

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Section 5.16 Real Property.

(a) Neither Hepion nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, Hepion or its applicable Subsidiary, has a valid leasehold interest in all real property leased by Hepion or any of its Subsidiaries (“Leased Hepion Real Property”). All material leases for the Leased Hepion Real Property under which Hepion or any of its Subsidiaries is a lessee (collectively, the “Hepion Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of Hepion or any of its Subsidiaries has received any written notice of any, and to the Knowledge of Hepion there is no, material default under any such Hepion Lease.

Section 5.17 IT Security.

(a) To the Knowledge of Hepion, Hepion and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of Hepion, the IT Systems operate and perform in all material respects as is necessary and sufficient for the conduct of the business of Hepion and, as applicable, its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Hepion, to the Knowledge of Hepion, there has been no outage of the IT Systems, security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein since January 1, 2020.

(b) Hepion and each Subsidiary is in compliance in all respects with (i) all applicable Laws pertaining to Data Activities; and (ii) all Contracts to which Hepion or any Subsidiary is a party that are applicable to Data Activities (collectively, “Hepion Privacy Agreements”).

(c) To the Knowledge of Hepion, Hepion and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and commercially reasonable written information security policies (each, a “Hepion Privacy and Data Security Policy”) which are also compliant in all material respects with the requirements under any applicable Privacy Law. Hepion and each Subsidiary is in compliance in all material respects with each Hepion Privacy and Data Security Policy. To the extent required by applicable Law for Data Activities, Hepion and its Subsidiaries have provided necessary notifications to, and have obtained necessary consents from, Persons regarding its Data Activities. None of the disclosures made or contained in any Hepion Privacy and Data Security Policy has been inaccurate, misleading or deceptive in a material manner or in material non-compliance with any applicable Privacy Laws. Neither the execution, delivery nor performance of this Agreement and the other Transaction Agreements, nor the consummation of any of the Transactions, results in a material non-compliance with any of the Hepion Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Law.

(d) To the Knowledge of Hepion, there is no pending, nor has there been any written complaint, audit, proceeding, investigation or claim against Hepion or any Subsidiary initiated by (i) any Person, (ii) any Governmental Authority, foreign or domestic, or (iii) any regulatory or self-regulatory entity alleging that any Data Activity of any of Hepion or any Subsidiary (A) is in violation of any applicable Privacy Law in any material respect, (B) is in violation of any Hepion Privacy Agreements in any material respect, (C) is in violation of any Hepion Privacy and Data Security Policy in any material respect, or (D) otherwise constitutes an unfair, deceptive or misleading trade practice in any material respect.

Section 5.18 Environmental Matters.

(a) Hepion and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Environmental Laws applicable thereto and have no material liability under any Environmental Laws, except where any such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) As of the date hereof, neither Hepion nor any of its Subsidiaries has received written notice of any Actions (including notices of violation) alleging violations of or liability under Environmental Laws and, to the Knowledge of Hepion, no such matter is otherwise pending or threatened, against Hepion or any of its Subsidiaries, except for any such matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither Hepion nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials, except in compliance with Environmental Laws in all material respects and in a quantity or manner reasonably required for the conduct of the business of Hepion and its Subsidiaries or so as to give rise to liabilities for remedial obligations pursuant to Environmental Laws except for any such noncompliance or liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither Hepion nor any of its Subsidiaries has contractually assumed or provided any indemnity with respect to liability of any other Person under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.19 Brokers’ Fees. Other than as set forth on Schedule 5.19, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of Hepion or any of its Subsidiaries.

Section 5.20 Related Party Transactions. Schedule 5.20 sets forth all Contracts, transactions, arrangements or understandings between (a) Hepion, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or warrant holder or Affiliate of either Hepion or any of the respective officers, directors, employees, partners, members, managers or direct or indirect equityholders of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Hepion Related Party”). Except as set forth in Schedule 5.20, no Hepion Related Party (i) owns any interest in any asset used by Hepion, or (ii) owes any material amount to, or is owed any material amount by, Hepion.

Section 5.21 International Trade; Anti-Corruption.

(a) Neither Hepion nor any of its Subsidiaries, nor, to the Knowledge of Hepion, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of Hepion or any of its Subsidiaries, is currently, or has been since January 1, 2022: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of Trade Controls, except as would not be material to Hepion and its Subsidiaries, taken as a whole.

(b) Neither Hepion nor any of its Subsidiaries, nor, to the Knowledge of Hepion, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of Hepion or any of its Subsidiaries, has since January 1, 2022 been the subject of written any claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to Hepion and its Subsidiaries, taken as a whole.

(c) Since January 1, 2022, neither Hepion nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to Hepion and its Subsidiaries, taken as a whole. Hepion and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 5.22 Investment Company Act. As of the date hereof, neither Hepion nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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Section 5.23 Product Liability.

(a) For the past three (3) years, neither Hepion nor any of its Subsidiaries have received any written notice from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Authority, for money damages or any other form of relief, whether in law or equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of or defect (including alleged failure to warn) relating to any Product of Hepion and its Subsidiaries, irrespective of the legal theory of liability. To Hepion’s Knowledge, no injury or harm has occurred to any Person or group of Persons related to (i) any Product of Hepion or its Subsidiaries or (ii) the purchase, use or application of (including alleged failure to warn in respect of) any Product of Hepion or its Subsidiaries or any defect in any such Product.

(b) In the past three (3) years, no Products sold by Hepion or any of its Subsidiaries have been subject to a recall, market withdrawal, or stock recovery.

Section 5.24 Nasdaq Listing. The Hepion Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HEPA.” Hepion is in compliance with and has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of Hepion, threatened against Hepion by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Hepion Common Stock or terminate the listing of Hepion Common Stock on the Nasdaq. None of Hepion or its Affiliates has taken any action in an attempt to terminate the registration of the Hepion Common Stock under the Exchange Act except as contemplated by this Agreement. Hepion has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Hepion Common Stock from the Nasdaq or the SEC.

Section 5.25 Material Contracts; No Defaults.

(a) Hepion has filed as an exhibit to the SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Hepion is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Hepion, and, to the Knowledge of Hepion, the other parties thereto, and are enforceable by Hepion to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) Hepion and, to the Knowledge of Hepion, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) Hepion has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Hepion or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) Hepion has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.26 Hepion Support Agreement. Hepion has delivered to the Company a true, correct and complete copy of the Hepion Support Agreement. The Hepion Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Hepion. The Hepion Support Agreement is a legal, valid and binding obligation of Hepion and, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Hepion Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach of any party under the Hepion Support Agreement.

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Section 5.27 Absence of Changes. Since the date of Hepion’s incorporation (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Hepion Material Adverse Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, Hepion has carried on its business in all material respects in the ordinary course of business.

Section 5.28 Residency. Hepion is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of Hepion’s directors, officers and managers are non-Israeli residents and conduct Hepion’s activity outside of Israel.

Section 5.29 Shell Company Status. Hepion is not an issuer identified in Rule 144(i)(1) promulgated under the Securities Act or a shell company as defined in Rule 12b-2 promulgated under the Exchange Act.

Section 5.30 Healthcare Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Hepion Material Adverse Effect, since the date of Hepion’s incorporation:

(a) The clinical studies conducted by or on behalf of or sponsored by Hepion or in which Hepion has participated (collectively, “Studies”), were and, if still pending, are being conducted by Hepion or, to the Knowledge of Hepion, on behalf of Hepion in all material respects in accordance with all applicable statutes, rules and regulations of the applicable Healthcare Regulatory Authorities. Hepion has not received any written notices or correspondence from the Healthcare Regulatory Authorities or any other Governmental Authority requiring or threatening the premature termination or suspension of such Studies and, to the Knowledge of Hepion, there are no reasonable grounds for the same.

(b) Hepion has since its incorporation operated and is currently in compliance with all applicable Healthcare Laws. Hepion has not received written notice or other correspondence of any Action from any Governmental Authority, institutional review board, ethics committee, or other third party alleging that any product, operation or activity is in violation of any Healthcare Laws, and, to the Knowledge of Hepion, no such Action is threatened. Hepion is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither Hepion, nor any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(c) Hepion has filed with the applicable Healthcare Regulatory Authorities all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports, with respect to its products, operations, and activities (collectively, “Healthcare Submissions”). All Healthcare Submissions were complete and accurate in all material respects and in material compliance with applicable Laws when filed, or were subsequently corrected or completed by a subsequent filing made prior to the date hereof. Hepion has made available to the Company true, correct and complete copies of all Healthcare Submissions and all material correspondence with and from all Healthcare Regulatory Authorities. No deficiencies have been asserted by any Healthcare Regulatory Authority with respect to any Healthcare Submission, except as are not, and would not reasonably be expected to be, individually or in the aggregate, material to Hepion, taken as a whole.

(d) Neither Hepion, nor any authorized person acting on its behalf, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or (iii) committed any act, made any statement or failed to make a statement to the FDA or any other Healthcare Regulatory Authority, in each such case, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Healthcare Regulatory Authority to invoke any similar policy.

Section 5.31 No Other Representations. Except as provided in this Article V, neither Hepion nor any other Person has made, or is making, any representation or warranty whatsoever in respect of Hepion or its business.

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Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement (including the Recapitalization) or any other Transaction Agreement, (ii) as set forth on Schedule 6.01, (iii) as consented to in writing by Hepion (which consent shall not be unreasonably conditioned, withheld or delayed), or (iv) as required by applicable Law, use reasonable best efforts to conduct and operate its business in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement (including the Recapitalization) or in any other Transaction Agreement, (ii) as set forth on Schedule 6.01, (iii) as consented to by Hepion in writing (such consent not to be unreasonably conditioned, withheld or delayed), or (iv) as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its Organizational Documents in any material respect;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Company Specified Contract, or any Company Lease;

(d) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property, (iv) as already contracted by the Company or any of its Subsidiaries, or (v) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(f) settle any pending or threatened Action, if such settlement would require payment by the Company or any Subsidiary thereof in an amount greater than $1,000,000, or admit criminal wrongdoing;

(g) except required by the terms of any existing Company Benefit Plan or under applicable Law, (i) promise award, amend, terminate or grant any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment, award or arrangement to any officer-level Company Employee, (ii) take any action to increase or accelerate any compensation or benefits, or the funding of any compensation or benefits, payable or to become payable to any Company Employees; (iii) hire, terminate or promote any employee, except in the ordinary course of business with respect to employees whose base salary is less than $100,000; (iv) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, or (v) provide loans to any individual service provider of the Company;

(h) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its Subsidiaries;

(i) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company;

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(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(l) other than in the ordinary course of business or as required by applicable Laws, make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, or surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to have an adverse and disproportionate impact on Hepion and its equity holders (as compared to the impact of such actions on the Company and its pre-Merger equity holders);

(m) incur, create or assume any indebtedness for borrowed money in excess of $1,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof;

(n) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(o) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Hepion;

(p) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(q) enter into any Contract to do any action prohibited under Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), nothing in this Section 6.01 is intended to give Hepion or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Hepion and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Hepion and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by Hepion and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

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Section 6.03 Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the Nasdaq in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the Nasdaq; and (iii) the Company Ordinary Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on the Nasdaq (and Hepion shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event, with respect to clauses (i) and (ii), prior to the Effective Time.

Section 6.04 No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.04 are included for the sole benefit of Hepion, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.05 Securities Laws. Each of the Company and Hepion acknowledges and agrees that it is aware of the restrictions imposed by U.S. Federal Securities Laws and the rules and regulations of Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.

Section 6.06 Indemnification Agreements. At the Closing, the Company shall execute and enter into an Indemnification Agreement with each Hepion Designee, which shall be in the same form as the Indemnification Agreements entered into with the Company Designees.

Article VII
COVENANTS OF HEPION

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of Hepion (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the Hepion Organizational Documents or under any indemnification agreement such D&O Indemnitee may have with Hepion that has been made available to the Company prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) Prior to the Closing, Hepion shall purchase a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who is a director or officer of Hepion currently covered by the directors’ and officers’ liability insurance policy of Hepion on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, use reasonable best efforts to maintain the D&O Tail in full force and effect for its full term.

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Section 7.02 Conduct of Hepion During the Interim Period.

(a) During the Interim Period, except as (i) set forth on Schedule 7.02, (ii) required by this Agreement, (ii) consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (iii) required by applicable Law, Hepion shall not:

(i) change, amend, restate, supplement or otherwise modify any of the Hepion Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Hepion; (B) split, combine or reclassify any Equity Securities of Hepion; or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Hepion;

(iii) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Hepion Specified Contract, or any Hepion Lease;

(iv) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(v) (A) merge, consolidate, combine or amalgamate Hepion with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(vi) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Hepion, the Company or any of its Subsidiaries;

(vii) enter into, renew or amend in any respect, any transaction or Contract with an Hepion Related Party (including any agreement or arrangements related to transaction bonuses or similar payments, however effected or whenever paid);

(viii) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness; provided that, subject to and without limiting anything contained in this Agreement (including Article IX), this Section 7.02(a)(ix) shall not prevent Hepion from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in an aggregate amount not to exceed $1,000,000;

(x) except for extensions of currently outstanding Hepion options issued to Hepion board members, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities;

(xi) engage in any activities or business, other than activities or business (A) in connection with or incident or related to Hepion’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations on Hepion or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

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(xiii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Hepion or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Hepion or resolve to approve any of the foregoing;

(xiv) change Hepion’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xv) (A) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, or (B) incur any liabilities or obligations in connection with this Agreement or the Transactions other than as set forth on Schedule 7.02(a)(xv);

(xvi) except in the ordinary course of business or as otherwise required by the terms of any existing Hepion Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any material severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any officer-level Hepion Employee, except in connection with the promotion, hiring or termination of employment of any employee of Hepion or its Subsidiaries in the ordinary course of business, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer-level Hepion Employees or (iii) establish, adopt, enter into, amend or terminate any material Hepion Benefit Plan or any Contract that would be a material Hepion Benefit Plan if it were in existence as of the date of this Agreement; or

(xvii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, Hepion shall comply with, and continue performing under, as applicable, the Hepion Organizational Documents, the Transaction Agreements and all other agreements or Contracts to which Hepion is party.

Section 7.03 Inspection. Hepion shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records and appropriate officers and employees of Hepion, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Hepion, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions.

Section 7.04 Section 16 Matters. Prior to the Effective Time, Hepion shall take all reasonable steps as may be required to cause any acquisition or disposition of the Hepion Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Hepion to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Hepion Public Filings.

(a) From the date hereof through the Closing, Hepion will keep current and timely file all SEC Reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, Hepion will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.06 Hepion Securities Listing. From the date hereof through the Closing, Hepion shall ensure Hepion remains listed as a public company on, and for Hepion Common Stock to be listed on, the Nasdaq. Prior to the Closing Date, Hepion shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the Hepion Common Stock to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

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Section 7.07 Hepion Board Recommendation. The board of directors of Hepion shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Hepion Board Recommendation for any reason.

Section 7.08 IIA. (i) Hepion shall sign an undertaking to the IIA (as required under applicable Law) in such customary form and in connection with the filing and/or approval process with the IIA and in accordance with applicable law, and (ii) each Stockholder of Hepion who is not an Israeli citizen, resident or entity, and who immediately following the Closing shall hold more than 5% of the share capital of the Company, on an as issued and as converted basis, shall deliver to the Company, immediately prior to the Closing a duly executed undertaking towards the IIA, in a form mutually agreed to by the parties.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including notice to the IIA) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Authority (including notice to the IIA) for additional information and documentary material that may be requested pursuant to any Competition Laws. Hepion shall promptly inform the Company of any communication between Hepion, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Hepion of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Hepion and the Company.

(b) During the Interim Period, Hepion, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Hepion) or Hepion (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including notice to the IIA) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Hepion, the Company, or, in the case of the Company, Hepion in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Hepion, the Company, or, in the case of the Company, Hepion, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict, (ii) in no event shall the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, and (iii) in no event shall the failure to obtain any Consent (including of the IIA), except to the extent expressly provided in Section 9.01, be considered, constitute, triggered or give any rights in respect of, failure of a condition to the Closing.

(d) During the Interim Period, Hepion, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating

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thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Hepion, Hepion or any of its Representatives (in their capacity as a representative of Hepion) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). Hepion and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding anything to the contrary, (i) Hepion and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation brought against Hepion or its Representatives and (ii) in no event shall Hepion (or any of its Representatives) settle or compromise any Transaction Litigation brought against Hepion or its Representatives without the prior written consent of the Company.

Section 8.02 Registration Statement; Shareholder Meetings.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Hepion and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Hepion Stockholders relating to the Hepion Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with Hepion’s cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Company Ordinary Shares to be issued in exchange for the issued and outstanding Hepion Common Stock. Subject to Schedule 8.02, each of Hepion and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion required to be provided in connection with the Registration Statement, counsel to Hepion shall provide such tax opinion(s), and the costs and expenses associate with obtaining such tax opinion(s) shall be borne equally by the Company and Hepion. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and Hepion shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of Hepion and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K or 6-K, as applicable, pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Hepion or the Company to any regulatory authority (including the Nasdaq) in connection with the Merger and the Transactions (the “Transaction Filings”). Hepion will cause the Proxy Statement to be mailed to the Hepion Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise Hepion, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, Hepion and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by Hepion and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law,

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the Company, on the one hand, and Hepion, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that Hepion or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Hepion or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with Hepion or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Effective Time any information relating to the Company, Hepion or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Hepion, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to Hepion Stockholders.

(b) Hepion Special Meeting. Hepion shall, as promptly as reasonably practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of Hepion Stockholders (the “Hepion Special Meeting”), and Hepion shall convene and hold the Hepion Special Meeting, in each case in accordance with Hepion’s Organizational Documents and applicable Law, solely for the purpose of (i) obtaining the Hepion Stockholders Approval, and (ii) related and customary procedural and administrative matters. Hepion shall use its reasonable best efforts to obtain such approvals and authorizations from the Hepion Stockholders at the Hepion Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the Hepion Stockholders. Hepion shall include the Hepion Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, Hepion shall be entitled to postpone or adjourn the Hepion Special Meeting solely to the extent necessary (a “Hepion Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Hepion has determined in good faith is required by applicable Law is disclosed to Hepion Stockholders and for such supplement or amendment to be promptly disseminated to Hepion Stockholders with sufficient time prior to the Hepion Special Meeting for Hepion Stockholders to consider the disclosures contained in such supplement or amendment; or (iii) if, as of the time for which the Hepion Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Hepion Shares represented (either in person or by proxy) to constitute a quorum necessary conduct the business to be conducted at the Hepion Special Meeting; provided that, without the prior written consent of the Company, Hepion may only be entitled to one Hepion Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Hepion Special Meeting may not be adjourned or postponed to a date that is more than five Business Days after the date for which the Hepion Special Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the Hepion Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of a meeting of the Company Shareholders (the “Company Special Meeting”) and the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Organizational Documents of the Company and applicable Law, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval). The Company shall, through approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting

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approvals as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting (a “Company Meeting Change”): (i) to the extent required by applicable Law, (ii) if, as of the time for which the Company Special Meeting is originally scheduled, there are insufficient shares of stock entitled to vote represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Special Meeting; or (iii) in order to solicit additional approvals from shareholders for purposes of obtaining approval from the Company Shareholders; provided that, without the prior written consent of Hepion, the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Special Meeting may not be adjourned or postponed to a date that is more than five Business Days after the date for which the Company Special Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, the Company Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Hepion Non-Solicitation.

(a) Hepion agrees that, during the Interim Period, neither it nor any of its Subsidiaries shall, and it shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Hepion or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 8.03(a)) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 8.03(a)); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, Hepion acknowledges and agrees that, in the event any Representative of Hepion (whether or not such Representative is purporting to act on behalf of Hepion) takes any action that, if taken by Hepion, would constitute a breach of this Section 8.03, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.03 by Hepion for purposes of this Agreement.

(b) If Hepion or any Representative of Hepion receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then Hepion shall promptly (and in no event later than one Business Day after Hepion becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Hepion shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Hepion shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Hepion provided to such Person.

Section 8.04 Company Non-Solicitation.

(a) The Company agrees that, during the Interim Period, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an

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Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 8.04) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 8.04(a)); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 8.04, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.04 by the Company for purposes of this Agreement. Notwithstanding the above, it is acknowledged and agreed that the Company has and shall continue to have communications and discussions with various companies relating to its business (including with pharmaceutical companies) and provide information to such companies or enter into confidentiality agreements with such companies, provided, however, that the Company (and its Representatives) shall not engage in any discussions (other than to inform any Person of the existence of the provisions in this Section 8.04) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Transaction.

(b) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Hepion orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Hepion reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.

Section 8.05 Tax Matters.

(a) With respect to each taxable year of the Company ending after the Closing Date, the Company shall use best efforts to (i) determine if it is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for such taxable year, and (ii) make such determination within ninety (90) days after the end of such taxable year. If the Company determines that it is a PFIC for a taxable year ending after the Closing Date, the Company shall use best efforts to timely provide to its U.S. shareholders all information (for such taxable year and for subsequent taxable years) with respect to the Company and its Subsidiaries that is reasonably necessary for any such shareholder (or any direct or indirect owner of such shareholder) to make and maintain a qualified electing fund election pursuant to Section 1295 of the Code with respect to the Company (and any of its Subsidiaries that is a PFIC), including by posting such information to the Company’s website.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the party responsible therefor under applicable Law. Each of Hepion, Merger Sub and the Company shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

Section 8.06 Confidentiality; Publicity.

(a) Hepion acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

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(b) None of Hepion, the Company or any of their respective Affiliates, or their respective Representatives (acting on their behalf), shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Hepion, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case Hepion or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

Section 8.07 Legacy Asset Disposition.

(a) Prior to the first anniversary of the Closing, Hepion shall use its reasonable best efforts to sell, transfer, license, assign or otherwise divest any or all of the assets and rights exclusively relating to Hepion’s Rencofilstat (formerly CRV431) drug (the “Legacy Assets”) in a transaction or series of transactions (the “Legacy Asset Disposition”), and shall, as promptly as practicable thereafter, notify the Company in writing of any such Legacy Asset Disposition. Each Party acknowledges that Hepion may, in contemplation of the Legacy Asset Disposition, (a) establish one or more Subsidiaries to hold the Legacy Assets, (b) transfer to any such Subsidiary any or all of the Legacy Assets and the liabilities and obligations related thereto and (c) take such other steps that are reasonably necessary to prepare for the Legacy Asset Disposition. For the avoidance of doubt, if Hepion transfers the Legacy Assets to one or more Subsidiaries, the terms of this Section 8.07 shall apply to such Subsidiaries in addition to Hepion. Each Party further acknowledges that Hepion may not be successful in completing, or may determine not to proceed, with the Legacy Asset Disposition. Notwithstanding the foregoing, Hepion may not enter into any agreement with respect to the Legacy Asset Disposition that would result in a continuing obligation or liability without the prior written consent of the Company (such consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Hepion shall provide the Company with a copy of any agreement with respect to an Legacy Asset Disposition that would be reasonably likely to result in a continuing obligation or liability of either Hepion or the Company on or after the Effective Time, at least five Business Days prior to entry into such agreement.

(b) Notwithstanding the terms and obligations set forth in Section 8.07(a), in the event that Hepion determines following the Effective Time to proceed with any form of monetization of its assets contemplated under the Legacy Assets, Hepion shall be obligated to reimburse the Company with respect to any deficit resulting therefrom.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Merger.

(b) Hepion Stockholder Approval. The Hepion Stockholder Approval shall have been obtained.

(c) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(d) Nasdaq Listing. The Company Ordinary Shares to be issued pursuant to Section 3.01(b), in connection with the Closing shall be approved for listing upon the Closing on the Nasdaq, subject to official notice of issuance thereof.

(e) Registration Statement. The Registration Statement shall have become effective, and no stop order with respect thereto shall be in effect.

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(f) PIPE Financing. The share purchase agreement in respect of the PIPE Financing shall be in full force and effect and shall provide for cash proceeds of not less than $10,000,000 (ten million) to be received by the Company in connection with the consummation of the transactions contemplated by such share purchase agreement immediately after the Effective Time.

(g) Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, the post-Closing board of directors of the Company (the “Post-Closing Company Board”) shall be comprised of seven directors; whereby (a) the Company shall have the right to designate (i) three members to the Post-Closing Company Board (“Company Designees”) and (ii) two industry experts that shall qualify as independent directors (as defined under the Nasdaq listing rules); and (b) Hepion shall have the right to designate two members to the Post-Closing Company Board (the “Hepion Designees”); provided further, and notwithstanding the foregoing, in the event that the A&R AOA includes for a classified board of directors, the Hepion Designees shall be classified as Class III directors (or such class that shall provide the Hepion Designees to be subject to re-election to the Post-Closing Company Board the maximum term following the Closing).

(h) IIA Approval. The Company shall file a notice with the IIA in accordance with applicable Law and obtain the approval of the IIA to consummate the Transactions.

Section 9.02 Additional Conditions to Obligations of Hepion. The obligations of Hepion to consummate, or cause to be consummated, the Merger is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Hepion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.03 (Due Authorization) and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 or Section 4.08(d)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iv) The representations and warranties set forth in Section 4.08(d) (Absence of Changes) shall be true and correct as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Hepion a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e) Lock-up Agreements. The Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

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Section 9.03 Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Hepion contained in Article V (other than the representations and warranties of Hepion contained in Section 5.01 (Organization), Section 5.03 (Authorization) and Section 5.19 (Brokers Fees)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of Hepion contained in Section 5.01 (Organization), Section 5.03 (Authorization) and Section 5.19 (Brokers Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of Hepion contained in Section 5.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of Hepion in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(d) Officer’s Certificate. Hepion shall have delivered to the Company a certificate signed by an officer of Hepion, dated the Closing Date, to the effect that the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

(e) Lock-up Agreements. The Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(f) Minimum Cash Condition. The amount of (a) Hepion Net Cash on Hepion’s balance sheet as of immediately prior to Closing and (b) cash proceeds to be received from the PIPE Financing (following expenses related to the Transactions), shall be at least $10,000,000 (the “Minimum Cash Condition”).

(g) Financial Obligations. Hepion shall have settled and satisfied in full all financial obligations in connection with any and all clinical trials of Hepion outstanding as of immediately prior to Closing.

(h) Conversion of Hepion Preferred Stock. Hepion shall have caused all Hepion Preferred Stock to have converted into shares of Hepion Common Stock in accordance with the terms of the Hepion Organizational Documents.

(i) Cancellation of Hepion Equity Awards. Prior to the Closing, Hepion shall cause (i) all outstanding options, stock appreciation rights, restricted stock, restricted stock units and any other awards granted or promised under any Hepion Equity Plan to be cancelled and forfeited without any consideration, and (ii) each Hepion Equity Plan to be terminated and cease to have any further force or effect.

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Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Hepion and the Company;

(b) by either Hepion or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either Hepion or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on the date that is 90 days following the date hereof (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to the date that is 90 days following the date hereof, the Termination Date shall be automatically extended to the date that is 180 days following the date hereof; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by Hepion, if the Company or Merger Sub has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from Hepion of such breach or failure to perform: provided that Hepion shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by the Company, if Hepion has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Hepion before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by either Hepion or the Company, if Hepion failed to obtain the Hepion Stockholder Approval upon vote taken thereon at a duly convened Hepion Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to Hepion if Hepion has breached this Agreement (including Section 8.02(b));

(g) by either Hepion or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under applicable Law and the Organizational Documents of the Company; provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to the Company if the Company has breached this Agreement (including Section 8.02(c)); or

(h) by the Company, if Hepion breaches its obligations under Section 8.02(b).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.06 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

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Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Hepion and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Hepion, prior to the Closing, to:

Hepion Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, New Jersey 08837

Tel: (732) 902-4000

Attn: John Brancaccio

E-mail: Brancaccio1234@gmail.com

with copies (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, New York 10112

Attn: Jeffrey Fessler and Lindsay Ferguson

E-mail: JFessler@sheppardmullin.com and LFerguson@sheppardmullin.com

If to the Company or Merger Sub, or Hepion following the Closing, to:

Pharma Two B Ltd.

Dan Teleman, Chief Executive Officer

E-mail: dan@pharma2b.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan, Israel 5250608

Attention: Mike Rimon

Matthew Rudolph

Email: mrimon@meitar.com

matthewr@meitar.com

and

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018-1405

Attention: Mayan Katz

Marianne C. Sarrazin

E-mail: mkatz@goodwinlaw.com

msarrazin@goodwinlaw.com

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or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.13 and Section 11.14 and (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section 11.17.

Section 11.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts; Electronic Signatures. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Agreement (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Agreement.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain mutual confidentiality agreement, dated as of February 29, 2024 by and between the Company and Hepion (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not

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restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until 30 days following the date of resolution of such Action.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Hepion or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such

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representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Hepion Support Agreement, the Company Shareholder Support Agreements, the Amended IRA and the Joinder shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Hepion; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Hepion, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Hepion. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each Party acknowledges that each of Sheppard, Mullin, Richter & Hampton LLP, Meitar Law Offices and Goodwin Procter LLP (each of them, the “Prior Counsel”) has on or prior to the Closing Date represented, as applicable, the Company, its Subsidiaries, the Company Shareholders, Hepion, the Hepion Stockholders, and any of their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including Hepion) or Hepion Stockholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more

Annex A-57

Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel may represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, any Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d) Miscellaneous. Each Party hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsels.

[Signature pages follow.]

Annex A-58

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

Pharma Two B Ltd.
By:	/s/ Dan Teleman
Name:	Dan Teleman
Title:	Chief Executive Officer
Pearl Merger Sub, Inc.
By:	/s/ Dan Teleman
Name:	Dan Teleman
Title:	President

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

Hepion Pharmaceuticals, Inc.
By:	/s/ John Brancaccio
Name:	John Brancaccio
Title:	Executive Chairman

Annex A-59

ANNEX 1

Hepion Support Agreement Signatories

1.      Armistice Capital, LLC

2.      John Brancaccio

3.      Kaouthar Lbiati

4.      Tim Block

5.      Mike Purcell

6.      John Cavan

Annex A-60

ANNEX 2

Lock-Up Agreement Signatories

To be completed prior to Closing

Annex A-61

ANNEX 3

Company Knowledge

1.      Dan Teleman

Annex A-62

ANNEX 4

Hepion Knowledge

1.      John Cavan

2.      John Brancaccio

Annex A-63

ANNEX 5

Permitted Liens

Annex A-64

ANNEX 6

Exchange Ratio Model

Annex A-65

ANNEX 7

Exchange Ratio Adjustment Illustration

Term Sheet

	Market Cap	Cash	Split
Hepion	$10	$0	$10	15%
P2B	$56		$56	85%
			$66

Scenario #1

	Market Cap	Hepion Deficit	Split
Hepion	$10	-$4	$6	13%
P2B	$40		$40	87%
			$46

Scenario #2

	Market Cap	Hepion Deficit	Split
Hepion	$10	-$3	$7	15%
P2B	$40		$40	85%
			$47

Scenario #3

	Market Cap	Hepion Deficit	Split
Hepion	$10	-$2	$8	17%
P2B	$40		$40	83%
			$48

Annex A-66

EXHIBIT A

Form of Amended and Restated Articles of Association of the Company

Annex A-67

EXHIBIT B

Form of Hepion Support Agreement

Annex A-68

EXHIBIT C

Form of Amended Investors’ Rights Agreement

Annex A-69

EXHIBIT D

Form of Lock-Up Agreement

Annex A-70

EXHIBIT E

Form of Subscription Agreement

Annex A-71

Annex B

FORM OF AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
PHARMA TWO B LTD.
As Adopted on _____, 2024

Annex B-1

Annex C

HEPION PHARMACEUTICALS, INC.
399 Thornall Street, First Floor
Edison, New Jersey 08837

PROXY CARD
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
HEPION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annex C-1

Annex D

FAIRNESS OPINION
RELATED TO THE BUSINESS COMBINATION
BETWEEN:
PHARMA TWO B LTD.
AND:
HEPION PHARMACEUTICALS, INC.

VALUATION DATE: JUNE 30, 2024
REPORT DATE: JULY 19, 2024

Prepared for:

Board of Directors
Hepion Pharmaceuticals, Inc.

July 19, 2024

Board of Directors
John Brancaccio, Executive Chairman
Hepion Pharmaceuticals, Inc.
399 Thornall Street First Floor
Edison, New Jersey

Dear Members of the Board of Directors:

ValueScope, Inc. (“ValueScope”) was engaged to serve as an independent financial consultant to the Board of Directors (the “Board”) of Hepion Pharmaceuticals, Inc. (“Hepion” or the “Client”) to provide an opinion (the “Fairness Opinion” or “Opinion”) as of the date hereof, as to the fairness, from a financial point of view, to the shareholders of Hepion of a potential business combination (the “Subject Transaction”) pursuant to an agreement and plan of merger to be entered into by Pharma Two B Ltd. (“P2B” or the “Company”), Hepion, and other parties thereto. Our analysis is based on the available financial information available as of June 30, 2024, (the “Valuation Date”).1

Our Opinion is based on a review of publicly available business and financial information relating to P2B and Hepion. We have also reviewed internal financial and operating information relating to P2B and Hepion. In addition, we have interviewed members of the Company’s management team (“Management”).

Based on the procedures and methodologies discussed below and in our presentation of financial analysis (the “Analysis”), it is our opinion that:

THE SUBJECT TRANSACTION IS FAIR TO THE SHAREHOLDERS OF
HEPION PHARMACEUTICALS, INC. FROM A FINANCIAL POINT OF VIEW

This Opinion and Analysis is based on financial analyses prepared in accordance with generally accepted valuation standards. These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.

In connection with our analysis, ValueScope has made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. ValueScope also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. ValueScope’s procedures, investigations, and financial analyses included, but were not limited to a review of the Term Sheet, the Company’s investor presentation dated February 2024, a March 2022 presentation relating to P2B001’s revenue forecast and business opportunity as conducted by L.E.K. Consulting LLP, the Company’s financial statements (including audited financial statements for years ending December 31, 2021 and December 31, 2022, and unaudited financial statements for the interim periods ending September 30, 2022 and September 30, 2023), industry and market research, an interview with Management, discussions with Hepion’s management, and other documents related to the Subject Transaction and Company.

We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects. For purposes of rendering this Opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, without assuming any responsibility for independent verification thereof. We have not made an independent evaluation or appraisal of the assets and liabilities.

Our Opinion does not address the underlying business decision of Hepion to engage in the Subject Transaction, or the relative merits of the Subject Transaction compared to any strategic alternatives that may be available to Hepion, nor does it address any legal, regulatory, tax or accounting matters. This Opinion addresses only the fairness of the Subject Transaction from a financial point of view to the shareholders of Hepion.

____________

1        The Company’s actual balance sheet was available as of September 30, 2023.

950 E. State Highway 114 • Suite 120 • Southlake • Texas • 76092 • Tel: 817.481.4900 • Fax: 817.481.4905
www.valuescopeinc.com

Annex D-1

Hepion Pharmaceuticals, Inc. Board of Directors July 19, 2024

It is understood that this letter is for the use by the Board and the shareholders of Hepion. Other than discussions in the proxy and registration statements related to the Subject Transaction, this letter is not to be used with any other document in connection with the Subject Transaction, without the express written consent of ValueScope, Inc. We understand and agree that our analysis and conclusion in this letter may be shared with current and potential shareholders and advisors of Hepion.

We are of the Opinion that the per share consideration to be received by Hepion shareholders is FAIR to the shareholders of Hepion from a financial point of view.2

We are independent of and have no current or prospective economic interests in Hepion or P2B. Our fee for the development of this Opinion was in no way influenced by or contingent upon our conclusion expressed in the Opinion.

Respectfully submitted,
/s/ ValueScope, Inc.
ValueScope, Inc.
/s/ Martin Hanan
Martin Hanan, CFA
President

____________

2       The consideration to be received and our Opinion is subject to change. Refer to Analysis for the economic terms relied upon.

VALUESCOPE

Annex D-2

Hepion Pharmaceuticals, Inc. Board of Directors July 19, 2024

Assumptions and Limiting Conditions

This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.

Limitation on Distribution and Use

The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Board may rely on them for any purpose whatsoever. Neither the Fairness Opinion, its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. We understand the Fairness Opinion may be disclosed in proxy/registration statements related to the Subject Transaction and agree to such disclosure and our involvement therein. In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent.

No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change.

The Fairness Opinion may not be used in conjunction with any other appraisal or study. The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion. The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.

As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.

Purpose of Fairness Opinion

This Fairness Opinion was prepared for the sole purpose of reviewing the Subject Transaction. Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-Subject Transaction.

We did not evaluate Hepion’s or the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities whether contingent or otherwise.

Operational Assumptions

Unless stated otherwise, our analysis (i) assumes that, as of the Valuation Date, P2B and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of P2B and its assets as of the Valuation Date, and (iii) assumes that P2B has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

We did not make an onsite visit to any of P2B’s facilities.

Competent Management Assumed

It should be specifically noted that the Fairness Opinion assumes P2B will be competently managed and maintained over the expected period of ownership. This Fairness Opinion does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

VALUESCOPE

Annex D-3

Hepion Pharmaceuticals, Inc. Board of Directors July 19, 2024

No Obligation to Provide Services after Completion

Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement. If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Board or by subpoena or other legal process initiated by a party other than the Board) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, Opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.

In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.

No Opinion is Rendered as to Legal Fee or Property Title

No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.

Liens and Encumbrances

ValueScope will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.

Information Provided by Others

Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.

Prospective Financial Information

Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Opinion, and the variations may be material.

Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

VALUESCOPE

Annex D-4

Hepion Pharmaceuticals, Inc. Board of Directors July 19, 2024

Regulatory and Environmental Considerations

The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.

ValueScope has not determined independently whether P2B or Hepion are subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities. ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion. To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.

Indemnification by the Company

The following indemnifications apply only to the extent that any losses, claims, damages, judgments, or liabilities are not caused by fraud, bad faith, gross negligence or willful malfeasance on the part of ValueScope or its affiliates.

The Client agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents and employees (“Indemnified Party”) against any losses, claims, damages, judgments or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement. Furthermore, the Client agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Client pursuant to this agreement. In consideration for this indemnification agreement, ValueScope will provide professional advisory services.

The Client agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.

The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

VALUESCOPE

Annex D-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, the Israeli Securities Law, 5728-1968 (the “Securities Law”) and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•        a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•        reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•        a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•        expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•        expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses; and

•        any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company’s best interests;

•        a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•        a monetary liability imposed on the office holder in favor of a third party;

•        a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•        expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•        monetary liability imposed on the office holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Pharma Two B Articles to be effective upon the closing of the Merger, permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and Pharma Two B is not aware of any pending or threatened litigation or proceeding involving any of our office holders, including its directors, in which indemnification is sought.

Prior to the completion of the Transactions, Pharma Two B intends to enter into agreements with each of its current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from the Merger, to the extent that these liabilities are not covered by insurance. This indemnification shall be limited as follows: the maximum aggregate amount of indemnification that may be paid by Pharma Two B to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by Pharma Two B to officer holders (including indemnification undertakings to office holders of companies held by Pharma Two B), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).

The term “Maximum Indemnification Amount” shall mean the greater of (i)            % of Pharma Two B’s shareholders’ equity, based on Pharma Two B’s most recently published consolidated financial statements at the time any indemnification payment is made, (ii)            % of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment, (iii) $            million and (iv) for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of July 19, 2024, by and among Pharma Two B Ltd., Hepion Pharmaceuticals, Inc. and Pearl Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus)
3.1	Form of Amended and Restated Articles of Association of Pharma Two B (included as Annex B to the proxy statement/prospectus).
4.1*	Specimen Ordinary Share Certificate of Pharma Two B
4.2*	Specimen Pharma Two B Ordinary Share Certificate
5.1*	Opinion of Meitar | Law Offices as to the validity of the Pharma Two B ordinary shares to be issued
10.1*	Pharma Two B 2017 Share Incentive Plan
10.2*	Pharma Two B Compensation Policy
10.3*	Form of Director and Officer Indemnification Agreement
23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, independent registered accounting firm for Pharma Two B Ltd.
23.2	Consent of Grassi & Co., CPAs, P.C., Independent Registered Public Accounting Firm for Hepion Pharmaceuticals, Inc.
23.3	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm for Hepion Pharmaceuticals, Inc.
23.4*	Consent of Meitar | Law Offices. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).
99.1*	Form of Proxy for Special General Meeting (included as Annex C to the proxy statement/prospectus).
99.2	Opinion of ValueScope, Inc. (included as Annex D to the proxy statement/prospectus)
99.3	Consent of ValueScope, Inc.
99.4	Consent of Gwen Melincoff as director nominee
99.5	Consent of Michael Purcell as director nominee
99.6	Consent of Timothy Block as director nominee
99.7	Consent of Ron Cohen as director nominee
99.8	Consent of Edward Saltzman as director nominee
99.9	Consent of Jeffrey Berkowitz as a director nominee
99.10	Consent of Dan Teleman as director nominee
107	Filing fee table

____________

*        To be filed by amendment.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on the 4th day of September, 2024.

PHARMA TWO B LTD.
By:	/s/ Dan Teleman
Name: Dan Teleman
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Dan Teleman and Shai Lankry, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Pharma Two B Ltd., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Dan Teleman	Chief Executive Officer	September 4, 2024
Dan Teleman	(Principal Executive Officer)
/s/ Shai Lankry	Chief Financial Officer	September 4, 2024
Shai Lankry	(Principal Financial Officer and Principal Accounting Officer)
/s/ Nir Bernstein	Director	September 4, 2024
Nir Bernstein
/s/ Itamar Borowitz	Director	September 4, 2024
Itamar Borowitz
/s/ David Kronfeld	Director	September 4, 2024
David Kronfeld
/s/ Jeffrey Berkowitz	Director	September 4, 2024
Jeffrey Berkowitz
/s/ Alex Mogle	Director	September 4, 2024
Alex Mogle
/s/ Yuval Cabilly	Director	September 4, 2024
Yuval Cabilly

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pharma Two B Ltd. has signed this registration statement on September 4, 2024.

Pharma Two B, Inc.
By:	/s/ Dan Teleman
Name: Dan Teleman
Title: President and Director